As filed with the Securities and Exchange Commission on November 25, 2008
Registration Statement No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DR PEPPER SNAPPLE GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	2080	98-0517725
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5301 Legacy Drive
Plano, Texas 75024
Telephone: (972) 673-7000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

See Table of Additional Registrant Guarantors Continued on the Next Page
James L. Baldwin, Jr.
5301 Legacy Drive
Plano, Texas 75024
Telephone: (972) 673-7000
(Name, address, including zip code, and telephone number, including area code, of agent of service)

with a copy to:

Stephen T. Giove
Lona S. Nallengara
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Telephone: (212) 848-4000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered(1)	Price per Unit(1)	Offering Price(1)	Fee
6.12% Senior Notes due 2013	$250,000,000	100%	$250,000,000	$9,825
Guarantees of 6.12% Senior Notes due 2013	N/A	N/A	N/A	N/A(2)
6.82% Senior Notes due 2018	$1,200,000,000	100%	$1,200,000,000	$47,160
Guarantees of 6.82% Senior Notes due 2018	N/A	N/A	N/A	N/A(2)
7.45% Senior Notes due 2038	$250,000,000	100%	$250,000,000	$9,825
Guarantees of 7.45% Senior Notes due 2038	N/A	N/A	N/A	N/A(2)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	The guarantee by each of the additional registrants listed below of the principal and interest on the notes is also being registered hereby. No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Securities Act, no registration fee is required with respect to the guarantees.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

	State or Other	Primary Standard
	Jurisdiction of	Industry
Exact Name of Registrant	Incorporation or	Classification	I.R.S. Employer
as Specified in its Charter	Organization	Number	Identification No.

A&W Concentrate Company(1)	Delaware	2080	22-2483659
Americas Beverages Management GP(1)	Nevada	2080	74-3218345
AmTrans, Inc.(2)	Illinois	2080	36-2682881
Berkeley Square U.S., Inc.(1)	Delaware	2080	74-3257868
Beverage Investments LLC(1)	Delaware	2080	74-3218356
Beverages Delaware Inc.(1)	Delaware	2080	51-0345374
DP Beverages Inc.(1)	Delaware	2080	04-2492250
DPS Americas Beverages Investments, Inc.(1)	Delaware	2080	98-0517785
DPS Americas Beverages, LLC(1)	Delaware	2080	N/A
DPS Beverages, Inc.(1)	Delaware	2080	55-0883062
DPS Business Services, Inc.(1)	Delaware	2080	06-1414002
DPS Finance I, Inc.(1)	Delaware	2080	52-2006160
DPS Finance II, Inc.(1)	Delaware	2080	30-0159342
DPS Holdings Inc.(1)	Delaware	2080	06-1074905
DPS Holdings U.S.(1)	Nevada	2080	06-1076995
Dr Pepper Company(1)	Delaware	2080	75-2495144
Dr Pepper/Seven-Up Beverage Sales Company(1)	Texas	2080	75-1554102
Dr Pepper/Seven Up Manufacturing Company(3)	Delaware	2080	74-2690781
Dr Pepper/Seven Up, Inc.(1)	Delaware	2080	75-2233365
High Ridge Investments US, Inc.(1)	Delaware	2080	74-3257869
International Beverages Investments GP(1)	Delaware	2080	74-3218364
International Investments Management LLC(1)	Delaware	2080	N/A
Mott’s General Partnership(1)	Nevada	2080	26-2092489
Mott’s LLP(1)	Delaware	2080	90-0237006
MSSI LLC(1)	Delaware	2080	77-0667192
Nantucket Allserve, Inc.(1)	Massachusetts	2080	04-3093808
Nuthatch Trading US, Inc.(1)	Delaware	2080	42-1762066
Pacific Snapple Distributors, Inc.(1)	California	2080	33-0390611
Royal Crown Company, Inc.(1)	Delaware	2080	58-1316061
Snapple Beverage Corp.(1)	Delaware	2080	04-3149065
Snapple Distributors, Inc.(1)	Delaware	2080	11-3199405
Southeast-Atlantic Beverage Corporation(1)	Florida	2080	59-2741848
The American Bottling Company(1)	Delaware	2080	36-4223626

(1)	Registrant’s address is 5301 Legacy Dr., Plano, TX 75024. Telephone: 972-673-7000

(2)	Registrant’s address is 400 N. Wolf Road, Northlake, IL 60164. Telephone: 708-449-2600

(3)	Registrant’s address is 8900 Page Ave., St. Louis, MO 63114. Telephone: 314-426-8200

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 25, 2008.

Prospectus

Dr Pepper Snapple Group, Inc.
Offer to Exchange

all outstanding unregistered 6.12% Senior Notes due 2013 ($250,000,000 aggregate principal amount)

for

6.12% Senior Notes due 2013 that have been registered under the Securities Act of 1933

and

all outstanding unregistered 6.82% Senior Notes due 2018 ($1,200,000,000 aggregate principal amount)

for

6.82% Senior Notes due 2018 that have been registered under the Securities Act of 1933

and

all outstanding unregistered 7.45% Senior Notes due 2038 ($250,000,000 aggregate principal amount)

for

7.45% Senior Notes due 2038 that have been registered under the Securities Act of 1933

Fully and unconditionally guaranteed as to payment of principal and interest by the Subsidiary Guarantors

This prospectus and accompanying letter of transmittal relate to our proposed offer to exchange up to $250,000,000 aggregate principal amount of 6.12% exchange senior notes due 2013, $1,200,000,000 aggregate principal amount of 6.82% exchange senior notes due 2018 and $250,000,000 aggregate principal amount of 7.45% exchange senior notes due 2038, which are registered under the Securities Act of 1933, as amended, for any and all of its unregistered 6.12% senior notes due 2013, unregistered 6.82% senior notes due 2018 and unregistered 7.45% senior notes due 2038 that were issued on April 30, 2008. The exchange notes are guaranteed as to payment of principal and interest by all of our domestic subsidiaries (except for two immaterial subsidiaries associated with our charitable foundations) (the “subsidiary guarantors”). The unregistered notes have certain transfer restrictions. The exchange notes will be freely transferable.

The principal features of the exchange offer are as follows:

•	THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON , 2008, UNLESS WE EXTEND THE OFFER.

•	You may withdraw tendered outstanding unregistered notes at any time prior to the expiration of the exchange offer.

•	We will exchange all outstanding unregistered notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of exchange notes.

•	The terms of the exchange notes to be issued are substantially similar to the unregistered notes, except they are registered under the Securities Act, do not have any transfer restrictions, do not have registration rights or rights to additional interest and are not subject to the special mandatory redemption feature.

•	The exchange of unregistered notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

Please see “Risk Factors” beginning on page 10 for a discussion of certain factors you should consider in connection with the exchange offer.

Neither the U.S. Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of these securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November   , 2008.

Each holder of an unregistered note wishing to accept the exchange offer must deliver the unregistered note to be exchanged, together with the letter of transmittal that accompanies this prospectus and any other required documentation, to the exchange agent identified in this prospectus. Alternatively, you may effect a tender of unregistered notes by book-entry transfer into the exchange agent’s account at The Depository Trust Company (“DTC”). All deliveries are at the risk of the holder. You can find detailed instructions concerning delivery in the section called “The Exchange Offer” in this prospectus and in the accompanying letter of transmittal.

If you are a broker-dealer that receives exchange notes for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal accompanying this prospectus states that, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. You may use this prospectus, as we may amend or supplement it in the future, for your resales of exchange notes. We will use commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, remain effective until 180 days after          , 2008 for use by the participating broker-dealers. We will also amend or supplement this prospectus during this 180-day period, if requested by one or more participating broker-dealers, in order to expedite or facilitate such resales.

Page

ABOUT THIS PROSPECTUS	i
MARKET AND INDUSTRY DATA	i
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	ii
SUMMARY	1
RISK FACTORS	10
RATIO OF EARNINGS TO FIXED CHARGES	21
USE OF PROCEEDS	21
CAPITALIZATION	22
SELECTED HISTORICAL FINANCIAL DATA	23
SELECTED HISTORICAL QUARTERLY FINANCIAL DATA	25
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	26
BUSINESS	62
OUR RELATIONSHIP WITH CADBURY AFTER THE DISTRIBUTION	76
MANAGEMENT	82
DESCRIPTION OF OTHER INDEBTEDNESS	111
THE EXCHANGE OFFER	113
DESCRIPTION OF THE EXCHANGE NOTES	122
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	143
PLAN OF DISTRIBUTION	147
LEGAL MATTERS	147
EXPERTS	147
WHERE YOU CAN FIND MORE INFORMATION	147
INDEX TO FINANCIAL STATEMENTS	F-1
EX-3.3
EX-3.4
EX-3.5
EX-3.6
EX-3.7
EX-3.8
EX-3.9
EX-3.10
EX-3.11
EX-3.12
EX-3.13
EX-3.14
EX-3.15
EX-3.16
EX-3.17
EX-3.18
EX-3.19
EX-3.20
EX-3.21
EX-3.22
EX-3.23
EX-3.24
EX-3.25
EX-3.26
EX-3.27
EX-3.28
EX-3.29
EX-3.30
EX-3.31
EX-3.32
EX-3.33
EX-3.34
EX-3.35
EX-3.36
EX-3.37
EX-3.38
EX-3.39
EX-3.40
EX-3.41
EX-3.42
EX-3.43
EX-3.44
EX-3.45
EX-3.46
EX-3.47
EX-3.48
EX-3.49
EX-3.50
EX-3.51
EX-3.52
EX-3.53
EX-3.54
EX-3.55
EX-3.56
EX-3.57
EX-3.58
EX-3.59
EX-3.60
EX-3.61
EX-3.62
EX-3.63
EX-3.64
EX-3.65
EX-3.66
EX-3.67
EX-3.68
EX-3.69
EX-3.70
EX-3.71
EX-3.72
EX-3.73
EX-3.74
EX-3.75
EX-3.76
EX-3.77
EX-3.78
EX-3.79
EX-3.80
EX-3.81
EX-3.82
EX-3.83
EX-3.84
EX-3.85
EX-3.86
EX-3.87
EX-3.88
EX-3.89
EX-3.90
EX-3.91
EX-3.92
EX-3.93
EX-3.94
EX-3.95
EX-3.96
EX-3.97
EX-3.98
EX-3.99
EX-3.100
EX-3.101
EX-3.102
EX-3.103
EX-3.104
EX-3.105
EX-3.106
EX-3.107
EX-3.108
EX-3.109
EX-3.110
EX-3.111
EX-3.112
EX-3.113
EX-3.114
EX-3.115
EX-3.116
EX-3.117
EX-3.118
EX-3.119
EX-3.120
EX-3.121
EX-3.122
EX-3.123
EX-3.124
EX-3.125
EX-3.126
EX-3.127
EX-3.128
EX-3.129
EX-3.130
EX-3.131
EX-3.132
EX-3.133
EX-3.134
EX-3.135
EX-3.136
EX-3.137
EX-3.138
EX-3.139
EX-3.140
EX-3.141
EX-3.142
EX-3.143
EX-3.144
EX-3.145
EX-3.146
EX-3.147
EX-3.148
EX-3.149
EX-3.150
EX-3.151
EX-3.152
EX-5.1
EX-12.1
EX-21.1
EX-23.1
EX-25.1
EX-99.1
EX-99.2
EX-99.3
EX-99.4
EX-99.5

ABOUT THIS PROSPECTUS

References to “DPS,” “our company,” “we,” “us” and “our” refer to Dr Pepper Snapple Group, Inc. and its subsidiaries, except in each case where otherwise indicated or the context otherwise requires.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since this date.

The fiscal years presented in this prospectus are the 52-week periods ended December 31, 2007 and 2006, which we refer to as “2007” and “2006,” respectively, the 52-week period ended January 1, 2006, which we refer to as “2005,” and the 53-week period ended January 2, 2005, which we refer to as “2004.” Beginning in 2006, our fiscal year ends on December 31 of each year. In 2005 and 2004, the year end date represented the Sunday closest to December 31.

Whenever we refer in this prospectus to the 6.12% senior notes due 2013, 6.82% senior notes due 2018 and the 7.45% senior notes due 2038 issued on April 30, 2008, we will refer to them as the “unregistered notes.” Whenever we refer in this prospectus to the registered 6.12% senior notes due 2013, the registered 6.82% senior notes due 2018 and the registered 7.45% senior notes due 2038, we will refer to them as the “exchange notes.” The unregistered notes and the exchange notes are collectively referred to as the “notes.”

MARKET AND INDUSTRY DATA

The market and industry data in this prospectus is from independent industry sources, including ACNielsen, Beverage Digest and Canadean. Although we believe that these independent sources are reliable, we have not verified the accuracy or completeness of this data or any assumptions underlying such data.

ACNielsen, a business of The Nielsen Company, is a marketing information provider, primarily serving consumer packaged goods manufacturers and retailers. We use ACNielsen data as our primary management tool to track market performance because it has broad and deep data coverage, is based on consumer transactions at retailers, and is reported to us monthly. ACNielsen data provides measurement and analysis of marketplace trends such as market share, retail pricing, promotional activity and distribution across various channels, retailers and geographies. Measured categories provided to us by ACNielsen Scantrack include flavored (non-cola) carbonated soft drinks (“CSDs”), energy drinks, single-serve bottled water, non-alcoholic mixers and non-carbonated beverages, including ready-to-drink teas, single-serve and multi-serve juice and juice drinks, and sports drinks. ACNielsen also provides data on other food items such as apple sauce. The ACNielsen data we present in this prospectus is from ACNielsen’s Scantrack service, which compiles data based on scanner transactions in certain sales channels, including grocery stores, mass merchandisers, drug chains, convenience stores and gas stations. However, this data does not include the fountain or vending channels, Wal-Mart or small independent retail outlets, which together represent a meaningful portion of the U.S. liquid refreshment beverage market and of our net sales and volume.

Beverage Digest is an independent beverage research company that publishes an annual Beverage Digest Fact Book. We use Beverage Digest primarily to track market share information and broad beverage and channel trends. This annual publication provides a compilation of data supplied by beverage companies. Beverage Digest covers the following categories: CSDs, energy drinks, bottled water and non-carbonated beverages (including ready-to-drink teas, juice and juice drinks and sports drinks). Beverage Digest data does not include multi-serve juice products or bottled water in packages of 1.5 liters or more. Data is reported for certain sales channels, including grocery stores, mass merchandisers, club stores, drug chains, convenience stores, gas stations, fountains, vending machines and the “up-and-down-the-street” channel consisting of small independent retail outlets.

We use both ACNielsen and Beverage Digest to assess both our own and our competitors’ performance and market share in the United States. Different market share rankings can result for a specific beverage category depending on whether data from ACNielsen or Beverage Digest is used, in part because of the differences in the sales channels reported by each source. For example, because the fountain channel (where we have a relatively small business except for Dr Pepper) is not included in ACNielsen data, our market share using the ACNielsen data is generally higher for our CSD portfolio than the Beverage Digest data, which does include the fountain channel.

Canadean is a market research and data management company focusing on the international beverage industry and its suppliers. Beverage categories measured by Canadean include packaged water, carbonates, juice, nectars, still drinks, iced/ready-to-drink tea drinks, squash/syrups and fruit powders, sports drinks and energy drinks. Canadean provides data for certain sales channels, including off-premise distribution such as supermarkets, hypermarkets, department stores, “mom and pop” outlets, delicatessens, pharmacies/drugstores, street stalls, specialist drink shops and on-premise distribution such as vending machines, quick service restaurants, eating, drinking and accommodation establishments and institutions. We use Canadean data to assess both our own and our competitors’ performance and market share in Canada and Mexico.

In this prospectus, all information regarding the beverage market in the United States is from Beverage Digest, and, except as otherwise indicated, is from 2006. All information regarding the beverage market in Canada and Mexico is from Canadean and is from 2006. All information regarding our brand market positions in the United States is from ACNielsen and is based on retail dollar sales in 2007. All information regarding our brand market positions in Canada is from ACNielsen and is based on volume in 2007. All information regarding our brand market positions in Mexico is from Canadean and is based on volume in 2007.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements including, in particular, statements about future events, future financial performance, plans, strategies, expectations, prospects, competitive environment, regulation and availability of raw materials. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” or the negative of these terms or similar expressions in this prospectus. We have based these forward-looking statements on our current views with respect to future events and financial performance. Our actual financial performance could differ materially from those projected in the forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections, and our financial performance

ii

may be better or worse than anticipated. Given these uncertainties, you should not put undue reliance on any forward-looking statements.

Our forward-looking statements are subject to risks and uncertainties, including:

•	the highly competitive markets in which we operate and our ability to compete with companies that have significant financial resources;

•	changes in consumer preferences, trends and health concerns;

•	increases in cost of materials or supplies used in our business;

•	shortages of materials used in our business;

•	substantial disruption at our beverage concentrates manufacturing facility or our other manufacturing facilities;

•	our products meeting health and safety standards or contamination of our products;

•	need for substantial investment and restructuring at our production, distribution and other facilities;

•	weather and climate changes;

•	maintaining our relationships with our large retail customers;

•	dependence on third-party bottling and distribution companies;

•	infringement of our intellectual property rights by third parties, intellectual property claims against us or adverse events regarding licensed intellectual property;

•	litigation claims or legal proceedings against us;

•	our ability to comply with, or changes in, governmental regulations in the countries in which we operate;

•	strikes or work stoppages;

•	our ability to retain or recruit qualified personnel;

•	increases in the cost of employee benefits;

•	disruptions to our information systems and third-party service providers;

•	failure of our acquisition and integration strategies;

•	future impairment of our goodwill and other intangible assets;

•	need to service a significant amount of debt;

•	negative impact on our financial results caused by recent global financial events;

•	completing our current organizational restructuring;

•	risks relating to our agreement to indemnify, and be indemnified by, Cadbury for certain taxes; and

•	other factors discussed under “Risk Factors” and elsewhere in this prospectus.

Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We do not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date of this prospectus, except to the extent required by applicable securities laws. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed above and under “Risk Factors” and elsewhere in this prospectus. These risk factors may not be exhaustive as we operate in a continually changing business environment with new risks emerging from time to time that we are unable to predict or that we currently do not expect to have a material adverse effect on our business. You should carefully read this prospectus in its entirety as it contains important information about our business and the risks we face.

iii

SUMMARY

The following summary contains basic information about our company and the exchange offer. It likely does not contain all of the information that is important to you. Before you make an investment decision, you should review this prospectus in its entirety, including the risk factors, our financial statements and the related notes appearing elsewhere in this prospectus.

Dr Pepper Snapple Group, Inc.

Formation of Our Company and Separation from Cadbury

Cadbury Schweppes plc (“Cadbury Schweppes”) separated its beverage business in the United States, Canada, Mexico and the Caribbean (the “Americas Beverages business”) from its global confectionery business and its other beverage business (located principally in Australia) by contributing the subsidiaries that operated its Americas Beverages business to Dr Pepper Snapple Group, Inc. The separation involved a number of steps, and as a result of these steps:

•	On May 2, 2008, Cadbury plc (“Cadbury plc”) became the parent company of Cadbury Schweppes.

•	On May 7, 2008, Cadbury plc separated its Americas Beverages business from its global confectionery business by contributing the subsidiaries that operated its Americas Beverages business to us. In return for the transfer of the Americas Beverages business, we distributed our common stock to Cadbury plc shareholders. On May 7, 2008, we became an independent publicly-traded company listed on the New York Stock Exchange under the symbol “DPS”.

Cadbury plc and Cadbury Schweppes are hereafter collectively referred to as “Cadbury” unless otherwise indicated.

Prior to separation, Dr Pepper Snapple Group, Inc. did not have any operations.

In connection with the distribution of the Dr Pepper Snapple Group, Inc. common stock, we filed a Registration Statement on Form 10 (File No. 001-33829) with the Securities and Exchange Commission (the “SEC”) that was declared effective on April 22, 2008. The Registration Statement on Form 10 describes the details of the distribution and provides information regarding our business and management.

We entered into a Separation and Distribution Agreement, Transition Services Agreement, Tax Sharing and Indemnification Agreement (“Tax Indemnity Agreement”) and Employee Matters Agreement with Cadbury, each dated as of May 1, 2008. Upon separation from Cadbury, we settled debt and other balances with Cadbury, eliminated Cadbury’s net investment in us and purchased certain assets from Cadbury related to the our business.

Our Business

We are a leading integrated brand owner, bottler and distributor of non-alcoholic beverages in the United States, Canada, and Mexico with a diverse portfolio of flavored (non-cola) carbonated soft drinks (“CSDs”) and non-carbonated beverages (“NCBs”), including ready-to-drink teas, juices, juice drinks and mixers. Our brand portfolio includes popular CSD brands such as Dr Pepper, 7UP, Sunkist, A&W, Canada Dry, Schweppes, Squirt and Peñafiel, and NCB brands such as Snapple, Mott’s, Hawaiian Punch, Clamato, Mr & Mrs T, Margaritaville and Rose’s. Our largest brand, Dr Pepper, is the #2 selling flavored CSD in the United States according to ACNielsen. We have some of the most recognized beverage brands in North America, with significant consumer awareness levels and long histories that evoke strong emotional connections with consumers.

We operate as a brand owner, a bottler and a distributor through our four segments. We believe our brand ownership, bottling and distribution are more integrated than the U.S. operations of our principal competitors and that this differentiation provides us with a competitive advantage. We believe our integrated business model strengthens our route-to-market, provides opportunities for net sales and profit growth through the alignment of the economic interests of our brand ownership and our bottling and distribution businesses, enables us to be more flexible and responsive to the changing needs of our large retail customers and allows us to more fully leverage our scale and reduce costs by creating greater geographic manufacturing and distribution coverage.

Due to the integrated nature of our business model, we manage our business to maximize profitability for the company as a whole. While we were a subsidiary of Cadbury, we historically maintained our books and records, managed our business and reported our results based on International Financial Reporting Standards (“IFRS”). Our segment information has been prepared and presented on the basis which management uses to assess the performance of our segments, which is principally in accordance with IFRS. In addition, our current segment reporting structure is largely the result of acquiring and combining various portions of our business over the past several years. As a result, profitability trends in individual segments may not be consistent with the profitability of the company as a whole or comparable to our competitors. For example, certain funding and manufacturing arrangements between our Beverages concentrates and Finished Goods segments and our Bottling Group segment reduce the profitability of our Bottling Group segment while benefiting our other segments. The performance of our business and the compensation of our senior management team are largely dependent on the success of our integrated business model.

We report our business in four segments: Beverage Concentrates, Finished Goods, Bottling Group and Mexico and the Caribbean.

•	Our Beverage Concentrates segment reflects sales from the manufacture of concentrates and syrups in the United States and Canada. Most of the brands in this segment are CSD brands.

•	Our Finished Goods segment reflects sales from the manufacture and distribution of finished beverages and other products in the United States and Canada. Most of the brands in this segment are NCB brands.

•	Our Bottling Group segment reflects sales from the manufacture, bottling and/or distribution of finished beverages, including sales of our own brands and third-party owned brands.

•	Our Mexico and the Caribbean segment reflects sales from the manufacture, bottling and/or distribution of both concentrates and finished beverages in those geographies.

We have significant intersegment transactions. For example, our Bottling Group segment purchases concentrates at an arm’s length price from our Beverage Concentrates segment. We expect these purchases to account for approximately one-third of our Beverage Concentrates segment annual net sales and therefore drive a similar proportion of our Beverage Concentrates segment profitability. In addition, our Bottling Group segment purchases finished beverages from our Finished Goods segment and our Finished Goods segment purchases finished beverages from our Bottling Group segment. All intersegment transactions are eliminated in preparing our consolidated results of operations.

We incur selling, general and administrative expenses in each of our segments. In our segment reporting, the selling, general and administrative expenses of our Bottling Group and Mexico and the Caribbean segments relate primarily to those segments. However, as a result of our historical segment reporting policies, certain combined selling activities that support our Beverage Concentrates and Finished Goods segments have not been proportionally allocated between those two segments. We also incur certain centralized finance and corporate costs that support our entire business, which have not been directly allocated to our respective segments but rather have been allocated primarily to our Beverage Concentrates segment.

The beverage market is subject to some seasonal variations. Our beverage sales are generally higher during the warmer months and also can be influenced by the timing of holidays and religious festivals as well as weather fluctuations.

Summary of the Exchange Offer

On April 30, 2008, we issued $250 million aggregate principal amount of unregistered 6.12% senior notes due 2013, $1,200 million aggregate principal amount of unregistered 6.82% senior notes due 2018 and $250 million aggregate principal amount of unregistered 7.45% senior notes due 2038. The unregistered notes are fully and unconditionally guaranteed as to payment of principal and interest by each of the subsidiary guarantors. On the same day, we and the initial purchasers of the unregistered notes entered into a registration rights agreement in which we agreed that you, as a holder of unregistered notes, would be entitled to exchange your unregistered notes for exchange notes registered under the Securities Act. This exchange offer is intended to satisfy these rights. After the exchange offer is completed, you will no longer be entitled to any registration rights with respect to your notes. The exchange notes will be our obligations and will be entitled to the benefits of the indenture relating to the notes. The exchange notes will also be fully and unconditionally guaranteed as to payment of principal and interest by each of the subsidiary guarantors listed in the Table of Additional Registrants. The form and terms of the exchange notes are identical in all material respects to the form and terms of the unregistered notes, except that:

•	the exchange notes have been registered under the Securities Act and, therefore, will contain no restrictive legends;

•	the exchange notes will not have registration rights;

•	the exchange notes will not have rights to additional interest; and

•	the exchange notes will not be subject to the special mandatory redemption feature, because we consummated our separation from Cadbury on May 7, 2008.

The Exchange Offer	We are offering to exchange any and all of our 6.12% exchange senior notes due 2013, 6.82% exchange senior notes due 2018 and 7.45% exchange senior notes due 2038, which have been registered under the Securities Act, for any and all of our outstanding unregistered 6.12% senior notes due 2013, unregistered 6.82% senior notes due 2018 and unregistered 7.45% senior notes due 2038 that were issued on April 30, 2008. As of the date of this prospectus, $250 million in aggregate principal amount of our unregistered 6.12% senior notes due 2013, $1,200 million in aggregate principal amount of our unregistered 6.82% senior notes due 2018 and $250 million in aggregate principal amount of our unregistered 7.45% senior notes due 2038 are outstanding.

Expiration of the Exchange Offer	The exchange offer will expire at 5:00 p.m., New York City time, on , 2008, unless we decide to extend the exchange offer.

Conditions of the Exchange Offer	We will not be required to accept for exchange any unregistered notes, and may amend or terminate the exchange offer if any of the following conditions or events occurs:

• the exchange offer or the making of any exchange by a holder of unregistered notes violates applicable law or any applicable interpretation of the staff of the SEC;

• any action or proceeding shall have been instituted or threatened with respect to the exchange offer which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; and

• any laws, rules or regulations or applicable interpretations of the staff of the SEC are issued or promulgated which, in our good faith determination, do not permit us to effect the exchange offer.

We will give oral or written notice of any non-acceptance, amendment or termination to the registered holders of the unregistered notes as promptly as practicable. We reserve the right to waive any conditions of the exchange offer.

Resale of the Exchange Notes	Based on interpretative letters of the SEC staff to third parties unrelated to us, we believe that you can resell and transfer the exchange notes you receive pursuant to this exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• any exchange notes to be received by you will be acquired in the ordinary course of your business;

• you are not engaged in, do not intend to engage in and have no arrangement or understanding with any person to engage in, the distribution of the unregistered notes or exchange notes;

• you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of ours, or, if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

• if you are a broker-dealer, you have not entered into any arrangement or understanding with us or any of our “affiliates” to distribute the exchange notes; and

• you are not acting on behalf of any person or entity that could not truthfully make these representations.

If you wish to participate in the exchange offer, you must represent to us that these conditions have been met.

If you are a broker-dealer and you will receive exchange notes for your own account in exchange for unregistered notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers.

Accrued Interest on the Exchange Notes and Unregistered Notes	The unregistered notes accrue interest from and including April 30, 2008. The first interest payment on the unregistered notes was made on November 1, 2008. The exchange notes will accrue interest from and including November 1, 2008. We will pay interest on the exchange notes semiannually on May 1 and November 1 of each year, commencing May 1, 2009.

Holders of unregistered notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest accrued from the date of the last interest payment date in respect of the unregistered notes until the date of the issuance of the exchange notes. Consequently, holders of exchange notes will receive the same interest payments that they would have received had they not accepted the exchange offer.

Procedures for Tendering Unregistered Notes	If you wish to participate in the exchange offer, you must:

• transmit a properly completed and signed letter of transmittal, and all other documents required by the letter of transmittal, to the exchange agent at the address set forth in the letter of transmittal. These materials must be received by the exchange agent before 5:00 p.m., New York City time, on          , 2008, the expiration date of the exchange offer. You must also provide physical delivery of your unregistered notes to the exchange agent’s address as set forth in the letter of transmittal. The letter of transmittal must also contain the representations you must make to us as described under “The Exchange Offer — Procedures for Tendering”; or

• you may effect a tender of unregistered notes electronically by book-entry transfer into the exchange agent’s account at DTC. By tendering the unregistered notes by book-entry transfer, you must agree to be bound by the terms of the letter of transmittal.

Special Procedures for Beneficial Owners	If you are a beneficial owner of unregistered notes that are held through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such unregistered notes, you should contact the registered holder promptly and instruct them to tender your unregistered notes on your behalf.

Guaranteed Delivery Procedures for Unregistered Notes	If you cannot meet the expiration deadline, or you cannot deliver on time your unregistered notes, the letter of transmittal or any other required documentation, or comply on time with DTC’s standard operating procedures for electronic tenders, you may tender your unregistered notes according to the guaranteed delivery procedures set forth under “The Exchange Offer — Guaranteed Delivery Procedures.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes	Subject to customary conditions, we will accept outstanding unregistered notes that are properly tendered in the exchange offer and not withdrawn prior to the expiration date. The exchange notes will be delivered as promptly as practicable following the expiration date.

Withdrawal Rights	You may withdraw the tender of your unregistered notes at any time prior to 5:00 p.m., New York City time, on , 2008, the expiration date.

Consequences of Failure to Exchange	If you are eligible to participate in this exchange offer and you do not tender your unregistered notes as described in this prospectus, your unregistered notes may continue to be subject to transfer restrictions. As a result of the transfer restrictions and the availability of exchange notes, the market for the unregistered notes is likely to be much less liquid than before this exchange offer. The unregistered notes will, after this exchange offer, bear interest at the same rate as the exchange notes. The unregistered notes will not retain any rights under the registration rights agreement.

Certain United States Federal Income Tax Considerations	The exchange of the unregistered notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Exchange Agent	Wells Fargo Bank, N.A., the trustee under the indenture, is serving as exchange agent in connection with the exchange offer.

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes in the exchange offer.

Summary Description of the Exchange Notes

The following is a brief summary of some of the terms of the exchange notes. For a more complete description of the terms of the exchange notes, see “Description of the Exchange Notes” in this prospectus.

Issuer	Dr Pepper Snapple Group, Inc.

Exchange Notes	$250,000,000 aggregate principal amount of 6.12% exchange senior notes due 2013.

$1,200,000,000 aggregate principal amount of 6.82% exchange senior notes due 2018.

$250,000,000 aggregate principal amount of 7.45% exchange senior notes due 2038.

Maturities	The 6.12% exchange senior notes will mature on May 1, 2013.

The 6.82% exchange senior notes will mature on May 1, 2018.

The 7.45% exchange senior notes will mature on May 1, 2038.

Interest Payment Dates	May 1 and November 1 of each year, commencing May 1, 2009.

Optional Redemption	We may redeem the exchange notes of any series, in whole or in part from time to time, at our option, at a redemption price equal to the greater of (1) 100% of the principal amount of the exchange notes being redeemed and (2) the sum of the present value of the remaining scheduled payments of principal and interest in respect of the exchange notes being redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year of twelve 30-day months), at the Treasury Rate (as defined herein) plus 45 basis points in the case of 2013 notes, 45 basis points in the case of 2018 notes and 45 basis points in the case of the 2038 notes, plus, in each case, accrued and unpaid interest to the date of redemption. See “Description of the Exchange Notes — Optional Redemption.”

Offer to Repurchase Upon Change of Control Triggering Event	Upon the occurrence of a “Change of Control Triggering Event” (as defined herein), we will be required, unless we have exercised our right to redeem the exchange notes, within a specified period, to make an offer to purchase all exchange notes at a price equal to 101% of the principal amount, plus any accrued and unpaid interest to the date of repurchase. See “Description of the Exchange Notes — Offer to Repurchase Upon a Change of Control Triggering Event.”

Guarantees	The exchange notes will be fully and unconditionally guaranteed by all of our subsidiary guarantors.

Ranking	The exchange notes will be our unsecured and unsubordinated obligations and will rank equally with all of our current and future unsecured and unsubordinated indebtedness, including any borrowings under our senior credit facility, and senior to all of our future subordinated debt. The guarantees will be the subsidiary guarantors’ unsecured and unsubordinated obligations and will rank equally with all of the subsidiary guarantors’ current and future unsecured and unsubordinated indebtedness, including their guarantees of the senior credit facility, and senior to all of the subsidiary guarantors’ future subordinated debt. The exchange notes and the guarantees will effectively rank junior to any of our and the subsidiary guarantors’ current and future secured indebtedness to the extent of the value of the assets securing such indebtedness. As of September 30, 2008, our and the subsidiary guarantors’ total secured indebtedness was approximately $19 million.

The exchange notes will not be guaranteed by all of our subsidiaries and will therefore be effectively subordinated to all existing and future liabilities of our subsidiaries that are not guaranteeing the notes. For the nine months ended September 30, 2008, our non-guarantor subsidiaries accounted for $463 million and $118 million of our net sales and income from operations, respectively, representing 11% and 18%, respectively, of our net sales and income from operations on a combined basis. As of September 30, 2008, the total liabilities of our non-guarantor subsidiaries were $118 million, including trade payables, and the total assets of such subsidiaries were $564 million.

Certain Covenants	The indenture governing the exchange notes will, among other things, limit our ability to:

• incur indebtedness secured by principal properties;

• enter into certain sale and leaseback transactions with respect to principal properties; and

• enter into certain mergers, consolidations and transfers of substantially all of our assets.

The above restrictions are subject to significant exceptions. See “Description of the Exchange Notes — Certain Covenants.”

Sinking Fund	None.

Form and Denomination	The exchange notes will be issued only in fully registered form without coupons in minimum denominations of $2,000 and larger integral multiples of $1,000.

Absence of Existing Trading Market for the Exchange Notes; No Listing	There is no existing market for the exchange notes. See “Risk Factors — Risks Related to the Exchange Notes and the Exchange Offer — You may be unable to sell your exchange notes if a trading market for the exchange notes does not develop.” We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.

Additional Notes Issuances	We may from time to time without the consent of the holders of the exchange notes create and issue additional exchange notes of the same series as the notes offered hereby.

Trustee	Wells Fargo Bank, N.A.

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of risk factors related to our business.

Corporate Information

Dr Pepper Snapple Group, Inc. is a corporation organized under the laws of the State of Delaware. Our principal executive offices are located at 5301 Legacy Drive, Plano, Texas 75024, and our telephone number is (972) 673-7000. Our worldwide web address is www.drpeppersnapplegroup.com. Information contained on our website is not a part of this prospectus.

Summary Historical Financial Data

The following table presents our summary historical financial data. Our summary historical financial data presented below as of and for the nine months ended September 30, 2008 and 2007 have been derived from our unaudited condensed consolidated statements, included elsewhere in this prospectus. Our summary historical financial data presented below as of December 31, 2007 and 2006 and for the three fiscal years 2007, 2006 and 2005 have been derived from our audited combined financial statements, included elsewhere in this prospectus. Our summary historical balance sheet data presented below as of January 1, 2006 (the last day of fiscal 2005) have been derived from our accounting records, which are unaudited.

Upon separation, effective May 7, 2008, DPS became an independent company, with a new consolidated reporting structure. For the periods prior to May 7, 2008, the condensed combined financial statements have been prepared on a “carve-out” basis from Cadbury’s consolidated financial statements using the historical results of operations, assets and liabilities attributable to Cadbury’s Americas Beverages business and including allocations of expenses from Cadbury. The historical Cadbury’s Americas Beverages information is the Company’s predecessor financial information. The Company eliminated from its financial results all intercompany transactions between entities included in the combination and the intercompany transactions with its equity method investees.

The results included below and elsewhere in this prospectus are not necessarily indicative of the Company’s future performance and do not reflect DPS’ financial performance had it been an independent, publicly-traded company during the periods prior to May 7, 2008. You should read this information along with the information included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited and unaudited financial statements and the related notes thereto included elsewhere in this prospectus.

On May 2, 2006, we acquired approximately 55% of the outstanding shares of Dr Pepper/Seven Up Bottling Group, Inc. (“DPSUBG”), which combined with our pre-existing 45% ownership, resulted in our full ownership of DPSUBG. DPSUBG’s results have been included in the individual line items within our combined financial statements beginning on May 2, 2006. Prior to this date, the existing investment in DPSUBG was accounted for under the equity method and reflected in the line item captioned “equity in earnings of unconsolidated subsidiaries, net of tax.” In addition, on June 9, 2006 we acquired the assets of All American Bottling Company, on August 7, 2006 we acquired Seven Up Bottling Company of San Francisco and on July 11, 2007 we acquired Southeast-Atlantic Beverage Corp. (“SeaBev”). Each of these four acquisitions is included in our combined financial statements beginning on its date of acquisition. As a result, our financial data is not necessarily comparable on a period-to-period basis.

The summary historical financial and other data in the following tables should be read in conjunction with “Capitalization,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements and the related notes thereto included elsewhere in this prospectus.

	Nine Months Ended
	September 30,		Fiscal Year
	2008	2007	2007	2006	2005
	(Unaudited)
	(In millions, except per share data)

Statements of Operations Data:
Net sales	$4,369	$4,347	$5,748	$4,735	$3,205
Cost of sales	2,003	1,984	2,617	1,994	1,120

Gross profit	2,366	2,363	3,131	2,741	2,085
Selling, general and administrative expenses	1,586	1,527	2,018	1,659	1,179
Depreciation and amortization	84	69	98	69	26
Impairment of intangible assets	—	—	6	—	—
Restructuring costs	31	36	76	27	10
Gain on disposal of property and intangible assets, net	(3)	—	(71)	(32)	(36)

Income from operations	668	731	1,004	1,018	906
Interest expense	199	195	253	257	210

	Nine Months Ended
	September 30,		Fiscal Year
	2008	2007	2007	2006	2005
	(Unaudited)
	(In millions, except per share data)

Interest income	(30)	(38)	(64)	(46)	(40)
Other (income) expense	(8)	(2)	(2)	2	(51)

Income before provision for income taxes, equity in earnings of unconsolidated subsidiaries and cumulative effect of change in accounting policy	507	576	817	805	787
Provision for income taxes	199	218	322	298	321

Income before equity in earnings of unconsolidated subsidiaries and cumulative effect of change in accounting policy	308	358	495	507	466
Equity in earnings of unconsolidated subsidiaries	1	1	2	3	21

Income before cumulative effect of change in accounting policy	309	359	497	510	487
Cumulative effect of change in accounting policy, net of tax	—	—	—	—	10

Net income	$309	$359	$497	$510	$477

Earnings per share(1)	$1.21	$1.42	$1.96	$2.01	$1.88

Balance Sheet Data:
Cash and cash equivalents	$239	$34	$67	$35	$28
Total assets	9,822	10,896	10,528	9,346	7,433
Current portion of long-term debt	35	258	126	708	404
Long-term debt	3,587	2,969	2,912	3,084	2,858
Other non-current liabilities	2,002	1,381	1,460	1,321	1,013
Total invested equity	3,330	4,992	5,021	3,250	2,426
Statements of Cash Flows:
Cash provided by (used in):
Operating activities(2)	$523	$706	$603	$581	$583
Investing activities	1,175	(1,450)	(1,087)	(502)	283
Financing activities(2)	(1,523)	742	515	(72)	(815)
Depreciation expense(3)	102	89	120	94	48
Amortization expense(3)	44	38	49	45	31
Capital expenditures	(203)	(123)	(230)	(158)	(44)

(1)	Earnings per share (“EPS”) are computed by dividing net income by the weighted average number of common shares outstanding for the period. For all periods prior to May 7, 2008, the number of basic shares used is the number of shares outstanding on May 7, 2008, as no common stock of DPS was traded prior to May 7, 2008 and no DPS equity awards were outstanding for the prior periods. As of May 7, 2008, the number of basic shares includes the 512,580 shares related to former Cadbury Schweppes benefit plans converted to DPS shares on a daily volume weighted average.

(2)	The cash provided by operating and financing activities for the nine months ended September 30, 2007, reflect the effects of the restatement to cash flows, as more fully described in Note 19 to our unaudited condensed consolidated financial statements.

(3)	The depreciation and amortization expenses reflected in this section of the table represent our total depreciation and amortization expenses as reflected on our combined statements of cash flows. Depreciation and amortization expenses in our combined statements of operations data are reflected in various line items including “depreciation and amortization” and “cost of sales”.

RISK FACTORS

You should carefully consider the risks described below before making a decision to participate in the exchange offer. You should also consider the other information included in this prospectus before making a decision to participate in the exchange offer. Any of the following risks, as well as other risks and uncertainties, could harm our business and financial results and cause the value of the notes to decline, which in turn could cause you to lose all or part of your investment.

Risks Related to Our Business

We operate in highly competitive markets.

Our industry is highly competitive. We compete with multinational corporations with significant financial resources, including Coca-Cola and PepsiCo. These competitors can use their resources and scale to rapidly respond to competitive pressures and changes in consumer preferences by introducing new products, reducing prices or increasing promotional activities. We also compete against a variety of smaller, regional and private label manufacturers. Smaller companies may be more innovative, better able to bring new products to market and better able to quickly exploit and serve niche markets. Our inability to compete effectively could result in a decline in our sales. As a result, we may have to reduce our prices or increase our spending on marketing, advertising and product innovation. Any of these could negatively affect our business and financial performance.

We may not effectively respond to changing consumer preferences, trends, health concerns and other factors.

Consumers’ preferences can change due to a variety of factors, including aging of the population, social trends, negative publicity, economic downturn or other factors. For example, consumers are increasingly concerned about health and wellness, and demand for regular CSDs has decreased as consumers have shifted towards low or no calorie soft drinks and, increasingly, to NCBs, such as water, ready-to-drink teas and sports drinks. If we do not effectively anticipate these trends and changing consumer preferences, then quickly develop new products in response, our sales could suffer. Developing and launching new products can be risky and expensive. We may not be successful in responding to changing markets and consumer preferences, and some of our competitors may be better able to respond to these changes, either of which could negatively affect our business and financial performance.

Costs for our raw materials may increase substantially.

The principal raw materials we use in our business are aluminum cans and ends, glass bottles, PET bottles and caps, paperboard packaging, high fructose corn syrup (“HFCS”) and other sweeteners, juice, fruit, electricity, fuel and water. The cost of the raw materials can fluctuate substantially. For example, aluminum, glass, PET and HFCS prices increased significantly in recent periods. In addition, we are significantly impacted by increases in fuel costs due to the large truck fleet we operate in our distribution businesses. Under many of our supply arrangements, the price we pay for raw materials fluctuates along with certain changes in underlying commodities costs, such as aluminum in the case of cans, natural gas in the case of glass bottles, resin in the case of PET bottles and caps, corn in the case of HFCS and pulp in the case of paperboard packaging. We expect these increases to continue to exert pressure on our costs and we may not be able to pass along any such increases to our customers or consumers, which could negatively affect our business and financial performance.

Certain raw materials we use are available from a limited number of suppliers and shortages could occur.

Some raw materials we use, such as aluminum cans and ends, glass bottles, PET bottles, HFCS and other ingredients, are available from only a few suppliers. If these suppliers are unable or unwilling to meet our requirements, we could suffer shortages or substantial cost increases. Changing suppliers can require long lead times. The failure of our suppliers to meet our needs could occur for many reasons, including fires, natural disasters, weather, manufacturing problems, disease, crop failure, strikes, transportation interruption, government regulation, political instability and terrorism. A failure of supply could also occur due to suppliers’ financial difficulties, including bankruptcy. Some of these risks may be more acute where the supplier or its plant is located in riskier or less-developed countries or regions. Any significant interruption to supply or cost increase could substantially harm our business and financial performance.

Substantial disruption to production at our beverage concentrates or other manufacturing facilities could occur.

A disruption in production at our beverage concentrates manufacturing facility, which manufactures almost all of our concentrates, could have a material adverse effect on our business. In addition, a disruption could occur at any of our other facilities or those of our suppliers, bottlers or distributors. The disruption could occur for many reasons, including fire, natural disasters, weather, manufacturing problems, disease, strikes, transportation interruption, government regulation or terrorism. Alternative facilities with sufficient capacity or capabilities may not be available, may cost substantially more or may take a significant time to start production, each of which could negatively affect our business and financial performance.

Our products may not meet health and safety standards or could become contaminated.

We have adopted various quality, environmental, health and safety standards. However, our products may still not meet these standards or could otherwise become contaminated. A failure to meet these standards or contamination could occur in our operations or those of our bottlers, distributors or suppliers. This could result in expensive production interruptions, recalls and liability claims. Moreover, negative publicity could be generated from false, unfounded or nominal liability claims or limited recalls. Any of these failures or occurrences could negatively affect our business and financial performance.

Our facilities and operations may require substantial investment and upgrading.

We are engaged in an ongoing program of investment and upgrading in our manufacturing, distribution and other facilities. We expect to incur substantial costs to upgrade or keep up-to-date various facilities and equipment or restructure our operations, including closing existing facilities or opening new ones. If our investment and restructuring costs are higher than anticipated or our business does not develop as anticipated to appropriately utilize new or upgraded facilities, our costs and financial performance could be negatively affected.

Weather and climate changes could adversely affect our business.

Unseasonable or unusual weather or long-term climate changes may negatively impact the price or availability of raw materials, energy and fuel, and demand for our products. Unusually cool weather during the summer months may result in reduced demand for our products and have a negative effect on our business and financial performance.

We depend on a small number of large retailers for a significant portion of our sales.

Food and beverage retailers in the United States have been consolidating. Consolidation has resulted in large, sophisticated retailers with increased buying power. They are in a better position to resist our price increases and demand lower prices. They also have leverage to require us to provide larger, more tailored promotional and product delivery programs. If we, and our bottlers and distributors, do not successfully provide appropriate marketing, product, packaging, pricing and service to these retailers, our product availability, sales and margins could suffer. Certain retailers make up a significant percentage of our products’ retail volume, including volume sold by our bottlers and distributors. For example, Wal-Mart Stores, Inc., the largest retailer of our products, represented approximately 10% of our net sales in 2007. Some retailers also offer their own private label products that compete with some of our brands. The loss of sales of any of our products in a major retailer could have a material adverse effect on our business and financial performance.

We depend on third-party bottling and distribution companies for a substantial portion of our business.

We generate a substantial portion of our net sales from sales of beverage concentrates to third-party bottling companies. During 2007, approximately two-thirds of our beverage concentrates volume was sold to bottlers that we do not own. Some of these bottlers are partly owned by our competitors, and much of their business comes from selling our competitors’ products. In addition, some of the products we manufacture are distributed by third parties. As independent companies, these bottlers and distributors make their own business decisions. They may have the right to determine whether, and to what extent, they produce and distribute our products, our competitors’ products and their own products. They may devote more resources to other products or take other actions detrimental to our brands. In most cases, they are able to terminate their bottling and distribution arrangements with us without cause. We may need to increase support for our brands in their territories and may not be able to pass on price increases to them. Their financial condition could also be adversely affected by conditions beyond our control and our business could suffer. Any of these factors could negatively affect our business and financial performance.

Our intellectual property rights could be infringed or we could infringe the intellectual property rights of others and adverse events regarding licensed intellectual property, including termination of distribution rights, could harm our business.

We possess intellectual property that is important to our business. This intellectual property includes ingredient formulas, trademarks, copyrights, patents, business processes and other trade secrets. See “Business — Intellectual Property and Trademarks” for more information. We and third parties, including competitors, could come into conflict over intellectual property rights. Litigation could disrupt our business, divert management attention and cost a substantial amount to protect our rights or defend ourselves against claims. We cannot be certain that the steps we take to protect our rights will be sufficient or that others will not infringe or misappropriate our rights. If we are unable to protect our intellectual property rights, our brands, products and business could be harmed.

We also license various trademarks from third parties and license our trademarks to third parties. In some countries, other companies own a particular trademark which we own in the United States, Canada or Mexico. For example, the Dr Pepper trademark and formula is owned by Coca-Cola in certain other countries. Adverse events affecting those third parties or their products could affect our use of the trademark and negatively impact our brands.

In some cases, we license products from third-parties which we distribute. The licensor may be able to terminate the license arrangement upon an agreed period of notice, in some cases without payment to us of any termination fee. The termination of any material license arrangement could adversely affect our business and financial performance. For example, following its acquisition by Coca-Cola on August 30, 2007, Energy Brands, Inc. notified us that it was terminating our distribution agreement for glacéau products.

Litigation or legal proceedings could expose us to significant liabilities and damage our reputation.

We are party to various litigation claims and legal proceedings. We evaluate these claims and proceedings to assess the likelihood of unfavorable outcomes and estimate, if possible, the amount of potential losses. We may establish a reserve as appropriate based upon assessments and estimates in accordance with our accounting policies. We base our assessments, estimates and disclosures on the information available to us at the time and rely on legal and management judgment. Actual outcomes or losses may differ materially from assessments and estimates. Actual settlements, judgments or resolutions of these claims or proceedings may negatively affect our business and financial performance. For more information, see “Business — Legal Matters.”

We may not comply with applicable government laws and regulations, and they could change.

We are subject to a variety of federal, state and local laws and regulations in the United States, Canada, Mexico and other countries in which we do business. These laws and regulations apply to many aspects of our business including the manufacture, safety, labeling, transportation, advertising and sale of our products. See “Business — Regulatory Matters” for more information regarding many of these laws and regulations. Violations of these laws or regulations could damage our reputation and/or result in regulatory actions with substantial penalties. In addition, any significant change in such laws or regulations or their interpretation, or the introduction of higher standards or more stringent laws or regulations could result in increased compliance costs or capital expenditures. For example, changes in recycling and bottle deposit laws or special taxes on soft drinks or ingredients could increase our costs. Regulatory focus on the health, safety and marketing of food products is increasing. Certain state warning and labeling laws, such as California’s “Prop 65,” which requires warnings on any product with substances that the state lists as potentially causing cancer or birth defects, could become applicable to our products. Some local and regional governments and school boards have enacted, or have proposed to enact, regulations restricting the sale of certain types of soft drinks in schools. Any violations or changes of regulations could have a material adverse effect on our profitability, or disrupt the production or distribution of our products, and negatively affect our business and financial performance.

We may not be able to renew collective bargaining agreements on satisfactory terms, or we could experience strikes.

As of December 31, 2007, approximately 5,000 of our employees, many of whom are at our key manufacturing locations, were covered by collective bargaining agreements. These agreements typically expire every three to four years at various dates. We may not be able to renew our collective bargaining agreements on satisfactory terms or at all. This could result in strikes or work stoppages, which could impair our ability to manufacture and distribute our products and result in a substantial loss of sales. The terms of existing or renewed agreements could also significantly increase our costs or negatively affect our ability to increase operational efficiency.

We could lose key personnel or may be unable to recruit qualified personnel.

Our performance significantly depends upon the continued contributions of our executive officers and key employees, both individually and as a group, and our ability to retain and motivate them. Our officers and key personnel have many years of experience with us and in our industry and it may be difficult to replace them. If we lose key personnel or are unable to recruit qualified personnel, our operations and ability to manage our business may be adversely affected. We do not have “key person” life insurance for any of our executive officers or key employees.

Benefits cost increases could reduce our profitability.

Our profitability is substantially affected by the costs of pension, postretirement medical and employee medical and other benefits. In recent years, these costs have increased significantly due to factors such as increases in health care costs, declines in investment returns on pension assets and changes in discount rates used to calculate pension and related liabilities. Although we actively seek to control increases, there can be no assurance that we will succeed in limiting future cost increases, and continued upward pressure in these costs could have a material adverse affect on our business and financial performance.

We depend on key information systems and third-party service providers.

We depend on key information systems to accurately and efficiently transact our business, provide information to management and prepare financial reports. We rely on third-party providers for a number of key information systems and business processing services, including hosting our primary data center and processing various accounting, order entry and other transactional services. These systems and services are vulnerable to interruptions or other failures resulting from, among other things, natural disasters, terrorist attacks, software, equipment or telecommunications failures, processing errors, computer viruses, hackers, other security issues or supplier defaults. Security, backup and disaster recovery measures may not be adequate or implemented properly to avoid such disruptions or failures. Any disruption or failure of these systems or services could cause substantial errors, processing inefficiencies, security breaches, inability to use the systems or process transactions, loss of customers or other business disruptions, all of which could negatively affect our business and financial performance.

We may not realize benefits of acquisitions.

We have recently acquired various bottling and distribution businesses and are integrating their operations into our business. We may pursue further acquisitions of independent bottlers, distributors and distribution rights to complement our existing capabilities and further expand the distribution of our brands. We may also pursue acquisition of brands and products to expand our brand portfolio. The failure to successfully identify, make and integrate acquisitions may impede the growth of our business. The timing or success of any acquisition and integration is uncertain, requires significant expenses, and diverts financial and managerial resources away from our existing businesses. We also may not be able to raise the substantial capital required for acquisitions and integrations on satisfactory terms, if at all. In addition, even after an acquisition, we may not be able to successfully integrate an acquired business or brand or realize the anticipated benefits of an acquisition, all of which could have a negative effect on our business and financial performance.

Determinations in the future that a significant impairment of the value of our goodwill and other indefinite lived intangible assets has occurred could have a material adverse effect on our financial performance.

As of December 31, 2007, we had approximately $10.5 billion of total assets, of which approximately $6.8 billion were intangible assets. Intangible assets include goodwill, and other intangible assets in connection with brands, bottler agreements, distribution rights and customer relationships. We conduct impairment tests on goodwill and all indefinite lived intangible assets annually, as of December 31, or more frequently if circumstances indicate that the carrying amount of an asset may not be recoverable. If the carrying amount of an intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. Our annual impairment analysis, performed as of December 31, 2007, resulted in impairment charges of $6 million, of which $4 million was related to the Accelerade brand. For additional information about these intangible assets, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Goodwill and Other Indefinite Lived Intangible Assets” and our audited combined financial statements included elsewhere in this prospectus.

The impairment tests require us to make an estimate of the fair value of intangible assets. Since a number of factors may influence determinations of fair value of intangible assets, including those set forth in this discussion of “Risk Factors” and in “Special Note Regarding Forward-Looking Statements,” we are unable to predict whether impairments of goodwill or other indefinite lived intangibles will occur in the future. Any such impairment would result in us recognizing a charge to our operating results, which may adversely affect our financial performance.

We have a significant amount of outstanding debt, which could adversely affect our business and our ability to meet our obligations.

As of September 30, 2008 our total indebtedness was $3,624 million. This significant amount of debt could have important consequences to us and our investors, including:

•	requiring a substantial portion of our cash flow from operations to make interest payments on this debt;

•	making it more difficult to satisfy debt service and other obligations;

•	increasing the risk of a future credit ratings downgrade of our debt, which could increase future debt costs;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	reducing the cash flow available to fund capital expenditures and other corporate purposes and to grow our business;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry;

•	placing us at a competitive disadvantage to our competitors that may not be as highly leveraged with debt as we are; and

•	limiting our ability to borrow additional funds as needed or take advantage of business opportunities as they arise, pay cash dividends or repurchase common stock.

To the extent we become more leveraged, the risks described above would increase. In addition, our actual cash requirements in the future may be greater than expected. Our cash flow from operations may not be sufficient to repay at maturity all of the outstanding debt as it becomes due, and we may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to refinance our debt.

In addition, the credit agreement governing the debt that we entered into in connection with the separation contains covenants that, among other things, limit our ability to incur debt at subsidiaries that are not guarantors, incur liens, merge or sell, transfer or otherwise dispose of all or substantially all of our assets, make investments, loans, advances, guarantees and acquisitions, enter into transactions with affiliates and enter into agreements restricting our ability to incur liens or the ability of our subsidiaries to make distributions. The agreement also requires us to comply with certain affirmative and financial covenants. For additional information about our credit agreement, see “Description of Other Indebtedness.”

Our financial results may be negatively impacted by the recent global financial events.

The recent global financial events have resulted in the consolidation, failure or near failure of a number of institutions in the banking, insurance and investment banking industries and have substantially reduced the ability of companies to obtain financing. These events have also caused a substantial reduction in the stock market. These events could have a number of different effects on our business, including:

•	reduction in consumer spending, which would result in a reduction in our sales volume;

•	a negative impact on the ability of our customers to timely pay their obligations to us or our vendors to timely supply materials, thus reducing our cash flow;

•	an increase in counterparty risk;

•	an increased likelihood that one or more of our banking syndicate may be unable to honor its commitments under our revolving credit facility;

•	restricted access to capital markets that may limit our ability to take advantage of business opportunities, such as acquisitions.

Other events or conditions may arise directly or indirectly from the global financial events that could negatively impact our business.

Risks Related to Our Separation from and Relationship with Cadbury

We may not realize the benefits we anticipated from the separation.

We may not realize the benefits that we anticipated from our separation from Cadbury. These benefits include the following:

•	allowing our management to focus its efforts on our business and strategic priorities,

•	enabling us to allocate our capital more efficiently,

•	providing us with direct access to the debt and equity capital markets,

•	improving our ability to pursue acquisitions through the use of shares of our common stock as consideration,

•	enhancing our market recognition with investors, and

•	increasing our ability to attract and retain employees by providing equity compensation tied to our business.

We may not achieve the anticipated benefits from our separation for a variety of reasons. For example, the process of operating as a newly independent public company may distract our management from focusing on our business and strategic priorities. Although as an independent public company we are now able to control how we allocate our capital, we may not succeed in allocating our capital in ways that benefit our business. In addition, although we now have direct access to the debt and equity capital markets following the separation, we may not be able to issue debt or equity on terms acceptable to us or at all. The availability of shares of our common stock for use as consideration for acquisitions also will not ensure that we will be able to successfully pursue acquisitions or that the acquisitions will be successful. Moreover, even with equity compensation tied to our business we may not be able to attract and retain employees as desired. We also may not realize the anticipated benefits from our separation if any of the matters identified as risks in this Risk Factors section were to occur. If we do not realize the anticipated benefits from our separation for any reason, our business may be adversely affected.

Our historical financial performance may not be representative of our financial performance as a separate, stand-alone company.

The historical financial information for periods prior to May 7, 2008, the date we completed our separation from Cadbury, included in this prospectus has been derived from Cadbury’s consolidated financial statements and does not reflect what our financial condition, results of operations or cash flows would have been had we operated as a separate, stand-alone company during those periods. Cadbury historically provided certain corporate functions to us and costs associated with these functions have been allocated to us. These functions included corporate communications, regulatory, human resources and benefits management, treasury, investor relations, corporate controller, internal audit, Sarbanes-Oxley compliance, information technology, corporate legal and compliance, and community affairs. The total amount of these allocations from Cadbury was approximately $161 million in 2007. All of these allocations were based on what we and Cadbury considered to be reasonable reflections of the historical levels of the services and support provided to our business. The historical information does not necessarily indicate what our results of operations, financial condition, cash flows or costs and expenses will be going forward as an independent publicly-traded, stand-alone company.

We had significant changes in our capital structure in connection with our separation from Cadbury. We borrowed an aggregate of $3.9 billion under our debt agreements in connection with the separation. For additional information see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

We may experience increased costs resulting from a decrease in the purchasing power and other operational efficiencies we historically had due to our association with Cadbury.

Prior to the separation, we were able to take advantage of Cadbury’s purchasing power in technology and services, including information technology, media purchasing, insurance, treasury services, property support and, to a lesser extent, the procurement of goods. As a smaller separate, stand-alone company, it may be more difficult for us to obtain goods, technology and services at prices and on terms as favorable as those available to us prior to the separation.

Prior to the separation, we entered into agreements with Cadbury under which Cadbury will provide some of these services to us on a transitional basis, for which we will pay Cadbury. These services may not be sufficient to meet our needs and, after these agreements with Cadbury end, we may not be able to replace these services at all or obtain these services at acceptable prices and terms.

Our ability to operate our business effectively may suffer if we do not cost effectively establish our own financial, administrative and other support functions to operate as a stand-alone company.

Prior to the separation, we relied on certain financial, administrative and other support functions of Cadbury to operate our business. With our separation from Cadbury, we are enhancing our own financial, administrative and other support systems. We have also established our own accounting and auditing policies. Any failure in our own financial or administrative policies and systems could impact our financial performance and could materially harm our business and financial performance.

The obligations associated with being a public company will require significant resources and management attention.

In connection with the separation from Cadbury and the distribution of our common stock, we became subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Sarbanes-Oxley Act of 2002 and we are required to prepare our financial statements according to accounting principles generally accepted in the United States (“U.S. GAAP”) which differs from our historical method of preparing financials, which was generally pursuant to IFRS. In addition, the Exchange Act requires that we file annual, quarterly and current reports. Our failure to prepare and disclose this information in a timely manner could subject us to penalties under federal securities laws, expose us to lawsuits and restrict our ability to access financing. The Sarbanes-Oxley Act requires that we, among other things, establish and maintain effective internal controls and procedures for financial reporting and we are presently evaluating our existing internal controls in light of the standards adopted by the Public Company Accounting Oversight Board. During the course of our evaluation, we may identify areas requiring improvement and may be required to design enhanced processes and controls to address issues identified through this review. This could result in significant cost to us and require us to divert substantial resources, including management time, from other activities.

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with our 2009 annual report that we will file with the SEC in 2010. In preparation for this, we may identify deficiencies that we may not be able to remediate in time to meet the deadline for compliance with the requirements of Section 404. Our failure to satisfy the requirements of Section 404 on a timely basis could result in the loss of investor confidence in the reliability of our financial statements, which in turn could have a material adverse effect on our business and our common stock.

We and Cadbury could have significant indemnification obligations to each other with respect to tax liabilities.

Upon separation, we entered into a tax-sharing and indemnification agreement with Cadbury that sets forth the rights and obligations of Cadbury and us (along with our respective subsidiaries) with respect to taxes and, in general, provides that we and Cadbury each will be responsible for taxes imposed on our respective businesses and subsidiaries for all taxable periods, whether ending on, before or after the date of the separation and distribution.

Cadbury has, subject to certain conditions, agreed to indemnify us for income taxes that are attributable to certain restructuring transactions undertaken in connection with the separation and distribution and various other transactions between Cadbury and us that were entered into in prior taxable periods. Such potential tax liabilities could be for significant amounts. Notwithstanding these tax indemnification obligations of Cadbury, if the treatment of these transactions were successfully challenged by a taxing authority, we generally would be required under applicable tax law to pay the resulting tax liabilities in the event that either (1) Cadbury were to default on their obligations to us, (2) we breached certain covenants or other obligations or (3) we are involved in certain change-in-control transactions including certain acquisitions of our stock representing more than 35% of the voting power represented by our issued and outstanding stock. Thus, since we have primary liability for income taxes in respect of these transactions, if Cadbury fails to, is not required to or cannot indemnify or reimburse us, our resulting tax liability could be significant and could have a material adverse effect on our results of operations, cash flows and financial condition.

In addition, we generally will be liable for any liabilities, taxes or other charges that are imposed on Cadbury, including as a result of the separation and distribution failing to qualify for non-recognition treatment for U.S. federal income tax purposes, if such failure is the result of a breach by us of certain of our representations or covenants, including, for example, our failure to continue the active conduct of the historic business relied upon for purposes of the private letter ruling issued by the IRS and taking any action inconsistent with the written statements and representations furnished to the IRS in connection with the private letter ruling request. The parties could have significant indemnification obligations to each other with respect to tax liabilities.

Risks Related to the Exchange Notes and the Exchange Offer

We are a holding company and our ability to make payments on our outstanding indebtedness, including the exchange notes, is dependent upon the receipt of funds from our subsidiaries by way of dividends, fees, interests, loans or otherwise.

The exchange notes are obligations of Dr Pepper Snapple Group, Inc., which is a holding company with no material assets, other than the stock of its subsidiaries. All of Dr Pepper Snapple Group, Inc.’s revenue and cash flow is generated through its subsidiaries. Accordingly, Dr Pepper Snapple Group, Inc.’s ability to make payments on its indebtedness, including the exchange notes offered hereby, and to fund its other obligations is dependent not only on the ability of its subsidiaries to generate cash, but also on the ability of its subsidiaries to distribute cash to it in the form of dividends, fees, interest, loans or otherwise. Although certain subsidiaries will guarantee Dr Pepper Snapple Group, Inc.’s payment obligations on the notes, these guarantees may be released under certain circumstances. See “— The exchange notes are effectively subordinated to the indebtedness of our subsidiaries that are not guaranteeing such notes” and “Description of the Exchange Notes — Guarantees.”

The exchange notes are effectively subordinated to the indebtedness of our subsidiaries that are not guaranteeing such notes.

Only certain of our subsidiaries will guarantee our payment obligations on the exchange notes. Our and our subsidiary guarantors’ right to participate in any distribution of assets of any non-guarantor subsidiary upon that subsidiary’s dissolution, winding-up, liquidation, reorganization or otherwise is subject to the prior claims of the creditors of that subsidiary, except to the extent that we or a subsidiary guarantor is a creditor of the subsidiary and we or such subsidiary guarantor’s claims are recognized. Therefore, the exchange notes will be effectively subordinated to all indebtedness and other obligations of our non-guarantor subsidiaries. Our non-guarantor subsidiaries are separate legal entities and have no obligations to pay any amounts due on the notes. For the nine months ended September 30, 2008, and the years ended December 31, 2007 and 2006, respectively, our non-guarantor subsidiaries accounted for $463 million, $575 million and $534 million of net sales, and $118 million, $126 million and $125 million of income from operations. As of September 30, 2008, and December 31, 2007 and 2006, respectively, the total liabilities of our non-guarantor subsidiaries were approximately $118 million, $153 million and $670 million, and the total assets of such subsidiaries were approximately $564 million, $590 million and $468 million.

In addition, the obligation of the subsidiary guarantors to guarantee payment of the exchange notes will be released and discharged automatically and unconditionally upon release of the subsidiary guarantors’ guarantees of all other indebtedness of ours (unless we notify the trustee under the indenture that no release and discharge shall occur as a result thereof). See “Description of the Exchange Notes — Guarantees.” If the exchange notes are not guaranteed by any of our subsidiaries, then such notes will be effectively subordinated to all indebtedness and other obligations of all of our subsidiaries. The indenture governing the exchange notes does not limit the ability of our subsidiaries to incur additional indebtedness.

The exchange notes are not secured by any of our assets and any secured creditors would have a prior claim on our assets.

The exchange notes are not secured by any of our assets. The terms of the indenture permit us to incur a certain amount of secured indebtedness without equally and ratably securing the exchange notes. If we become insolvent or are liquidated, or if payment under any of the agreements governing any secured debt is accelerated, the lenders under our secured debt agreements will be entitled to exercise the remedies available to a secured lender. Accordingly, the lenders will have a prior claim on our assets to the extent of their liens, and it is possible that there will be insufficient assets remaining from which claims of the holders of the exchange notes can be satisfied. As of September 30, 2008, our total secured indebtedness was approximately $19 million.

Negative covenants in the indenture offer only limited protection to holders of the exchange notes.

The indenture governing the exchange notes will contain negative covenants that apply to us and our subsidiaries. However, the indenture does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly does not protect holders of the exchange notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our ability to incur indebtedness that is equal in right of payment to the exchange notes;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the exchange notes.

In addition, the limitation on secured indebtedness covenant in the indenture contains exceptions that will allow us and our subsidiaries to create, grant or incur liens or security interests to secure a certain amount of indebtedness and a variety of other obligations without equally and ratably securing the exchange notes. See “Description of the Exchange Notes” for a description of this covenant and related definitions. In light of these exceptions, holders of the exchange notes may be structurally subordinated to new lenders.

Changes in our credit ratings may adversely affect the value of the exchange notes.

The exchange notes are rated Baa3 with a stable outlook from Moody’s Investor Service (“Moody’s”) and BBB- with a negative outlook from Standard & Poor’s (“Standard & Poor’s”). Such ratings could be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances warrant. Notwithstanding that the terms of the exchange notes include a step-up in interest payable following certain ratings downgrades, actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the exchange notes. In addition, a step-up in interest payable on each series of exchange notes will permanently cease to apply if the notes of that series become rated A3 or higher by Moody’s (or any substitute rating agency) or A- or higher by Standard & Poor’s (or any substitute rating agency). If our ratings are lowered while the interest step-up provisions are in effect, our interest expense will increase.

Federal and state laws regarding fraudulent conveyance allow courts, under specific circumstances, to void debts, including guarantees, and would require holders of the exchange notes to return payments received from us or the subsidiary guarantors.

The exchange notes will be guaranteed by certain of our subsidiaries. If a bankruptcy proceeding or lawsuit were to be initiated by unpaid creditors, the exchange notes and the subsidiary guarantees of such notes could come under review for federal or state fraudulent transfer violations. Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, obligations under a note or a guaranty could be voided, or claims in respect of a note or a guaranty could be subordinated to all other debts of the company or guarantor if, among other things, the company or guarantor at the time it incurred the indebtedness evidenced by its note or guaranty:

•	received less than reasonably equivalent value or fair consideration for the incurrence of the debt or guarantee; and

•	one of the following applies:

•	it was insolvent or rendered insolvent by reason of such incurrence;

•	it was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	it intended to incur, or believed that it would incur, debts beyond its ability to pay debts as they mature.

In addition, any payment by the company or guarantor under its note or guarantee could be voided and required to be returned to the company or guarantor, as the case may be, or to a fund for the benefit of the creditors of the debtor or guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, the company or a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We may not have the ability to raise the funds necessary to finance the offer to redeem the exchange notes upon a Change of Control Triggering Event.

Upon the occurrence of a Change of Control Triggering Event, we will be required to offer to repurchase all outstanding exchange notes. We cannot assure you that we will have sufficient funds available to make any required repurchases of the exchange notes upon a Change of Control Triggering Event. Any failure to purchase tendered notes would constitute a default under the indenture governing the exchange notes, which, in turn, would constitute a default under our senior credit facilities. A default could result in the declaration of the principal and interest on all the exchange notes and our indebtedness outstanding under the senior credit facilities to be due and payable. The term “Change of Control Triggering Event” is defined under “Description of the Exchange Notes.”

If you do not properly tender your unregistered notes, your ability to transfer such outstanding notes will be adversely affected.

We will only issue exchange notes in exchange for unregistered notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the unregistered notes and you should carefully follow the instructions on how to tender your unregistered notes. None of us, the subsidiary guarantors or the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the unregistered notes. If you do not tender your unregistered notes or if your tender of unregistered notes is not accepted because you did not tender your unregistered notes properly, then, after consummation of the exchange offer, you will continue to hold unregistered notes that are subject to the existing transfer restrictions. After the exchange offer is consummated, if you continue to hold any unregistered notes, you may have difficulty selling them because there will be fewer unregistered notes remaining and the market for such unregistered notes, if any, will be much more limited than it is currently. In particular, the trading market for unexchanged unregistered notes could become more limited than the existing trading market for the unregistered notes and could cease to exist altogether due to the reduction in the amount of the unregistered notes remaining upon consummation of the exchange offer. A more limited trading market might adversely affect the liquidity, market price and price volatility of such untendered unregistered notes.

If you are a broker-dealer or participating in a distribution of the exchange notes, you may be required to deliver prospectuses and comply with other requirements.

If you tender your unregistered notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for unregistered notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes.

You may be unable to sell your exchange notes if a trading market for the exchange notes does not develop.

There are no existing markets for the exchange notes and we do not intend to apply for listing of the exchange notes on any securities exchange or any automated quotation system. Accordingly, trading markets for the exchange notes may not develop and any markets that do develop may not provide sufficient liquidity for the holders to sell their notes at attractive prices, or at all. Future trading prices of the exchange notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the exchange notes and the market for similar securities. Any trading markets that develop would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the exchange notes;

•	outstanding amount of such notes;

•	terms related to optional redemption of such notes; and

•	level, direction and volatility of market interest rates generally.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of consolidated earnings to consolidated fixed charges for the nine months ended September 30, 2008 and the four fiscal years 2007, 2006, 2005 and 2004.

	For the
	Nine Months
	Ended September 30,	For the Fiscal Years
	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges	3.3	4.0	3.9	4.6	4.7

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive a like principal amount of the unregistered notes, the terms of which are identical in all material respects to the exchange notes, except as otherwise noted in this prospectus. We will retire and cancel all of the unregistered notes tendered in the exchange offer. Accordingly, the issuance of the exchange notes will not result in any change in our indebtedness or capitalization.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, short-term debt, long-term debt, capital lease obligations (less the current portion), stockholders’ equity and total capitalization as of September 30, 2008. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited and unaudited financial statements and the related notes thereto included elsewhere in this prospectus.

September 30,
2008
(Unaudited,
in millions)

Cash and cash equivalents	$239

Debt:
Short-term debt:
Current portion of senior unsecured debt	$35
Current capital lease obligations	2
Long-term debt (excluding current maturities):
Senior unsecured term loan A facility	1,870
6.12% senior notes due 2013	250
6.82% senior notes due 2018	1,200
7.45% senior notes due 2038	250
Long-term capital lease obligations	17

Total debt	3,624

Stockholders’ equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized, no shares issued	—
Common stock, $.01 par value, 800,000,000 shares authorized, 253,685,733 shares issued and outstanding for 2008 and no shares issued for 2007	3
Additional paid-in capital	3,163
Retained earnings	191
Accumulated other comprehensive (loss) income	(27)

Total stockholders’ equity	3,330

Total capitalization	$6,954

SELECTED HISTORICAL FINANCIAL DATA

The following table presents our selected historical financial data. Our selected historical data presented below as of and for the nine months ended September 30, 2008 and 2007 have been derived from our unaudited condensed consolidated financial statements, included elsewhere in this prospectus. Our selected historical financial data presented below as of December 31, 2007 and 2006 and for the three fiscal years 2007, 2006 and 2005 have been derived from our audited combined financial statements, included elsewhere in this prospectus. Our selected historical balance sheet data as of January 1, 2006 (the last day of fiscal 2005) and our selected historical financial data as of and for the fiscal year ended January 2, 2005 (the last day of fiscal 2004) presented below have been derived from our accounting records, which are unaudited.

For periods prior to May 7, 2008, our financial data have been prepared on a “carve-out” basis from Cadbury’s consolidated financial statements using the historical results of operations, assets and liabilities attributable to Cadbury’s Americas Beverages business and including allocations of expenses from Cadbury. The historical Cadbury’s Americas Beverages information is our predecessor financial information. The results included below and elsewhere in this document are not necessarily indicative of our future performance and do not reflect our financial performance had we been an independent, publicly-traded company during the periods prior to May 7, 2008. You should read this information along with the information included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements and the related notes thereto included elsewhere in this prospectus.

On May 2, 2006, we acquired approximately 55% of the outstanding shares of DPSUBG, which combined with our pre-existing 45% ownership, resulted in our full ownership of DPSUBG. DPSUBG’s results have been included in the individual line items within our combined financial statements beginning on May 2, 2006. Prior to this date, the existing investment in DPSUBG was accounted for under the equity method and reflected in the line item captioned “equity in earnings of unconsolidated subsidiaries, net of tax.” In addition, on June 9, 2006 we acquired the assets of All American Bottling Company, on August 7, 2006 we acquired Seven Up Bottling Company of San Francisco and on July 11, 2007 we acquired SeaBev. Each of these four acquisitions is included in our combined financial statements beginning on its date of acquisition. As a result, our financial data is not necessarily comparable on a period-to-period basis.

Our financial data for 2003 has been omitted from this prospectus because it is not available without unreasonable effort and expense. We believe the omission of the financial data for the year ended December 31, 2003 does not have a material impact on the understanding of our financial performance and related trends.

	Nine
	Months Ended
	September 30,		Fiscal Year
	2008	2007	2007	2006	2005	2004
	(Unaudited)
	(In millions, except per share data)

Statements of Operations Data:
Net sales	$4,369	$4,347	$5,748	$4,735	$3,205	$3,065
Cost of sales	2,003	1,984	2,617	1,994	1,120	1,051

Gross profit	2,366	2,363	3,131	2,741	2,085	2,014
Selling, general and administrative expenses	1,586	1,527	2,018	1,659	1,179	1,135
Depreciation and amortization	84	69	98	69	26	10
Impairment of intangible assets	—	—	6	—	—	—
Restructuring costs	31	36	76	27	10	36
Gain on disposal of property and intangible assets, net	(3)	—	(71)	(32)	(36)	(1)

Income from operations	668	731	1,004	1,018	906	834
Interest expense	199	195	253	257	210	177
Interest income	(30)	(38)	(64)	(46)	(40)	(48)
Other (income) expense	(8)	(2)	(2)	2	(51)	2

	Nine
	Months Ended
	September 30,		Fiscal Year
	2008	2007	2007	2006	2005	2004
	(Unaudited)
	(In millions, except per share data)

Income before provision for income taxes, equity in earnings of unconsolidated subsidiaries and cumulative effect of change in accounting policy	507	576	817	805	787	703
Provision for income taxes	199	218	322	298	321	270

Income before equity in earnings of unconsolidated subsidiaries and cumulative effect of change in accounting policy	308	358	495	507	466	433
Equity in earnings of unconsolidated subsidiaries	1	1	2	3	21	13

Income before cumulative effect of change in accounting policy	309	359	497	510	487	446
Cumulative effect of change in accounting policy, net of tax	—	—	—	—	10	—

Net income	$309	$359	$497	$510	$477	$446

Earnings per share(1)	$1.21	$1.42	$1.96	$2.01	$1.88	$1.76

Balance Sheet Data:
Cash and cash equivalents	$239	$34	$67	$35	$28	$19
Total assets	9,822	10,896	10,528	9,346	7,433	7,625
Current portion of long-term debt	35	258	126	708	404	435
Long-term debt	3,587	2,969	2,912	3,084	2,858	3,468
Other non-current liabilities	2,002	1,381	1,460	1,321	1,013	943
Total invested equity	3,330	4,992	5,021	3,250	2,426	2,106
Statements of Cash Flows:
Cash provided by (used in):
Operating activities(2)	$523	$706	$603	$581	$583	$610
Investing activities	1,175	(1,450)	(1,087)	(502)	283	184
Financing activities(2)	(1,523)	742	515	(72)	(815)	(799)
Depreciation expense(3)	102	89	120	94	48	53
Amortization expense(3)	44	38	49	45	31	31
Capital expenditures	(203)	(123)	(230)	(158)	(44)	(71)

(1)	Earnings per share (“EPS”) are computed by dividing net income by the weighted average number of common shares outstanding for the period. For all periods prior to May 7, 2008, the number of basic shares used is the number of shares outstanding on May 7, 2008, as no common stock of DPS was traded prior to May 7, 2008 and no DPS equity awards were outstanding for the prior periods. Subsequent to May 7, 2008, the number of basic shares includes the 512,580 shares related to former Cadbury Schweppes benefit plans converted to DPS shares on a daily volume weighted average.

(2)	The cash provided by operating and financing activities for the nine months ended September 30, 2007, reflect the effects of the restatement to cash flows, as more fully described in Note 19 to our unaudited condensed consolidated financial statements.

(3)	The depreciation and amortization expenses reflected in this section of the table represent our total depreciation and amortization expenses as reflected on our combined statements of cash flows. Depreciation and amortization expenses in our combined statements of operations data are reflected in various line items including “depreciation and amortization” and “cost of sales.”

SELECTED HISTORICAL QUARTERLY FINANCIAL DATA

The following table sets forth our selected historical quarterly financial data. We derived this data from our unaudited consolidated financial statements.

For periods prior to May 7, 2008, our financial data has been prepared on a “carve-out” basis from Cadbury’s consolidated financial statements using the historical results of operations, assets and liabilities attributable to Cadbury’s Americas Beverages business and including allocations of expenses from Cadbury. The historical Cadbury’s Americas Beverages information is our predecessor financial information. The results included below and elsewhere in this document are not necessarily indicative of our future performance and do not reflect our financial performance had we been an independent, publicly-traded company during the periods prior to May 7, 2008. You should read this information along with the information included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements and the related notes thereto included elsewhere in this prospectus.

	First	Second	Third	Fourth
For the Year Ended December 31,	Quarter	Quarter	Quarter	Quarter
	(Unaudited, in millions, except per share data)

2007
Net Sales	$1,269	$1,543	$1,535	$1,401
Gross profit	697	850	816	768
Net income	69	136	154	138
Basic earnings per common share(1)	$0.27	$0.54	$0.61	$0.54
Diluted earnings per common share(1)	$0.27	$0.54	$0.61	$0.54
2006
Net Sales	$698	$1,282	$1,400	$1,355
Gross profit	476	721	784	760
Net income	98	141	120	151
Basic earnings per common share(1)	$0.39	$0.55	$0.47	$0.60
Diluted earnings per common share(1)	$0.39	$0.55	$0.47	$0.60

(1)	In connection with the separation from Cadbury on May 7, 2008, DPS distributed to Cadbury shareholders the common stock of DPS. On the date of the distribution 253.7 million shares of common stock were issued. As a result, on May 7, 2008, the Company had 253.7 million shares of common stock outstanding and this share amount is being utilized for the calculation of basic earnings per common share for all periods presented prior to the date of the distribution. The same number of shares is being used for diluted earnings per common share as for basic earnings per common share as no common stock of DPS was traded prior to May 7, 2008, and no DPS equity awards were outstanding for the prior periods.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with our audited and unaudited financial statements and the related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that are based on management’s current expectations, estimates and projections about our business and operations. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of various factors including the factors we describe under “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” and elsewhere in this prospectus.

The periods presented in this section are the nine months ended September 30, 2008 and 2007, the 52-week periods ended December 31, 2007 and 2006, which we refer to as “2007” and “2006”, respectively, and the 52-week period ended January 1, 2006, which we refer to as “2005.” Effective 2006, our fiscal year ends on December 31 of each year. In 2005, the year end date represented the Sunday closest to December 31.

Formation of the Company and Separation from Cadbury

On May 7, 2008, Cadbury separated its Americas Beverages business from its global confectionery business by contributing the subsidiaries that operated its Americas Beverages business to us. In return for the transfer of the Americas Beverages business, we distributed our common stock to Cadbury plc shareholders. As of the date of distribution, a total of 800 million shares of our common stock, par value $0.01 per share, and 15 million shares of our preferred stock, all of which are undesignated, were authorized. On the date of distribution, 253.7 million shares of our common stock were issued and outstanding and no shares of preferred stock were issued. On May 7, 2008, we became an independent publicly-traded company listed on the New York Stock Exchange under the symbol “DPS”.

In connection with the separation, we entered into a Separation and Distribution Agreement, Transition Services Agreement, Tax Sharing and Indemnification Agreement (“Tax Indemnity Agreement”) and Employee Matters Agreement with Cadbury, each dated as of May 1, 2008.

Accounting for the Separation from Cadbury

Settlement of Related Party Balances

Upon our separation from Cadbury, we settled debt and other balances with Cadbury, eliminated Cadbury’s net investment in us and purchased certain assets from Cadbury related to our business. As of September 30, 2008, we had receivable and payable balances with Cadbury pursuant to the Separation and Distribution Agreement, Transition Services Agreement, Tax Indemnity Agreement and Employee Matters Agreement. See Note 7 to our unaudited condensed consolidated financial statements for additional information.

The following debt and other balances were settled with Cadbury upon separation (in millions):

Related party receivable	$11
Notes receivable from related parties	1,375
Related party payable	(70)
Current portion of the long-term debt payable to related parties	(140)
Long-term debt payable to related parties	(2,909)

Net cash settlement of related party balances	$(1,733)

Items Impacting the Statement of Operations

The following transactions related to our separation from Cadbury were included in the statement of operations for the nine months ended September 30, 2008 (in millions):

For the
Nine Months Ended
September 30, 2008

Transaction costs and other one time separation costs(1)	$29
Costs associated with the bridge loan facility(2)	$24
Incremental tax expense related to separation, excluding indemnified taxes	$11

(1)	We incurred transaction costs and other one time separation costs of $29 million for the nine months ended September 30, 2008. These costs are included in selling, general and administrative expenses in the statement of operations. We expect our results of operations for the remainder of 2008 to include transaction costs and other one time separation costs of approximately $6 million.

(2)	We incurred $24 million of costs associated with the $1.7 billion bridge loan facility which was entered into to reduce financing risks and facilitate Cadbury’s separation of us. Financing fees of $21 million were expensed when the bridge loan facility was terminated on April 30, 2008, and $5 million of interest expense was included as a component of interest expense, partially offset by $2 million in interest income while in escrow.

Items Impacting Income Taxes

The unaudited condensed consolidated financial statements present the taxes of our stand alone business and contain certain taxes transferred to us at separation in accordance with the Tax Indemnity Agreement between us and Cadbury. This agreement provides for the transfer to us of taxes related to an entity that was part of Cadbury’s confectionery business and therefore not part of our historical condensed consolidated financial statements. The unaudited condensed consolidated financial statements also reflect that the Tax Indemnity Agreement requires Cadbury to indemnify us for these taxes. These taxes and the associated indemnity may change over time as estimates of the amounts change. Changes in estimates will be reflected when facts change and those changes in estimate will be reflected in our statement of operations at the time of the estimate change. In addition, pursuant to the terms of the Tax Indemnity Agreement, if we breach certain covenants or other obligations or we are involved in certain change-in-control transactions, Cadbury may not be required to indemnify us for any of these unrecognized tax benefits that are subsequently realized.

See Note 8 to our unaudited condensed consolidated financial statements for additional information regarding the tax impact of the separation.

Items Impacting Equity

In connection with our separation from Cadbury, the following transactions were recorded as a component of Cadbury’s net investment in us (in millions):

	Contributions	Distributions

Legal restructuring to purchase Canada operations from Cadbury	$—	$(894)
Legal restructuring relating to Cadbury confectionery operations, including debt repayment	—	(809)
Legal restructuring relating to Mexico operations	—	(520)
Contributions from parent	318	—
Tax reserve provided under FIN 48 as part of separation, net of indemnity	—	(19)
Other	(34)	—

Total	$284	$(2,242)

Prior to the May 7, 2008, separation date, our total invested equity represented Cadbury’s interest in our recorded assets. In connection with the distribution of our stock to Cadbury plc shareholders on May 7, 2008, Cadbury’s total invested equity was reclassified to reflect the post-separation capital structure of $3 million par value of outstanding common stock and contributed capital of $3,158 million.

Overview

We are a leading integrated brand owner, bottler and distributor of non-alcoholic beverages in the United States, Canada and Mexico with a diverse portfolio of flavored CSDs and NCBs, including ready-to-drink teas, juices, juice drinks and mixers. Our brand portfolio includes popular CSD brands such as Dr Pepper, 7UP, Sunkist, A&W, Canada Dry, Schweppes, Squirt and Peñafiel, and NCB brands such as Snapple, Mott’s, Hawaiian Punch, Clamato, Mr & Mrs T, Margaritaville and Rose’s. Our largest brand, Dr Pepper, is the #2 selling flavored CSD in the United States according to ACNielsen, which generated approximately one-third of our volume in 2007. We have some of the most recognized beverage brands in North America, with significant consumer awareness levels and long histories that evoke strong emotional connections with consumers.

We operate primarily in the United States, Mexico and Canada, the first, second and tenth largest beverage markets, respectively, by CSD volume, according to Beverage Digest and Canadean. We also distribute our products in the Caribbean. In 2007, 89% of our net sales were generated in the United States, 4% in Canada and 7% in Mexico and the Caribbean.

Our Business Model

We operate as a brand owner, a bottler and a distributor through our four segments as follows:

•	our Beverage Concentrates segment is a brand ownership business;

•	our Finished Goods segment is a brand ownership and a bottling business and, to a lesser extent, a distribution business;

•	our Bottling Group segment is a bottling and distribution business; and

•	our Mexico and the Caribbean segment is a brand ownership and a bottling and distribution business.

Our Brand Ownership Businesses.  As a brand owner, we build our brands by promoting brand awareness through marketing, advertising and promotion, and by developing new and innovative products and product line extensions that address consumer preferences and needs. As the owner of the formulas and proprietary know-how required for the preparation of beverages, we manufacture, sell and distribute beverage concentrates and syrups used primarily to produce CSDs and we manufacture, bottle, sell and distribute primarily finished NCBs. Most of our sales of beverage concentrates are to bottlers who manufacture, bottle, sell and distribute our branded products into retail channels. Approximately one-third of our U.S. beverage concentrates by volume are sold to our Bottling Group, with the balance being sold to third-party bottlers affiliated with Coca-Cola or PepsiCo, as well as independent bottlers. We also manufacture, sell and distribute syrups for use in beverage fountain dispensers to restaurants and retailers, as well as to fountain wholesalers, who resell it to restaurants and retailers. In addition, we distribute finished NCBs through ourselves and through third-party distributors.

Our beverage concentrates and syrup brand ownership businesses are characterized by relatively low capital investment, raw materials and employee costs. Although the cost of building or acquiring an established brand can be significant, established brands typically do not require significant ongoing expenditures, other than marketing, and therefore generate relatively high margins. Our finished beverages brand ownership business has characteristics of both of our beverage concentrates and syrup brand ownership businesses as well as our bottling and distribution businesses discussed below.

Our Bottling and Distribution Businesses.  We manufacture, bottle, sell and distribute finished CSDs from concentrates and finished NCBs and products mostly from ingredients other than concentrates. We sell and distribute finished beverages and other products primarily into retail channels either directly to retail shelves or to warehouses through our large fleet of delivery trucks or through third-party logistics providers.

Our bottling and distribution businesses are characterized by relatively high capital investment, raw material, selling and distribution costs, in each case compared to our beverage concentrates and syrup brand ownership businesses. Our capital costs include investing in, and maintaining, our manufacturing and warehouse equipment and facilities. Our raw material costs include purchasing concentrates, ingredients and packaging materials (including cans and bottles) from a variety of suppliers. Our selling and distribution costs include significant costs related to operating our large fleet of delivery trucks (including fuel) and employing a significant number of employees to sell and deliver finished beverages and other products to retailers. As a result of the high fixed costs associated with these types of businesses, we are focused on maintaining an adequate level of volumes as well as controlling capital expenditures, raw material, selling and distribution costs. In addition, geographic proximity to our customers is a critical component of managing the high cost of transporting finished beverages relative to their retail price. The profitability of the bottling and distribution businesses is also dependent upon our ability to sell our products into higher margin channels. As a result of the foregoing, the margins of our bottling and distribution businesses are significantly lower than those of our brand ownership businesses. In light of the largely fixed cost nature of the bottling and distribution businesses, increases in costs, for example raw materials tied to commodity prices, could have a significant negative impact on the margins of our businesses.

Approximately three-fourths of our 2007 Bottling Group net sales of branded products come from our own brands, with the remaining from the distribution of third-party brands such as FIJI mineral water and Big Red soda. In addition, a small portion of our Bottling Group sales come from bottling beverages and other products for private label owners or others for a fee (which we refer to as co-packing).

Integrated Business Model.  We believe our brand ownership, bottling and distribution are more integrated than the U.S. operations of our principal competitors and that this differentiation provides us with a competitive advantage. We believe our integrated business model:

•	Strengthens our route-to-market by creating a third consolidated bottling system, our Bottling Group, in addition to the Coca-Cola affiliated and PepsiCo affiliated systems. In addition, by owning a significant portion of our bottling and distribution network we are able to improve focus on our brands, especially certain of our brands such as 7UP, Sunkist, A&W and Snapple, which do not have a large presence in the Coca-Cola affiliated and PepsiCo affiliated bottler systems. Our strengthened route-to-market following our bottling acquisitions has enabled us to increase the market share of our brands (as measured by volume) in many of the markets served by the bottlers we acquired.

•	Provides opportunities for net sales and profit growth through the alignment of the economic interests of our brand ownership and our bottling and distribution businesses. For example, we can focus on maximizing profitability for our company as a whole rather than focusing on profitability generated from either the sale of concentrates or the bottling and distribution of our products.

•	Enables us to be more flexible and responsive to the changing needs of our large retail customers, including by coordinating sales, service, distribution, promotions and product launches.

•	Allows us to more fully leverage our scale and reduce costs by creating greater geographic manufacturing and distribution coverage.

Trends Affecting our Business

According to data from Beverage Digest, in 2007, the U.S. CSD market segment grew by 2.7% in retail sales, despite a 2.3% decline in total CSD volume. The U.S. NCB volume and retail sales increased by 13.2% and 14.8%, respectively, in 2006. In addition, NCBs experienced strong growth over the last five years with their volume share of the overall U.S. liquid refreshment beverage market increasing from 12.7% in 2001 to 16.3% in 2006.

We believe the key trends influencing the North American liquid refreshment beverage market include:

•	Increased health consciousness. We believe the main beneficiaries of this trend include diet drinks, ready-to-drink teas, enhanced waters and bottled waters.

•	Changes in lifestyle. We believe changes in lifestyle will continue to drive increased sales of single-serve beverages, which typically have higher margins.

•	Growing demographic segments in the United States. We believe marketing and product innovations that target fast growing population segments, such as the Hispanic community in the United States, will drive further market growth.

•	Product and packaging innovation. We believe brand owners and bottling companies will continue to create new products and packages such as beverages with new ingredients and new premium flavors, as well as innovative convenient packaging that address changes in consumer tastes and preferences.

•	Changing retailer landscape. As retailers continue to consolidate, we believe retailers will support consumer product companies that can provide an attractive portfolio of products, a strong value proposition and efficient delivery.

•	Recent increases in raw material costs. The costs of a substantial proportion of the raw materials used in the beverage industry are dependent on commodity prices for aluminum, natural gas, resins, corn, pulp and other commodities. Commodity prices have risen from their historical levels and this has exerted pressure on industry margins.

Seasonality

The beverage market is subject to some seasonal variations. Our beverage sales are generally higher during the warmer months and also can be influenced by the timing of holidays and religious festivals as well as weather fluctuations.

Significant Acquisitions

Our Bottling Group was created through the acquisition of several bottling businesses. On May 2, 2006, we acquired approximately 55% of the outstanding shares of DPSUBG, which combined with our pre-existing 45% ownership, resulted in our full ownership of DPSUBG. The purchase price consisted of $370 million in cash and we assumed debt of $651 million in connection with this acquisition.

DPSUBG’s results have been included in the individual line items within our combined financial statements beginning on May 2, 2006. Prior to this date, the existing investment in DPSUBG was accounted for under the equity method and reflected in the line item captioned “equity in earnings of unconsolidated subsidiaries, net of tax” in our combined statements of operations.

On June 9, 2006, we acquired the assets of All American Bottling Company for $58 million, and on August 7, 2006, we acquired Seven Up Bottling Company of San Francisco for $51 million. On July 11, 2007, we acquired SeaBev for approximately $53 million. Each of these acquisitions is included in our combined statements of operations beginning on its date of acquisition.

We refer to the foregoing four acquisitions as our “bottling acquisitions,” and they are reported in our combined financial statements collectively as our Bottling Group segment. We previously have referred to our Bottling Group segment as the Cadbury Schweppes Bottling Group. These bottling acquisitions have had an impact on our results of operations and therefore impact the comparability of our pre- and post-acquisition period results.

Our Separation from Cadbury

On May 7, 2008, we completed our separation from Cadbury. Upon the separation, we became the owner of the Americas Beverages business previously owned by Cadbury and its subsidiaries, and shares of our common stock were distributed to holders of Cadbury ordinary shares and ADRs.

Upon the separation, effective May 7, 2008, we became an independent company and established a new consolidated reporting structure. For periods prior to May 7, 2008 our historical financial information was prepared on a “carve-out” basis from Cadbury’s consolidated financial statements using the historical results of operations, assets and liabilities, attributable to Cadbury’s Americas Beverages business and including allocations of expenses from Cadbury. Our combined financial statements are presented in U.S. dollars, and have been prepared in accordance with U.S. GAAP. As a subsidiary of Cadbury (a U.K. company), historically we maintained our books and records, managed our business and reported our results based on International Financials Reporting Standards

(“IFRS”). The preparation of our U.S. GAAP information uses IFRS as our base financial system and includes a process for capturing accounting and disclosure differences relevant to U.S. GAAP. This adds a level of complexity and time to the process. We intend to migrate to a U.S. GAAP-based system over time following separation. Our segment information has been prepared and presented on the basis which management uses to assess the performance of our segments, which is principally in accordance with IFRS. Our consolidated and segment results are not necessarily indicative of our future performance and do not reflect what our financial performance would have been had we been an independent publicly-traded company during the periods presented.

Historically, Cadbury allocated certain costs to us, including costs in respect of certain corporate functions provided for us by Cadbury. These functions included corporate communications, regulatory, human resources and benefits management, treasury, investor relations, corporate controller, internal audit, Sarbanes-Oxley compliance, information technology, corporate legal and compliance and community affairs. The total amount of these allocations from Cadbury was $6 million for the nine months ended September 30, 2008, $161 million in 2007 and $142 million in 2006. As an independent publicly-traded company, effective as of our separation from Cadbury Schweppes, we assumed responsibility for these costs.

Segments

We report our business in four segments: Beverage Concentrates, Finished Goods, Bottling Group and Mexico and the Caribbean.

•	Our Beverages Concentrate segment reflects sales from the manufacture of concentrates and syrups in the United States and Canada. Most of the brands in this segment are CSD brands.

•	Our Finished Goods segment reflects sales from the manufacture and distribution of finished beverages and other products in the United States and Canada. Most of the brands in this segment are NCB brands.

•	Our Bottling Group segment reflects sales from the manufacture, bottling and/or distribution of finished beverages, including sales of our own brands and third-party owned brands.

•	Our Mexico and the Caribbean segment reflects sales from the manufacture, bottling and/or distribution of both concentrates and finished beverages in those geographies.

Our current segment reporting structure is largely the result of acquiring and combining various portions of our businesses over the past several years. Although we continue to report our segments separately, due to the integrated nature of our business model, we manage our business to maximize profitability for our company as a whole. As a result, profitability trends in individual segments may not be consistent with the profitability of our company or comparable to our competitors. For example, following our bottling acquisitions in 2006, we changed certain funding and manufacturing arrangements between our Beverage Concentrates and Finished Goods segments and our newly acquired bottling companies, which reduced the profitability of our Bottling Group segment while benefiting our other segments.

We have significant intersegment transactions. For example, our Bottling Group purchases concentrates at an arm’s length price from our Beverage Concentrates segment. We expect these purchases to account for approximately one-third of our Beverage Concentrates segment annual net sales and therefore drive a similar proportion of our Beverage Concentrates segment profitability. In addition, our Bottling Group segment purchases finished beverages from our Finished Goods segment. All intersegment transactions are eliminated in preparing our combined results of operations.

We incur selling, general and administrative expenses in each of our segments. In our segment reporting, the selling, general and administrative expenses of our Bottling Group and Mexico and the Caribbean segments relate primarily to those segments. However, as a result of our historical segment reporting policies, certain combined selling activities that support our Beverage Concentrates and Finished Goods segments have not been proportionally allocated between those two segments. We also incur certain centralized finance and corporate costs that support our entire business, which have not been directly allocated to our respective segments but rather have been allocated primarily to our Beverage Concentrates segment.

The key financial measures management uses to assess the performance of our segments are net sales and underlying operating profit (loss) (“UOP”).

UOP represents a non-GAAP measure of income from operations. To reconcile total UOP of our segments to our total company income from operations on a U.S. GAAP basis, adjustments are primarily required for: (1) restructuring costs, (2) non-cash compensation charges on stock option and restricted stock awards, (3) amortization and impairment of intangibles and (4) incremental pension costs. In addition, adjustments are required for total company corporate costs and other items, which relate primarily to general and administrative expenses not allocated to the segments and equity in earnings of unconsolidated subsidiaries. To reconcile total company income from operations to the line item “income before provision for income taxes, equity in earnings of unconsolidated subsidiaries and cumulative effect of change in accounting policy” as reported on a U.S. GAAP basis, additional adjustments are required for interest expense, interest income and other expense (income).

Components of Net Sales and Costs and Expenses

Net Sales

We generate net sales primarily from:

•	the sale and distribution of beverage concentrates and syrups;

•	the sale and distribution of finished beverages; and

•	the distribution of products of third parties.

We offer a variety of incentives and discounts to bottlers, customers and consumers through various programs to support in the distribution and promotion of our products. These incentives and discounts include cash discounts, price allowances, volume based rebates, product placement fees and other financial support for items such as trade promotions, displays, new products, consumer incentives and advertising assistance. These incentives and discounts, collectively referred to as trade spend, are reflected as a reduction of gross sales to arrive at net sales.

Cost of Sales

Our cost of sales include costs associated with the operation of our manufacturing and other related facilities, including depreciation, as well as the following:

•	Beverage concentrates cost of sales. The major components in our beverage concentrates cost of sales are flavors and sweeteners for diet beverage concentrates.

•	Bottler cost of sales. The major components in our bottler cost of sales are beverage concentrates, packaging and ingredients. Packaging costs and ingredients costs represented approximately 39% and 19%, respectively, of our cost of sales in 2007. Packaging costs include aluminum, glass, PET and paper packaging. Ingredients include HFCS and other sweeteners, agricultural commodities (such as apples, citrus fruits and tomatoes), teas and flavorings.

•	Distributor cost of sales. The major component in our distributor cost of sales is purchased finished beverages.

Our selling, general and administrative expenses include:

•	selling and marketing expenses;

•	transportation and warehousing expenses related to customer shipments, including fuel;

•	general and administrative expenses such as management payroll, benefits, travel and entertainment, accounting and legal expenses and rent on leased office facilities; and

•	corporate function expenses allocated from Cadbury (as described under “— Our Separation from Cadbury”).

Depreciation and Amortization

Our depreciation expense includes depreciation of buildings, machinery and equipment relating to our manufacturing, distribution and office facilities as well as coolers and other cold drink equipment and computer software. Our amortization expense includes amortization of definite-lived intangible assets including our brands, bottler agreements, distribution rights, customer relationships and vending contracts. Depreciation directly attributable to our manufacturing and distribution operations is included in our cost of sales. Amortization related to our long-term vending contracts is recorded in selling, general and administrative expenses. All other depreciation and amortization is included as a separate line item.

Restructuring Costs

We implement restructuring programs from time to time and incur costs that are designed to improve operating effectiveness and lower costs. These programs have included closure of manufacturing plants, reductions in workforce, integrating back office operations and outsourcing certain transactional activities. When we implement these programs, we incur various charges, including severance and other employment-related costs. In 2007, we incurred $76 million of restructuring costs primarily related to the organizational restructuring we announced on October 10, 2007 and the ongoing integration of our bottling acquisitions.

Interest Expense

Historically, we have borrowed funds from subsidiaries of Cadbury. We have also borrowed funds from third-party banks and other lenders. The interest incurred with respect to this debt is recorded as interest expense. Our interest expense has increased as the result of borrowings under our $2.2 billion term loan A facility and the $1.7 billion notes.

Interest Income

Interest income is the return we earn on our cash and cash equivalents held at third-party banks. Historically, we have also generated interest income from our note receivable balances with subsidiaries of Cadbury, which were a result of Cadbury’s cash management practices. Our interest income has decreased as a result of the repayment of intercompany receivables by Cadbury as part of the separation.

Other Expense (Income)

Other expense (income) includes miscellaneous items not reflected in our income from operations. This line item in future periods will be impacted by the income we may record as a result of Cadbury’s agreement to indemnify us for certain tax liabilities.

Income Taxes

Our effective income tax rate fluctuates from period-to-period and can be impacted by various items, including shifts in the mix of our earnings from various jurisdictions, changes in requirements for tax uncertainties, timing and results of any reviews or audits of our income tax filing positions or returns, and changes in tax legislation. Our effective tax rate in future periods will be impacted by the accrual of interest we will record as a result of the unrecognized tax benefits transferred to us in connection with the separation. We expect any amount recorded in respect of the indemnified unrecognized tax benefits reflected in income taxes will have an offsetting amount recorded in “other expense (income),” unless Cadbury fails to, is not required to or cannot indemnify or reimburse us.

Volume

In evaluating our performance, we consider different volume measures depending on whether we sell beverage concentrates and syrups or finished beverages.

Beverage Concentrates Sales Volume

In our beverage concentrates and syrup businesses, we measure our sales volume in two ways: (1) “concentrates case sales” and (2) “bottler case sales.” The unit of measurement for both concentrates case sales and bottler case sales equals 288 fluid ounces of finished beverage, or 24 twelve ounce servings.

Concentrates case sales represent units of measurement for concentrates and syrups sold by us to our bottlers and distributors. A concentrates case is the amount of concentrates needed to make one case of 288 fluid ounces of finished beverage. It does not include any other component of the finished beverage other than concentrates. Our net sales in our concentrates businesses are based on concentrates cases sold.

Bottler case sales represent the number of cases of our finished beverages sold by us and our bottling partners. Bottler case sales are calculated based upon volumes from both our Bottling Group and volumes reported to us by our third party bottlers.

Bottler case sales and concentrates case sales are not equal during any given period due to changes in bottler concentrates inventory levels, which can be affected by seasonality, bottler inventory and manufacturing practices, and the timing of price increases and new product introductions.

Although our net sales in our concentrates businesses are based on concentrates case sales, we believe that bottler case sales are also a significant measure of our performance because they measure sales of our finished beverages into retail channels.

Finished Beverages Sales Volume

In our finished beverages businesses, we measure volume as case sales to customers. A case sale represents a unit of measurement equal to 288 fluid ounces of finished beverage sold by us. Case sales include both our owned-brands and certain brands licensed to and/or distributed by us.

Volume in Bottler Case Sales

In addition to sales volume, we also measure volume in bottler case sales (“volume (BCS)”) as sales of finished beverages, in equivalent 288 ounce cases, sold by us and our bottlers to retailers and independent distributors.

Results of Operations

For the periods prior to May 7, 2008, our condensed consolidated financial statements have been prepared on a “carve-out” basis from Cadbury’s consolidated financial statements using historical results of operations, assets and liabilities attributable to Cadbury’s Americas Beverages business and including allocations of expenses from Cadbury. The historical Cadbury’s Americas Beverages information is our predecessor financial information. We eliminate from our financial results all intercompany transactions between entities included in the combination and the intercompany transactions with our equity method investees. Subsequent to May 7, 2008, we are an independent company.

References in the financial tables to percentage changes that are not meaningful are denoted by “NM.”

Nine Months Ended September 30, 2008 Compared to Nine Months Ended September 30, 2007

Consolidated Operations

The following table sets forth our unaudited consolidated results of operation for the nine months ended September 30, 2008 and 2007 (dollars in millions).

	For the Nine Months Ended September 30,
	2008		2007		Percentage
	Dollars	Percent	Dollars	Percent	Change

Net sales	$4,369	100.0%	$4,347	100.0%	0.5%
Cost of sales	2,003	45.9	1,984	45.6	1.0

Gross profit	2,366	54.1	2,363	54.4	0.1
Selling, general and administrative expenses	1,586	36.3	1,527	35.1	3.9
Depreciation and amortization	84	1.9	69	1.6	21.7
Restructuring costs	31	0.7	36	0.8	(13.9)
Gain on disposal of property and intangible assets, net	(3)	(0.1)	—	—	NM

Income from operations	668	15.3	731	16.9	(8.6)
Interest expense	199	4.6	195	4.5	2.1
Interest income	(30)	(0.7)	(38)	(0.9)	(21.1)
Other (income) expense	(8)	(0.2)	(2)	—	NM

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	507	11.6	576	13.3	(12.0)
Provision for income taxes	199	4.6	218	5.0	(8.7)

Income before equity in earnings of unconsolidated subsidiaries	308	7.0	358	8.3	(14.0)
Equity in earnings of unconsolidated subsidiaries, net of tax	1	—	1	—	NM

Net income	$309	7.0%	$359	8.3%	(13.9)%

Earnings per common share:
Basic	$1.21	NM	$1.42	NM	(14.8)%
Diluted	$1.21	NM	$1.42	NM	(14.8)%

Volume (BCS) declined 3%. CSDs declined 2% and NCBs declined 7%. The absence of glaceau sales following the termination of the distribution agreement in 2007 negatively impacted total volumes and NCB volumes by 1 percentage point and 7 percentage points, respectively. In CSDs, Dr Pepper declined 1%. Our “Core 4” brands, which include 7UP, Sunkist, A&W and Canada Dry, declined 3%, primarily related to an 8% decline in 7UP, as the brand cycled the final stages of launch support for 7UP with 100% Natural Flavors and the re-launch of Diet 7UP. In NCBs, 6% growth in Hawaiian Punch, 5% growth in Motts and a 7% growth in Clamato were more than offset by declines of 17% in Aguafiel, 4% in Snapple and the loss of glaceau distribution rights. Aguafiel declined 17% reflecting price increases and a more competitive environment. Our Snapple volumes were down 4% as the brand overlapped 5% growth in the year ago period driven by aggressive pricing and promotional activity that we chose not to repeat in 2008 and the impact of a slow down in consumer spending. We are extending and repositioning our Snapple offerings to support the long term health of the brand. In North America volume declined 3% and in Mexico and the Caribbean volume declined 4%.

Net Sales.  Net sales increased $22 million, or 1%, for the nine months ended September 30, 2008, compared with the nine months ended September 30, 2007. Price increases were partially offset by a decline in sales volumes and an increase in discounts paid to customers. The termination of the glaceau brand distribution agreements reduced net sales by $197 million. Net sales resulting from the acquisition of SeaBev added an incremental $61 million to consolidated net sales.

Gross Profit.  Gross profit remained flat for the nine months ended September 30, 2008, compared with the year ago period. Increased pricing largely offset increased commodity costs prices across our segments. Gross profit for the nine months ended September 30, 2008, includes LIFO expense of $17 million, compared to $7 million in the year ago period. LIFO is an inventory costing method that assumes the most recent goods manufactured are sold first, which in periods of rising prices results in an expense that eliminates inflationary profits from net income. Gross margin was 54% for the nine months ended September 30, 2008 and 2007.

Selling, General and Administrative Expenses.  SG&A expenses increased to $1,586 million for the nine months ended September 30, 2008, primarily due to separation related costs, higher transportation costs and increased payroll and payroll related costs. In connection with our separation from Cadbury, we incurred transaction costs and other one time costs of $29 million for the nine months ended September 30, 2008, which are included as a component of SG&A expenses. We expect to incur additional separation related costs of $6 million for the remainder of the year. We incurred higher transportation costs principally due to an increase of $24 million related to higher fuel prices. Additionally, our payroll and payroll related costs increased. These increases were partially offset by benefits from restructuring initiatives announced in 2007, lower marketing costs and lower stock-based compensation expense. Stock-based compensation expense was $7 million lower in 2008 due to a reduction in the number of unvested shares outstanding and as all Cadbury stock-based compensation plans became fully vested upon our separation from Cadbury.

Depreciation and Amortization.  An increase of $15 million in depreciation and amortization was principally due to increases in capital spending.

Restructuring Costs.  The $31 million cost for the nine months ended September 30, 2008, was primarily due to an organizational restructuring intended to create a more efficient organization and resulted in the reduction of employees in the Company’s corporate, sales and supply chain functions and the continued integration of the Bottling Group. As of September 30, 2008, we expect to incur approximately $12 million of additional costs through the end of 2008 in connection with our restructuring activities. The $36 million of restructuring cost for the nine months ended September 30, 2007, was primarily related to the integration of our Bottling Group into existing businesses, the integration of technology facilities, and the closure of a facility.

Gain on Disposal of Property and Intangible Assets, net.  We recognized a $3 million gain for the nine months ended September 30, 2008, related to the disposal of assets and the termination of the glaceau brand distribution agreement partially offset by the write-off of assets.

Income from Operations.  Income from operations for the nine months ended September 30, 2008, was $668 million, a decrease from $731 million for the nine months ended September 30, 2007. The loss of the glaceau distribution agreement reduced income from operations by $36 million. Additionally, the increase in SG&A expenses, including $29 million of transaction costs and other one time costs incurred in connection with our separation from Cadbury, reduced income from operations.

Interest Expense.  Interest expense increased $4 million reflecting the company’s capital structure as a stand-alone company. Decreases of $105 million related to interest expense on debt owed to Cadbury and $18 million related to third party debt settlement were partially offset by interest expense principally related to our term loan A and unsecured notes. Interest expense for the nine months ended September 30, 2008, also contained $26 million related to our bridge loan facility, including $21 million of financing fees when the bridge loan facility was terminated.

Interest Income.  The $8 million decrease in interest income was primarily due to the loss of interest income earned on note receivable balances with subsidiaries of Cadbury, partially offset as we earned interest income on the funds from the bridge loan facility and other cash balances.

Provision for Income Taxes.  The effective tax rates for the nine months ended September 30, 2008 and 2007 were 39.2% and 37.8%, respectively. The increase in the effective rate for 2008 was primarily due to tax expense of $7 million related to items that Cadbury is obligated to indemnify under the Tax Indemnity Agreement as well as additional tax expense of $11 million driven by separation transactions partially offset by a greater impact from foreign operations and increased tax credits.

Results of Operations by Segment

The following tables set forth net sales and UOP for our segments for the nine months ended September 30, 2008 and 2007, as well as the adjustments necessary to reconcile our total segment results to our consolidated results presented in accordance with U.S. GAAP and the elimination of intersegment transactions (dollars in millions).

	For the
	Nine Months Ended
	September 30,
	2008	2007(2)

Net sales
Beverage Concentrates	$1,001	$1,004
Finished Goods	1,254	1,174
Bottling Group	2,360	2,388
Mexico and the Caribbean	324	313
Intersegment eliminations and impact of foreign currency(1)	(570)	(532)

Net sales as reported	$4,369	$4,347

(1)	Total segment net sales include Beverage Concentrates and Finished Goods sales to the Bottling Group segment and Bottling Group segment sales to Beverage Concentrates and Finished Goods. These sales are detailed below. Intersegment sales are eliminated in the unaudited Consolidated Statement of Operations. The impact of foreign currency totaled $18 million and $2 million for the nine months ended September 30, 2008 and 2007, respectively.

	For the
	Nine Months Ended
	September 30,
	2008	2007(2)

Beverage Concentrates	$(294)	$(281)
Finished Goods	(236)	(217)
Bottling Group	(58)	(36)

Total intersegment sales	$(588)	$(534)

(2)	Intersegment revenue eliminations from the Bottling Group and Finished Goods segments have been reclassified from revenues to intersegment eliminations and impact of foreign currency.

	For the
	Nine Months Ended
	September 30,
	2008	2007

Segment Results — UOP, Adjustments and Interest Expense
Beverage Concentrates UOP	$552	$541
Finished Goods UOP(1)	197	159
Bottling Group UOP(1)	(23)	60
Mexico and the Caribbean UOP	77	75
LIFO inventory adjustment	(17)	(7)
Intersegment eliminations and impact of foreign currency	(10)	(2)
Adjustments(2)	(108)	(95)

Income from operations	668	731
Interest expense, net	(169)	(157)
Other expense	8	2

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries as reported	$507	$576

(1)	UOP for the nine months ended September 30, 2007, for the Bottling Group and Finished Goods segment has been recast to reallocate $43 million of intersegment profit to conform to the change in 2008 management reporting of segment UOP. The allocations for the full year 2007 totaled $54 million.

(2)	Adjustments consist of the following:

	For the
	Nine Months Ended
	September 30,
	2008	2007

Restructuring costs	$(31)	$(36)
Transaction costs and other one time separation costs	(29)	—
Unallocated general and administrative expenses	(24)	(30)
Stock-based compensation expense	(7)	(14)
Amortization expense related to intangible assets	(21)	(20)
Incremental pension costs	(4)	(1)
Gain on disposal of property and intangible assets, net	3	—
Other	5	6

Total	$(108)	$(95)

Beverage Concentrates

The following table details our Beverage Concentrates segment’s net sales and UOP for the nine months ended September 30, 2008 and 2007 (dollars in millions):

	For the
	Nine Months Ended
	September 30,		Amount	Percentage
	2008	2007	Change	Change

Net sales	$1,001	$1,004	$(3)	(0.3)%
UOP	552	541	11	2.0%

Net sales for the nine months ended September 30, 2008, decreased $3 million versus the year ago period due to increased discounts primarily paid to customers in the fountain food service channel combined with a 1% decline in volumes. The decline in volumes is primarily the result of lower sales to third party bottlers as foot traffic in convenience stores decreased. Intersegment and fountain food service sales volumes were both flat year over year.

UOP increased $11 million for the nine months ended September 30, 2008, as compared to the nine months ended September 30, 2007, driven by savings generated from restructuring initiatives, partially offset by the impact of declining net sales.

Bottler case sales declined 2% for the nine months ended September 30, 2008. The “Core 4” brands — 7UP, Sunkist, A&W and Canada Dry — decreased by 3%, driven primarily by 7UP, as the brand cycled the final stages of launch support for 7UP with 100% Natural Flavors and the re-launch of Diet 7UP. Dr Pepper declined 1% driven primarily by continued declines in the “Soda Fountain Classics” line.

Finished Goods

The following table details our Finished Goods segment’s net sales and UOP for the nine months ended September 30, 2008 and 2007 (dollars in millions):

	For the
	Nine Months Ended
	September 30,		Amount	Percentage
	2008	2007	Change	Change

Net sales	$1,254	$1,174	$80	6.8%
UOP	197	159	38	23.9%

Net sales increased $80 million for the nine months ended September 30, 2008, as compared to the nine months ended September 30, 2007, due to a 3% increase in sales volumes and price increases Hawaiian Punch, Mott’s and Clamato sales volumes increased 13%, 4% and 3%, respectively. Snapple sales volumes decreased 6% as it cycled aggressive promotional and pricing activity we chose not to repeat in 2008 and the impact of a slow down in consumer spending. The increase in prices was primarily driven by our Motts brand.

UOP increased $38 million for the nine months ended September 30, 2008, compared with the year ago period primarily due to the growth in net sales combined with lower marketing costs, as we cycled the introduction of Accelerade, and savings generated from restructuring initiatives. These increases were partially offset by higher fuel costs and higher commodity costs.

Bottling Group

The following table details our Bottling Group’s segment’s net sales and UOP for the nine months ended September 30, 2008 and 2007 (dollars in millions):

	For the
	Nine Months Ended
	September 30,		Amount	Percentage
	2008	2007	Change	Change

Net sales	$2,360	$2,388	$(28)	(1.2)%
UOP	(23)	60	(83)	NM

Net sales decreased $28 million for the nine months ended September 30, 2008, compared with the nine months ended September 30, 2007, reflecting price increases offset by volume declines and the termination of the glaceau brand distribution agreement. The termination of the glaceau brand distribution agreement reduced net sales by $197 million. The sales volume decline reflects a 4% decline in external sales volumes partially offset by an increase in intersegment sales as we increased Bottling Group’s manufacturing of Company owned brands. SeaBev, which was acquired in July 2007, added an incremental $82 million to our net sales during the first six months of 2008.

UOP decreased by $83 million primarily due to net sales declines and higher commodity and fuel costs and wage and benefit inflation. The termination of the glaceau brand distribution agreement reduced UOP by $36 million.

In a letter dated October 10, 2008, we received formal notification from Hansen Natural Corporation, terminating our agreements to distribute Monster Energy as well as other Hansen’s beverage brands in certain markets in the United States effective November 10, 2008. For the nine months ended September 30, 2008, our Bottling Group generated approximately $170 million and approximately $30 million in revenue and operating profits, respectively, from sales of Hansen brands to third parties in the United States.

Mexico and the Caribbean

The following table details our Mexico and the Caribbean segment’s net sales and UOP for the nine months ended September 30, 2008 and 2007 (dollars in millions):

	For the
	Nine Months Ended
	September 30,		Amount	Percentage
	2008	2007	Change	Change

Net sales	$324	$313	$11	3.5%
UOP	77	75	2	2.7%

Net sales increased $11 million for the nine months ended September 30, 2008, compared with the nine months ended September 30, 2007, primarily due to price increases and a favorable product mix, partially offset by a decline in volumes. Sales volumes decreased 4%, principally driven by Aguafiel as the brand faces aggressive price competition.

UOP increased $2 million for the first nine months of 2008 reflecting improvements in net sales combined with lower marketing costs, partially offset by higher costs of packaging materials, an increase in distribution costs and increased wages resulting from geographical expansion projects.

Results of Operations for 2007 Compared to 2006

Combined Operations

The following table sets forth our combined results of operation for 2007 and 2006 (in millions):

	2007		2006		Percentage
	Dollars	Percent	Dollars	Percent	Change

Net sales	$5,748	100.0%	$4,735	100.0%	21.4%
Cost of sales	2,617	45.5	1,994	42.1	31.2

Gross profit	3,131	54.5	2,741	57.9	14.2
Selling, general and administrative expenses	2,018	35.1	1,659	35.0	21.6
Depreciation and amortization	98	1.7	69	1.5	42.0
Restructuring costs	76	1.3	27	0.6	NM
Impairment of intangible assets	6	0.1	—	—	NM
Loss/(gain) on disposal of property and intangible assets, net	(71)	(1.2)	(32)	(0.6)	NM

Income from operations	1,004	17.5	1,018	21.4	(1.4)
Interest expense	253	4.4	257	5.4	(1.6)
Interest income	(64)	(1.1)	(46)	(1.0)	39.1
Other expense/(income)	(2)	—	2	—	NM

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	817	14.2	805	17.0	1.5
Provision for income taxes	322	5.6	298	6.3	8.1

Income before equity in earnings of unconsolidated subsidiaries	495	8.6	507	10.7	(2.4)
Equity in earnings of unconsolidated subsidiaries, net of tax	2	—	3	0.1	(33.3)

Net income	$497	8.6%	$510	10.8%	(2.5)%

Net Sales.  The $1,013 million increase was primarily due to increases in our Bottling Group segment, which contributed an additional $931 million mainly due to the inclusion of our bottling acquisitions. Higher pricing and improved sales mix in all remaining segments increased net sales by 3% despite lower volumes. Excluding the impact of our bottling acquisitions, volumes were down 1%, with declines in Dr Pepper and Hawaiian Punch being partially offset by increases in Snapple, Mott’s and Sunkist. The disposal of the Grandma’s Molasses brand in January 2006 and the Slush Puppie business in May 2006 reduced net sales by less than 1%.

Gross Profit.  The $390 million increase was primarily due to increases in our Bottling Group segment, which contributed an additional $359 million mainly due to the inclusion of our bottling acquisitions. The remaining increase was primarily due to net sales growth, partially offset by increases in commodity costs, including HFCS and apple juice concentrate, as well as inventory write-offs related to Accelerade.

Gross margin was 54% in 2007 and 58% in 2006. The decrease in gross margin was due primarily to the inclusion of our bottling acquisitions (which generally have lower margins than our other businesses) for the full year 2007 as compared to partial periods in 2006.

Selling, General and Administrative Expenses.  The $359 million increase was primarily due to increases in our Bottling Group segment, which resulted in an additional $324 million of expenses mainly due to the inclusion of our bottling acquisitions. The remaining increase for all other segments was primarily due to the impact of inflation (particularly in wages and benefits), higher transportation costs as well as higher allocations from Cadbury Schweppes, partially offset by a reduction in annual management incentive plan accruals. Marketing was up slightly as increases in the Finished Goods segment to support new product launches, including Accelerade, Mott’s line extensions, and Peñafiel in the United States, were mostly offset by a reduction in the Beverage Concentrates segment.

Depreciation and Amortization.  The $29 million increase was principally due to higher depreciation on property, plant and equipment and amortization of definite-lived intangible assets in connection with our bottling acquisitions.

Impairment of Intangible Assets.  In 2007, we recorded impairment charges of $6 million, of which $4 million was related to the Accelerade brand.

Restructuring Costs.  The $76 million cost in 2007 was primarily due to $32 million of costs associated with the organizational restructuring announced on October 10, 2007 and $21 million of costs associated with the Bottling Group integration. The organizational restructuring announced in October 2007 included employee reductions and the closure of manufacturing facilities.

The $27 million cost in 2006 was primarily related to the Bottling Group integration as well as various other cost reduction and efficiency initiatives. The Bottling Group integration and other cost reduction and efficiency initiatives primarily related to the alignment of management information systems, the consolidation of the back office operations from the acquired businesses, the elimination of duplicate functions, and employee relocations.

Gain on Disposal of Property and Intangible Assets.  In 2007, we recognized a $71 million gain due to a payment we received from Energy Brands, Inc. as a result of its termination of our contractual rights to distribute glacéau products. In 2006, we recognized a $32 million gain on disposals of assets, attributable to the Grandma’s Molasses brand and the Slush Puppie business.

Income from Operations.  The $14 million decrease was due to the $55 million operating loss from the launch of Accelerade, increased selling, general and administrative expenses and $49 million of higher restructuring costs in 2007, partially offset by higher net sales in 2007 and $39 million of higher gain on disposal of property and intangible assets in 2007.

Interest Expense.  The $4 million decrease in 2007 was primarily due to a reduction in the interest component paid on a lawsuit settled in June 2007 and a decrease in interest due to the settlement of third-party debt. These decreases were partially offset by an increase in interest on our related-party debt.

Interest Income.  The $18 million increase was primarily due to higher related-party note receivable balances with subsidiaries of Cadbury Schweppes.

Provision for Income Taxes.  The effective tax rates for 2007 and 2006 were 39.3% and 36.9%, respectively. The increase in the effective rate for 2007 was primarily due to a lower benefit from foreign operations.

Results of Operations by Segment for 2007 Compared to 2006

We report our business in four segments: Beverage Concentrates, Finished Goods, Bottling Group, and Mexico and the Caribbean. The key financial measures management uses to assess the performance of our segments are net sales and UOP.

The following tables set forth net sales and UOP for our segments for 2007 and 2006, as well as the adjustments necessary to reconcile our total segment results to our combined results presented in accordance with U.S. GAAP and the elimination of intersegment transactions (dollars in millions).

	2007	2006

Net sales
Beverage Concentrates	$1,342	$1,330
Finished Goods	1,562	1,516
Bottling Group	3,143	2,001
Mexico and the Caribbean	418	408
Intersegment eliminations and impact of foreign currency(1)	(717)	(520)

Net sales as reported	$5,748	$4,735

(1)	Total segment net sales include Beverage Concentrates and Finished Goods sales to the Bottling Group segment and Bottling Group sales to the Beverage Concentrates and Finished Goods segments. These sales are detailed below. Intersegment sales are eliminated in our audited combined statements of operations. The increase in these eliminations was due principally to the inclusion of our 2006 bottling acquisitions for the full year 2007 as compared to the inclusion of our 2006 bottling acquisitions for partial periods in 2006.

	2007	2006

Beverage Concentrates	$386	$255
Finished Goods	289	235
Bottling Group	51	28

Total intersegment sales	$726	$518

	2007	2006

Underlying operating profit
Beverage Concentrates UOP	$731	$710
Finished Goods UOP(1)	221	228
Bottling Group UOP(1)	76	74
Mexico and the Caribbean UOP	100	102
Corporate and other(2)	(36)	(10)
Adjustments and eliminations(3)	(275)	(299)

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	$817	$805

(1)	UOP for the Bottling Group and Finished Goods segments have been recast to reallocate intersegment profit allocations to conform to the change in 2008 management reporting of segment UOP. The allocations totaled $54 million and $56 million for 2007 and 2006, respectively.

(2)	Consists of equity in earnings of unconsolidated subsidiaries and general and administrative expenses not allocated to the segments. The change was primarily due to a decrease in our equity in earnings of unconsolidated subsidiaries compared to 2006 as a result of our purchase of the remaining 55% of DPSUBG in May 2006 and an increase in general and administrative expenses related to our IT operations.

(3)	Adjustments and eliminations are detailed below. Note that in 2007, a portion ($58 million) of the $71 million gain on termination of the glaceau distribution agreements is included as an adjustment. The balance of the gain ($13 million) is reflected in the Bottling Group UOP.

	2007	2006

Interest expense, net	$(189)	$(211)
Other income (expense)	2	(2)
Restructuring costs	(76)	(27)
Stock-based compensation expense	(21)	(17)
Amortization expense related to intangible assets	(30)	(19)
Incremental pension costs	(11)	(15)
Impairment of intangible assets	(6)	—
LIFO inventory adjustment	(6)	(3)
Intersegment eliminations and impact of foreign currency	2	(12)
Gain on disposal of intangible assets	58	32
Elimination of equity earnings in DPSUBG	—	(5)
Other	2	(20)

Total	$(275)	$(299)

Beverage Concentrates

The following table details our Beverage Concentrates segment’s net sales and UOP for the years ended December 31, 2007 and 2006 (dollars in millions):

			Dollar
			Amount	Percentage
	2007	2006	Change	Change

Net sales	$1,342	$1,330	$12	0.9%
UOP	731	710	21	3.0%

The $12 million net sales increase was due primarily to price increases, which more than offset the impact of a 1.4% volume decline. The volume decline was due primarily to a 3.3% decline in Dr Pepper partially offset by single digit percentage increases in Sunkist, Schweppes and A&W. The Dr Pepper decline is primarily a result of comparisons to prior period volumes that included the launch of “Soda Fountain Classics” line extensions. Line extensions are usually offered for a limited time period and their volumes typically decline in the years subsequent to the year of launch, as was the case with these line extensions in 2007. The total of all other regular and Diet Dr Pepper volumes (“base Dr Pepper volumes”) declined 0.4%. For 2006, net sales included $8 million for the Slush Puppie business, which was disposed in May 2006.

The $21 million UOP increase was due primarily to higher net sales and lower marketing investments (particularly advertising costs) partially offset by higher cost of sales from increased sweetener and flavor costs and increased selling, general and administrative expenses. The lower marketing investments were primarily a result of a reduction in Beverage Concentrates marketing investments to support new product initiatives in our Finished Goods segment, including $25 million for the launch of Accelerade. Selling, general and administrative expenses were higher due primarily to increased corporate costs following our bottler acquisitions, a transfer of sales personnel from the Finished Goods segment to this segment reflecting a sales reorganization, and general inflationary increases, which were partially offset by lower management annual incentive plan accruals.

Bottler case sales declined 1.5% in 2007 due primarily to a 2.5% decline in Dr Pepper, and a single and double digit percentage decline in 7UP and Diet Rite, respectively. The Dr Pepper decline results from comparisons to strong volumes in 2006 driven by the “Soda Fountain Classics” line extensions which were nationally introduced in 2005, while the total of base Dr Pepper volumes increased 0.4% compared with the prior year. The 7UP decline primarily reflects the discontinuance of 7UP Plus, as well as the comparison to strong volumes in 2006 driven by the third quarter launch of 7UP “with natural flavors” and heavy promotional support for 7UP and other brands. The Diet Rite decline was due to the shift of marketing investment from Diet Rite to other diet brands, such as Diet

Sunkist, Diet A&W and Diet Canada Dry. These declines were partially offset by single digit percentage increases in Sunkist and Canada Dry, which are consistent with the consumer shift from colas to flavored CSDs.

Finished Goods

The following table details our Finished Goods segment’s net sales and UOP for the years ended December 31, 2007 and 2006 (dollars in millions):

			Dollar
			Amount	Percentage
	2007	2006	Change	Change

Net sales	$1,562	$1,516	$46	3.0%
UOP	221	228	(7)	(3.1)%

The $46 million net sales increase was due to price increases and a favorable shift towards higher priced products such as Snapple and Mott’s. These increases were partially offset by lower volumes and higher product placement costs associated with new product launches. The volume decrease of 2.0% was primarily due to a price increase on Hawaiian Punch in April 2007, which more than offset growth from Snapple and Mott’s. Snapple volumes increased primarily due to the launch of Antioxidant Waters and the continued growth from super premium teas. Mott’s volumes increased due primarily to the new product launches of Mott’s for Tots juice and Mott’s Scooby Doo apple sauce and increased consumer demand for apple juice.

The $7 million UOP decrease was due primarily to a $55 million operating loss from Accelerade, partially offset by the strong performance of Mott’s and Snapple products. The $55 million operating loss attributable to Accelerade was primarily due to new product launch expenses to support our entry into the sports drink category. The launch had been supported by significant product placement and marketing investments. In 2007, we had no net sales for this product as gross sales were more than offset by product placement fees. UOP was also negatively impacted by higher costs for glass, HFCS, apple juice concentrate, as well as $8 million of costs for the launch of Mott’s line extensions and the launch of Peñafiel in the United States, partially offset by the elimination of co-packing fees previously charged by the Bottling Group segment and lower selling, general and administrative costs due to the transfer of sales personnel from the Finished Goods segment to the Beverages Concentrates segment in connection with a sales reorganization.

Bottling Group

The following table details our Bottling Group segment’s net sales and UOP for the years ended December 31, 2007 and 2006 (dollars in millions):

			Dollar
			Amount	Percentage
	2007	2006	Change	Change

Net sales	$3,143	$2,001	$1,142	57.1%
UOP	76	74	2	2.7%

The results of operations for 2006 only include eight months of results from DPSUBG (acquired in May 2006), approximately seven months of results from All American Bottling Corp. (acquired in June 2006), and approximately five months of results from Seven Up Bottling Company of San Francisco (acquired in August 2006), as compared to 2007 which includes a full year of results of operations for these businesses and approximately six months of results from SeaBev (acquired in July 2007).

The $1,142 million net sales increase was primarily due to the bottling acquisitions described above, price increases and a favorable sales mix of higher priced NCBs. After elimination of intersegment sales, the impact on our consolidated net sales was an increase of $931 million.

UOP increased $2 million in 2007 compared to 2006. The associated profit from the increased net sales were more than offset by an increase in post-acquisition employee benefit costs, wage inflation costs, higher HFCS costs, the elimination of co-packing fees in 2007 which were previously earned on manufacturing for the Finished Goods segment, and an increase in investments in new markets. Additionally, in 2007, UOP included a portion ($13 million) of the $71 million gain due to the payment we received from Energy Brands, Inc. as a result of their termination of our contractual rights to distribute glacéau products.

Mexico and the Caribbean

The following table details our Mexico and Caribbean segment’s net sales and UOP for the years ended December 31, 2007 and 2006 (dollars in millions):

			Dollar
			Amount	Percentage
	2007	2006	Change	Change

Net sales	$418	$408	$10	2.5%
UOP	100	102	(2)	(2.0)%

The $10 million net sales increase was due to volume growth of 1.5% and increased pricing despite challenging market conditions and adverse weather, partially offset by unfavorable currency translation. The volume growth was due to the strong performance of Aguafiel and Clamato brands, both of which had double digit percentage increases. Foreign currency translation negatively impacted net sales by $6 million.

The $2 million UOP decrease in 2007 despite the increase in net sales was due primarily to an increase in raw material costs, particularly HFCS, higher distribution costs and unfavorable foreign currency translation. Foreign currency translation of expenses negatively impacted UOP by $2 million.

Results of Operations for 2006 Compared to 2005

Combined Operations

The following table sets forth our combined results of operations for 2006 and 2005 (in millions):

	2006		2005		Percentage
	Dollars	Percent	Dollars	Percent	Change

Net sales	$4,735	100.0%	$3,205	100.0%	47.7%
Cost of sales	1,994	42.1	1,120	34.9	78.0

Gross profit	2,741	57.9	2,085	65.1	31.5
Selling, general and administrative expenses	1,659	35.0	1,179	36.8	40.7
Depreciation and amortization	69	1.5	26	0.8	165.4
Restructuring costs	27	0.6	10	0.3	NM
Loss/(gain) on disposal of property and intangible assets, net	(32)	(0.6)	(36)	(1.1)	NM

Income from operations	1,018	21.4	906	28.3	12.4
Interest expense	257	5.4	210	6.6	22.4
Interest income	(46)	(1.0)	(40)	(1.2)	(15.0)
Other expense/(income)	2	—	(51)	(1.6)	NM

Income before provision for income taxes, equity in earnings of unconsolidated subsidiaries and cumulative effect of change in accounting policy	805	17.0	787	24.5	2.3
Provision for income taxes	298	6.3	321	10.0	(7.2)

Income before equity in earnings of unconsolidated subsidiaries and cumulative effect of change in accounting policy	507	10.7	466	14.5	8.8
Equity in earnings of unconsolidated subsidiaries, net of tax	3	0.1	21	0.7	NM

Income before cumulative effect of change in accounting policy	510	10.8	487	15.2	4.7
Cumulative effect of change in accounting policy, net of tax	—	—	10	0.3	NM

Net income	$510	10.8%	$477	14.9%	6.9%

Net Sales.  The $1,530 million increase was primarily due to increases in our Bottling Group segment, which contributed an additional $1,462 million mainly due to the inclusion of our bottling group acquisitions. The remaining $68 million increase was due primarily to higher pricing, improved sales mix and favorable foreign currency translation. Volumes declined 1.4% primarily reflecting the impact of higher pricing in the Finished Goods segment and lower Beverage Concentrates volumes primarily due to 7UP and Diet Rite, which were partially offset by growth in our Mexico and the Caribbean segment. The disposal of a brand and a business reduced net sales by less than 1%.

Gross Profit.  The $656 million increase was primarily due to increases in our Bottling Group segment, which contributed an additional $570 million mainly due to the inclusion of our bottling group acquisitions. The remaining $86 million increase was primarily due to net sales growth, partially offset by higher raw material costs, including PET, glass and sweeteners. As a result of the bottling acquisitions, we were also able to reduce the use of external co-packing, which lowered overall production costs.

Gross margin was 58% in 2006 and 65% in 2005. The decrease in gross margin was due to the inclusion of our bottling acquisitions, which generally have lower margins than our other businesses.

Selling, General and Administrative Expenses.  The $480 million increase was primarily due to increases in our Bottling Group segment, which contributed an additional $484 million of expenses mainly due to the inclusion of our bottling group acquisitions. The remaining $4 million decrease was primarily due to lower marketing investments as well as reduced stock option and pension expenses, partially offset by higher transportation costs driven by fuel and general inflation for wages and benefits.

Depreciation and Amortization.  The $43 million increase was primarily due to higher depreciation on property, plant and equipment and amortization of definite lived intangible assets following our bottling acquisitions.

Restructuring Costs.  In 2006, the $27 million in expenses was primarily related to integration costs associated with our bottling acquisitions, as well as the outsourcing of certain back office functions, such as accounts payable and travel and entertainment management, to a third-party provider, and a reorganization of our information technology functions. The integration costs associated with our bottling acquisitions primarily related to the alignment of management information systems, the consolidation of back office operations from the acquired businesses, the elimination of duplicate functions, and employee relocations. In 2005, the $10 million in expenses was primarily related to costs from the restructuring of our four North American businesses (Mott’s, Snapple, Dr Pepper/Seven Up and Mexico) into a combined management reporting unit, that occurred in 2004 and the further consolidation of our back office operations that began in 2004.

Gain on Disposal of Property and Intangible Assets.  In 2006, we recognized a $32 million gain on the disposals of assets attributable to the disposals of the Grandma’s Molasses brand and Slush Puppie business. In 2005, we recognized a $36 million gain on the disposal of the Holland House brand.

Income from Operations.  The $112 million increase was primarily due to the net impact of our bottling acquisitions and strong performance from our Beverage Concentrates segment, partially offset by higher restructuring costs.

Interest Expense.  The $47 million increase was primarily due to the increase in related party debt as a result of the bottling acquisitions, which resulted in higher interest expense of $67 million. There was a further increase of $18 million due to higher interest rates on our variable rate related party debt. These increases were partially offset by a reduction of $43 million related to the repayment of certain related party debt.

Interest Income.  The $6 million increase is primarily due to fluctuations in related party note receivable balances with subsidiaries of Cadbury.

Other expense (income).  The $53 million decrease was primarily due to the non-recurring foreign currency translation gain generated in 2005 from the redenomination of a related party debt payable by our Mexico and the Caribbean segment.

Provision for Income Taxes.  The effective tax rates for 2006 and 2005 were 36.9% and 39.7% respectively. The lower effective rate in 2006 was due to an income tax benefit related to the American Jobs Creation Act for domestic manufacturing, a greater benefit from foreign operations, changes in state, local and foreign income tax rates and shifts in the relative jurisdictional mix of taxable profits.

Equity in Earnings of Unconsolidated Subsidiaries.  The $18 million decrease was due to the impact of our increased ownership of DPSUBG. Prior to May 2, 2006, we owned approximately 45% of DPSUBG and recorded our share of its earnings on an equity basis. On May 2, 2006, we increased our ownership from 45% to 100%. As a result, DPSUBG’s results were reflected on a consolidated basis after May 2, 2006.

Cumulative Effect of Change in Accounting Policy, Net of Tax.  In 2005, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment and selected the prospective method of transition. Accordingly, prior period results were not restated and the cumulative impact for additional expense of $10 million was reflected in 2005.

Results of Operations by Segment for 2006 Compared to 2005

The following tables set forth net sales, and UOP for our segments for 2006 and 2005, as well as adjustments necessary to reconcile our total segment results to our combined results presented in accordance with U.S. GAAP and the elimination of intersegment transactions (dollars in millions).

	2006	2005

Net sales
Beverage Concentrates	$1,330	$1,304
Finished Goods	1,516	1,516
Bottling Group	2,001	241
Mexico and the Caribbean	408	354
Intersegment eliminations and impact of foreign currency(1)	(520)	(210)

Net sales as reported	$4,735	$3,205

(1)	Total segment net sales include Beverage Concentrates and Finished Goods sales to the Bottling Group segment and Bottling Group sales to the Beverage Concentrates and Finished Goods segments. These sales are detailed below. Intersegment sales are eliminated in our audited combined statements of operations. The increase in these eliminations was due principally to the inclusion of our 2006 bottling acquisitions.

	2006	2005

Beverage Concentrates	$255	$41
Finished Goods	235	174
Bottling Group	28	—

Total intersegment sales	$518	$215

	2006	2005

Underlying operating profit
Beverage Concentrates UOP	$710	$657
Finished Goods UOP(1)	228	220
Bottling Group UOP(1)	74	(11)
Mexico and the Caribbean UOP	102	96
Corporate and other(2)	(10)	14
Adjustments and eliminations(3)	(299)	(189)

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	$805	$787

(1)	UOP for the Bottling Group and Finished Goods segments have been recast to reallocate intersegment profit allocations to conform to the change in 2008 management reporting of segment UOP. The allocations totaled $56 million and $55 million for 2006 and 2005, respectively.

(2)	Consists of equity in earnings of unconsolidated subsidiaries and general and administrative expenses not allocated to the segments. The change was primarily due to a decrease in our equity in earnings of unconsolidated subsidiaries compared to 2006 as a result of our purchase of the remaining 55% of DPSUBG in May 2006 and an increase in general and administrative expenses related to our IT operations.

(3)	Adjustments and eliminations consist of the following:

	2006	2005

Interest expense, net	$(211)	$(170)
Other (expense) income	(2)	51
Restructuring costs	(27)	(10)
Stock-based compensation expense	(17)	(22)
Amortization expense related to intangible assets	(19)	(3)
Incremental pension costs	(15)	(25)
LIFO inventory adjustment	(3)	(8)
Intersegment eliminations and impact of foreign currency	(12)	(10)
Gain on disposal of intangible assets	32	36
Elimination of equity earnings in DPSUBG	(5)	(23)
Other	(20)	(5)

Total	$(299)	$(189)

Beverage Concentrates

The following table details our Beverage Concentrates segment’s net sales and UOP for the years ended December 31, 2006 and 2005 (dollars in millions):

			Dollar
			Amount	Percentage
	2006	2005	Change	Change

Net sales	$1,330	$1,304	$26	2.0%
UOP	710	657	53	8.1%

The $26 million net sales increase was due primarily to price increases, offset by volume declines of 1.8%. Dr Pepper volumes increased 0.6% as the result of “Soda Fountain Classics” line extensions and Sunkist, A&W and Canada Dry volumes increased by single digit percentages, but were more than offset by 7UP and Diet Rite volume declines.

The $53 million UOP increase was due primarily to higher net sales and lower cost of sales and marketing expenses (primarily advertising costs), which were partially offset by higher selling, general and administrative expenses. The lower cost of sales was driven by a favorable sales mix shift away from higher cost beverage concentrates products, such as 7UP Plus and Diet Rite, to non-diet products. The higher selling, general and administrative expenses related mainly to an increase in corporate costs following our bottling acquisitions.

Bottler case sales increased 0.9% primarily due to growth in Dr Pepper following the launch of Dr Pepper Berries & Cream, the second offering of the “Soda Fountain Classics” line extensions, and single digit percentage increases on Diet Dr Pepper as a result of the “Diet Try It” promotion. Sunkist had a double digit volume percentage increase due to a line extension, and A&W had a single digit volume percentage increase due to new packaging. These increases were partially offset by a decline in 7UP and Diet Rite. The 7UP decline was primarily due to the discontinuation of 7UP Plus which was partially offset by the volume gains in the relaunch of 7UP “with natural flavors” in the third quarter of 2006. The Diet Rite decline was due to a reallocation of marketing investments from Diet Rite to Diet 7UP, Diet Sunkist, Diet A&W and Diet Canada Dry.

Finished Goods

The following table details our Finished Goods segment’s net sales and UOP for the years ended December 31, 2006 and 2005 (dollars in millions):

			Dollar
			Amount	Percentage
	2006	2005	Change	Change

Net sales	$1,516	$1,516	$—	—%
UOP	228	220	8	3.6%

Net sales were equal to the prior year as volume declines of 3.0% and an unfavorable sales mix were offset by price increases. Volume declines in Snapple and Yoo-Hoo more than offset an increase in Hawaiian Punch.

The $8 million UOP increase was due to lower cost of sales, partially offset by higher marketing expenses mainly associated with the launch of Snapple super premium teas. The lower cost of sales was due to supply chain initiatives, including lower ingredient costs from product reformulation and lower production costs as certain products, which were previously co-packed externally, were manufactured in-house. These cost of sales reductions were partially offset by an increase in our cost of HFCS, PET and glass.

Bottling Group

The following table details our Bottling Group segment’s net sales and UOP for the years ended December 31, 2006 and 2005 (dollars in millions):

			Dollar
			Amount	Percentage
	2006	2005	Change	Change

Net sales	$2,001	$241	$1,760	NM
UOP	74	(11)	(85)	NM

Bottling Group results in 2005 included only the results from the former Snapple Distributors segment. Bottling Group’s 2006 results include a full year of sales of $271 million from the former Snapple Distributors segment, and partial year results from our 2006 bottling acquisitions. After elimination of intersegment sales, the impact on our consolidated net sales was an increase of $1,462 million. UOP was $74 million on $2,001 million of net sales in 2006 compared to UOP of ($11) million in 2005.

Mexico and the Caribbean

The following table details our Bottling Group segment’s net sales and UOP for the years ended December 31, 2006 and 2005 (dollars in millions):

			Dollar
			Amount	Percentage
	2006	2005	Change	Change

Net sales	$408	$354	$54	15.3%
UOP	102	96	6	6.3%

The $54 million net sales increase was due to 3.4% volume growth, increased pricing, improved sales mix and favorable foreign currency translation. Volumes increased due to growth in Aguafiel, Clamato and Squirt following our improved penetration of large retail stores and growth in the third-party distributor channel. Foreign currency translation favorably impacted net sales by $15 million.

The $6 million UOP increase was due to the increased net sales, partially offset by increases in HFCS and PET costs, higher transportation and distribution costs, increased selling, general and administrative expenses, and unfavorable foreign currency translation. Foreign currency translation negatively impacted cost of sales by $6 million.

Critical Accounting Policies

The process of preparing our financial statements in conformity with U.S. GAAP requires the use of estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses. These estimates and judgments are based on historical experience, future expectations and other factors and assumptions we believe to be reasonable under the circumstances. The most significant estimates and judgments are reviewed on an ongoing basis and are revised when necessary. Actual amounts may differ from these estimates and judgments. A summary of our significant accounting policies is contained in Note 2 to our audited combined financial statements included elsewhere in this prospectus.

The most significant estimates and judgments relate to:

•	revenue recognition;

•	valuations of goodwill and other indefinite lived intangibles;

•	stock-based compensation;

•	pension and postretirement benefits; and

•	income taxes.

Revenue Recognition

We recognize sales revenue when all of the following have occurred: (1) delivery, (2) persuasive evidence of an agreement exists, (3) pricing is fixed or determinable, and (4) collection is reasonably assured. Delivery is not considered to have occurred until the title and the risk of loss passes to the customer according to the terms of the contract between us and the customer. The timing of revenue recognition is largely dependent on contract terms. For sales to other customers that are designated in the contract as free-on-board destination, revenue is recognized when the product is delivered to and accepted at the customer’s delivery site.

In addition, we offer a variety of incentives and discounts to bottlers, customers and consumers through various programs to support the distribution and promotion of our products. These incentives and discounts include cash discounts, price allowances, volume based rebates, product placement fees and other financial support for items such as trade promotions, displays, new products, consumer incentives and advertising assistance. These incentives and discounts, which we collectively refer to as trade spend, are reflected as a reduction of gross sales to arrive at net sales. Trade spend for 2007 and 2006 includes the effect of our bottling acquisitions where the amounts of such spend are larger than those related to other parts of our business. The aggregate deductions from gross sales recorded by us in relation to these programs were approximately $3,159 million, $2,440 million and $928 million in 2007, 2006 and 2005, respectively. Net sales are also reported net of sales taxes and other similar taxes.

Goodwill and Other Indefinite Lived Intangible Assets

The majority of our intangible asset balances are made up of goodwill and brands which we have determined to have indefinite useful lives. In arriving at the conclusion that a brand has an indefinite useful life, we review factors such as size, diversification and market share of each brand. We expect to acquire, hold and support brands for an indefinite period through consumer marketing and promotional support. We also consider factors such as our ability to continue to protect the legal rights that arise from these brand names indefinitely or the absence of any regulatory, economic or competitive factors that could truncate the life of the brand name. If the criteria are not met to assign an indefinite life, the brand is amortized over its expected useful life.

We conduct impairment tests on goodwill and all indefinite lived intangible assets annually, as of December 31, or more frequently if circumstances indicate that the carrying amount of an asset may not be recoverable. We use present value and other valuation techniques to make this assessment. If the carrying amount of an intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

Impairment tests for goodwill include comparing the fair value of the respective reporting units, which are our segments, with their carrying amount, including goodwill. Goodwill is evaluated using a two-step impairment test at the reporting unit level. The first step compares the carrying amount of a reporting unit, including goodwill, with its fair value. If the carrying amount of a reporting unit exceeds its fair value, a second step is completed to determine the amount of goodwill impairment loss to record. In the second step, an implied fair value of the reporting unit’s goodwill is determined by allocating the fair value of the reporting unit to all of the assets and liabilities other than goodwill. The amount of impairment loss is equal to the excess of the carrying amount of the goodwill over the implied fair value of that goodwill. See Note 8 to our audited combined financial statements for the years ended December 31, 2007, December 31, 2006 and January 1, 2006, included elsewhere in this prospectus.

The tests for impairment include significant judgment in estimating fair value primarily by analyzing future revenues and profit performance. Assumptions used on our impairment calculations, such as our cost of capital and the appropriate discount rates are based on the best available market information and are consistent with our internal operating forecasts. These assumptions could be negatively impacted by various of the risks discussed in “Risk Factors” in this prospectus.

Stock-Based Compensation

On January 3, 2005, we adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS 123(R)”). SFAS 123(R) requires the recognition of compensation expense in our Combined Statements of Operations related to the fair value of employee share-based awards. Prior to the adoption of SFAS 123(R), we applied Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB25”) and related interpretations when accounting for our stock-based compensation plans. We have selected the modified prospective method of transition; accordingly, prior periods have not been restated. Upon adoption of SFAS 123(R), for awards which are classified as liabilities we were required to reclassify the APB 25 historical compensation cost from equity to liability and to recognize the difference between this and the fair value liability through the statement of operations.

We selected the Black-Scholes option pricing model as the most appropriate method for determining the estimated fair value for stock-based awards. The Black-Scholes option pricing model requires the use of highly subjective and complex assumptions which determine the fair value of stock-based awards, including the option’s expected term, expected volatility of the underlying stock, risk-free rate, and expected dividends. These assumptions significantly affect the stock compensation charges associated with each grant and in the case of liability plans, the cost associated with remeasuring the liability at each balance sheet date. Moreover, changes in forfeiture rates affect the timing and amount of stock compensation expense recognized over the requisite service period.

Under SFAS 123(R), we recognize the cost of all unvested employee stock options on a straight-line attribution basis over their respective vesting periods, net of estimated forfeitures. In addition, prior to the separation, we had certain employee share plans that contained inflation indexed earnings growth performance conditions. SFAS 123(R) requires plans with such performance criteria to be accounted for under the liability method. The liability method, as set out in SFAS 123(R), requires a liability be recorded on the balance sheet until awards have vested. Upon the separation, all awards under these plans vested. Also, in calculating the income statement charge for share awards under the liability method as set out in SFAS 123(R), the fair value of each award must be remeasured at each reporting date until vesting.

The compensation expense related to our stock-based compensation plans is included within “selling, general and administrative expenses” in our Combined Statements of Operations. We recognized approximately $21 million ($13 million net of tax), $17 million ($10 million net of tax) and $22 million ($13 million net of tax) of expense in 2007, 2006 and 2005, respectively. See Note 14 to our audited combined financial statements for a further description of the stock-based compensation plans.

Pension and Postretirement Benefits

We have several pension and postretirement plans covering our employees who satisfy age and length of service requirements. There are seven defined benefit pension plans and three postretirement plans. Depending on the plan, pension and postretirement benefits are based on a combination of factors, which may include salary, age and years of service. One of the seven defined benefit plans is an unfunded pension plan that provides supplemental pension benefits to certain former senior executives, and is accounted for as a defined contribution plan.

Pension expense has been determined in accordance with the principles of SFAS No. 87, Employers’ Accounting for Pensions which requires use of the “projected unit credit” method for financial reporting. We adopted the provisions of SFAS No. 158 Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — An amendment of Financial Accounting Standards Board Statements No. 87, 88, 106, and 132(R) (“SFAS 158”) related to recognizing the funded status of a benefit plan and the disclosure requirements on December 31, 2006. We have elected to defer the change of measurement date as permitted by SFAS 158 until December 31, 2008. Our policy is to fund pension plans in accordance with the requirements of the Employee Retirement Income Security Act. Employee benefit plan obligations and expenses included in the combined financial statements are determined from actuarial analyses based on plan assumptions, employee demographic data, years of service, compensation, benefits and claims paid and employer contributions.

The expense related to the postretirement plans has been determined in accordance with SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions (“SFAS 106”). As provided in SFAS 106, we accrue the cost of these benefits during the years that employees render service to us.

The calculation of pension and postretirement plan obligations and related expenses is dependent on several assumptions used to estimate the present value of the benefits earned while the employee is eligible to participate in the plans. The key assumptions we use in determining the plan obligations and related expenses include: (1) the interest rate used to calculate the present value of the plan liabilities, (2) employee turnover, retirement age and mortality and (3) the expected return on plan assets. Our assumptions reflect our historical experience and our best judgment regarding future performance. Due to the significant judgment required, our assumptions could have a material impact on the measurement of our pension and postretirement obligations and expenses.

See Note 13 to our audited combined financial statements for more information about the specific assumptions used in determining the plan obligations and expenses.

Income Taxes

Prior to our separation from Cadbury on May 7, 2008, we were included in the consolidated tax return of Cadbury’s Americas operations. Our financial statements reflected a tax provision as if we filed our own separate return. Subsequent to the separation, we determine our tax rate based on our annual net income before tax, statutory tax rates, tax planning benefits available to us in the jurisdictions in which we operate and the Tax Indemnity Agreement. Significant judgment is required in determining our annual tax rate and in evaluating our tax positions. We establish reserves when we believe certain positions may be subject to challenge. We adjust these reserves as the facts and circumstances of each position changes.

Deferred taxes are recognized for future tax effects of temporary differences between financial and income tax reporting using rates in effect for the years in which the differences are expected to reverse. We establish valuation allowances for our deferred tax assets when we believe expected future taxable income is not likely to support the use of a deduction or credit in that tax jurisdiction.

We have adopted the provisions of FIN 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) effective January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The establishment of a liability for unrecognized tax benefits requires us to identify whether a tax position is more likely than not to be sustained upon examination by tax authorities and also required us to estimate the largest amount of tax benefit that is greater than 50% likely to be realized upon settlement. Whether a tax position is more likely than not to be sustainable, and determining the largest amount that is more likely than not to be realizable upon settlement, are subject to judgment. Changes in judgment can occur between initial recognition through settlement or ultimate derecognition based upon changes in facts, circumstances and information available at each reporting date. See Note 9 to our audited combined financial statements for additional information related to FIN 48.

Our effective tax rate for 2007 was 39.3%. See Note 9 to our audited combined financial statements.

Liquidity and Capital Resources

The financial information within the following discussion of liquidity and capital resources reflects the effects of the restatement to cash flows for the nine months ended September 30, 2007, as more fully described in Note 19 to our unaudited condensed consolidated financial statements.

Trends and Uncertainties Affecting Liquidity

We believe that the following recent transactions and trends and uncertainties may impact liquidity:

•	We incurred significant third-party debt in connection with the separation. Our debt ratings are Baa3 with a stable outlook from Moody’s Investor Service and BBB- with a negative outlook from Standard & Poor’s;

•	We will continue to make capital expenditures to build new manufacturing capacity, upgrade our existing plants and distribution fleet of trucks, replace and expand our cold drink equipment, make IT investments for IT systems, and from time-to-time invest in restructuring programs in order to improve operating efficiencies and lower costs;

•	We assumed significant pension obligations in connection with the separation; and

•	We may make further acquisitions.

New Financing Arrangements

On March 10, 2008, we entered into arrangements with a group of lenders to provide us with an aggregate of $4.4 billion of financing consisting of a term loan A facility, a revolving credit facility and a bridge loan facility.

On April 11, 2008, these arrangements were amended and restated. The amended and restated arrangements consist of a $2.7 billion senior unsecured credit agreement that provides a $2.2 billion term loan A facility and a $500 million revolving credit facility (collectively, the “senior unsecured credit facility”) and a 364-day bridge credit agreement that provides a $1.7 billion bridge loan facility.

During 2008, we borrowed $2.2 billion under the term loan A facility. We made combined mandatory and optional repayments toward the principal totaling $295 million for the nine months ended September 30, 2008.

We are required to pay annual amortization in equal quarterly installments on the aggregate principal amount of the term loan A equal to: (i) 10% , or $220 million, per year for installments due in the first and second years following the initial date of funding, (ii) 15%, or $330 million, per year for installments due in the third and fourth years following the initial date of funding, and (iii) 50%, or $1.1 billion, for installments due in the fifth year following the initial date of funding.

The revolving credit facility has an aggregate principal amount of $500 million with a term of five years. Up to $75 million of the revolving credit facility is available for the issuance of letters of credit, of which $39 million was utilized as of September 30, 2008. Principal amounts outstanding under the revolving credit facility are due and payable in full at maturity. We may use borrowings under the revolving credit facility for working capital and general corporate purposes.

The senior unsecured credit facility requires us to comply with a maximum total leverage ratio covenant and a minimum interest coverage ratio covenant, as defined in the credit agreement. The senior unsecured credit facility also contains certain usual and customary representations and warranties, affirmative covenants and events of default. As of September 30, 2008, we were in compliance with all covenant requirements.

During 2008, we completed the issuance of $1.7 billion aggregate principal amount of senior unsecured notes (referred to as the “unregistered notes” in this prospectus) consisting of $250 million aggregate principal amount of 6.12% senior notes due 2013, $1.2 billion aggregate principal amount of 6.82% senior notes due 2018, and $250 million aggregate principal amount of 7.45% senior notes due 2038. The weighted average interest cost of the senior unsecured notes is 6.8%. Interest on the senior unsecured notes is payable semi-annually on May 1 and November 1 and is subject to adjustment as defined.

The indenture governing the notes, among other things, limits our ability to incur indebtedness secured by principal properties, to incur certain sale and lease back transactions and to enter into certain mergers or transfers of substantially all of our assets. The notes are guaranteed by substantially all of our existing and future direct and indirect domestic subsidiaries.

On May 7, 2008, upon our separation from Cadbury, the borrowings under the term loan A facility and the net proceeds of the notes were released from the collateral accounts and escrow accounts. We used the funds to settle with Cadbury related party debt and other balances, eliminate Cadbury’s net investment in us, purchase certain assets from Cadbury related to our business and pay fees and expenses related to our credit facilities.

On April 11, 2008, we borrowed $1.7 billion under the bridge loan facility to reduce financing risks and facilitate Cadbury’s separation of us. All of the proceeds from the borrowings were placed into interest-bearing collateral accounts. On April 30, 2008, borrowings under the bridge loan facility were released from the collateral account containing such funds and returned to the lenders and the 364-day bridge loan facility was terminated. Upon the termination of the bridge loan facility, we expensed $21 million of financing fees associated with the facility. Additionally, we incurred $3 million of net interest expense associated with the bridge loan facility.

Cash Management

Prior to separation, our cash was available for use and was regularly swept by Cadbury operations in the United States at its discretion. Cadbury also funded our operating and investing activities as needed. We earned interest income on certain related-party balances. Our interest income has been reduced due to the settlement of the related party balances upon separation and, accordingly, we expect interest income for the remainder of 2008 to be minimal.

Post separation, we fund our liquidity needs from cash flow from operations and amounts available under financing arrangements.

Capital Expenditures

Capital expenditures were $203 million and $123 million for the nine months ended September 30, 2008 and 2007, respectively, and $230 million and $158 million for 2007 and 2006, respectively. Capital expenditures for the nine months ended September 30, 2008, included $9 million of IT assets purchased in connection with our separation from Cadbury. Capital expenditures for all periods primarily consisted of expansion of our capabilities in existing facilities, cold drink equipment and IT investments for new systems. The increase in expenditures for the nine months ended September 30, 2008, was primarily related to early stage costs of a new manufacturing and distribution center in Victorville, California. The increase in 2007 was primarily due to the inclusion of our bottling acquisitions. We continue to expect to incur annual capital expenditures in an amount equal to approximately 5% of our net sales.

Restructuring

We implement restructuring programs from time to time and incur costs that are designed to improve operating effectiveness and lower costs. These programs have included closure of manufacturing plants, reductions in force, integration of back office operations and outsourcing of certain transactional activities. We recorded $31 million of restructuring costs for the nine months ended September 30, 2008, and we expect to incur approximately $12 million of additional pre-tax, non-recurring charges in 2008 with respect to our ongoing restructuring programs. For more information, see Note 9 in to our unaudited condensed consolidated financial statements. We recorded $76 million and $27 million for 2007 and 2006, respectively. For more information, see Note 12 to our audited combined financial statements.

Pension Obligations

Effective January 1, 2008, we separated pension and postretirement plans in which certain of our employees participate and which historically contained participants of our company and other Cadbury global companies. As a result, we re-measured the projected benefit obligation of the separated plans and recorded the assumed liabilities and assets based on the number of our participants. The re-measurement resulted in an increase of approximately $71 million to our other non-current liabilities and a decrease of approximately $66 million to accumulated other comprehensive income, a component of invested equity.

In the third quarter of 2008, our compensation committee approved the suspension of one of our principal defined benefit pension plans. Effective December 31, 2008, participants in the plan will not earn additional benefits for future services or salary increases. However, current participants will be eligible to participate in our defined contribution plan effective January 1, 2009. Accordingly, we recorded a pension curtailment charge of $2 million in the three months ended September 30, 2008.

We contributed $17 million to our pension plans during the nine months ended September 30, 2008, and we do not expect to contribute additional amounts to these plans during the remainder of 2008. We have assessed the impact of recent financial events on our pension asset returns and we anticipate there will be no impact on our ability to meet our 2009 contribution requirements.

Acquisitions

We may make further acquisitions. For example, we may make further acquisitions of regional bottling companies, distributors and distribution rights to further extend our geographic coverage. Any acquisitions may require future capital expenditures and restructuring expenses.

Liquidity

Based on our current and anticipated level of operations, we believe that our proceeds from operating cash flows, together with amounts available under our financing arrangements, will be sufficient to meet our anticipated liquidity needs over at least the next twelve months. Recent global financial events have resulted in the consolidation, failure or near failure of a number of institutions in the banking, insurance and investment banking industries and have substantially reduced the ability of companies to obtain financing. We have assessed the implications of the recent financial events on our current business and determined that these market disruptions have not had a significant impact on our financial position, results of operations or liquidity as of September 30, 2008.

The following table summarizes our cash activity for the nine months ended September 30, 2008 and 2007 and for the three fiscal years 2007, 2006 and 2005 (in millions):

	For the Nine Months
	Ended September 30,		For the Fiscal Year
	2008	2007	2007	2006	2005

Net cash provided by operating activities	$523	$706	$603	$581	$583
Net cash provided by (used in) investing activities	1,175	(1,450)	(1,087)	(502)	283
Net cash (used in) provided by financing activities	(1,523)	742	515	(72)	(815)

Net Cash Provided by Operating Activities

Net cash provided by operating activities was $523 million and $706 million for the nine months ended September 30, 2008 and 2007, respectively. The year over year decrease in cash provided by operating activities of $183 million was primarily driven by our separation from Cadbury. Reflected in the net cash provided by operating activities of $706 million for the nine months ended September 30, 2007, was net cash provided by an increase in related party payables of $350 million which was primarily related to transactions necessary to facilitate our separation from Cadbury. This compared with cash used to pay related party payables of $70 million for the nine months ended September 30, 2008, which was associated with our separation from Cadbury. The $50 million decrease in net income included the write-off of $21 million of deferred financing costs related to our bridge loan facility and an increase of $55 million in deferred income taxes. The remaining increase in cash provided by operating activities was due to improvements in working capital. Working capital improvements included a $51 million favorable decrease in trade accounts receivable due to reduced collection times, a $35 million favorable decrease in inventory due to improved inventory management and lower sales volumes, and a $78 million favorable increase in accounts payable and accrued expenses driven by an increase in interest accruals associated with the $3.9 billion in financing arrangements in 2008 and a decrease in accruals associated with litigation in 2007, partially offset by a decrease in trade accounts payable due to payment timing.

Net cash provided by operating activities in 2007 was $603 million compared to $581 million in 2006. The $22 million increase was primarily due to changes in non-cash adjustments and working capital improvements. The increase in working capital was primarily the result of a $99 million increase in accounts payable and accrued expenses and a $74 million decrease in trade accounts receivable. These changes were partially offset by increases in related party receivables of $55 million, other accounts receivable of $84 million and inventories of $27 million.

Net cash from operating activities in 2006 was $581 million compared to $583 million in 2005. The $2 million decrease was primarily due to a decrease in our cash flows from working capital of $89 million partially offset by an increase in net earnings of $33 million, an increase in depreciation of $46 million and an increase in amortization of $14 million. Changes in working capital were a decreased source of cash flow from operations in 2006 compared to 2005, primarily as a result of a $138 million decrease from accounts payables and accrued expenses, partially offset by a $20 million decrease from receivables.

Net Cash Provided by Investing Activities

Net cash provided by investing activities was $1,175 million for the nine months ended September 30, 2008, compared to net cash used in investing activities of $1,450 million for the nine months ended September 30, 2007. The increase of $2,625 million in cash provided by investing activities for the nine months ended September 30, 2008, compared with the nine months ended September 30, 2007, was primarily attributable to related party notes receivable due to the separation from Cadbury. For the nine months ended September 30, 2007, cash provided by net issuances of related party notes receivable totaled $1,304 million compared with cash used by net repayments of related party notes receivable of $1,375 million for the nine months ended September 30, 2008. We increased capital expenditures by $80 million in the current year, primarily due to early stage costs of a new manufacturing and distribution center in Victorville, California. Capital asset investments for both years primarily consisted of expansion of our capabilities in existing facilities, replacement of existing cold drink equipment, IT investments for new systems, and upgrades to the vehicle fleet. Additionally, cash used in investing activities for the nine months ended September 30, 2007, included $20 million of net cash used in the acquisition of SeaBev.

Net cash used in investing activities in 2007 was $1,087 million compared to $502 million in 2006. The increase of $585 million was primarily attributable to the issuance of notes receivable for $1,846 million, partially offset by $842 million due to the repayment of notes receivable and a decrease of $405 million for acquisitions, principally the acquisition in 2006 of the remaining 55% interest in DPSUBG.

Net cash used in investing activities in 2006 was $502 million compared to $283 million provided by investing activities in 2005. The $785 million increase in 2006 was primarily due to the acquisition of the remaining 55% interest in DPSUBG, higher purchases of property, plant, and equipment, and lower proceeds from asset sales.

Net Cash Provided by Financing Activities

Net cash used in financing activities was $1,523 million for the nine months ended September 30, 2008 compared to net cash provided by financing activities of $742 million for the nine months ended September 30, 2007. The increase of $2,265 million in cash used in financing activities was driven by the change in Cadbury’s investment as part of our separation from Cadbury. This increase was partially offset by the issuances and payments on long-term debt.

The following table summarizes the issuances and payments of third party and related party debt for the nine months ending September 30, 2008 and 2007 (in millions):

	For the Nine Months Ended
	September 30,
	2008	2007

Issuances of Third Party Debt:
Senior unsecured credit facility	$2,200	$—
Senior unsecured notes	1,700	—
Bridge loan facility	1,700	—

Total issuances of debt	$5,600	$—

Payments on Third Party Debt:
Senior unsecured credit facility	$(295)	$—
Bridge loan facility	(1,700)	—
Other payments	(3)	—

Total payments on debt	$(1,998)	$—

Net change in third party debt	$3,602	$—

	For the Nine Months Ended
	September 30,
	2008	2007

Issuances of Related Party Debt:
Issuances of related party debt	$1,615	$2,803

Payments on Related Party Debt:
Payments on related party debt	$(4,664)	$(3,232)

Net change in related party debt	$(3,049)	$(429)

Net cash provided by financing activities in 2007 was $515 million compared to $72 million used in financing activities in 2006. The $587 million increase in 2007 was due to higher levels of debt issuances and net investment transactions with Cadbury, partially offset by increases in debt repayment.

Net cash used in financing activities in 2006 was $72 million compared to $815 million in 2005. The $743 million decrease in 2006 was primarily due to increases in net long-term debt and net investment transactions with, and cash distributions to, Cadbury.

Cash and Cash Equivalents

Cash and cash equivalents were $239 million as of September 30, 2008, an increase of $172 million from $67 million as of December 31, 2007. The increase was primarily due to our separation from Cadbury. Historically, our excess cash was regularly swept by Cadbury. As part of the separation transaction, Cadbury was required to leave at least $100 million in cash for our use for working capital and general corporate purposes. In addition, Cadbury funded $72 million in transaction related costs to be paid post separation.

As a newly separated company, we will maintain a higher level of liquidity in the current credit market environment and manage our peaks by a build and subsequent reduction in cash. Our cash balances will be used to fund working capital requirements, scheduled debt payments, interest payments, capital expenditures and income tax obligations. Cash available in our foreign operations may not be immediately available for these purposes. Foreign cash balances constitute approximately 41% of our total cash position as of September 30, 2008.

Contractual Commitments and Obligations

We enter into various contractual obligations that impact, or could impact, our liquidity. The following table summarizes our contractual obligations and contingencies at December 31, 2007, for which there have been no material changes through September 30, 2008 (in millions). See Notes 10 and 13 to our audited combined financial statements included elsewhere in this prospectus for additional information regarding the items described in this table.

		Payments Due in Year
							After
	Total	2008	2009	2010	2011	2012	2012

Capital leases(1)	$21	$2	$3	$3	$3	$3	$7
Operating leases(2)	281	72	53	45	36	29	46
Purchase obligations(3)	122	36	24	20	11	10	21
Other long-term liabilities(4)	44	4	4	4	4	4	24

(1)	Amounts represent capitalized lease obligations, net of interest. Interest in respect of capital leases is included under the caption “Interest payments” on this table.

(2)	Amounts represent minimum rental commitment under non-cancelable operating leases.

(3)	Amounts represent payments under agreements to purchase goods or services that are legally binding and that specify all significant terms, including long-term contractual obligations.

(4)	Amounts represent estimated pension and postretirement benefit payments for U.S. and non-U.S. defined benefit plans.

In connection with our separation from Cadbury, we incurred significant third-party debt and amounts payable to Cadbury. The table below summarizes our contractual obligations and contingencies to reflect the third-party debt and amounts due to Cadbury as of September 30, 2008 (in millions):

		Payments Due in Year
							After
	Total	2008	2009	2010	2011	2012	2012

Senior unsecured credit facility	$1,905	$—	$90	$302.5	$330	$907.5	$275
Senior unsecured notes	1,700	—	—	—	—	—	1,700
Interest payments(1)	1,160	136	220	208	206	177	213
Payable to Cadbury(2)	137	1	21	10	10	10	85

(1)	Amounts represent our estimated interest payments based on projected interest rates for floating rate debt and specified interest rates for fixed rate debt.

(2)	Additional amounts payable to Cadbury of approximately $11 million are excluded from the table above as due to uncertainty regarding the timing of payments associated with these liabilities we are unable to make a reasonable estimate of the amount and period for which these liabilities might be paid.

In accordance with the provisions of FIN 48, we had $521 million of unrecognized tax benefits as of September 30, 2008. The table above does not reflect any payments we may be required to make in respect of tax matters for which we have established reserves in accordance with FIN 48. Due to uncertainty regarding the timing of payments associated with these liabilities, we are unable to make a reasonable estimate of the amount and period for which these liabilities might be paid and therefore are not included in the above table.

Through September 30, 2008, there have been no material changes to the amounts relating to capital and operating leases, purchase obligations and other liabilities in the contractual obligation table.

Effect of Recent Accounting Pronouncements

In October 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active (“FSP 157-3”).

FSP 157-3 clarifies the application of FASB Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”), in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP 157-3 was effective for us on September 30, 2008, for all financial assets and liabilities recognized or disclosed at fair value in our condensed consolidated financial statements on a recurring basis. The adoption of this provision did not have a material impact on our condensed consolidated financial statements.

In September 2008, the FASB issued FASB Staff Position No. 133-1 and FIN 45-4, Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161 (“FSP 133-1”). FSP 133-1 amends and enhances disclosure requirements for sellers of credit derivatives and financial guarantees. FSP 133-1 also clarifies the effective date of SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS 161”). We are currently evaluating the effect, if any, that the adoption of FSP 133-1 will have on our consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements for nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. SFAS 162 will be effective 60 days following the SEC’s approval. We do not expect that this statement will result in a change in our current practice.

In April 2008, the FASB issued FASB Staff Position No. 142-3, Determination of the Useful Life of Intangible Assets (“FSP 142-3”). FSP 142-3 amends the factors that should be considered in developing assumptions about renewal or extension used in estimating the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). This standard is intended to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141(R)”) and other GAAP. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The measurement provisions of this standard will apply only to intangible assets acquired after the effective date.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133 (“SFAS 161”). SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities, requiring enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS 133, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS 161 is effective for fiscal years beginning after November 15, 2008. We will provide the required disclosures for all our filings for periods subsequent to the effective date.

In December 2007, the FASB issued SFAS 141(R). SFAS 141(R) will significantly change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. Some of the changes, such as the accounting for contingent consideration, will introduce more volatility into earnings. SFAS 141(R) is effective for us beginning January 1, 2009, and we will apply SFAS 141(R) prospectively to all business combinations subsequent to the effective date.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51 (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and the deconsolidation of a subsidiary and also establishes disclosure requirements that clearly identify and distinguish between the controlling and noncontrolling interests and requires the separate disclosure of income attributable to the controlling and noncontrolling interests. SFAS 160 is effective for fiscal years beginning after December 15, 2008. We will apply SFAS 160 prospectively to all applicable transactions subsequent to the effective date.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities Including an amendment to FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value of option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 was effective for us on January 1, 2008. The adoption of SFAS No. 159 did not have a material impact on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements about fair value measurements. SFAS 157 is effective for us January 1, 2008. However, in February 2008, the FASB released FASB Staff Position FAS 157-2, Effective Date of FASB Statement No. 157 (“FSP FAS 157-2”), which delayed the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of SFAS 157 for our financial assets and liabilities did not have a material impact on our consolidated financial statements. We do not believe the adoption of SFAS 157 for our non-financial assets and liabilities, effective January 1, 2009, will have a material impact on our consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Inflation

The principal effect of inflation on our operating results is to increase our costs. Subject to normal competitive market pressures, we seek to mitigate the impact of inflation by raising prices.

We are exposed to market risks arising from changes in market rates and prices, including movements in foreign currency exchange rates, interest rates, and commodity prices.

Foreign Exchange Risk

Prior to the separation, Cadbury managed foreign currency risk on a centralized basis on our behalf. It was Cadbury’s practice not to hedge translation exposure. The majority of our net sales, expenses, and capital purchases are transacted in United States dollars. However, we do have some exposure with respect to foreign exchange rate fluctuations. Our primary exposure to foreign exchange rates is the Canadian dollar and Mexican peso against the U.S. dollar. Exchange rate gains or losses related to foreign currency transactions are recognized as transaction gains or losses in our income statement as incurred. Foreign exchange forward contracts in existence prior to the separation relating to our business were settled with any gain or loss transferred to us. Following the separation, we may use derivative instruments such as foreign exchange forward and option contracts to manage our exposure to changes in foreign exchange rates. For the period ending September 30, 2008, there were no contracts outstanding.

Interest Rate Risk

Prior to the separation, Cadbury managed interest rate risk on a centralized basis on our behalf through the use of interest rate swap agreements and other risk management instruments. Following the separation, we centrally manage our debt portfolio and monitor our mix of fixed-rate and variable rate debt.

We are subject to floating interest rate risk with respect to our long-term debt under the credit facilities. The principal interest rate exposure relates to amounts borrowed under our term loan A facility. We incurred $2.2 billion of debt with floating interest rates under this facility. A change in the estimated interest rate on the outstanding $1.9 billion of borrowings under the term loan A facility up or down by 1% will increase or decrease our earnings before provision for income taxes by approximately $19 million, respectively, on an annual basis. We will also have interest rate exposure for any amounts we may borrow in the future under the revolving credit facility.

We utilize interest rate swaps, to manage our exposure to changes in interest rates. During the third quarter of 2008, we entered into interest rate swaps to convert variable interest rates to fixed rates. The swaps were effective as of September 30, 2008. The notional amount of the swaps is $500 million and $1,200 million with a duration of six months and 15 months, respectively, and convert variable interest rates to fixed rates of 4.8075% and 5.27125%, respectively.

Commodity Risks

We are subject to market risks with respect to commodities because our ability to recover increased costs through higher pricing may be limited by the competitive environment in which we operate. Our principal commodities risks relate to our purchases of aluminum, corn (for high fructose corn syrup), natural gas (for use in processing and packaging), PET and fuel.

Prior to the separation, Cadbury managed hedging of certain commodity costs on a centralized basis on our behalf through forward contracts for commodities. The use of commodity forward contracts has enabled Cadbury to obtain the benefit of guaranteed contract performance on firm priced contracts offered by banks, the exchanges and their clearing houses. Commodities forward contracts in existence prior to the separation relating to our business were settled with any gain or loss transferred to us.

Following the separation, we utilize commodities forward contracts and supplier pricing agreements to hedge the risk of adverse movements in commodity prices for limited time periods for certain commodities. The fair market value of these contracts as of September 30, 2008, was a liability of less than $1 million.

BUSINESS

Our Company

We are a leading integrated brand owner, bottler and distributor of non-alcoholic beverages in the United States, Canada and Mexico with a diverse portfolio of flavored (non-cola) CSDs and NCBs, including ready-to-drink teas, juices, juice drinks and mixers. We have some of the most recognized beverage brands in North America, with significant consumer awareness levels and long histories that evoke strong emotional connections with consumers.

The following table provides highlights about our company and our key brands:

• #1 flavored CSD company in the United States

• More than 75% of our volume from brands that are either #1 or #2 in their category

• #3 North American liquid refreshment beverage business

• $5.7 billion of net sales in 2007 from the United States (89%), Canada (4%) and Mexico and the Caribbean (7%)

• $1.0 billion of income from operations in 2007

Our Key Brands

• #1 in its flavor category and #2 overall flavored CSD in the United States

• Distinguished by its unique blend of 23 flavors and loyal consumer following

• Flavors include regular, diet and “Soda Fountain Classics” line extensions

• Oldest major soft drink in the United States, introduced in 1885

• A leading ready-to-drink tea in the United States

• Teas include premium Snapple teas and super premium white, green, red and black teas

• Brand also includes premium juices, juice drinks and recently launched enhanced waters

• Founded in Brooklyn, New York in 1972

• #2 lemon-lime CSD in the United States

• Re-launched in 2006 as the only major lemon-lime CSD with all-natural flavors and no artificial preservatives

• Flavors include regular, diet and cherry

• The original “Un-Cola,” created in 1929

• #1 apple juice and #1 apple sauce brand in the United States

• Juice products include apple and other fruit juices, Mott’s Plus and Mott’s for Tots

• Apple sauce products include regular, unsweetened, flavored and organic

• Brand began as a line of apple cider and vinegar offerings in 1842

• #1 orange CSD in the United States • Flavors include orange, diet and other fruits • Licensed to us as a soft drink by the Sunkist Growers Association since 1986

• #1 fruit punch brand in the United States

• Brand includes a variety of fruit flavored and reduced calorie juice drinks

• Developed originally as an ice cream topping known as “Leo’s Hawaiian Punch” in 1934

• #1 root beer in the United States • Flavors include regular and diet root beer and cream soda • A classic all-American soda first sold at a veteran’s parade in 1919

• #1 ginger ale in the United States and Canada • Brand includes club soda, tonic and other mixers • Created in Toronto, Canada in 1904 and introduced in the United States in 1919

• #2 ginger ale in the United States and Canada • Brand includes club soda, tonic and other mixers • First carbonated beverage in the world, invented in 1783

• #1 grapefruit CSD in the United States and #2 grapefruit CSD in Mexico • Flavors include regular, diet and ruby red • Founded in 1938

• A leading spicy tomato juice brand in the United States, Canada and Mexico • Key ingredient in Canada’s popular cocktail, the Bloody Caesar • Created in 1969

• #1 carbonated mineral water brand in Mexico • Brand includes Flavors, Twist and Naturel • Mexico’s oldest mineral water, founded in 1928

• #1 portfolio of mixer brands in the United States • #1 mixer brand (Mr & Mrs T) in the United States • Leading mixers (Margaritaville and Rose’s) in their flavor categories

Note:  All information regarding the beverage market in the United States is from Beverage Digest, and, except as otherwise indicated, is from 2006. All information regarding the beverage markets in Canada and Mexico is from Canadean and is from 2006. All information regarding our brand market positions in the United States is from ACNielsen and is based on retail dollar sales in 2007. All information regarding our brand market positions in Canada is from ACNielsen and is based on volume in 2007. All information regarding our brand market positions in Mexico is from Canadean and is based on volume in 2007. For a description of the different methodologies used by these sources (including sales channels covered), see “Market and Industry Data.”

The Sunkist, Rose’s and Margaritaville logos are registered trademarks of Sunkist Growers, Inc., Cadbury Ireland Limited and Margaritaville Enterprises, LLC, respectively, in each case used by us under license. All other logos in the table above are registered trademarks of DPS or its subsidiaries.

Creation of Our Business

We have built our business over the last 25 years, through a series of strategic acquisitions, into an integrated brand owner, bottler and distributor that is now the third largest liquid refreshment beverage company in North America, according to Beverage Digest and Canadean. These acquisitions include:

•	1980’s-mid-1990’s — We began building on our then existing Schweppes business by adding brands such as Mott’s, Canada Dry, Sunkist and A&W. We also acquired the Peñafiel business in Mexico.

•	1995 — We acquired Dr Pepper/Seven Up, Inc. (having previously made minority investments in the company), increasing our share of the U.S. CSD market segment from under 5% to approximately 15%, as measured by volume, according to Beverage Digest.

•	1999 — We acquired a 40% (increased to 45% in 2005) interest in DPSUBG, which was then our largest independent bottler.

•	2000 — We acquired Snapple and other brands, significantly increasing our share of the U.S. NCB market segment.

•	2003 — We created Cadbury Schweppes Americas Beverages by integrating the way we manage our four North American businesses (Mott’s, Snapple, Dr Pepper/Seven Up and Mexico).

•	2006/2007 — We acquired the remaining 55% of DPSUBG and several smaller bottlers and integrated them into our Bottling Group operations, thereby expanding our geographic coverage.

Formation of Our Company and Separation from Cadbury

Prior to ownership of Cadbury’s beverage business in the United States, Canada, Mexico and the Caribbean (the “Americas Beverages business”), our company did not have any operations. We conduct operations in the United States, Canada, Mexico and parts of the Caribbean.

On May 7, 2008, Cadbury separated its Americas Beverages business from its global confectionery business by contributing the subsidiaries that operated its Americas Beverages business to us. In return for the transfer of the Americas Beverages business, we distributed our common stock to Cadbury plc shareholders. As of the date of distribution, a total of 800 million shares of our common stock, par value $0.01 per share, and 15 million shares of our preferred stock, all of which are undesignated, were authorized. On the date of distribution, 253.7 million shares of our common stock were issued and outstanding and no shares of preferred stock were issued. On May 7, 2008, we became an independent publicly-traded company listed on the New York Stock Exchange under the symbol “DPS”.

In connection with separation, we entered into a Separation and Distribution Agreement, Transition Services Agreement, Tax Sharing and Indemnification Agreement (“Tax Indemnity Agreement”) and Employee Matters Agreement with Cadbury, each dated as of May 1, 2008.

Our Business Today

Today, we are a leading integrated brand owner, bottler and distributor of non-alcoholic beverages in the United States, Mexico and Canada, the first, second and tenth, largest beverage markets by CSD volume, respectively, according to Beverage Digest and Canadean. We also distribute our products in the Caribbean. In 2007, 89% of our net sales were generated in the United States, 4% in Canada and 7% in Mexico and the Caribbean. We sold 1.6 billion equivalent 288 ounce cases in 2007.

In the CSD market segment in the United States and Canada, we participate primarily in the flavored CSD category. Our key brands are Dr Pepper, 7UP, Sunkist, A&W and Canada Dry, and we also sell regional and smaller niche brands. In the CSD market segment we are primarily a manufacturer of beverage concentrates and fountain syrups. Beverage concentrates are highly concentrated proprietary flavors used to make syrup or finished beverages. We manufacture beverage concentrates that are used by our own bottling operations as well as sold to third-party bottling companies. According to ACNielsen, we had an 18.8% share of the U.S. CSD market segment in 2007 (measured by retail sales), which increased from 18.5% in 2006. We also manufacture fountain syrup that we sell to the foodservice industry directly, through bottlers or through third parties.

In the NCB market segment in the United States, we participate primarily in the ready-to-drink tea, juice, juice drinks and mixer categories. Our key NCB brands are Snapple, Mott’s, Hawaiian Punch and Clamato, and we also sell regional and smaller niche brands. We manufacture most of our NCBs as ready-to-drink beverages and distribute them through our own distribution network and through third parties or direct to our customers’ warehouses. In addition to NCB beverages, we also manufacture Mott’s apple sauce as a finished product.

In Mexico and the Caribbean, we participate primarily in the carbonated mineral water, flavored CSD, bottled water and vegetable juice categories. Our key brands in Mexico include Peñafiel, Squirt, Clamato and Aguafiel. In Mexico, we manufacture and sell our brands through both our own bottling operations and third-party bottlers, as we do in our U.S. CSD business. In the Caribbean, we distribute our products solely through third-party distributors and bottlers. According to Canadean, we are the #3 CSD company in Mexico (as measured by volume in 2007) and had a 14.8% share of the Mexican flavored CSD category.

In 2007, we bottled and/or distributed approximately 45% of our total products sold in the United States (as measured by volume). In addition, our bottling and distribution businesses distribute a variety of brands owned by third parties in specified licensed geographic territories.

We believe our brand ownership, bottling and distribution are more integrated than the U.S. operations of our principal competitors and that this differentiation provides us with a competitive advantage. We believe our integrated business model:

•	Strengthens our route-to-market by creating a third consolidated bottling system, our Bottling Group, in addition to the Coca-Cola affiliated and PepsiCo affiliated systems. In addition, by owning a significant portion of our bottling and distribution network we are able to improve focus on our brands, especially certain of our brands such as 7UP, Sunkist, A&W and Snapple, which do not have a large presence in the Coca-Cola affiliated and PepsiCo affiliated bottler systems.

•	Provides opportunities for net sales and profit growth through the alignment of the economic interests of our brand ownership and our bottling and distribution businesses. For example, we can focus on maximizing profitability for our company as a whole rather than focusing on profitability generated from either the sale of concentrates or the bottling and distribution of our products.

•	Enables us to be more flexible and responsive to the changing needs of our large retail customers including by coordinating sales, service, distribution, promotions and product launches.

•	Allows us to more fully leverage our scale and reduce costs by creating greater geographic manufacturing and distribution coverage.

Our Strengths

The key strengths of our business are:

Strong portfolio of leading, consumer-preferred brands.  We own a diverse portfolio of well-known CSD and NCB brands. Many of our brands enjoy high levels of consumer awareness, preference and loyalty rooted in their rich heritage, which drive their market positions. Our diverse portfolio provides our bottlers, distributors and retailers with a wide variety of products and provides us with a platform for growth and profitability. We are the #1 flavored CSD company in the United States. In addition, we are the only major beverage concentrate manufacturer with year-over-year market share growth in the CSD market segment in each of the last four years. Our largest brand, Dr Pepper, is the #2 flavored CSD in the United States, according to ACNielsen, and our Snapple brand is a leading ready-to-drink tea. Overall, in 2007, more than 75% of our volume was generated by brands that hold either the #1 or #2 position in their category. The strength of our key brands has allowed us to launch innovations and brand extensions such as Dr Pepper Soda Fountain Classics, Mott’s for Tots and Snapple Antioxidant Waters.

Integrated business model.  We believe our brand ownership, bottling and distribution are more integrated than the U.S. operations of our principal competitors and that this differentiation provides us with a competitive advantage. Our integrated business model strengthens our route-to-market and enables us to improve focus on our brands, especially certain of our brands such as 7UP, Sunkist, A&W and Snapple, which do not have a large presence in the Coca-Cola affiliated and PepsiCo affiliated bottler systems. Our integrated business model also provides opportunities for net sales and profit growth through the alignment of the economic interests of our brand ownership and our bottling and distribution businesses. For example, we can focus on maximizing profitability for our company as a whole rather than focusing on profitability generated from either the sale of concentrates or the bottling and distribution of our products.

Strong customer relationships.  Our brands have enjoyed long-standing relationships with many of our top customers. We sell our products to a wide range of customers, from bottlers and distributors to national retailers, large foodservice and convenience store customers. We have strong relationships with some of the largest bottlers and distributors, including those affiliated with Coca-Cola and PepsiCo, some of the largest and most important retailers, including Wal-Mart, Safeway, Kroger and Target, some of the largest food service customers, including McDonald’s, Yum! and Burger King, and convenience store customers, including 7-Eleven. Our portfolio of strong brands, operational scale and experience across beverage segments has enabled us to maintain strong relationships with our customers.

Attractive positioning within a large, growing and profitable market.  We hold the #3 position in each of the United States, Canada and Mexico, three of the top ten beverage markets by CSD volume, according to Beverage Digest and Canadean. We believe that these markets are well-positioned to benefit from emerging consumer trends such as the need for convenience and the demand for products with health and wellness benefits. In addition, we participate in many of the growing categories in the liquid refreshment beverage market, such as ready-to-drink teas. We do not participate significantly in colas, which have declined in CSD volume share from 70.0% in 1991 to 56.6% in 2007 in the United States, according to Beverage Digest. We also do not participate significantly in the bottled water market segment, which we believe is a highly competitive and generally low margin market segment.

Broad geographic manufacturing and distribution coverage.  As of December 31, 2007, we had 21 manufacturing facilities and approximately 200 distribution centers in the United States, as well as 4 manufacturing facilities and approximately 25 distribution centers in Mexico. These facilities use a variety of manufacturing processes. In addition, our warehouses are generally located at or near bottling plants and geographically dispersed across the region to ensure our product is available to meet consumer demand. We actively manage transportation of our products using our own fleet of more than 5,000 delivery trucks, as well as third-party logistics providers on a selected basis. Following our recent bottling acquisitions and manufacturing investments, we now have greater geographic coverage with strategically located manufacturing and distribution capabilities, enabling us to better align our operations with our customers, reduce transportation costs and have greater control over the timing and coordination of new product launches.

Strong operating margins and significant, stable cash flows.  The breadth and strength of our brand portfolio have enabled us to generate strong operating margins which, combined with our relatively modest capital expenditures, have delivered significant and stable cash flows. These cash flows create stockholder value by enabling us to consider a variety of alternatives, such as investing in our business, reducing debt and returning capital to our stockholders.

Experienced executive management team.  Our executive management team has an average of more than 20 years of experience in the food and beverage industry. The team has broad experience in brand ownership, bottling and distribution, and enjoys strong relationships both within the industry and with major customers. In addition, our management team has diverse skills that support our operating strategies, including driving organic growth through targeted and efficient marketing, reducing operating costs, enhancing distribution efficiencies, aligning manufacturing and bottling and distribution interests and executing strategic acquisitions.

Our Strategy

The key elements of our business strategy are to:

Build and enhance leading brands.  We have a well-defined portfolio strategy to allocate our marketing and sales resources. We use an on-going process of market and consumer analysis to identify key brands that we believe have the greatest potential for profitable sales growth. For example, in 2006 and 2007, we continued to enhance the Snapple portfolio by launching brand extensions with functional benefits, such as super premium teas and juice drinks and Snapple Antioxidant Waters. Also, in 2006, we relaunched 7UP with 100% natural flavors and no artificial preservatives, thereby differentiating the 7UP brand from other major lemon-lime CSDs. We intend to continue to invest most heavily in our key brands to drive profitable and sustainable growth by strengthening consumer awareness, developing innovative products and brand extensions to take advantage of evolving consumer trends, improving distribution and increasing promotional effectiveness.

Focus on opportunities in high growth and high margin categories.  We are focused on driving growth in our business in selected profitable and emerging categories. These categories include ready-to-drink teas, energy drinks and other functional beverages. For example, we recently launched Snapple super premium teas and juices and Snapple enhanced waters. We also intend to capitalize on opportunities in these categories through brand extensions, new product launches and selective acquisitions of brands and distribution rights. For example, we believe we are well-positioned to enter into new distribution agreements for emerging, high-growth third party brands in new categories that can use our bottling and distribution network. We can provide these new brands with distribution capability and resources to grow, and they provide us with exposure to growing segments of the market with relatively low risk and capital investment.

Increase presence in high margin channels and packages.  We are focused on improving our product presence in high margin channels, such as convenience stores, vending machines and small independent retail outlets, through increased selling activity and significant investments in coolers and other cold drink equipment. We intend to significantly increase the number of our branded coolers and other cold drink equipment over the next few years, which we believe will provide an attractive return on investment. We also intend to increase demand for high margin products like single-serve packages for many of our key brands through increased promotional activity and innovation such as the successful introduction of our A&W “vintage” 20 ounce bottle.

Leverage our integrated business model.  We believe our integrated brand ownership, bottling and distribution business model provides us opportunities for net sales and profit growth through the alignment of the economic interests of our brand ownership and our bottling and distribution businesses. We intend to leverage our integrated business model to reduce costs by creating greater geographic manufacturing and distribution coverage and to be more flexible and responsive to the changing needs of our large retail customers by coordinating sales, service, distribution, promotions and product launches. For example, we intend to concentrate more of our manufacturing in multi-product, regional manufacturing facilities, including by opening a new plant in Southern California and investing in expanded capabilities in several of our existing facilities within the next several years.

Strengthen our route-to-market through acquisitions.  The acquisition and creation of our Bottling Group is part of our longer-term initiative to strengthen the route-to-market for our products. We believe additional acquisitions of regional bottling companies will broaden our geographic coverage in regions where we are currently under-represented, enhance coordination with our large retail customers, more quickly address changing customer demands, accelerate the introduction of new products, improve collaboration around new product innovations and expand our coverage of high margin channels.

Improve operating efficiency.  As of September 30, 2008, we have substantially completed a restructuring of our organization that we commenced in October 2007. We believe our restructuring will reduce our selling, general and administrative expenses and improve our operating efficiency. In addition, the integration of recent acquisitions into our Bottling Group has created the opportunity to improve our manufacturing, warehousing and distribution operations. For example, we have been able to create multi-product manufacturing facilities (such as our Irving, Texas facility) which provide a region with a wide variety of our products at reduced transportation and co-packing costs.

Our Business Operations

We operate our business in four segments: Beverage Concentrates, Finished Goods, Bottling Group and Mexico and the Caribbean.

Beverage Concentrates

Our Beverage Concentrates segment is a brand ownership business. In this segment we manufacture beverage concentrates and syrups in the United States and Canada. Most of the brands in this segment are CSD brands. In 2007, our Beverage Concentrates segment had net sales of $1.3 billion (before elimination of intersegment transactions).

In 2007, Dr Pepper, our largest CSD brand, represented approximately one-half of our Beverage Concentrates segment net sales and volume of over half a billion case sales, with each case representing 288 fluid ounces of finished beverage. 7UP, Sunkist, A&W and Canada Dry together represented approximately 30% of our Beverage Concentrates net sales. Other brands in our Beverage Concentrates segment include: Schweppes, RC, Diet Rite, Vernors, Squirt, Sundrop, Welch’s and Country Time and the concentrate forms of Hawaiian Punch and Snapple.

We are the industry leader in flavored CSDs with a 36.5% market share in the United States for 2007, as measured by retail sales according to ACNielsen. We are also the third largest CSD brand owner as measured by 2007 retail sales in the United States and Canada and we own a leading brand in most of the CSD categories in which we compete.

Almost all of our beverage concentrates are manufactured at our plant in St. Louis, Missouri. The beverage concentrates are shipped to third-party bottlers, as well as to our own Bottling Group, who combine the beverage concentrates with carbonation, water and sweeteners, package it in PET and glass bottles and aluminum cans, and sell it as a finished CSD to retailers. Concentrate prices historically have been reviewed and adjusted on an annual basis.

Syrup is shipped to fountain customers, such as fast food restaurants, who mix the syrup with water and carbonation to create a finished beverage at the point of sale to consumers. Dr Pepper represents most of our fountain channel net sales. In 2007, net sales to the fountain channel constituted approximately 37% of our Dr Pepper beverage concentrates and syrup net sales and approximately 18% of our total CSD concentrates and syrup net sales were to the fountain channel.

Our Beverage Concentrates brands are sold by our bottlers, including our own Bottling Group, through all major retail channels including supermarkets, fountains, mass merchandisers, club stores, vending machines, convenience stores, gas stations, small groceries, drug chains and dollar stores. Unlike the majority of our other CSD brands, approximately three-fourths of Dr Pepper volumes are distributed through the Coca-Cola affiliated and PepsiCo affiliated bottler systems.

Coca-Cola Enterprises and Pepsi Bottling Group each constitute between 10% to 15% of the volume of our Beverage Concentrates segment.

We expect that our CSD brands will continue to play a central role in our brand portfolio. We intend to continue to invest in our CSD brands and focus on expanding distribution, increasing our offerings of CSDs packaged for immediate consumption, concentrating on growing demographics such as the Hispanic population and broadening our brands’ consumer base to geographic regions of the United States where we are under-represented. For example, we plan to capitalize on the opportunities that we believe exist for the Dr Pepper brand on the east and west coasts and elsewhere in the Northeast, while continuing to develop increased consumption in the heartland markets (including Texas, Oklahoma, Louisiana and Arkansas) where the brand historically has enjoyed strong consumer appeal. In addition, we plan to continue to grow Diet Dr Pepper through increased fountain availability, consumer trial and selective product innovation.

Finished Goods

Our Finished Goods segment is a brand ownership and a bottling business and, to a lesser extent, a distribution business. In this segment, we primarily manufacture and distribute finished beverages and other products in the United States and Canada. Most of the beverages in this segment are NCBs (such as ready-to-drink teas, juice and juice drinks). Although there are sales of Snapple in all of our segments, most of our sales of Snapple are included in the Finished Goods segment. In 2007, our Finished Goods segment had net sales of $1.6 billion (before elimination of intersegment transactions).

In 2007, Snapple, our largest brand in our Finished Goods segment, represented approximately 26% of our Finished Goods segment net sales. Mott’s, Hawaiian Punch and Clamato together represented more than 40% of our Finished Goods segment net sales. The other brands in our Finished Goods segment include: Nantucket Nectars, Yoo-Hoo, Orangina, Mistic, Mr and Mrs T, Rose’s, Margaritaville, Stewart’s, Crush and IBC.

We are the third largest manufacturer of NCBs by retail sales in the U.S. behind Coca-Cola and PepsiCo., according to ACNielsen.

Our Finished Goods products are manufactured in several facilities across the United States and are distributed to retailers and their warehouses by our own distribution network or third-party distributors. The raw materials used to manufacture our finished beverages include aluminum cans and ends, glass bottles, PET bottles and caps, HFCS and juices.

We sell our Finished Goods brands through all major retail channels, including supermarkets, fountains, mass merchandisers, club stores, vending machines, convenience stores, gas stations, small groceries, drug chains and dollar stores. In 2007, Wal-Mart Stores, Inc., the largest customer of our Finished Goods segment, accounted for approximately 16% of our net sales in this segment.

We plan to continue to invest in our NCB brands and focus on enhancing our leading NCB brands and capitalizing on opportunities in high growth products and high margin product categories. For example, we plan to continue to revitalize the Snapple brand as a complete line of ready-to-drink teas, juices and waters by building on the momentum from the recent launches of super premium teas and investing in a new Snapple functional water offering while continuing to develop our existing premium tea and juice businesses.

Bottling Group

Our Bottling Group segment is a bottling and distribution business. In this segment, we manufacture and distribute finished beverages, including our brands, third-party owned brands and certain private label beverages in the United States. The Bottling Group’s primary business is manufacturing, bottling, selling and distributing finished beverages using both beverage concentrates purchased from brand owners (including our Beverage Concentrates segment) and finished beverages purchased from brand owners and bottlers (primarily our Finished Goods segment). In addition, a small portion of our Bottling Group net sales come from bottling beverages and other products for private label owners or others for a fee (which we refer to as co-packing). In 2007, our Bottling Group segment had net sales of $3.1 billion (before elimination of intersegment transactions).

We are the fourth largest bottler in the United States by net sales.

Approximately three-fourths of our 2007 Bottling Group net sales of branded products come from our own brands, such as Snapple, Mistic, Stewart’s, Nantucket Nectars and Yoo-Hoo, with the remaining from the distribution of third-party brands such as FIJI mineral water and Big Red soda. Although the majority of our Bottling Group’s net sales relate to our brands, we also provide a route-to-market for many third-party brand owners seeking effective distribution for their new and emerging brands. These brands give us exposure in certain markets to fast growing segments of the beverage industry with minimal capital investment.

The majority of the Bottling Group’s sales are through direct store delivery supported by a fleet of more than 5,000 trucks and approximately 9,000 employees, including sales representatives, merchandisers, drivers and warehouse workers. Our Bottling Group’s product portfolio is sold within the United States through approximately 200,000 retailer accounts across all major retail channels. In 2007, Wal-Mart Stores, Inc. accounted for approximately 10% of our Bottling Group’s net sales.

Our integrated business model provides opportunities for net sales and profit growth through the alignment of the economic interests of our brand ownership and our bottling and distribution businesses. Our strengthened route-to-market following our bottling acquisitions has enabled us to increase the market share of our brands (as measured by volume) in many of those markets served by the bottlers we acquired. We plan to continue to invest in our Bottling Group and focus on strengthening our route-to-market and by creating greater geographic manufacturing and distribution coverage.

Mexico and the Caribbean

Our Mexico and the Caribbean segment is a brand ownership and a bottling and distribution business. This segment participates mainly in the carbonated mineral water, flavored CSD, bottled water and vegetable juice categories, with particular strength in carbonated mineral water and grapefruit flavored CSDs. In 2007, our Mexico and the Caribbean segment had net sales of $418 million. In 2007, our operations in Mexico represented approximately 90% of the net sales of this segment.

We are the #3 CSD company in Mexico (as measured by volume in 2007) behind Coca-Cola and PepsiCo, with a 4.7% market share according to Canadean.

In 2007, Peñafiel, Squirt, Clamato and Aguafiel together represented more than 80% of our Mexico and the Caribbean segment’s net sales.

In Mexico, we manufacture and distribute our products through our bottling operations and third-party bottlers and distributors. In the Caribbean, we distribute our products through third-party bottlers and distributors. In Mexico, we also participate in a joint venture to manufacture Aguafiel brand water with Acqua Minerale San Benedetto. We provide expertise in the Mexican beverage market and Acqua Minerale San Benedetto provides expertise in water production and new packaging technologies.

We sell our finished beverages through all major Mexican retail channels, including the “mom and pop” stores, supermarkets, hypermarkets, and on premise channels.

Marketing

Our marketing strategy is to grow our brands through continuously providing new solutions to meet consumers’ changing preferences and needs. We identify those preferences and needs and develop innovative solutions to address those opportunities. These solutions include new and reformulated products, improved packaging design, pricing and enhanced availability. We use advertising, media, merchandising, public relations and promotion to provide maximum impact for our brands and messages.

Research and Development

Our research and development team is focused on developing high quality products which have broad consumer appeal, can be sold at competitive prices and can be safely and consistently produced across a diverse manufacturing network. Our research and development team engages in activities relating to: product development, microbiology, analytical chemistry, process engineering, sensory science, nutrition, clinical research, knowledge management and regulatory compliance. We have particular expertise in flavors and sweeteners.

Our research and development team is composed of scientists and engineers in the United States and Mexico. In September 2008, we completed relocating our research and development center to our headquarters in Plano, Texas. By having the core research and development capability at our headquarters, we expect to be able to move more rapidly and reliably from prototype to full commercialization.

Customers

We primarily serve two groups of customers: bottlers and distributors, and retailers.

Bottlers buy beverage concentrates from us and, in turn, they manufacture, bottle, sell and distribute finished beverages. Bottlers also manufacture and distribute syrup for the fountain foodservice channel. In addition, bottlers and distributors purchase finished beverages from us and sell them to retail and other customers. We have strong relationships with bottlers affiliated with Coca-Cola and PepsiCo primarily because of the strength and market position of our key Dr Pepper brand.

Retailers also buy finished beverages directly from us. Our portfolio of strong brands, operational scale and experience in the beverage industry has enabled us to maintain strong relationships with major retailers in the United States, Canada and Mexico. In 2007, our largest retailer was Wal-Mart Stores, Inc., representing approximately 10% of our net sales.

Competition

The liquid refreshment beverage industry is highly competitive and continues to evolve in response to changing consumer preferences. Competition is generally based upon brand recognition, taste, quality, price, availability, selection and convenience. We compete with multinational corporations with significant financial resources. Our two largest competitors in the liquid refreshment beverage market are Coca-Cola and PepsiCo, each representing more than 30% of the U.S. liquid refreshment beverage market by volume, according to Beverage Digest. We also compete against other large companies, including Nestlé, S.A. and Kraft Foods, Inc. As a bottler, we compete with bottlers such as Coca-Cola Enterprises, Pepsi Bottling Group and PepsiAmericas and a number of smaller bottlers and distributors. We also compete with a variety of smaller, regional and private label manufacturers, such as Cott Corp. We have lower exposure to some of the faster growing non-carbonated and bottled water segments in the overall liquid refreshment beverage market. As a result, although we have increased our market share in the overall U.S. CSD market, we have lost share in the overall U.S. liquid refreshment beverage market over the past several years. In Canada and Mexico, we compete with many of these same international companies as well as a number of regional competitors.

Manufacturing

As of December 31, 2007, we operated 25 manufacturing facilities across the United States and Mexico. Almost all of our CSD beverage concentrates are manufactured at a single plant in St. Louis, Missouri. All of our manufacturing facilities are either regional manufacturing facilities, with the capacity and capabilities to manufacture many brands and packages, facilities with particular capabilities that are dedicated to certain brands or products, or smaller bottling plants with a more limited range of packaging capabilities. We intend to build and open a new, multi-product, manufacturing facility in Southern California within the next two years.

We employ approximately 5,000 full-time manufacturing employees in our facilities, including seasonal workers. We have a variety of production capabilities, including hot fill, cold-fill and aseptic bottling processes, and we manufacture beverages in a variety of packaging materials, including aluminum, glass and PET cans and bottles and a variety of package formats, including single-serve and multi-serve packages and “bag-in-box” fountain syrup packaging.

In 2007, 88% of our manufactured volumes were related to our brands and 12% to third-party and private-label products. We also use third-party manufacturers to co-pack for us on a limited basis.

We own property, plant and equipment, net of accumulated depreciation, totaling $796 million and $681 million in the United States and $72 million and $74 million in international locations as of December 31, 2007 and 2006, respectively.

Raw Materials

The principal raw materials we use in our business are aluminum cans and ends, glass bottles, PET bottles and caps, paperboard packaging, HFCS and other sweeteners, juice, fruit, electricity, fuel and water. The cost of the raw materials can fluctuate substantially. For example, aluminum, glass, PET and HFCS prices increased significantly in 2007 and 2006. In addition, we are significantly impacted by increases in fuel costs due to the large truck fleet we operate in our distribution businesses.

Under many of our supply arrangements for these raw materials, the price we pay fluctuates along with certain changes in underlying commodities costs, such as aluminum in the case of cans, natural gas in the case of glass bottles, resin in the case of PET bottles and caps, corn in the case of HFCS and pulp in the case of paperboard packaging. Manufacturing costs for our Finished Goods segment, where we manufacture and bottle finished beverages, are higher (as a percentage of our net sales) than our Beverage Concentrates segment, as the Finished Goods segment requires the purchase of a much larger portion of the packaging and ingredients.

Warehousing and Distribution

As of December 31, 2007, our warehouse and distribution network consisted of 21 manufacturing facilities and approximately 200 distribution centers in the United States, as well as 4 manufacturing facilities and approximately

25 distribution centers in Mexico. Our warehousing is generally located at or near bottling plants and is geographically dispersed across the region to ensure product is available to meet consumer demand. We actively manage transportation of our products using our own fleet of more than 5,000 delivery trucks, as well as third-party logistics providers on a selected basis.

Information Technology and Transaction Processing Services

We use a variety of information technology (“IT”) systems and networks configured to meet our business needs. Historically, IT support was provided as a corporate service by the Cadbury’s IT team and external suppliers. We have formed our own standalone, dedicated IT function to support our business separate from Cadbury and are in the process of separating our systems, services and contracts. Our primary IT data center is hosted in Toronto, Canada by a third-party provider. We also use two primary vendors for application support and maintenance, both of which are based in India and provide resources offshore and onshore.

We also use a business process outsourcing provider located in India to provide certain back office transactional processing services, including accounting, order entry and other transactional services.

Intellectual Property and Trademarks

Our Intellectual Property.  We possess a variety of intellectual property rights that are important to our business. We rely on a combination of trademarks, copyrights, patents and trade secrets to safeguard our proprietary rights, including our brands and ingredient and production formulas for our products.

Our Trademarks.  Our trademark portfolio includes more than 2,000 registrations and applications in the United States, Canada, Mexico and other countries. Brands we own through various subsidiaries in various jurisdictions include: Dr Pepper, 7UP, A&W, Canada Dry, RC, Schweppes, Squirt, Crush, Peñafiel, Aguafiel, Snapple, Mott’s, Hawaiian Punch, Clamato, Mistic, Nantucket Nectars, Mr & Mrs T, ReaLemon, Accelerade and Deja Blue. We own trademark registrations for all of these brands in the United States, and we own trademark registrations for some but not all of these brands in Canada and Mexico. We also own a number of smaller regional brands. Some of our other trademark registrations are in countries where we do not currently have any significant level of business. In addition, in many countries outside the United States, Canada and Mexico, our rights in many of our brands, including our Dr Pepper trademark and formula, have been sold to third parties including, in certain cases, to competitors such as Coca-Cola.

Trademarks Licensed from Others.  We license various trademarks from third parties, which licenses generally allow us to manufacture and distribute on a country-wide basis. For example, we license from third parties the Sunkist, Welch’s, Country Time, Orangina, Stewart’s, Holland House and Margaritaville trademarks, and we license from Cadbury the Rose’s trademark. Although these licenses vary in length and other terms, they generally are long-term, cover the entire United States and include a royalty payment to the licensor.

Licensed Distribution Rights.  We have rights in certain territories to bottle and/or distribute various brands we do not own, such as FIJI mineral water and Big Red soda. Some of these arrangements are relatively shorter in term, are limited in geographic scope and the licensor may be able to terminate the agreement upon an agreed period of notice, in some cases without payment to us.

Intellectual Property We License to Others.  We license some of our intellectual property, including trademarks, to others. For example, we license the Dr Pepper trademark to certain companies for use in connection with food, confectionery and other products. We also license certain brands, such as Dr Pepper and Snapple, to third parties for use in beverages in certain countries where we own the brand but do not otherwise operate our business.

Cadbury Schweppes Name.  We have removed “Cadbury” from the names of our companies after our separation from Cadbury. Cadbury can continue to use the “Schweppes” name as part of its companies’ names outside of the United States, Canada and Mexico (and for a transitional period, inside of the United States, Canada and Mexico).

Bottler and Distributor Agreements

In the United States and Canada, we generally grant perpetual, exclusive license agreements for CSD brands and packages to bottlers for specific geographic areas. These agreements prohibit bottlers from selling the licensed products outside their exclusive territory and selling any imitative products in that territory. Generally, we may terminate bottling agreements only for cause and the bottler may terminate without cause upon giving certain specified notice and complying with other applicable conditions. Fountain agreements for bottlers generally are not exclusive for a territory, but do restrict bottlers from carrying imitative product in the territory. Many of our brands such as Snapple, Mistic, Stewart’s, Nantucket Nectars, Yoo-Hoo and Orangina, are licensed for distribution in various territories to bottlers and a number of smaller distributors such as beer wholesalers, wine and spirit distributors, independent distributors and retail brokers. We may terminate some of these distribution agreements only for cause and the distributor may terminate without cause upon certain notice and other conditions. Either party may terminate some of the other distribution agreements without cause upon giving certain specified notice and complying with other applicable conditions.

Real Property

United States.  Our United States principal offices are located in Plano, Texas, in a facility that we own. We also have a leased office in Rye Brook, New York. As of December 31, 2007, we owned or leased 21 manufacturing facilities across the United States (we closed our Waterloo, New York facility in March 2008). Our largest manufacturing facilities are in St. Louis, Missouri; Northlake, Illinois; Irving, Texas; Ottumwa, Iowa; Houston, Texas; Williamson, New York; Carteret, New Jersey; Carlstadt, New Jersey and Aspers, Pennsylvania. We also operate approximately 200 distribution centers across the United States.

Canada.  Our last plant in Canada, St. Catharines, was closed in 2007. Beverage concentrates sold to bottlers and finished beverages sold to retailers and distributors are supplied principally from our U.S. locations.

Mexico.  Our Mexico and Caribbean operations’ principal office is leased in Mexico City. In Mexico, as of December 31, 2007, we owned three manufacturing facilities and one joint venture manufacturing facility and we had 21 additional direct distribution centers, 4 of which were owned and 17 of which were leased.

We believe our facilities in the United States and Mexico are well-maintained and adequate for our present operations. We periodically review our space requirements, and we believe we will be able to acquire new space and facilities as and when needed on reasonable terms. We also look to consolidate and dispose or sublet facilities we no longer need, as and when appropriate.

Employees

At December 31, 2007, we employed approximately 20,000 full-time employees, including seasonal workers.

In the United States, we have approximately 17,000 full-time employees. We have many union collective bargaining agreements covering approximately 5,000 full-time employees. Several agreements cover multiple locations. These agreements often address working conditions as well as wage rates and benefits. In Mexico and the Caribbean, we employ approximately 3,000 full-time employees and are also party to collective bargaining agreements. We do not have a significant number of employees in Canada.

We believe we have good relations with our employees.

Regulatory Matters

We are subject to a variety of federal, state and local laws and regulations in the countries in which we do business. Regulations apply to many aspects of our business including our products and their ingredients, manufacturing, safety, labeling, transportation, recycling, advertising and sale. For example, our products, and their manufacturing, labeling, marketing and sale in the United States are subject to various aspects of the Federal Food, Drug, and Cosmetic Act, the Federal Trade Commission Act, the Lanham Act, state consumer protection laws and state warning and labeling laws. In Canada and Mexico, the manufacture, distribution, marketing and sale of our many products are also subject to similar statutes and regulations.

We and our bottlers use various refillable and non-refillable, recyclable bottles and cans in the United States and other countries. Various states and other authorities require deposits, eco-taxes or fees on certain containers. Similar legislation or regulations may be proposed in the future at local, state and federal levels, both in the United States and elsewhere. In Mexico, the government has encouraged the soft drinks industry to comply voluntarily with collection and recycling programs of plastic material, and we have taken steps to comply with these programs.

Environmental, Health and Safety Matters

We operate many manufacturing, bottling and distribution facilities. In these and other aspects of our business, we are subject to a variety of federal, state and local environment, health and safety laws and regulations. We maintain environmental, health and safety policies and a quality, environmental, health and safety program designed to ensure compliance with applicable laws and regulations.

Legal Matters

We are occasionally subject to litigation or other legal proceedings relating to our business. Set forth below is a description of our significant pending legal matters. Although the estimated range of loss, if any, for the pending legal matters described below cannot be estimated at this time, we do not believe that the outcome of any of these, or any other, pending legal matters, individually or collectively, will have a material adverse effect on our business or financial condition although such matters may have a material adverse effect on our results of operations in a particular period.

Snapple Distributor Litigation

In 2004, one of our subsidiaries, Snapple Beverage Corp. and several affiliated entities of Snapple Beverage Corp., including Snapple Distributors, Inc., were sued in United States District Court, Southern District of New York, by 57 area route distributors for alleged price discrimination, breach of contract, retaliation, tortious interference and breach of the implied duty of good faith and fair dealing arising out of their respective area route distributor agreements. Each plaintiff sought damages in excess of $225 million. The plaintiffs initially filed the case as a class action but withdrew their class certification motion. They proceeded as individual plaintiffs but the cases were consolidated for discovery and procedural purposes. On September 14, 2007, the court granted our motion for summary judgment, dismissing the plaintiffs’ federal claims of price discrimination and dismissing, without prejudice, the plaintiffs’ remaining claims under state law. The plaintiffs filed an appeal of the decision and both parties have filed appellate briefs and are awaiting the court’s decision. Also, the plaintiffs may decide to re-file the state law claims in state court. We believe we have meritorious defenses with respect to the appeal and will defend ourselves vigorously. However, there is no assurance that the outcome of the appeal, or any trial, if claims are refiled, will be in our favor.

Holk & Weiner Snapple Litigation

In 2007, Snapple Beverage Corp. was sued by Stacy Holk, in New Jersey Superior Court, Monmouth County. The Holk case was filed as a class action. Subsequent to filing, the Holk case was removed to the United States District Court, District of New Jersey. Holk alleges that Snapple’s labeling of certain of its drinks is misleading and/or deceptive and seeks unspecified damages on behalf of the class, including enjoining Snapple from various labeling practices, disgorging profits, reimbursing of monies paid for product and treble damages. Snapple filed a motion to dismiss the Holk case on a variety of grounds. On June 12, 2008, the district court granted Snapple’s motion to dismiss and the Holk case was dismissed. The plaintiff has filed an appeal of the order dismissing the case.

In 2007, the attorneys in the Holk case filed a new action in New York on behalf of the plaintiff, Evan Weiner, with substantially the same allegations and seeking the same damages as the Holk case. We have filed a motion to dismiss the Weiner case on a variety of grounds. The Weiner case is currently stayed pending the outcome of the Holk case.

We believe we have meritorious defenses to the claims asserted in the Holk and Weiner cases and will defend ourselves vigorously. However, there is no assurance that the outcome of either case will be favorable to us.

Ivey

In May 2008, a class action lawsuit was filed in the Superior Court for the State of California, County of Los Angeles, by Ray Ivey against Snapple Beverage Corp. and other affiliates. The plaintiff alleged that Snapple’s labeling of its lemonade juice drink violates California’s Unfair Competition Law and Consumer Legal Remedies

Act and constitutes fraud under California statutes. The case has been settled. We paid a nominal amount and the plaintiff dismissed his action with prejudice to refiling.

Nicolas Steele v. Seven Up/RC Bottling Company Inc.
Robert Jones v. Seven Up/RC Bottling Company of Southern California, Inc.
California Wage Audit

In 2007, one of our subsidiaries, Seven Up/RC Bottling Company Inc., was sued by Nicolas Steele, and in a separate action, by Robert Jones, in each case in Superior Court in the State of California (Orange County), alleging that our subsidiary failed to provide meal and rest periods and itemized wage statements in accordance with applicable California wage and hour law. The cases have been filed as class actions. The classes, which have not yet been certified, consist of employees who have held a merchandiser or delivery driver position in California in the past three years. On behalf of the classes, the plaintiffs claim lost wages, waiting time penalties and other penalties for each violation of the statute. We believe we have meritorious defenses to the claims asserted and will defend ourselves vigorously. However, there is no assurance that the outcome of this matter will be in our favor.

We have been requested to conduct an audit of our meal and rest periods for all non-exempt employees in California at the direction of the California Department of Labor. At this time, we have declined to conduct such an audit until there is judicial clarification of the intent of the statute. We cannot predict the outcome of such an audit.

Compliance Matters

We are currently undergoing an unclaimed property audit for the years 1981 through 2008 and spanning nine states and seven of our entities within the Bottling Group. The audit is expected to be completed during 2009 and the audit findings will be delivered upon completion. We do not currently have sufficient information from the audit results to estimate liability that will result from this audit.

Corporate Information

We were incorporated in Delaware on October 24, 2007. The address of our principal executive offices is 5301 Legacy Drive, Plano, Texas 75024. Our telephone number is (972) 673-7000.

OUR RELATIONSHIP WITH CADBURY AFTER THE DISTRIBUTION

Description of Various Separation and Transition Arrangements

Separation Agreement

We entered into a separation and distribution agreement (the “separation agreement”) with Cadbury before the distribution of our shares of common stock to Cadbury shareholders. The separation agreement sets forth our agreements with Cadbury regarding the principal transactions necessary to effect the separation and distribution. It also sets forth other agreements (the “ancillary agreements”) that govern certain aspects of our relationship with Cadbury after completion of the separation.

Transfer of Assets and Assumption of Liabilities.  The separation agreement identifies assets retained, transferred, liabilities assumed and contracts assigned to each of us and Cadbury as part of our separation and describes when and how these transfers, assumptions and assignments occur. In particular, the separation agreement provides that, subject to the terms and conditions contained in the separation agreement:

•	all assets to the extent related to our business (including the stock of subsidiaries, real property and intellectual property) were retained by or transferred to us, subject to any licenses between the parties;

•	all assets to the extent related to Cadbury’s global confectionery business and its other beverages business (located principally in Australia) (including stock of subsidiaries, real property and intellectual property) were retained by or transferred to Cadbury Schweppes, subject to any licenses between the parties;

•	liabilities were allocated to, and assumed by, us to the extent they were related to our business;

•	liabilities were allocated to, and assumed by, Cadbury to the extent they were related to its global confectionery business and its other beverages business (located principally in Australia);

•	each party or one of its subsidiaries assumed or retained any liabilities relating to any of its or its subsidiaries’ or controlled affiliates’ debt, regardless of the issuer of such debt, to the extent relating to its business or secured exclusively by its assets;

•	except as may be set forth in or contemplated by the separation agreement or any ancillary agreement, the one-time transaction costs and expenses incurred on or prior to the separation were borne by Cadbury and after the separation were by the party incurring such costs; and

•	other liabilities were allocated to either Cadbury or us as set forth in the separation agreement.

Except as may expressly be set forth in the separation agreement or any ancillary agreement, all assets were transferred on an “as is,” “where is” basis and the respective transferees bear the economic and legal risks associated with the use of such respective assets both prior to and following the separation.

Certain of the liabilities and obligations assumed by one party or for which one party has an indemnification obligation under the separation agreement and the other agreements relating to the separation are the legal or contractual liabilities or obligations of another party. Each such party that continues to be subject to such legal or contractual liability or obligation will rely on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the separation agreement, to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.

The parties have agreed to cooperate to effect as promptly as practicable any transfers that were not consummated prior to the distribution date. The parties have agreed to cooperate with each other and use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the separation agreement and the ancillary agreements.

Related Party Balances.  The separation agreement provided for the settlement and capitalization of our related party debt and other balances. We borrowed an aggregate of $3.9 billion under the credit facilities in connection with the separation. These borrowings were used to settle the foregoing related party debt and other balances, eliminate Cadbury’s net investment in us, purchase certain assets from Cadbury related to our business, pay $94 million of fees and expenses related to the credit facilities and provide us with at least $100 million of cash on hand immediately after the separation.

Releases and Indemnification.  Except as otherwise provided in the separation agreement or any ancillary agreement, each party released and forever discharged each other party and its affiliates and any person who was at any time prior to the distribution date a shareholder, director, officer, agent or employee of a member of the other party or one of its affiliates from all obligations and liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the separation. The releases do not extend to, among other things, obligations or liabilities under any agreements between the parties that remain in effect following the separation pursuant to the separation agreement or any ancillary agreement, liabilities specifically retained or assumed by or transferred to a party pursuant to the separation agreement or any ancillary agreement or to ordinary course trade payables and receivables.

In addition, the separation agreement provides for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of the global confectionery business and its other beverages business (located principally in Australia) with Cadbury. Specifically, each party will, and will cause its affiliates to, indemnify, defend and hold harmless the other party and its affiliates and each of their respective officers, directors, employees and agents for any losses arising out of or otherwise in connection with:

•	the liabilities each such party assumed or retained pursuant to the separation agreement;

•	any breach by such party of any shared contract between the companies;

•	any liability for a misstatement or omission or alleged misstatement or omission of a material fact made after the distribution date contained in a document filed with the SEC or the U.K. Financial Services Authority by the other party after the distribution date based upon information that is furnished in writing by such party for inclusion in a filing by the other party; and

•	any breach by such party of the separation agreement, the ancillary agreements or any agreements between the parties specifically contemplated by the separation agreement or any ancillary agreement to remain in effect following the separation.

Legal Matters.  In general, each party to the separation agreement assumes liability for all pending and threatened legal matters related to its own business or assumed or retained liabilities and will indemnify the other parties for any liability to the extent arising out of or resulting from such assumed legal matters. Each party will cooperate in defending any claims against the other for events that took place prior to, on or after the date of the separation of us from Cadbury.

Non-Solicitation of Employees.  During the 18-month period following the distribution date, neither party will solicit for employment any of the employees of the other party, provided that this provision shall not prevent either party from advertising in publications of general circulation or soliciting or hiring any employees who were terminated by the other party.

Intellectual Property Licenses.  We currently use the Cadbury trademark, including variations and acronyms thereof (the “Cadbury Marks”). In addition, Cadbury and its affiliates currently use various marks that we own or hold for use or will own or hold for use following the separation (the “DPS Marks”). Under the separation agreement, we and Cadbury and its affiliates will, among other things, have a royalty-free license of limited scope to continue to use the Cadbury Marks or the DPS Marks, as applicable, for up to fifteen (15) months in connection with its ongoing business. The separation agreement also includes licenses of certain copyrights and design rights from us to Cadbury and its affiliates, and from Cadbury to us.

Insurance.  The separation agreement provides for the rights of the parties to report claims under existing insurance policies for occurrences prior to the separation and set forth procedures for the administration of insured claims. In addition, the separation agreement allocates among the parties the right to insurance policy proceeds based on reported claims and the obligations to incur deductibles under certain insurance policies.

Other Matters.  Other matters governed by the separation agreement include, among others, access to financial and other records and information, intellectual property, legal privilege, confidentiality and resolution of disputes between the parties relating to the separation agreement and the ancillary agreements and the agreements and transactions contemplated thereby.

Transition Services Agreement

We entered into a transition services agreement with Cadbury pursuant to which each party provides certain specified services to the other on an interim basis for terms ranging generally from one month to one year following the separation. The specified services include services in the following: human resources, finance and accounting, intellectual property, information technology and certain other services consistent with past practices. The services are paid for by the receiving party at a charge equal to the cost of the providing party as calculated in the transition services agreement.

Tax-Sharing and Indemnification Agreement

We entered into a tax-sharing and indemnification agreement with Cadbury that sets forth the rights and obligations of Cadbury and us (along with our respective subsidiaries) with respect to taxes, including the computation and apportionment of tax liabilities relating to taxable periods before and after the separation and distribution and the responsibility for payment of those tax liabilities (including any subsequent adjustments to such tax liabilities). In general, under the terms of the tax-sharing and indemnification agreement, we and Cadbury will each be responsible for taxes imposed on our respective businesses and subsidiaries for all taxable periods, whether ending on, before or after the date of separation and distribution. However, we are responsible for taxes attributable to certain assets of the Cadbury global confectionery business while owned by us and Cadbury is responsible for taxes attributable to certain assets of the Americas Beverages business while owned by Cadbury.

In addition, we and Cadbury undertook certain restructuring transactions in anticipation of the separation and distribution (including transfers of confectionery business assets by us to Cadbury) and we participated in various other transactions with Cadbury in taxable periods prior to the separation and distribution. Cadbury will, subject to certain conditions, and absent a change-in-control of us as described below, pay or indemnify us for taxes imposed on us in respect of these transactions including taxes resulting from either (i) a change in applicable tax law after the separation and distribution and prior to the filing of the relevant tax return, or (ii) a subsequent adjustment by a taxing authority. These potential tax indemnification obligations of Cadbury could be for significant amounts.

Notwithstanding these tax indemnification obligations of Cadbury, if the treatment of these transactions as reported were successfully challenged by a taxing authority, we generally would be required under applicable tax law to pay the resulting tax liabilities in the event that either (i) Cadbury were to default on their obligations to us, or (ii) we breached a covenant or we failed to file tax returns, cooperate or contest tax matters as required by the tax-sharing and indemnification agreement, which breach or failure caused such tax liabilities. In addition, if we are involved in certain change-in-control transactions including certain acquisitions of our stock representing more than 35% of the voting power represented by our issued and outstanding stock and certain changes to the membership of our board of directors, the obligations of Cadbury to indemnify us for additional taxes in respect of the restructuring and other transactions will terminate and Cadbury will have no further obligations to indemnify us on account of such transactions. Thus, since we have primary liability for income taxes in respect of these transactions, if a taxing authority successfully challenges the treatment of one or more of these transactions, and Cadbury Schweppes fails to, is not required to or cannot indemnify or reimburse us, our resulting tax liability could be for significant amounts and could have a material adverse effect on our results of operations, cash flows and financial condition.

We generally are required to indemnify Cadbury for any liabilities, taxes and other charges that are imposed on Cadbury, including as a result of the separation and distribution failing to qualify for non-recognition treatment for U.S. federal income tax purposes, if such liabilities, taxes or other charges are attributable to a breach by us of our representations or covenants. The covenants contained in the tax-sharing and indemnification agreement, for example, generally contain restrictions on our ability to (a) discontinue the active conduct of the historic business relied upon for purposes of the private letter ruling issued by the IRS, or liquidate, merge or consolidate the company conducting such active business, (b) undertake certain transactions pursuant to which our stockholders would dispose of a substantial amount of our common stock, or (c) take any action inconsistent with the written statements and representations furnished to the IRS in connection with the private letter ruling request. Notwithstanding the foregoing, we will be permitted to take actions restricted by such covenants if Cadbury provides us with prior written consent, or we provide Cadbury with a private letter ruling or rulings from the IRS, or an unqualified opinion of counsel that is satisfactory to Cadbury, to the effect that such action will not affect the tax-free nature of the separation and distribution or certain restructuring transactions, but we will remain liable for any liabilities, taxes and other charges imposed on Cadbury as a result of the separation and distribution or such restructuring transactions failing to qualify as tax-free transactions as a result of such action. Our potential tax indemnification obligations could be for significant amounts.

Furthermore, the tax-sharing and indemnification agreement sets forth the rights of the parties in respect of the preparation and filing of tax returns, the control of audits or other tax proceedings and assistance and cooperation in respect of tax matters, in each case, for taxable periods ending on or before or that otherwise include the date of separation and distribution. In addition, with respect to taxable periods before or that include the separation and distribution, Cadbury will have significant control over the reporting of various restructuring transactions on our tax returns and over proceedings where Cadbury is indemnifying us for taxes that are involved in such proceedings. Moreover, in certain instances, where we realize tax savings in respect of separation transaction costs paid, or various taxes previously indemnified against or otherwise paid, by Cadbury we may be required to return a portion of that tax savings to Cadbury.

Employee Matters Agreement

We entered into an employee matters agreement with Cadbury providing for our respective obligations to our employees and former employees and for other employment and employee benefits matters. Under the terms of the employee matters agreement, we generally assumed all liabilities and assets relating to employee benefits for our current and former employees, and Cadbury generally retained all liabilities and assets relating to employee benefits for current and former Cadbury employees other than current or former beverages employees.

In connection with the separation, sponsorship of the Cadbury benefit plans that solely cover our current and former employees was transferred to us, and the Cadbury benefit plans that cover our current and former employees and also cover current and former Cadbury employees was split into two separate plans, one covering Cadbury employees and one covering our employees. Sponsorship of the plans covering our employees was transferred to us.

For transferred plans that are funded, assets allocable to the liabilities of such plans also were transferred to related trusts established by us. As of the date of separation, current and former employees of us and Cadbury received credit for service for all periods of employment prior to the date of separation for purposes of vesting, eligibility and benefit levels under any pension or welfare plan in which they participate following the separation. The employee matters agreement also provides for sharing of certain employee and former employee information to enable us and Cadbury to comply with our respective obligations.

In addition, the employee matters agreement provided for the treatment of holders of awards granted under the Cadbury employee share schemes who were current and former employees of our company at the time of separation.

Share Options.  Outstanding share options held by our employees under the Cadbury share option schemes at the time of separation were converted into options over Cadbury ordinary shares pursuant to the exchange ratio described below that is intended to preserve the “intrinsic” value of pre-separation options. Replacement options are subject to the same terms and conditions as the existing options under the applicable Cadbury share option scheme. Depending on the applicable Cadbury share option scheme, the options over Cadbury ordinary shares must be exercised within 12 months of the separation (or, if later, the third anniversary of the original grant of the options) or the replacement option will be cancelled without payment.

Restricted Stock.  Restricted stock granted to our employees under the Cadbury international share award plan was converted into Cadbury plc ordinary shares and shares of our common stock (in the same manner as other Cadbury shareholders).

Restricted Stock Units.  Performance awards granted to our employees under the Cadbury long term incentive plan, the Cadbury Schweppes bonus share retention plan and the Cadbury Schweppes international share award plan had their performance measures tested at the time of separation, time pro-rated (based on service through the date of separation) and converted into an award over shares of our common stock pursuant to the exchange ratio described below that was intended to preserve the “intrinsic” value of the pre-separation performance awards (after testing of performance measures and time pro-rating). The converted performance awards are subject to the same terms and conditions as the existing awards and will be paid out at the end of the applicable normal performance period or at the normal vesting date.

Awards to our employees under the Cadbury Schweppes bonus share retention plan that were not subject to performance vesting but were subject to time vesting were pro-rated (based on service through the date of separation) and converted into an award over shares of our common stock pursuant to the exchange ratio described below that was intended to preserve the “intrinsic” value of the pre-separation awards (after time pro-rating). The converted awards are subject to the same terms and conditions as the existing awards and will be paid out at the normal vesting date. Awards under the Cadbury Schweppes international share award plan that were neither performance related nor subject to time vesting were converted into awards over shares of our common stock pursuant to the exchange ratio described below that was intended to preserve the “intrinsic” value of the pre-separation awards. The converted awards are subject to the same terms and conditions as the existing awards and will be paid out at the normal vesting date.

Awards granted to our employees under the Cadbury Schweppes long term incentive plan which were not performance related were converted into awards over Cadbury plc ordinary shares pursuant to the exchange ratio described below that was intended to preserve the “intrinsic” value of the pre-separation awards. The converted awards are subject to the same terms and conditions as the existing awards.

Intellectual Property Agreements

Various agreements are in effect between us and Cadbury relating to the use of certain trademarks, patents and other intellectual property. These include agreements relating to the use and protection of intellectual property where the intellectual property is separately owned by us, Cadbury and certain third parties in different countries, as is the case with Dr Pepper and certain other brands. These also include licenses from Cadbury to us for the use of the Rose’s trademark and certain technology in our business, and licenses from us to Cadbury for the use of the Canada Dry trademark with Cadbury’s Halls product in the U.S. and the Snapple, Mott’s, Clamato and Holland House trademarks in Cadbury’s beverage business located principally in Australia.

Debt and Payables

Upon our separation from Cadbury, we settled outstanding debt and payable balances with Cadbury except for amounts due under the Separation and Distribution Agreement, Transition Services Agreement, Tax Indemnity Agreement, and Employee Matters Agreement. See Note 2 to our unaudited condensed consolidated financial statements for additional information on the accounting for the separation from Cadbury.

Prior to separation, we had a variety of debt agreements with other wholly-owned subsidiaries of Cadbury that were unrelated to our business. As of December 31, 2007, outstanding debt totaled $3,019 million with $126 million recorded in current portion of long-term debt payable to related parties.

The related party payable balance of $175 million as of December 31, 2007, represented non-interest bearing payable balances with companies owned by Cadbury, related party accrued interest payable associated with interest bearing notes and related party payables for sales of goods and services with companies owned by Cadbury.

Notes Receivable

Upon our separation from Cadbury, we settled outstanding receivable balances with Cadbury except for amounts due under the Separation and Distribution Agreement, Transition Services Agreement, Tax Indemnity Agreement, and Employee Matters Agreement. See Note 2 to our unaudited condensed consolidated financial statements for additional information on the accounting for the separation from Cadbury.

We held a note receivable balance with wholly-owned subsidiaries of Cadbury with outstanding principal balances of $1,527 million as of December 31, 2007.

We had other related party receivables of $66 million as of December 31, 2007, which primarily related to taxes, accrued interest receivable from the notes with wholly-owned subsidiaries of Cadbury and other operating activities.

Allocated Expenses

Post separation from Cadbury, there were no expenses allocated to us from Cadbury. See Note 2 to our unaudited condensed consolidated financial statements for additional information on the accounting for the separation from Cadbury.

Prior to the separation, Cadbury allocated certain costs to us, including costs for certain corporate functions provided for us by Cadbury. These allocations have been based on the most relevant allocation method for the service provided. To the extent expenses were paid by Cadbury on our behalf, they were allocated based upon the direct costs incurred. Where specific identification of expenses was not practicable, the costs of such services were allocated based upon the most relevant allocation method to the services provided, primarily either as a percentage of net sales or headcount. We were allocated $6 million for the nine months ended September 30, 2008, and $161 million, $142 million and $115 million in 2007, 2006 and 2005, respectively. Beginning January 1, 2008, we directly incurred and recognized a significant portion of these costs, thereby reducing the amounts subject to allocation through the methods described above.

Cash Management

Prior to the separation, our cash was available for use and was regularly swept by Cadbury operations in the United States at its discretion. Cadbury also funded our operating and investing activities as needed. We earned interest income on certain related-party balances. Our interest income has been reduced due to the settlement of the related-party balances upon separation and, accordingly, we expect interest income for the remainder of 2008 to be minimal.

Post separation, we plan to fund our liquidity needs from cash flow from operations and amounts available under our financing arrangements.

Royalties

Prior to the separation, we earned royalties from other Cadbury-owned companies for the use of certain brands owned by us. The total royalties we recorded were $1 million, $1 million and $9 million for 2007, 2006 and 2005, respectively.

MANAGEMENT

Executive Officers and Directors

Set forth below is information concerning our executive officers and directors.

Name	Age*	Position

Wayne R. Sanders	61	Chairman
Larry D. Young	54	President, Chief Executive Officer and Director
John O. Stewart	50	Executive Vice President, Chief Financial Officer and Director
James L. Baldwin, Jr.	47	Executive Vice President and General Counsel
Rodger L. Collins	50	President — Bottling Group Sales and Finished Goods
Pedro Herrán Gacha	47	President — Mexico and the Caribbean
Derry L. Hobson	58	Executive Vice President — Supply Chain
James J. Johnston, Jr.	51	President — Concentrate Sales
Lawrence N. Solomon	53	Executive Vice President — Human Resources
James R. Trebilcock	50	Executive Vice President — Marketing
John L. Adams	64	Director
Terence D. Martin	65	Director
Pamela H. Patsley	51	Director
Ronald G. Rogers	60	Director
Jack L. Stahl	55	Director
M. Anne Szostak	58	Director

*	As of November 24, 2008

Wayne R. Sanders, Chairman.  Mr. Sanders has served as our Chairman of the Board of Directors and chairman of the nominating and corporate governance committee since May 2008. Mr. Sanders served as the Chairman and the Chief Executive Officer of Kimberly-Clark Corporation from 1992 until his retirement in 2003. Mr. Sanders currently serves on the boards of directors of Texas Instruments Incorporated and Belo Corp. He previously served on the board of directors of Adolph Coors Company. Mr. Sanders is also a National Trustee and Governor of the Boys & Girls Club of America and was a member of the Marquette University Board of Trustees from 1992 to 2007, serving as Chairman from 2001 to 2003.

Larry D. Young, President, Chief Executive Officer and Director.  Mr. Young has served as our President and Chief Executive Officer since October 2007. Mr. Young joined Cadbury Schweppes Americas Beverages as President and Chief Operating Officer of the Bottling Group segment and Head of Supply Chain in 2006 after our acquisition of DPSUBG, where he had been President and Chief Executive Officer since May 2005. From 1997 to 2005, Mr. Young served as President and Chief Operating Officer of Pepsi-Cola General Bottlers, Inc. and Executive Vice President of Corporate Affairs at PepsiAmericas, Inc. Mr. Young became a director in October 2007.

John O. Stewart, Executive Vice President, Chief Financial Officer and Director.  Mr. Stewart has served as our Executive Vice President and Chief Financial Officer since November 2006. From 1990 to 2004, Mr. Stewart worked for Diageo PLC and its subsidiaries, serving as Senior Vice President and Chief Financial Officer of Diageo North America from 2001 to 2004. From 2004 to 2005, Mr. Stewart was an independent consultant, providing mergers and acquisitions advice to Diageo PLC. Mr. Stewart became a director in October 2007.

James L. Baldwin, Jr., Executive Vice President and General Counsel.  Mr. Baldwin has served as our Executive Vice President and General Counsel since July 2003. From June 2002 to July 2003, he served as Senior Vice President and General Counsel of Dr Pepper/Seven Up, Inc., and from August 1998 to June 2002 as General Counsel of Mott’s LLP.

Rodger L. Collins, President — Bottling Group Sales and Finished Goods.  Mr. Collins has served as our President of Bottling Group Sales and Finished Goods since September 2008. Prior to that, Mr. Collins was our President of Sales for the Bottling Group, a position he had held since October 2007. He had previously served as Midwest Division President for the Bottling Group since January 2005. He also was Regional Vice President (North/East) at DPSUBG from October 2001 to December 2004.

Pedro Herrán Gacha, President — Mexico and the Caribbean.  Mr. Herrán has served as our President of the Mexico and the Caribbean segment since March 2004. Prior to that, he was President of Cadbury Schweppes Beverages Mexico, a position he had held since January 2000.

Derry L. Hobson, Executive Vice President — Supply Chain.  Mr. Hobson has served as our Executive Vice President of Supply Chain since October 2007. Mr. Hobson joined the business as Senior Vice President of Manufacturing in 2006 through our acquisition of DPSUBG where he had been Executive Vice President since 1999. Prior to joining our Bottling Group, Mr. Hobson was President and Chief Executive Officer of Sequoia Pacific Systems from 1993 to 1999. From 1988 to 1993, Mr Hobson was Senior Vice President of Operations at Perrier Group.

James J. Johnston, Jr., President — Concentrate Sales.  Mr. Johnston has served as our President of Concentrate Sales since September 2008. Prior to that, Mr. Johnston was our President of Finished Goods and Concentrate Sales, a position he had held since October 2007. From January 2005 to October 2007, he was Executive Vice President of Sales. From December 2003 to January 2005, he was first Senior Vice President, then Executive Vice President of Strategy. From October 1997 to December 2003, Mr. Johnston served as Senior Vice President of Licensing. From November 1993 to October 1997, Mr. Johnston served as Senior Vice President of System Marketing.

Lawrence N. Solomon, Executive Vice President — Human Resources.  Mr. Solomon has served as our Executive Vice President of Human Resources since March 2004. From May 1999 to March 2004, he served as Senior Vice President of Human Resources for Dr Pepper/Seven Up, prior to which he served on Cadbury’s global human resources team.

James R. Trebilcock, Executive Vice President — Marketing.  Mr. Trebilcock has served as our Executive Vice President — Marketing since September 2008. From February 2003 to September 2008, Mr. Trebilcock served as our Senior Vice President — Consumer Marketing. Prior to that time, Mr. Trebilcock held various positions since joining the Dr Pepper/Seven-Up companies, Inc. in July 1987.

John L. Adams, Director.  Mr. Adams has served as our director since May 2008. Mr. Adams served as Executive Vice President of Trinity Industries, Inc. from January 1999 to June 2005 and held the position of Vice Chairman from July 2005 to March 2007. Prior to joining Trinity Industries, Mr. Adams spent 25 years in various positions with Texas Commerce Bank, N.A. and its successor, Chase Bank of Texas, National Association. From 1997 to 1998, he served as Chairman and Chief Executive Officer of Chase Bank of Texas. Mr. Adams currently serves on the boards of directors of Trinity Industries, Inc. and Group 1 Automotive, Inc., where he has served as chairman since April 2005. He previously served on the boards of directors of American Express Bank Ltd. and Phillips Gas Company.

Terence D. Martin, Director.  Mr. Martin has served as our director and chairman of the audit committee since May 2008. Mr. Martin served as Senior Vice President and Chief Financial Officer of Quaker Oats Company from 1998 until his retirement in 2001. From 1995 to 1998, he was Executive Vice President and Chief Financial Officer of General Signal Corporation. Mr. Martin was Chief Financial Officer and Member of the Executive Committee of American Cyanamid Company from 1991 to 1995 and served as Treasurer from 1988 to 1991. Since 2002, Mr. Martin has served on the board of directors of Del Monte Foods Company and currently serves as the chairman of its audit committee.

Pamela H. Patsley, Director.  Ms. Patsley has served as our director since May 2008. Ms. Patsley served as Senior Executive Vice President of First Data Corporation from March 2000 to October 2007 and President of First Data International from May 2002 to October 2007. She retired from those positions in October 2007. From 1991 to 2000, she served as President and Chief Executive Officer of Paymentech, Inc., prior to its acquisition by First Data. Ms. Patsley also previously served as Chief Financial Officer of First USA, Inc. Ms. Patsley currently serves on the boards of directors of Molson Coors Brewing Company and Texas Instruments Incorporated, and she is the chair of the audit committee of Texas Instruments Incorporated.

Ronald G. Rogers, Director.  Mr. Rogers has served as our director since May 2008. Mr. Rogers has served in various positions with Bank of Montreal between 1972 and 2007. From 2002 until his retirement in 2005, he served as Deputy Chair, Enterprise Risk & Portfolio Management, BMO Financial Group and from 1994 to 2002, he served as Vice Chairman, Personal & Commercial Client Group. Prior to 1994, Mr. Rogers held various executive vice president positions at Bank of Montreal.

Jack L. Stahl, Director.  Mr. Stahl has served as our director and chairman of the compensation committee since May 2008. Mr. Stahl served as Chief Executive Officer and President of Revlon, Inc. from February 2002 until his retirement in September 2006. From February 2000 to March 2001, he served as President and Chief Operating Officer of The Coca-Cola Company and previously served as Chief Financial Officer and President of The Coca-Cola Company’s Americas Group. Mr. Stahl currently serves on the board of directors of Schering-Plough Corporation and Delhaize Group.

M. Anne Szostak, Director.  Ms. Szostak has served as our director since May 2008. Since June 2004, Ms. Szostak has served as President and Chief Executive Officer of Szostak Partners LLC, a consulting firm that advises executive officers on strategic and human resource issues. From 1998 until her retirement in 2004, she served as Executive Vice President and Corporate Director — Human Resources and Diversity of FleetBoston Financial Corporation. She also served as Chairman and Chief Executive Officer of Fleet Bank — Rhode Island from 2001 to 2003. Ms. Szostak currently is a director of Belo Corp., Tupperware Brands Corporation and Spherion Corporation, where she serves as chair of the compensation committee.

Board of Directors

Our board of directors consists of nine directors. The New York Stock Exchange requires that a majority of our board of directors qualify as “independent” according to the rules and regulations of the SEC and the New York Stock Exchange by no later than the first anniversary of the separation. We are in compliance with these requirements.

Our amended and restated certificate of incorporation and by-laws provide that the directors will be classified with respect to the time for which they hold office, into three classes. Class I directors will have an initial term expiring in 2009, Class II directors will have an initial term expiring in 2010 and Class III directors will have an initial term expiring in 2011. Our Class I consists of Ms. Patsley, Mr. Stewart and Ms. Szostak, Class II consists of Mr. Adams, Mr. Martin and Mr. Rogers and Class III consists of Mr. Sanders, Mr. Stahl and Mr. Young.

Committees of Our Board of Directors

The committees of our board of directors consist of an audit committee, nominating and corporate governance committee and a compensation committee. Each of these committees is required to comply with the requirements of the SEC and the New York Stock Exchange applicable to us, including for the audit committee the independence requirements and the designation of an “audit committee financial expert.” Our board of directors has adopted a written charter for each of these committees, each of which is posted on our website.

In addition, we may establish special committees under the direction of the board of directors when necessary to address specific issues.

Audit Committee

Our audit committee is responsible for, among other things, making recommendations concerning the engagement of our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and oversight of management’s review of the adequacy of our internal accounting controls. Our audit committee consists of Mr. Adams, Mr. Martin and

Ms. Patsley, with Mr. Martin serving as chair. Each of Mr. Adams, Mr. Martin and Ms. Patsley qualifies as an audit committee financial expert.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is responsible for recommending persons to be selected by the board as nominees for election as directors, recommending persons to be elected to fill any vacancies on the board, considering and recommending to the board qualifications for the office of director and policies concerning the term of office of directors and the composition of the board and considering and recommending to the board other actions relating to corporate governance. Our nominating and corporate governance committee consists of Mr. Martin, Mr. Sanders and Mr. Stahl, with Mr. Sanders serving as chair.

Compensation Committee

Our compensation committee is charged with the responsibilities, subject to full board approval, of establishing, periodically re-evaluating and, where appropriate, adjusting and administering policies concerning compensation structure and benefit plans for our employees, including the Chief Executive Officer and all of our other executive officers. Our compensation committee consists of Mr. Rogers, Mr. Stahl and Ms. Szostak, with Mr. Stahl serving as chair.

Code of Ethics

Our board of directors has adopted a written code of ethics that is designed to deter wrongdoing and to promote:

•	honest and ethical conduct;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the SEC and in our other public communications;

•	compliance with applicable laws, rules and regulations, including insider trading compliance; and

•	accountability for adherence to the code and prompt internal reporting of violations of the code, including illegal or unethical behavior regarding accounting or auditing practices.

A copy of our code of ethics is posted on our website.

Procedures for Approval of Related Persons Transactions

Our board of directors has adopted a written policy to be followed in connection with certain related persons transactions involving our company. Under this policy, our board of directors has delegated to our audit committee the responsibility for reviewing and approving transactions with related persons (as defined in the policy) in which we were or are to be a participant, including, but not limited to, any financial transaction, arrangement or indebtedness, guarantee of indebtedness, or any series of similar transactions in which the amount involved exceeds $120,000. In addition, our board has empowered our General Counsel to initially review all such transactions and refer to the audit committee for approval of transactions which our General Counsel determines that the related person may have a direct or indirect material interest.

In approving related persons transactions, our audit committee determines, among other things, whether each related persons transaction referred to the audit committee is the product of fair dealing and whether it is fair to our company.

Under this policy, we intend to remind our directors and executive officers of their obligation to inform us of any related persons transaction and any proposed related persons transaction. In addition, from time to time, we intend to review our records and inquire of our directors and executive officers to identify any person who may be considered a related person. Using this information, we intend to search our books and records for any related persons transactions in which our company was or is to be a participant.

Director Compensation

Non-executive directors receive compensation from us for their services on the board of directors or committees. Executive directors do not receive compensation for their services as a director. We compensate our non-executive directors as follows: an annual fee of $100,000, which the director may elect to receive in cash or defer and receive shares of our common stock pursuant to a deferred compensation plan to be adopted by us, and an annual equity grant of restricted stock units of $100,000. In addition, the chairperson of the audit committee and the compensation committee receives an annual equity grant of restricted stock units of $30,000 and $25,000, respectively. We have adopted expense reimbursement and related policies to reimburse all directors for necessary and reasonable expenses. No director compensation was paid in 2007.

Mr. Sanders, as Chairman, is entitled to an annual retainer of $100,000, which he may elect to receive in cash or to defer and receive shares of our common stock pursuant to a deferred compensation plan. Mr. Sanders also receives an annual equity grant of our common stock equal to $200,000. Shares acquired through the deferral of his annual retainer and through the annual equity grant will vest on the third anniversary of the date of grant. In addition, in recognition of Mr. Sanders’ services to us in connection with the separation, he received a one-time founders’ equity grant upon the separation of our common stock equal to $900,000 that will vest in equal amounts on each of the first, second and third anniversary of the date of grant.

Compensation Discussion and Analysis

Introduction

In 2007, our named executive officers (the “NEOs”) were Larry Young, John Stewart, Randall Gier, James Johnston, Pedro Herrán, Gilbert Cassagne and John Belsito. Historically, each NEO has been covered by the Cadbury Schweppes executive compensation program. This Compensation Discussion and Analysis describes the historical compensation arrangements for our NEOs.

During the last half of 2007, there were a number of changes with regard to our NEOs. On October 12, 2007, Mr. Cassagne, our former President and Chief Executive Officer, left the company and Mr. Young, our Chief Operating Officer and President, Bottling Group, was appointed President and Chief Executive Officer. In addition, on December 19, 2007, Mr. Belsito, the former President, Snapple Distributors, left the company. As a result of the changes in certain of our NEOs’ duties and responsibilities, certain elements of their compensation were adjusted, as further described below.

On September 26, 2008, Randall E. Gier, who had served as our Executive Vice President — Marketing and R&D since February 2004, left the company.

Objectives of the Executive Compensation Program

Historically, as administered by the remuneration committee of the board of directors of Cadbury Schweppes, the Cadbury Schweppes executive compensation program was designed to achieve the following core objectives:

•	Total compensation was designed to be competitive in the relevant market, thereby enabling Cadbury Schweppes to attract, retain, motivate and reward high caliber executives;

•	Total compensation awarded to executives was designed to reflect and reinforce Cadbury Schweppes’ focus on financial management and bottom-line performance;

•	The achievement of short and long-term business objectives was recognized through a combination of incentives and rewards with a significant weighting on performance-based compensation versus fixed pay; and

•	Equity incentive awards were designed to align the interests of management with those of shareholders of Cadbury Schweppes.

Material Elements of the Executive Compensation Program

Historically, Cadbury Schweppes’ executive compensation program for the NEOs in 2007 consisted of the following three major elements:

•	Base Salary — base salary provided NEOs with a fixed level of cash compensation intended to aid in the attraction and retention of talent in a competitive market. Base salary is reflected in the “Salary” column in the Summary Compensation Table.

•	Annual Cash Incentive Compensation — annual cash incentive compensation encouraged NEOs to focus on our annual financial plan and motivated the performance of the NEOs in alignment with the short-term interests of shareholders of Cadbury Schweppes. Annual cash incentive compensation is reflected in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

•	Long-Term Share-Based Incentive Compensation — long-term share-based incentive compensation rewarded NEOs for achieving quantitative goals that are key drivers of long-term performance. Long-term share-based incentives aligned the interests of executives with those of shareholders of Cadbury Schweppes and provided strong retention and motivational incentives. Long-term share-based incentive compensation is reflected in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table.

Other forms of compensation were also provided to NEOs in 2007 under the Cadbury Schweppes executive compensation program, and included grants under an additional share plan, participation in health plans, retirement plans, perquisites and severance arrangements.

Setting Executive Compensation

Historically, the compensation of Mr. Cassagne was based on recommendations by Todd Stitzer, the Chief Executive Officer of Cadbury Schweppes, related to Mr. Cassagne’s performance during the year, and approved by the remuneration committee of the board of directors of Cadbury Schweppes. The compensation of the other NEOs was based on recommendations by Mr. Cassagne and approved by Mr. Stitzer. Among the factors considered in setting compensation were individual performance, skill and experience, the NEO’s success in achieving targets set by Cadbury Schweppes, compensation previously granted to the NEO, planned changes in responsibilities and competitive practices.

Benchmarking of Compensation

In 2007, the remuneration committee of the board of directors of Cadbury Schweppes reviewed compensation awarded to Mr. Cassagne against compensation awarded to executives in similar positions in the Towers Perrin 2007 U.S. CDB General Industry Executive Database Survey (the “Towers Perrin Survey”), a proprietary survey of approximately 45 multinational companies and global consumer goods companies with whom Cadbury Schweppes believes it competes for executive talent. In making assessments, the potential value of the total compensation package, which included base salary, annual cash incentives and long-term share-based incentives, was considered. A similar process was followed by Mr. Stitzer and Mr. Cassagne for purposes of benchmarking the compensation of other NEOs. In addition to the Towers Perrin Survey, Mr. Stitzer and Mr. Cassagne also considered the Hay Group 2007 Executive Compensation Report: Fast-Moving Consumer Goods Industry, a proprietary survey of approximately 50 multinational consumer goods companies.

In October 2007, Cadbury Schweppes also reviewed the base salaries awarded to Mr. Young, in connection with his promotion to President and Chief Executive Officer of our company, and to Mr. Stewart, whose role was expanded to include information technology and shared business services along with additional duties that he will undertake as the Chief Financial Officer of a public company, against similar executive officers in 16 multinational consumer goods companies of similar market capitalization to our business (the “DPS Comparator Group”). The DPS Comparator Group consisted of the following companies:

Anheuser-Busch	ConAgra	Hershey	PepsiAmericas
Brown-Forman	Constellation Brands	Smucker	Pepsi Bottling Group
Campbell Soup	General Mills	Kellogg	Sara Lee
Coca-Cola Enterprises	Heinz	Molson Coors	Wrigley

The Executive Compensation Program

Overview

Historically, Cadbury Schweppes generally targeted a competitive level of total compensation, including base salary, annual cash incentive compensation, and long-term share-based incentive compensation, based on the attainment of certain pre-established performance measures.

Base Salary

Cadbury Schweppes provided a base salary to each NEO, which was reviewed on an annual basis. NEOs were eligible for merit-based increases based on their prior year performance, market competitiveness of their salary and peer group data.

In setting the base salary of Mr. Cassagne in 2007, the remuneration committee of the board of directors of Cadbury Schweppes considered Mr. Cassagne’s performance and benchmark information from the Towers Perrin Survey. In setting the base salary of the other NEOs in 2007, Mr. Stitzer and Mr. Cassagne considered each individual’s performance and the market competitiveness of their salary as described above.

In October 2007, Mr. Young’s base salary was increased from $647,000 to $800,000 and Mr. Stewart’s base salary was increased from $420,000 to $500,000. Mr. Young’s increase was attributable to his promotion to President and Chief Executive Officer of our company and Mr. Stewart’s increase was attributable to his expanded role to include information technology and shared business services along with additional duties he will undertake as the Chief Financial Officer of a public company. The increases for Mr. Young and Mr. Stewart were established taking into account median base salaries of similar executive officers in the DPS Comparator Group.

Annual Cash Incentive Compensation

NEOs participated in the Cadbury Schweppes annual incentive plan, a short-term cash incentive plan based on the attainment of overall short-term business results. Each NEO was assigned an annual incentive target between 65% and 100% of each NEO’s annual base salary (the “Target Award”). In the event performance targets were met for each fiscal year, the NEOs were eligible to receive a cash payment equal to their Target Award. Performance measures were determined by the remuneration committee of the board of directors of Cadbury Schweppes to take account of current business plans and conditions and to provide incentives to NEOs to achieve key short-term performance targets.

In 2007, Target Awards were based on the achievement of financial performance targets for underlying economic profit (defined as underlying operating profit from operations less a charge for the weighted average cost of capital) and growth in revenue. The remuneration committee of the board of directors of Cadbury Schweppes believed that these performance targets were key drivers of our business in the short-term.

In 2007, Mr. Herrán, who has primary responsibility for our Mexico and the Caribbean segment, was eligible for a Target Award based 50% on the performance targets achieved by our Mexico and the Caribbean segment and 50% on the performance targets achieved by our business. Each of the other NEOs, including Mr. Young, was eligible for Target Awards based only upon the performance targets achieved by our business. In each case, the weighting of the performance targets was based 60% on underlying economic profit and 40% on growth in revenue.

In 2007, each NEO was provided the opportunity to voluntarily defer all or part of his 2006 annual incentive plan award (which otherwise would have been paid in cash in March 2007) and invest such award in Cadbury ordinary shares pursuant to the Cadbury Schweppes bonus share retention plan, which is further described below under the section “— Long-Term Share-Based Incentives — Bonus Share Retention Plan.”

Annual incentive amounts for 2007 were determined in February 2008 and are set forth in the “Non Equity Incentive Plan Compensation” column of the Summary Compensation Table. Based on a review of the financial performance targets achieved for 2007, cash payments were below each NEO’s Target Award.

Long-Term Share-Based Incentives

Bonus Share Retention Plan.  The Cadbury Schweppes bonus share retention plan enabled participants to elect to defer all or part of their annual incentive plan awards in the form of an investment in Cadbury Schweppes ordinary shares. Senior executives, including the NEOs, were eligible to participate in the bonus share retention plan. To the extent that participants elected to invest in shares, the plan enabled them to earn an additional matching grant of Cadbury Schweppes ordinary shares (up to 100% of their investment), provided that Cadbury Schweppes attained certain performance targets over a three-year performance period and the participant was continuously employed by Cadbury Schweppes through the date that the award is settled. All of our current NEOs participated in the bonus share retention plan, with a deferral ranging from 25% to 100% of their annual incentive plan award.

The determination of matching shares awarded for 2007 was determined in February 2008 and is set forth in the “Stock Awards” column of the Option Exercises and Stock Vested Table. Based on a review of the financial performance targets achieved for the 2005-2007 performance period, the number of shares vested was below the median of the number of matching shares that each NEO was eligible to receive for the performance period.

Long Term Incentive Plan.  Under Cadbury Schweppes’ long term incentive plan, NEOs and other senior executives were eligible, at the discretion of the remuneration committee of the board of directors of Cadbury Schweppes, to receive a designated number of Cadbury Schweppes ordinary shares conditional on the achievement of certain performance targets.

The vesting of the shares awarded under Cadbury Schweppes’ long term incentive plan in 2007 was based 50% on underlying earnings per share growth and 50% on total shareholder return growth relative to an international group of peer companies equally weighted over a performance period beginning on January 1, 2007 and ending on December 31, 2009. Total shareholder return is defined as share price growth assuming reinvested dividends. At the end of the three-year performance period, the remuneration committee of the board of directors of Cadbury Schweppes will determine how much of the award has been earned. These shares accrue dividend equivalents through the end of the performance period (which will only be paid to the extent the performance targets are achieved). The vesting of these shares is dependent on the executive being continuously employed with Cadbury Schweppes through the date the award was settled.

In 2007, the remuneration committee of the board of directors of Cadbury Schweppes granted shares under the long term incentive plan to NEOs. Mr. Cassagne was entitled to shares with a value ranging up to 120% of his base salary and the other NEOs were entitled to shares with a value ranging up to 100% of their base salaries based on the performance targets achieved during the performance period.

The determination of the number of shares awarded for 2007 was determined in February 2008 and is set forth in the “Stock Awards” column of the Option Exercises and Stock Vested Table. Based on a review of the financial performance targets achieved for the 2005-2007 performance period, the number of shares vested was 55% of the maximum number of shares that each NEO was eligible to receive for the performance period.

Other Equity Plans

Historically, up to and including 2005, annual awards of share options were granted to the NEOs under the Cadbury Schweppes share option plan. In addition, restricted share awards were granted to certain NEOs under the Cadbury Schweppes international share award plan.

Other Compensation Benefits Plans and Programs

Historically, Cadbury Schweppes provided the following employee benefit plans and programs to NEOs consistent with local practices and those of comparable companies.

Employee Stock Purchase Plan.  Cadbury sponsored the employee stock purchase plan that provided employees with an option to purchase Cadbury Schweppes ADRs at a 15% discount over a two-year period from the date of grant. The discount price, which was fixed each September, was based on the closing price of Cadbury Schweppes ADRs on the day before enrollment for the plan began.

Retirement Benefits.  Cadbury sponsored a qualified defined benefit plan (the personal pension account plan) and two non-qualified defined benefit plans (the pension equalization plan and the supplemental executive retirement plan). In 2007, the personal pension account plan and the pension equalization plan were closed to new participants. In addition, Cadbury Schweppes sponsored a qualified defined contribution plan, and a non-qualified defined contribution plan. The defined benefit plans and defined contribution plans are discussed below in further detail in the narrative following the Pension Benefits Table and the Non-Qualified Deferred Compensation Table, respectively.

Perquisites.  Cadbury provided some or all of the NEOs with the following additional benefits and perquisites, which are more fully described under the Summary Compensation Table:

•	An automobile allowance;

•	A service allowance to offset the costs of items such as financial, estate and tax planning; and

•	Annual physicals and disability income premiums.

In addition, our expatriate NEO, Mr. Herrán, was provided with an expatriate package, including tax equalization and other payments. Certain club membership dues and expenses were also paid on behalf of Mr. Young.

Executive Employment Agreements

Consistent with our past practices, we have entered into executive employment agreements with our NEOs at the time they became an executive officer. These executive employment agreements are updated from time-to-time, including most recently to principally address changes in tax laws. We believe that it is appropriate for our senior executives to have employment agreements because they provide us with certain contractual protections, including provisions relating to non-competition, non-solicitation of our employees and confidentiality of proprietary information. We also believe that executive employment agreements are useful in recruiting and retaining senior employees. For information regarding the executive employment agreements, see “Historical Executive Compensation Information — Executive Employment Agreements.”

Pursuant to their executive employment agreements, we provided Mr. Cassagne and Mr. Belsito with certain benefits when they left the company. For information regarding these benefits, see “Historical Executive Compensation Information — Separation Arrangements Related to Mr. Cassagne and Mr. Belsito.”

Historical Executive Compensation Information

The executive compensation disclosure contained in this section reflects compensation information for 2007.

The following disclosure tables provide compensation information for (1) Mr. Young and Mr. Cassagne, each of whom served as our President and Chief Executive Officer during 2007; (2) Mr. Stewart, our Executive Vice President and Chief Financial Officer; (3) Mr. Gier, Mr. Johnston and Mr. Herrán, the three other executive officers who were our most highly compensated executive officers; and (4) Mr. Belsito, who would have been one of our three most highly compensated officers if he was serving as an executive officer as of December 31, 2007 (collectively, the named executive officers, or “NEOs”). All references to stock options and stock-based awards, other than the employee stock purchase plan, relate to equity awards granted by Cadbury Schweppes to acquire Cadbury Schweppes ordinary shares.

Summary Compensation Table

The following table sets forth information regarding the compensation earned by NEOs in 2007.

						Change in
						Pension
						Value and
						Non-
						Qualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Name & Principal Position	Year	($)(5)	($)(6)	($)(7)	($)(8)	($)(9)	($)(10)	($)

Larry D. Young,	2007	672,266	514,402	112,168	510,400	35,000	197,411	2,041,647
President and Chief Executive Officer(1)
John O. Stewart,	2007	425,654	407,965	—	218,266	5,000	78,288	1,135,173
Executive Vice President and Chief Financial Officer
Randall E. Gier,	2007	456,577	335,509	329,539	190,378	55,000	57,186	1,424,189
Executive Vice President, Marketing and R&D(2)
James J. Johnston, Jr.,	2007	435,962	241,532	98,678	182,497	75,000	52,151	1,085,820
President, Finished Goods and Concentrate Sales
Pedro Herrán Gacha,	2007	431,427	370,375	89,966	89,998	50,000	619,936	1,651,702
President, Mexico and the Caribbean
Gilbert M. Cassagne,	2007	714,808	448,019	322,341	448,406	910,000	2,257,202	5,100,776
Former President and Chief Executive Officer(3)
John L. Belsito,	2007	470,354	193,466	77,652	241,414	120,000	80,280	1,186,812
Former President, Snapple Distributors(4)

(1)	Mr. Young was appointed President and Chief Executive Officer on October 10, 2007.

(2)	Mr. Gier, formerly Executive Vice President — Marketing and R&D, left the company effective September 26, 2008.

(3)	Mr. Cassagne, formerly President and Chief Executive Officer, left the company effective October 12, 2007.

(4)	Mr. Belsito, formerly President, Snapple Distributors, left the company effective December 19, 2007.

(5)	The amounts shown in this column represent the base salary reported on each Form W-2 for each of our NEOs for 2007. Due to our payroll practices, the amounts shown reflect base salary earned between December 21, 2006 and December 22, 2007. Base salary earned between December 23, 2007 and December 31, 2007 will be reported on the 2008 Form W-2 and reflected in the Summary Compensation Table in our 2009 proxy statement.

(6)	The amounts shown in this column represent the dollar amount of the accounting expense recognized for financial statement reporting purposes for 2007 for all outstanding stock awards granted to the NEOs pursuant to the international share award plan, the bonus share retention plan and the long-term incentive plan, in accordance with the rules of SFAS 123(R). For Mr. Cassagne and Mr. Belsito, these amounts also include the dollar amount of the accounting expense recognized for outstanding stock awards granted pursuant to the integration share success plan. The amounts disregard adjustment for forfeiture assumptions and do not reflect amounts realized or paid to the NEOs in 2007 or prior years. Assumptions used to calculate these amounts (disregarding forfeiture assumptions) are included in note 14 to our audited combined financial statements. For further information on the stock awards granted in 2007, see the Grants of Plan-Based Awards Table.

(7)	The amounts shown in this column represent the dollar amount of the accounting expense recognized for financial statement reporting purposes for 2007 for all outstanding option awards granted to the NEOs pursuant to the Cadbury Schweppes share option plan in accordance with SFAS 123(R). The amounts disregard adjustment for forfeiture assumptions and do not reflect amounts realized or paid to the NEOs in

2007 or prior years. Assumptions used to calculate these amounts (disregarding forfeiture assumptions) are included in note 14 to our audited combined financial statements. No option awards were granted to the NEOs in 2007.

(8)	The amounts shown in this column represent the annual incentive awards for 2007 that were paid to our NEOs in March 2008 pursuant to the annual incentive plan.

(9)	The amounts shown in this column represent an estimate of the aggregate change during 2007 in the actuarial present value of accumulated benefits under the personal pension account plan, the pension equalization plan and the supplemental executive retirement plan (as applicable), as described in more detail below in the Pension Benefits Table. The change in the actuarial present value of the accumulated benefits under the plans was determined in accordance with SFAS 87. Assumptions used to calculate these amounts are included in note 13 to our audited combined financial statements and include amounts that the NEOs may not be currently entitled to receive because such amounts are not vested.

(10)	The amounts shown in this column represent the following components:

	Perquisites ($)
			Disability	Company
	Automobile	Service	Income	Contributions	Other
	Allowance	Allowance	Premiums	($)(a)	($)(b)	Total ($)

Mr. Young	30,010	19,000	4,214	27,002	117,185	197,411
Mr. Stewart	21,544	14,000	1,986	16,883	23,875	78,288
Mr. Gier	19,944	14,000	3,314	18,120	1,808	57,186
Mr. Johnston	13,670	14,000	2,965	17,549	3,967	52,151
Mr. Herrán	65,413	14,000	3,307	17,114	520,102	619,936
Mr. Cassagne	25,627	24,000	2,531	28,703	2,176,341	2,257,202
Mr. Belsito	23,515	21,000	—	18,688	17,077	80,280

(a)	The amounts shown represent Cadbury Schweppes’ matching contributions to the tax-qualified defined contribution plan and non-tax qualified defined contribution plan. The contributions to the tax-qualified defined contribution plan are as follows: for Mr. Young, $9,111; for Mr. Stewart, $8,857; for Mr. Gier, $8,857; for Mr. Johnston, $9,111; for Mr. Herrán, $8,857; for Mr. Cassagne, $9,111; and for Mr. Belsito, $8,857. The contributions to the non-tax qualified plan are as follows: for Mr. Young, $17,891; for Mr. Stewart, $8,026; for Mr. Gier, $9,263; for Mr. Johnston, $8,438; for Mr. Herrán, $8,257; for Mr. Cassagne, $19,592; and for Mr. Belsito, $9,831.

(b)	The amounts shown reflect the following costs: for Mr. Young, $117,185 for club membership dues and expenses; for Mr. Stewart, $1,875 for executive physical and $22,000 for home sale bonus; for Mr. Gier, $1,808 for executive physical; for Mr. Johnston, $3,967 for sporting events; for Mr. Herrán, $23,450 for education expenses, $84,155 for security expenses, $206,228 for tax equalization expenses, $43,156 for location allowance, $53,954 for foreign service premium, $101,789 for housing allowance, $2,300 for tax preparation expenses, $1,078 for cost of living adjustments, $3,296 for 10-year service award and $696 for club membership dues and expenses; for Mr. Cassagne, $2,171,154 for separation payments and $5,187 for 25-year service award; and for Mr. Belsito, $2,075 for executive physical and $15,002 for merit bonus. For additional information about further amounts payable to Mr. Cassagne and Mr. Belsito, see “— Separation Arrangements Related to Mr. Cassagne and Mr. Belsito.”

Grants of Plan-Based Awards

The following table sets forth information regarding equity plan awards and non-equity incentive plan awards by Cadbury Schweppes to our NEOs for 2007.

								Grant Date
								Fair Value of
		Estimated Future Payouts Under			Estimated Future Payouts Under			Equity
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Incentive
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Plan Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(3)($)

Larry D. Young	2/15/07	200,000	800,000	1,200,000
	3/29/07				18,968		63,230	477,041
	3/4/07				23,745		59,363	375,000
John O. Stewart	2/15/07	85,514	342,055	513,083
	3/29/07				9,616		32,054	241,833
	3/4/07				1,354		3,385	20,792
Randall E. Gier	2/15/07	74,588	298,350	447,525
	3/29/07				10,764		35,886	270,743
	3/4/07				7,470		18,675	121,500
James J. Johnston, Jr.	2/15/07	71,500	286,000	429,000
	3/29/07				10,320		34,400	259,532
	3/4/07				2,351		5,878	38,250
Pedro Herrán Gacha	2/15/07	70,525	282,100	423,150
	3/29/07				10,178		33,930	255,986
	3/4/07				4,886		12,215	75,000
Gilbert M. Cassagne	2/15/07	175,073	700,290	1,050,435
	3/29/07				8,322		27,740	209,285
John L. Belsito	2/15/07	94,319	377,275	565,912
	3/29/07				4,632		15,440	116,488
	3/4/07				878		2,196	49,770

(1)	The amounts shown in the first row of these columns for each NEO represent the potential payouts of annual cash incentive compensation granted to our NEOs in 2007 under the annual incentive plan subject to the achievement of certain performance measures. The actual amount of the awards made to the NEOs and paid in cash will be set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table after payment is made.

(2)	The amounts shown in the second row of these columns for each NEO represent the threshold and maximum payouts of conditional shares granted to our NEOs pursuant to the long term incentive plan, subject to the achievement of certain performance measures. The performance measures are applied over a three-year performance period beginning on January 1, 2007 and ending on December 31, 2009. For more information regarding the terms of the conditional share awards, see the section entitled “— Long-Term Share-Based Incentives — Long Term Incentive Plan.” The amounts shown in the third row of these columns for each NEO represent matched shares granted by Cadbury Schweppes on the portion of the annual incentive award that each NEO earned in 2006 and elected to defer under the bonus share retention plan on March 4, 2007 in the form of Cadbury Schweppes ordinary shares (“basic shares”). In accordance with the terms of the bonus share retention plan, each NEO is eligible for (i) an award equal to 40% of the number of his basic shares if he remains employed through the date the award is paid in the first quarter of 2010 (as shown in the column “Threshold — Estimated Future Payouts Under Equity Incentive Plan Awards”) and (ii) an award equal to 60% of the number of his basic shares if certain performance measures are achieved during the three-year period beginning on January 1, 2007 and ending on December 31, 2009 and the NEO remains employed through the date the award is paid in the first quarter of 2010. The amounts shown in the column “Maximum — Estimated Future Payouts Under Equity Incentive Plan Awards” represent the total maximum number of matched shares that the NEO is eligible to receive.

(3)	The amounts shown in this column represent the grant date fair value of various awards in accordance with SFAS 123(R) based on a potential payout of maximum award. The grant date fair value generally reflects the amount we would expense in our financial statements over the award’s vesting schedule, and does not correspond to the actual value that may be realized by or paid to the NEOs.

Outstanding Equity Awards

The following table sets forth information regarding exercisable and unexercisable stock options and vested and unvested equity awards held by each NEO as of December 31, 2007. All such awards relate to Cadbury Schweppes ordinary shares.

	Outstanding Equity Awards at Year-End
	Option Awards					Stock Awards
								Equity	Equity
								Incentive	Incentive
								Plan	Plan Awards:
			Equity			Number	Market	Awards:	Market or
			Incentive			of	Value of	Number of	Payout
			Plan			Shares	Shares	Unearned	Value of
		Number of	Awards:			or Units	or Units	Shares,	Unearned
	Number of	Securities	Number of			of Stock	of Stock	Units, or	Shares, Units,
	Securities	Underlying	Securities			That	That	Other	or
	Underlying	Unexercised	Underlying	Option		Have	Have	Rights That	Other Rights
	Unexercised	Options	Unexercised	Exercise	Option	Not	Not	Have	That Have Not
	Options	Unexercisable	Unearned	Price	Expiration	Vested	Vested	Not Vested	Vested
Name	Exercisable (#)	(#)	Options (#)	($)(1)	Date	(#)	($)(2)	(#)	($)(2)	Grant Date

Larry D. Young		96,000		10.98	5/27/15					5/28/05	(3)
						23,745	294,515	35,618	441,778	3/4/07	(4)
								61,666	764,858	4/7/06	(5)
								63,230	784,256	3/29/07	(5)
John O. Stewart						20,000	248,065			11/30/06	(6)
						1,354	16,794	2,031	25,191	3/4/07	(4)
								22,668	281,156	11/6/06	(5)
								32,054	397,573	3/29/07	(5)
Randall E. Gier	150,000			8.48	3/26/14					3/26/04	(3)
	59,000			8.78	8/27/14					8/27/04	(3)
		41,000		10.50	4/1/15					4/1/05	(3)
						20,000	248,065			8/29/06	(6)
						1,973	24,472	2,960	36,714	3/4/06	(4)
						7,470	92,652	11,205	138,978	3/4/07	(4)
								33,546	416,079	4/7/06	(5)
								35,886	445,102	3/29/07	(5)
James J. Johnston, Jr.	32,000			8.86	9/11/08					9/11/98	(3)
	40,000			8.15	9/3/09					9/3/99	(3)
	60,000			8.17	9/1/10					9/1/00	(3)
	65,000			9.53	8/31/11					8/31/01	(3)
	70,000			9.64	8/23/12					8/23/02	(3)
	90,000			7.02	5/9/13					5/9/03	(3)
	64,000			8.78	8/27/14					8/27/04	(3)
		41,000		10.50	4/1/15					4/1/05	(3)
						2,565	31,814	3,848	47,728	3/4/06	(4)
						2,351	29,160	3,527	43,746	3/4/07	(4)
								33,546	416,079	4/7/06	(5)
								34,400	426,671	3/29/07	(5)
Pedro Herrán Gacha	30,000			8.86	9/11/08					9/11/98	(3)
	40,000			8.15	9/3/09					9/3/99	(3)
	60,000			8.17	9/1/10					9/1/00	(3)
	55,000			9.53	8/31/11					8/31/01	(3)
	55,000			9.64	8/23/12					8/23/02	(3)
	12,500			6.62	3/14/13					3/14/03	(3)
	75,000			7.02	5/9/13					5/9/03	(3)
	43,000			8.78	8/27/14					8/27/04	(3)
		41,000		10.50	4/1/15					4/1/05	(3)
						20,000	248,065			8/29/06	(6)
						12,000	148,839			2/16/06	(6)
						3,995	49,551	5,993	74,333	3/4/06	(4)
						4,886	60,602	7,329	90,903	3/4/07	(4)
								27,626	342,652	4/7/06	(5)
								33,930	420,842	3/29/07	(5)

	Outstanding Equity Awards at Year-End
	Option Awards					Stock Awards
								Equity	Equity
								Incentive	Incentive
								Plan	Plan Awards:
			Equity			Number	Market	Awards:	Market or
			Incentive			of	Value of	Number of	Payout
			Plan			Shares	Shares	Unearned	Value of
		Number of	Awards:			or Units	or Units	Shares,	Unearned
	Number of	Securities	Number of			of Stock	of Stock	Units, or	Shares, Units,
	Securities	Underlying	Securities			That	That	Other	or
	Underlying	Unexercised	Underlying	Option		Have	Have	Rights That	Other Rights
	Unexercised	Options	Unexercised	Exercise	Option	Not	Not	Have	That Have Not
	Options	Unexercisable	Unearned	Price	Expiration	Vested	Vested	Not Vested	Vested
Name	Exercisable (#)	(#)	Options (#)	($)(1)	Date	(#)	($)(2)	(#)	($)(2)	Grant Date

Gilbert M. Cassagne	150,000			8.17	9/1/10					9/1/00	(3)
	160,000			9.53	8/31/11					8/31/01	(3)
	175,000			9.64	8/23/12					8/23/02	(3)
	250,000			7.02	5/9/13					5/9/03	(3)
	160,000			8.78	8/27/14					8/27/04	(3)
		145,500		10.50	4/1/15					4/1/05	(3)
								27,830	345,182	3/13/03	(5)
								60,351	748,548	4/7/06	(5)
								27,740	344,066	3/29/07	(5)
								50,000	620,162	6/30/06	(7)
John L. Belsito	75,000			8.93	3/16/11					3/16/01	(3)
	100,000			9.53	8/31/11					8/31/01	(3)
	100,000			9.64	8/23/12					8/23/02	(3)
	150,000			7.02	5/9/13					5/9/03	(3)
	43,000			8.78	8/27/14					8/27/04	(3)
		34,000		10.50	4/1/15					4/1/05	(3)
						2,103	26,084	3,155	39,132	3/4/06	(4)
						878	10,890	1,318	16,347	3/4/07	(4)
								14,688	182,179	3/13/03	(5)
								31,178	386,708	4/7/06	(5)
								15,440	191,506	3/29/07	(5)
								10,000	124,032	6/30/06	(7)

(1)	The option exercise prices were converted from pounds sterling to U.S. dollars based on a December 31, 2007 currency exchange rate of 1 pound sterling to 1.9973 U.S. dollars

(2)	The amount for each row represents the total number of shares or other rights awarded under an equity incentive plan that have not vested multiplied by the closing price of a Cadbury Schweppes ordinary share on the London Stock Exchange on December 31, 2007. The price of an ordinary share was converted from pounds sterling to U.S. dollars based on a December 31, 2007 currency exchange rate of 1 pound sterling to 1.9973 U.S. dollars.

(3)	Share Option Plan. An option grant does not become exercisable until performance vesting criteria have been satisfied. No portion of the option may be exercised unless the performance measure is satisfied on the third anniversary of the grant date.

(4)	Bonus Share Retention Plan. The amounts in the “Number of Shares or Units of Stock That Have Not Vested” column will vest on the third anniversary of the applicable grant date if the NEO is employed with Cadbury Schweppes on such date. The amounts in “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column will vest based on Cadbury Schweppes achieving the maximum compound annual growth in aggregate underlying economic profit target over a three-year performance period. Payout could range up to 100% of the conditional shares disclosed. Pursuant to these terms:

•	Mr. Gier, Mr. Johnston, Mr. Herrán and Mr. Belsito were each granted an award subject to a performance period from January 1, 2006 to December 31, 2008 and a vesting date of March 2009; and

•	Mr. Young, Mr. Stewart, Mr. Gier, Mr. Johnston, Mr. Herrán and Mr. Belsito were each granted an award subject to a performance period from January 1, 2007 to December 31, 2009 and a vesting date of March 2010.

In addition, the amounts shown in the following table represent the number of Cadbury Schweppes ordinary shares (the “basic shares”) that each NEO received on the applicable grant date upon his election to defer all or a portion of their prior year annual incentive plan awards into the bonus share retention plan.

	Grant Date	Number of Basic Shares

Mr. Young	3/4/07	59,363
Mr. Stewart	3/4/07	3,385
Mr. Gier	3/4/06	4,933
	3/4/07	18,675
Mr. Johnston	3/4/06	6,413
	3/4/07	5,878
Mr. Herrán	3/4/06	9,988
	3/4/07	12,215
Mr. Cassagne	—	—
Mr. Belsito	3/4/06	8,765
	3/4/07	8,240

(5)	Long Term Incentive Plan. Share grants will vest on the third anniversary of the applicable grant date if the NEO is employed with Cadbury Schweppes on such date and based on the achievement of compound annual growth in the aggregate underlying earnings per share target of Cadbury Schweppes and total shareholder return relative to an index of peer companies of Cadbury Schweppes over the applicable performance period. Vesting could range up to 100% of the conditional shares disclosed. Pursuant to these terms:

•	Mr. Cassagne and Mr. Belsito were granted an award subject to a retest for the performance period from January 1, 2003 to December 31, 2008 and a vesting date of March 2009;

•	all of the NEOs were granted an award subject to a three-year performance period from January 1, 2006 to December 31, 2008 and a vesting date of March 2009; and

•	all the NEOs were granted an award subject to a three-year performance period from January 1, 2007 to December 31, 2009 and a vesting date of March 2010.

(6)	International Share Award Plan. For Mr. Gier and Mr. Herrán, the share awards will vest on the third anniversary of the grant date. For Mr. Stewart, the share award will vest in equal installments on the second and third anniversary of the grant date.

(7)	Integration Success Share Plan. Awards under the integration success share plan are payable in the first quarter of 2008, subject to compliance with restrictive covenants in the individual’s employment agreement. For further information, see “Separation Arrangements Related to Mr. Cassagne and Mr. Belsito.”

Option Exercises and Stock Vested

The following table sets forth information regarding Cadbury Schweppes ordinary shares acquired in 2007 by each NEO upon the exercise of stock options and vesting of stock awards during 2007.

	Option Awards		Stock Awards
	Number of		Number of Shares
	Shares Acquired	Value Realized on	Acquired on		Value on
	on Exercise	Exercise	Vesting		Vesting
Name	(#)(1)	($)(2)	(#)		($)(3)

Larry D. Young			21,051	(5)	229,870
John O. Stewart			20,000	(4)	258,780
Randall E. Gier			13,270	(5)	144,904
			6,531	(6)	71,316
James J. Johnston, Jr.			12,563	(5)	137,184
			2,028	(6)	22,145
Pedro Herrán Gacha	30,000	200,931	10,811	(5)	118,053
Gilbert M. Cassagne			40,857	(5)	446,145
John L. Belsito	20,000	28,440	23,732	(5)	259,146

(1)	The amounts shown in this column reflect the aggregate number of Cadbury Schweppes ordinary shares underlying the options that were exercised in 2007.

(2)	The amounts shown in this column are calculated by multiplying (x) the difference between the closing price on the London Stock Exchange of a Cadbury Schweppes ordinary share on the date of exercise and the exercise price of the options by (y) the number of Cadbury Schweppes ordinary shares acquired upon exercise. The amounts shown in this column were converted from pounds sterling to U.S. dollars based on the currency exchange rate on the date of exercise.

(3)	The amounts shown in this column are calculated by multiplying (x) the closing price of a Cadbury Schweppes ordinary share on the London Stock Exchange on the date of vesting by (y) the number of Cadbury Schweppes ordinary shares acquired upon vesting. The amounts shown in this column were converted from pounds sterling to U.S. dollars based on the currency exchange rate on the date of vesting.

(4)	The amount shown reflects the number of awards under the international share award plan that vested in 2007.

(5)	The amounts shown reflect the number of Cadbury Schweppes ordinary shares awarded for the 2005-2007 performance period under the long term incentive plan.

(6)	The amount shown reflects the number of Cadbury Schweppes ordinary shares awarded for the 2005-2007 performance period under the bonus share retention plan.

Pension Benefits Table

The following table sets forth information regarding pension benefits accrued by each NEO under our defined benefit plans and supplemental contractual arrangements for 2007.

		Number of
		Years	Present Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)(1)	($)

Larry D. Young	Personal Pension Account Plan	1.67	15,000
	Pension Equalization Plan	1.67	20,000
John O. Stewart	Personal Pension Account Plan	1.15	5,000
	Pension Equalization Plan	1.15	0
Randall E. Gier	Personal Pension Account Plan	3.78	45,000
	Pension Equalization Plan	3.78	100,000
James J. Johnston, Jr.	Personal Pension Account Plan	15.08	245,000
	Pension Equalization Plan	15.08	235,000
Pedro Herrán Gacha	Personal Pension Account Plan	10.39	135,000
	Pension Equalization Plan	10.39	225,000
Gilbert M. Cassagne	Personal Pension Account Plan	25.74	685,000
	Pension Equalization Plan	25.74	3,450,000
	Supplemental Executive Retirement Plan	25.74	455,000
John L. Belsito	Personal Pension Account Plan	20.20	330,000
	Pension Equalization Plan	20.20	600,000

(1)	The amounts shown reflect the actuarial present value of benefits accumulated under the respective plans in accordance with the assumptions included in note 13 to our audited combined financial statements. These amounts assume that each NEO retires at age 65. The discount rate used to determine the present value of accumulated benefits is 6.20%. The present values assume no pre-retirement mortality and utilize the RP 2000 healthy white collar male and female mortality tables projected to calendar year 2015.

Personal Pension Account Plan

NEOs are provided with retirement benefits under the Cadbury Schweppes personal pension account plan (the “PPA Plan”), a tax-qualified defined benefit pension plan covering full-time and part-time employees with at least one year of service who were actively employed as of December 31, 2006. The PPA Plan was closed to employees who were hired after December 31, 2006.

The PPA Plan provides a retirement benefit to participants based on a percentage of the participant’s annual compensation (which includes base salary and annual incentive award). The percentage, which is based on age and years of service, varies as follows:

	Age/Service Credit Percentage
	Compensation up to	Compensation over
Age Plus Years of Service	Taxable Wage Base	Taxable Wage Base

Less than 35	2 3/4%	5 1/2%
35 but less than 45	3 3/4%	7 1/2%
45 but less than 55	4 1/2%	9%
55 but less than 65	6%	11%
65 but less than 75	8%	13%
75 or more	10%	15%

Participants fully vest in their retirement benefits after five years of service or upon attaining age 65. Participants are also eligible for early retirement benefits if they separate from service on or after attaining age 55 with 10 years of service. Participants who leave Cadbury Schweppes before they are fully vested in their retirement benefits forfeit their accrued benefit under the PPA Plan.

The Internal Revenue Code places limitations on compensation and pension benefits for tax-qualified defined benefit plans such as the PPA Plan. We have established two non-qualified supplemental defined benefit pension programs (the Cadbury Schweppes pension equalization plan and the Cadbury Schweppes supplemental executive retirement plan), as discussed below, to restore some of the pension benefits limited by the Internal Revenue Code.

Pension Equalization Plan

Cadbury Schweppes sponsored a pension equalization plan (the “PEP”), an unfunded, non-tax qualified excess defined benefit plan covering key employees who were actively employed as of December 31, 2006 and whose base salary exceeded certain statutory limits imposed by the Internal Revenue Code. As with the PPA Plan, the PEP was closed to employees who were hired after December 31, 2006.

The purpose of the PEP was to restore to PEP participants any PPA Plan benefits that were limited by statutory restrictions imposed by the Internal Revenue Code that were taken into consideration when determining their PPA Plan benefits. Participants fully vest in their benefits under the PEP after five years of service. Participants who voluntarily resign from service before they are vested in their benefits under the PEP forfeit their unvested accrued benefit. Participants who are terminated without “cause” or resign for “good reason” are entitled to have their unvested accrued benefits under the PEP automatically vested.

In addition, pursuant to the terms of the executive employment agreements, if a NEO is terminated without “cause” or resigns for “good reason” and is not vested in his accrued benefit under the PPA Plan, such NEO will be entitled to have his accrued and unvested benefits under the PPA Plan paid under the PEP. As of December 31, 2007, Mr. Young, Mr. Stewart and Mr. Gier have not vested in their accrued benefits under the PPA Plan.

Supplemental Executive Retirement Plan

Cadbury Schweppes sponsored a supplemental executive retirement plan (the “SERP”), a non-tax qualified defined benefit plan covering certain senior executives. The SERP was designed to ensure that the total pension benefits due to participants, including benefits under the PPA Plan and PEP, provided a certain level of income at retirement. Combined benefits range from 50% of a participant’s final average compensation after 15 years of service to 60% of final average compensation after 25 years of service. Benefits under the SERP vest after 10 years of service. In 2007, only Mr. Cassagne and Mr. Belsito participated in the SERP. Only Mr. Cassagne’s SERP benefit is fully vested. Mr. Belsito did not satisfy the vesting conditions under the SERP as of the date he left the company and forfeited the amount accrued under the SERP. No current or future employees are eligible to participate in the SERP.

Deferred Compensation

Savings Incentive Plan

Cadbury Schweppes sponsored a savings incentive plan (the “SIP”), a tax-qualified 401(k) defined contribution plan. The plan permitted participants to contribute up to 75% of their base salary in the SIP within certain statutory limitations under the Internal Revenue Code and Cadbury Schweppes matched 100% of the first 4% of base salary that is deferred to the SIP by a participant. Employees participating in the SIP were always fully vested in their, as well as the employer’s, contributions to the plan.

Supplemental Savings Plan

The only nonqualified deferred compensation plan sponsored by Cadbury Schweppes for NEOs is the supplemental savings plan (the “SSP”), a non-tax qualified defined contribution plan. The SSP is for employees who are actively enrolled in the SIP and whose deferrals under the SIP are limited by Internal Revenue Code compensation limitations. Employees may elect to defer up to 75% of their base salary over the Internal Revenue Code compensation limit to the SSP, and Cadbury Schweppes matches 100% of the first 4% of base salary that is contributed by these employees. Employees participating in the SSP are always fully vested in their, as well as the employer’s, contributions to the plan. Participants self-direct the investment of their account balances among various mutual funds.

The following table sets forth information regarding the nonqualified deferred compensation under the SSP for each NEO for 2007.

Nonqualified Deferred Compensation

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance
	Contributions	Contributions	Earnings	Withdrawals/	at Last
	in Last Year	in Last Year	in Last Year	Distribution	Year-End
Name	($)(1)	($)(2)	($)(3)	($)	($)

Larry D. Young	53,672	17,891	267		71,829
John O. Stewart	150,491	8,026	510		159,327
Randall E. Gier	34,737	9,263	7,500		156,323
James J. Johnston, Jr.	18,987	8,438	3,706		73,105
Pedro Herrán Gacha	14,450	8,257	(182)		51,154
Gilbert M. Cassagne	146,942	19,592	58,338		1,556,013
John L. Belsito	14,746	9,831	12,872		229,612

(1)	The amounts shown in this column represent the aggregate amount of contributions made by our NEOs to the SSP in 2007. These amounts are included in the “Salary” column of the Summary Compensation Table.

(2)	The amounts shown in this column represent the aggregate amount of employer contributions to the NEOs’ accounts under the SSP in 2007. These amounts are also included in the “All Other Compensation” column of the Summary Compensation Table.

(3)	The amounts shown in this column represent the aggregate amount of interest or other earnings credited to the NEOs’ accounts under the SSP in 2007.

Executive Employment Agreements

Consistent with our past practices, we have entered into executive employment agreements with each of our NEOs at the time they became an executive officer. Each agreement is between the NEO and our subsidiary, CBI Holdings Inc., which is now renamed as DPS Holdings Inc. The current executive employment agreements each have a term of 10 years. In addition to setting forth their basic duties, the executive employment agreements provide the NEOs with a base salary and entitle them to participate in the annual incentive plan and all other applicable employee compensation and benefit plans and programs. In the event we terminate Mr. Young or Mr. Stewart “without cause” or they resign for “good reason” during the employment term, they are entitled to (1) a lump sum severance payment equal to 12 months of their annual base salary and their Target Award under the annual incentive plan; (2) a lump sum cash payment equal to their annual incentive plan payment, pro-rated through the employment termination date and based on the actual performance targets achieved for the year in which such termination of employment occurred; (3) salary continuation for up to 12 months equal to their annual base salary and their Target Award under the annual incentive plan (subject to mitigation for new employment); and (4) medical, dental and vision benefits for the salary continuation period. In the event we terminate Mr. Gier, Mr. Johnston or Mr. Herrán “without cause” or they resign for “good reason” during the employment term, they are entitled to (1) a lump sum severance payment equal to nine months of their annual base salary and 75% of their Target Award under the annual incentive plan; (2) a lump sum cash payment equal to their annual incentive plan payment, pro-rated through the employment termination date and based on the actual performance targets achieved for the year in which such termination of employment occurred; (3) salary continuation for up to nine months equal to their annual base salary and Target Award under the annual incentive plan (subject to mitigation for new employment); and (4) medical, dental and vision benefits for the salary continuation period. The NEOs are also entitled to outplacement services for their salary continuation period and certain payments under the qualified and non-qualified pension plans. In the event a NEO is terminated without “cause” or resigns for “good reason,” he is entitled to have his unvested accrued benefits under the PEP automatically vested. Such NEO will also be entitled to have his accrued and unvested benefits under the PPA Plan paid under the PEP. In addition, in the event the NEO is terminated due to death or disability, he is entitled to his Target Award, pro rated through the date on which his death or disability occurs.

Generally, “cause” is defined as termination of the NEO’s employment for his: (1) willful failure to substantially perform his duties; (2) breach of a duty of loyalty toward the company; (3) commission of an act of dishonesty toward the company, theft of our corporate property, or usurpation of our corporate opportunities; (4) unethical business conduct including any violation of law connected with the NEO’s employment; or (5) conviction of any felony involving dishonest or immoral conduct. Generally, “good reason” is defined as a resignation by the NEO for any of the following reasons: (1) our failure to perform any of our material obligations under the employment agreement; (2) a relocation by us of the NEO’s principal place of employment to a site outside a 50 mile radius of the current site of the principal place of employment; or (3) the failure by a successor to assume the employment agreement.

The employment agreements include non-competition and non-solicitation provisions. These provisions state that the NEO will not, for a period of one year after termination of employment, become engaged with companies that are in competition with us, including but not limited to a predetermined list of companies. Also, the NEO agrees for a period of one year after termination of employment not to solicit or attempt to entice away any of our employees or directors.

Potential Payments upon Certain Terminations of Employment

•	The tables include estimates of amounts that would have been paid to Mr. Young, Mr. Stewart, Mr. Gier, Mr. Herrán and Mr. Johnston assuming a termination event occurred on December 31, 2007. The employment of these NEOs did not actually terminate on December 31, 2007, and as a result, these NEOs did not receive any of the amounts shown in the tables below. The actual amounts to be paid to a NEO in connection with a termination event can only be determined at the time of such termination event.

•	The tables assume that the price of Cadbury Schweppes ordinary shares is $12.40 per share, the closing market price per share on December 31, 2007. The price of an ordinary share was converted from pounds sterling to U.S. dollars based on a December 31, 2007 currency exchange rate of £1 to $1.9973.

•	Each NEO is entitled to receive amounts earned during the term of his employment regardless of the manner of termination. These amounts include accrued base salary, accrued vacation time and other employee benefits to which the NEO was entitled on the date of termination, and are not shown in the tables below.

•	For purposes of the tables below, the specific definitions of “cause” and “good reason” are defined above in this section.

•	To receive the benefits under the employment agreements, each of the NEOs is required to provide a general release of claims against us and our affiliates and subject to mitigation for new employment. In addition, if NEOs receive severance payments under the employment agreements, they will not be entitled to receive any severance benefits under the Cadbury Schweppes general severance pay plan.

The following tables below outline the potential payments to Mr. Young, Mr. Stewart, Mr. Gier, Mr. Johnston and Mr. Herrán upon the occurrence of various termination events, including “termination for cause” or “not for good reason,” “termination without cause” or “for good reason” or termination due to death or disability. The following assumptions apply with respect to the tables below and any termination of employment of a NEO:

				Termination
		Termination		without
		for Cause or		Cause or
		Resignation		Resignation
		without Good	Death/	for Good
		Reason	Disability	Reason
Name	Compensation Element	($)	($)	($)

Larry D. Young	Salary Continuation Payments(1)	—	—	1,600,000
	Lump Sum Cash Payments(2)	—	—	800,000
	Lump Sum Target Award Annual Incentive Plan Payment(3)	—	—	800,000
	Lump Sum 2007 Annual Incentive Plan Payment(4)	—	800,000	510,400
	Accelerated Equity Vesting
	• Stock Options(5)	—	183,112	183,112
	• Bonus Share Retention Plan(6)	—	940,190	940,190
	• Long Term Incentive Plan(7)	—	1,032,408	1,032,408
	Other(9)	—	—	125,756

	Total	—	2,955,710	5,991,866

John O. Stewart	Salary Continuation Payments(1)	—	—	900,000
	Lump Sum Cash Payments(2)	—	—	500,000
	Lump Sum Target Award Annual Incentive Plan Payment(3)	—	—	400,000
	Lump Sum 2007 Annual Incentive Plan Payment(4)	—	400,000	218,266
	Accelerated Equity Vesting
	• Bonus Share Retention Plan(6)	—	53,607	53,607
	• Long Term Incentive Plan(7)	—	283,116	283,116
	• International Share Award Plan(8)	—	115,995	115,995
	Other(9)	—	—	28,006

	Total	—	852,718	2,498,990

Randall E. Gier(10)	Salary Continuation Payments(1)	—	—	568,013
	Lump Sum Cash Payments(2)	—	—	344,250
	Lump Sum Target Award Annual Incentive Plan Payment(3)	—	—	223,763
	Lump Sum 2007 Annual Incentive Plan Payment(4)	—	298,350	190,378
	Accelerated Equity Vesting
	• Stock Options(5)	—	78,204	78,204
	• Bonus Share Retention Plan(6)	—	656,838	656,838
	• Long Term Incentive Plan(7)	—	709,391	709,391
	• International Share Award Plan(8)	—	114,246	114,246
	Other(9)	—	—	164,067

	Total	—	1,857,029	3,049,150

				Termination
		Termination		without
		for Cause or		Cause or
		Resignation		Resignation
		without Good	Death/	for Good
		Reason	Disability	Reason
Name	Compensation Element	($)	($)	($)

James J. Johnston, Jr.	Salary Continuation Payments(1)	—	—	544,500
	Lump Sum Cash Payments(2)	—	—	330,000
	Lump Sum Target Award Annual Incentive Plan Payment(3)	—	—	214,500
	Lump Sum 2007 Annual Incentive Plan Payment(4)	—	286,000	182,497
	Accelerated Equity Vesting
	• Stock Options(5)	—	78,204	78,204
	• Bonus Share Retention Plan(6)	—	302,713	302,713
	• Long Term Incentive Plan(7)	—	690,823	690,823
	Other(9)	—	—	19,067

	Total	—	1,357,740	2,362,304

Pedro Herrán Gacha	Salary Continuation Payments(1)	—	—	537,075
	Lump Sum Cash Payments(2)	—	—	325,500
	Lump Sum Target Award Annual Incentive Plan Payment(3)	—	—	211,575
	Lump Sum 2007 Annual Incentive Plan Payment(4)	—	282,100	89,998
	Accelerated Equity Vesting
	• Stock Options(5)	—	78,204	78,204
	• Bonus Share Retention Plan(6)	—	392,947	392,947
	• Long Term Incentive Plan(7)	—	600,292	600,292
	• International Share Award Plan(8)	—	266,856	266,856
	Other(9)	—	—	19,067

	Total	—	1,620,399	2,521,514

(1)	The amount shown represents salary continuation in an amount equal to (x) annual base salary and (y) Target Award. The amount shown represents 100% for Mr. Young and Mr. Stewart and 75% for Mr. Gier, Mr. Johnston and Mr. Herrán, in each case, according to the terms of their respective executive employment agreements.

(2)	The amount shown represents a lump sum cash payment equal to the annual base salary for Mr. Young and Mr. Stewart and 75% of the annual base salary for Mr. Gier, Mr. Johnston and Mr. Herrán.

(3)	The amount shown represents a lump sum payment under the annual incentive plan equal to the Target Award for Mr. Young and Mr. Stewart and equal to 75% of the Target Award for Mr. Gier, Mr. Johnston and Mr. Herrán.

(4)	The amount shown under the “Death/Disability” column represents each NEO’s Target Award, pro-rated through the assumed employment termination date. The amount shown under the “Termination Without Cause or Resignation for Good Reason” column represents a lump sum cash payment equal to each NEO’s 2007 annual incentive plan payment, pro-rated through the assumed employment termination date and based on the actual performance targets achieved for the year in which such assumed termination of employment occurred.

(5)	The amount shown represents the value of the unvested stock options as of December 31, 2007 assuming the performance targets have been achieved. These stock options remain exercisable for 12 months from the employment termination date.

(6)	The amount shown represents the combined value of (i) Cadbury Schweppes ordinary shares that each NEO elected to defer under the bonus share retention plan (the “basic shares”), (ii) a matched share award equal to 40% of the number of his basic shares, pro-rated through the assumed employment termination date and (iii) a matched share award equal to 60% of the number of his basic shares, pro-rated through the employment termination date and assuming that the maximum performance targets were achieved.

(7)	The amount shown represents the value of unvested equity awards under the long term incentive plan as of December 31, 2007, assuming the achievement of performance targets and pro-rated through the employment termination date.

(8)	The amount shown represents the value of unvested share awards under the international share award plan, pro-rated through the employment termination date.

(9)	The amounts shown in the “Termination Without Cause or Resignation for Good Reason” column reflect the following elements:

	Medical, Dental	Outplacement	Unvested Accrued
	and Vision Benefits	Services	Pension Benefit
Name	($)(a)	($)	($)(b)	Total

Mr. Young	12,156	78,600	35,000	125,756
Mr. Stewart	12,156	10,850	5,000	28,006
Mr. Gier	9,117	9,950	145,000	164,067
Mr. Johnston	9,117	9,950		19,067
Mr. Herrán	9,117	9,950		19,067

(a)	Estimated combined cash value over the salary continuation period.

(b)	Unvested accrued benefits under the Cadbury Schweppes PPA Plan and PEP to be paid to the NEO under the PEP.

(10)	Mr. Gier’s departure from the Company, effective September 26, 2008, will be treated as a “Termination Without Cause” for severance purposes. Mr. Gier’s severance was paid in accordance with his executive employment agreement, which is filed as Exhibit 10.13 to Amendment No. 2 to our Registration Statement on Form 10 filed on February 12, 2008.

Separation Arrangements Related to Mr. Cassagne and Mr. Belsito

Mr. Cassagne’s Separation.  Pursuant to the terms of his executive employment agreement, Mr. Cassagne is entitled to (1) a lump sum payment of $1,800,000, which is equal to the sum of his annual base salary and his full Target Award under the annual incentive plan; (2) a lump sum payment equal to his annual incentive plan payment, pro-rated through his employment termination date and based on the actual performance targets achieved for the year in which such termination of employment occurred; (3) salary continuation for up to 12 months equal to a total of $1,800,000 (subject to mitigation for new employment); (4) medical, dental and vision benefits continuation for the salary continuation period; (5) his accrued vested awards under the bonus share retention plan and long term incentive plan; (6) an award under the integration success share plan of 50,000 Cadbury Schweppes ordinary shares in the first quarter of 2008; and (7) transitional employment services for 12 months. Pursuant to the terms of the Cadbury Schweppes share option plan, Mr. Cassagne will be able to exercise all of his vested stock options, as of his departure date, until October 11, 2008. In addition, Mr. Cassagne will be able to exercise all of his unvested performance options for 12 months following the third anniversary of the date of grant, to the extent the performance targets are met at the end of the three-year performance period. To the extent the performance targets are not met at the end of the third anniversary of the date of grant, the performance targets will be reviewed again at the fifth anniversary of the date of grant. If the performance targets are met, Mr. Cassagne will be entitled to exercise the options for 12 months following the satisfaction of the performance period. If the performance targets are not met, all of his unvested options will be forfeited.

Mr. Belsito’s Separation.  Pursuant to the terms of his executive employment agreement, Mr. Belsito is entitled to (1) a lump sum payment of $853,200, which is equal to the sum of his annual base salary and his full Target Award under the annual incentive plan; (2) a lump sum payment equal to his annual incentive plan payment, pro-rated through his employment termination date and based on the actual performance targets achieved for the year in which such termination of employment occurred; (3) salary continuation for up to 12 months equal to a total of $853,200 (subject to mitigation for new employment); (4) medical, dental and vision benefits continuation for the salary continuation period; (5) his accrued vested award under the bonus share retention plan and long term incentive plan; (6) an award under the integration success share plan of 10,000 Cadbury Schweppes ordinary shares in the first quarter of 2008; and (7) transitional employment services for 12 months. Pursuant to the terms of the Cadbury Schweppes share option plan, Mr. Belsito will be able to exercise all of his vested stock options, as of his departure date, until December 18, 2008. In addition, Mr. Belsito will be able to exercise 100% of his unvested performance options for 12 months following the third anniversary of the date of grant, to the extent the performance targets are met at the end of the three-year performance period. To the extent the performance targets are not met at the end of the third anniversary, the performance targets will be reviewed again at the fifth anniversary of the date of grant. If the performance targets are met, Mr. Belsito will be entitled to exercise the options for 12 months following the satisfaction of the performance period. If the performance targets are not met, all of his unvested options will be forfeited.

The tables below include the actual termination payments accrued by Mr. Cassagne and Mr. Belsito as of their date of separation on October 12, 2007 and December 19, 2007, respectively.

		Separation from
Name	Compensation Element	Service Payment($)

Gilbert M. Cassagne	Salary Continuation Payments(1)	1,800,000
	Lump Sum Cash Payments(2)	900,000
	Lump Sum Annual Incentive Plan Payment(3)	900,000
	Lump Sum 2007 Annual Incentive Plan Payment(4)	448,406
	Accelerated Equity Vesting
	• Stock Options(5)	227,868
	• Long Term Incentive Plan(6)	2,281,155
	• Integration Success Share Plan(7)	612,712
	Other(9)	90,756

	Total	7,260,897

John L. Belsito	Salary Continuation Payments(1)	853,200
	Lump Sum Cash Payments(2)	474,000
	Lump Sum Annual Incentive Plan Payment(3)	379,200
	Lump Sum 2007 Annual Incentive Plan Payment(4)	241,414
	Accelerated Equity Vesting
	• Stock Options(5)	67,437
	• Long Term Incentive Plan(6)	1,280,622
	• Integration Success Share Plan(7)	124,588
	• Bonus Share Retention Plan(8)	304,729
	Other(9)	23,006

	Total	3,748,196

(1)	The amount shown represents salary continuation in an amount equal to (x) the annual base salary and (y) Target Award.

(2)	The amount shown represents a lump sum cash payment equal to the annual base salary.

(3)	The amount shown represents a lump sum payment under the annual incentive plan equal to the Target Award.

(4)	The amount shown represents a lump sum cash payment equal to each NEO’s 2007 annual incentive plan payment, pro-rated through the employment termination date and based on the actual performance targets achieved for 2007.

(5)	The amount shown represents the value of the unvested stock options through the employment termination date for Mr. Cassagne and Mr. Belsito, October 17, 2007 and December 19, 2007, respectively assuming the performance targets were achieved. To the extent the performance targets are not met at the end of the third anniversary of the date of grant, the performance targets will be reviewed again at the fifth anniversary of the date of grant. If the performance targets are met, each NEO will be entitled to exercise the options for 12 months following the satisfaction of the performance period. If the performance targets are not met, all of their unvested options will be forfeited.

(6)	The amount shown represents the value of the unvested equity awards under the long term incentive plan through the employment termination date.

(7)	The amount shown represents the value of the unvested award under the integration success share plan pro-rated through the employment termination date.

(8)	The amount shown represents the combined value of (i) Cadbury Schweppes ordinary shares that Mr. Belsito elected to defer under the bonus share retention plan (the “basic shares”), (ii) a matched share award equal to 40% of the number of his basic shares, pro-rated through the employment termination date and (iii) a matched share award equal to 60% of the number of his basic shares, pro-rated through the employment termination date and assuming that the maximum performance targets were achieved.

(9)	This amount represents the estimated combined cash value over the salary continuation period of the continuation of medical, dental and vision benefits for Mr. Cassagne ($12,156) and Mr. Belsito ($12,156) and transitional employment services for Mr. Cassagne ($78,600) and for Mr. Belsito ($10,850).

New Plans

Prior to the separation, we adopted the following plans: the Dr Pepper Snapple Group, Inc. Omnibus Stock Incentive Plan of 2008 (the “stock incentive plan”) and the Dr Pepper Snapple Group, Inc. Annual Cash Incentive Plan (the “cash incentive plan”).

Omnibus Stock Incentive Plan of 2008

On May 5, 2008, Cadbury Schweppes Limited, our sole shareholder at the time, approved and adopted the Dr Pepper Snapple Group, Inc. Omnibus Stock Incentive Plan of 2008, which allows us to reward employees, non-employee directors and consultants by enabling them to acquire shares of common stock of Dr Pepper Snapple Group, Inc. The following is a summary of the terms of the stock incentive plan.

Common Stock Available for Awards.  The maximum number of shares of common stock available for issuance under the stock incentive plan is 9,000,000 shares. In the discretion of our compensation committee, 2,000,000 of these shares of common stock may be granted in the form of incentive stock options. If any shares covered by an award are cancelled, forfeited, terminated, expire unexercised or are settled through issuance of consideration other than shares of our common stock (including, without limitation, cash), these shares will again become available for award under the stock incentive plan.

Eligibility.  Awards may be made under the stock incentive plan to any employee of the company or its subsidiaries, or any of our non-employee directors or consultants. Participation and the types of awards under the stock incentive plan are subject to the discretion of our compensation committee, but generally any employee at the managerial level and above is eligible to particpate.

Administration.  Our compensation committee administers the stock incentive plan. Subject to the terms of the stock incentive plan, the administrator of the plan may select participants to receive awards, determine the types of awards and the terms and conditions of awards, interpret provisions of the plan and make all factual and legal determinations regarding the plan and any award agreements.

Types of Awards.  The stock incentive plan provides for grants of stock options (which may consist of incentive stock options or nonqualified stock options), stock appreciation rights, stock awards (which may consist of restricted stock and restricted stock unit awards) or performance awards. The terms of the awards will be embodied in an award agreement and awards may be granted singly, in combination or in tandem. All or part of an award may be subject to such terms and conditions established by our compensation committee, including, but not limited to, continuous service with the company and its subsidiaries, achievement of specific business objectives and attainment of performance goals. No award may be repriced without shareholder approval.

•	Stock Options and Stock Appreciation Rights. The stock incentive plan permits the granting of stock options to purchase shares of common stock and stock appreciation rights. The exercise price of each stock option and stock appreciation right may not be less than the fair market value of our common stock on the date of grant. The term of each stock option or stock appreciation right will be set by our compensation committee and may not exceed ten years from the date of grant. Our compensation committee will determine the date each stock option or stock appreciation right may be exercised and the period of time, if any, after retirement, death, disability or other termination of employment during which stock options or stock appreciation rights may be exercised. In general, a grantee may pay the exercise price of an option in cash or shares of common stock. Our compensation committee may allow the grantee to exercise an option by means of a cashless exercise. With respect to the initial grant of stock options that was made in connection with the separation, our compensation committee determined that, due to possible price fluctuations in our common stock during the first trading days on the New York Stock Exchange following the separation, the initial grants would be determined using the volume weighted average price of our common stock as reported on the New York Stock Exchange on the first trading day.

•	Stock Awards. The stock incentive plan permits the granting of stock awards. Stock awards that are not performance awards will be restricted for a minimum period of three years from the date of grant; provided, however, that our compensation committee may provide for earlier vesting following an employee’s termination of employment for death, disability or retirement or upon a change of control or other specified events. The three-year restricted period does not apply to stock awards that are granted in lieu of salary or bonus or to replace awards forfeited in connection with the separation. Vesting of the stock awards may occur incrementally over the three-year restricted period.

•	Performance Awards. The stock incentive plan permits the granting of performance awards. Performance awards will be restricted for a minimum period of one year from the date of grant; provided, however, our compensation committee may provide for earlier vesting following an employee’s termination of employment for death, disability or retirement or upon a change of control or other specified events. Our compensation committee will determine the terms, conditions and limitations applicable to the performance awards and set the performance goals in its discretion. The performance goals will determine the value and amount of performance awards that will be paid to participants and the portion of an award that may be exercised to the extent such performance goals are met. Performance awards may be designed by our compensation committee to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”) but are not required to qualify under Section 162(m). For purposes of Section 162(m), performance goals will be designated by our compensation committee and will be based upon one or more of the following performance goal measures:

•	revenue and income measures (including those relating to revenue, gross margin, income from operations, net income, net sales and earnings per share);

•	expense measures (including those relating to costs of goods sold, selling, general and administrative expenses and overhead costs);

•	operating measures (including those relating to volume, margin, productivity and market share);

•	cash flow measures (including those relating to net cash flow from operating activities and working capital);

•	liquidity measures (including those relating to earnings before or after the effect of certain items such as interest, taxes, depreciation and amortization, and free cash flow);

•	leverage measures (including those relating to debt-to-equity ratio and net debt);

•	market measures (including those relating to stock price, total shareholder return and market capitalization measures);

•	return measures (including those relating to return on equity, return on assets and return on invested capital);

•	corporate value measures (including those relating to compliance, safety, environmental and personnel matters); and

•	other measures such as those relating to acquisitions, dispositions or customer satisfaction.

Any performance criteria selected by our compensation committee may be used to measure our performance as a whole or the performance of any of our segments, and may be measured for the company alone or relative to a peer group or index.

Awards to Non-Employee Directors.  Our compensation committee may grant non-employee directors one or more awards and establish the terms of the award in the applicable award agreement. No award will confer upon any director any right to serve as a director for any period of time or to continue at any rate of compensation.

Award Payments.  Awards may be paid in cash, common stock or a combination of cash and common stock. At the discretion of our compensation committee, the payment of awards may also be deferred, subject to compliance with Section 409A of the Internal Revenue Code. In addition, in the discretion of our compensation committee, rights to dividends or dividend equivalents may be extended to any shares of common stock or units denominated in shares of common stock. Under the plan, during any one-year period, participants may not be granted options or stock appreciation rights exercisable for more than 500,000 shares of common stock or stock awards exercisable for more than 250,000 shares of common stock.

Adjustments.  If any changes in shares of common stock resulting from stock splits, stock dividends, reorganizations, recapitalizations, any merger or consolidation of the company, or any other event that affects our capitalization occurs, the terms of any outstanding awards and the number of shares of common stock issuable under the stock incentive plan may be adjusted in order to prevent enlargement or dilution of the benefits or potential benefits intended to be made available under the stock incentive plan.

Section 162(m) of the Internal Revenue Code.  Section 162(m) limits us to an annual deduction for federal income tax purposes of $1,000,000 for compensation paid to covered employees. Performance-based compensation is excluded from this limitation. The stock incentive plan is designed to permit our compensation committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

Assignability.  No award under the stock incentive plan is assignable or otherwise transferable, unless otherwise determined by our compensation committee.

Amendment, Modification and Termination.  The stock incentive plan will terminate automatically ten years after its effective date, which was May 7, 2008. Our board or our compensation committee may amend, modify, suspend or terminate the stock incentive plan, to the extent that no such action will materially adversely affect the rights of a participant holding an outstanding award under the stock incentive plan without such participant’s consent, and no such action will be taken without shareholder approval, to the extent shareholder approval is legally required.

Federal Income Tax Consequences of Awards.

•	Incentive Stock Options. The grant of an incentive stock option under the stock incentive plan will not be a taxable event for the grantee or the company. A grantee will not recognize taxable income upon exercise of an incentive stock option, except that the alternative minimum tax may apply, and any gain realized upon a disposition of shares of common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares for at least two years after the date of grant and for one year after the date of exercise, or the applicable capital gains holding period requirement. We will not be entitled to any tax deduction with respect to the exercise of an incentive stock option, except as discussed below.

For the exercise of a stock option to qualify for the foregoing tax treatment, the grantee generally must be an employee of the company from the date the stock option is granted through a date within three months before the date of exercise of the stock option.

If all of the foregoing requirements are met, except the applicable capital gains holding period requirement discussed above, the grantee will recognize ordinary income upon the disposition of the shares in an amount generally equal to the excess of the fair market value of the shares at the time the stock option was exercised over the stock option exercise price, but not in excess of the gain realized on the sale. The balance of the realized gain, if any, will be short-term or long-term capital gain. We will be allowed a tax deduction to the extent the grantee recognizes ordinary income, subject to our compliance with Section 162(m) and to certain tax reporting requirements.

•	Nonqualified Stock Options. The grant of a nonqualified stock option under the stock incentive plan will not be a taxable event for the grantee or the company. Upon exercising a nonqualified stock option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified stock option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares, generally, the amount paid for the shares plus the amount treated as ordinary income at the time the stock option was exercised. If we comply with applicable reporting requirements and with the restrictions of Section 162(m), we will be entitled to a tax deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

•	Stock Appreciation Rights. There are no immediate tax consequences of receiving an award of stock appreciation rights under the stock incentive plan. Upon exercising a stock appreciation right, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. If we comply with applicable reporting requirements and with the restrictions of Section 162(m), we will be entitled to a tax deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

•	Restricted Stock. A grantee who is awarded restricted stock under the stock incentive plan will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares are nontransferable and subject to a substantial risk of forfeiture. However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize ordinary income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, less the purchase price, if any, determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the shares on the date the restrictions lapse, less the purchase price, if any, will be treated as ordinary income to the grantee and will be taxable in the year the restrictions lapse. We will be entitled to a tax deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

•	Restricted Stock Units. A grantee who is awarded a restricted stock unit under the stock incentive plan will not recognize any taxable income for federal income tax purposes and the company will not be entitled to a tax deduction, in each case at that time. When the restricted stock unit award vests and shares are transferred to the grantee, the grantee will recognize ordinary income in an amount equal to the fair market value of the transferred shares at such time less any cash consideration which the grantee paid for the shares, and the company will be entitled to a corresponding deduction. Any gain or loss realized upon the grantee’s sale or exchange of the shares will be treated as long-term or short-term capital gain or loss. The grantee’s basis for the shares will be the amount recognized as taxable compensation plus any cash consideration which the grantee paid for the shares. The grantee’s holding period for the shares will begin on the day after the date the shares are transferred to the grantee.

•	Performance Awards. The grant of a performance award under the stock incentive plan will not be a taxable event for the company. The payment of the award is taxable to a grantee as ordinary income. If we comply with applicable reporting requirements and with the restrictions of Section 162(m), we will be entitled to a tax deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Cash Incentive Plan

The Board of Directors approved and adopted the Dr Pepper Snapple Group, Inc. Annual Cash Incentive Plan, which allows us to reward employees by enabling them to receive performance-based cash compensation. The following is a summary of the expected terms of the cash incentive plan.

Eligibility.  Awards may be made under the cash incentive plan to any employee of the company or its subsidiaries, in the discretion of our compensation committee. Because participation and the types of awards under the cash incentive plan are subject to the discretion of our compensation committee, the number of participants in the plan and the benefits or amounts that will be received by any participant, or groups of participants, if the plan is approved, are not currently determinable.

Administration.  Our compensation committee will administer the cash incentive plan. Subject to the terms of the cash incentive plan, the administrator of the plan may select participants to receive awards, determine the terms and conditions of awards, interpret provisions of the plan and make factual and legal determinations regarding the plan and any award agreements.

Awards.  The terms of the cash awards will be embodied in an award agreement. All or part of an award may be subject to such terms and conditions established by our compensation committee, including, but not limited to, continuous service with the company and its subsidiaries and the attainment of performance goals. For purposes of Section 162(m), performance goals for the performance-based awards will be designated by our compensation committee and will be based upon one or more of the performance goals set forth under “— Omnibus Stock Incentive Plan of 2008 — Types of Awards — Performance Awards.”

For individuals participating in the cash incentive plan for 2008, the weighting of the performance goals for the first half of 2008 were based 60% on our underlying operating profit and 40% on our net sales in 2008. Upon review, our compensation committee determined that the performance goals for the second half of 2008 should be based 60% on net income and 40% on gross profit. The maximum annual award that may be made to any participant under the cash incentive plan may not exceed $5,000,000.

Award Payments.  Awards will be paid in cash. At the discretion of our compensation committee, the payment of awards may also be deferred, subject to compliance with Section 409A of the Internal Revenue Code.

Adjustments.  If, during a performance period, any merger, consolidation, acquisition, separation, reorganization, liquidation or any other event occurs which has the effect of distorting the applicable performance measures, the performance goals may be adjusted or modified to the extent permitted by Section 162(m) in order to prevent enlargement or dilution of the benefits or potential benefits intended to be made available under the cash incentive plan.

Section 162(m) of the Internal Revenue Code.  The incentive plan is designed to permit our compensation committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of
Section 162(m).

Assignability.  No award under the cash incentive plan is assignable or otherwise transferable, unless otherwise determined by our compensation committee.

Amendment, Modification and Termination.  The cash incentive plan will terminate automatically ten years after its effective date, which was May 7, 2008. Our board or our compensation committee may amend, modify, suspend or terminate the cash incentive plan, to the extent that no such action will materially adversely affect the rights of a participant entitled to an award under the incentive plan without such participant’s consent, and no such action will be taken without shareholder approval, to the extent shareholder approval is legally required.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facility

On March 10, 2008, we entered into a senior credit agreement with J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint lead arrangers, J.P. Morgan Securities Inc., Banc of America Securities LLC, Goldman Sachs Credit Partners L.P., Morgan Stanley Senior Funding, Inc. and UBS Securities LLC, as joint bookrunners, Bank of America, N.A., as syndication agent, JPMorgan Chase Bank, N.A., as administrative agent, Goldman Sachs Credit Partners L.P., Morgan Stanley Senior Funding, Inc. and UBS Securities LLC, as documentation agents and the lenders parties thereto. The senior credit agreement was amended and restated on April 11, 2008.

Our senior credit agreement provides senior unsecured financing of up to $2.7 billion, consisting of:

•	a senior unsecured term loan A facility in an aggregate principal amount of $2.2 billion with a term of five years; and

•	a revolving credit facility in an aggregate principal amount of $500 million with a term of five years. Up to $75 million of the revolving credit facility is available for the issuance of letters of credit, of which $39 million was utilized as of September 30, 2008.

As of September 30, 2008, $1.9 billion of borrowings were outstanding under our term loan A facility.

Interest Rates and Fees

Borrowings under the senior credit facility bear interest at a floating rate per annum based upon the London interbank offered rate for dollars (“LIBOR”) or the alternate base rate (“ABR”), in each case plus an applicable margin which varies based upon our debt ratings, from 1.00% to 2.50%, in the case of LIBOR loans and 0.00% to 1.50% in the case of ABR loans. The alternate base rate means the greater of (a) JPMorgan Chase Bank’s prime rate and (b) the federal funds effective rate plus one half of 1%. Based on our debt ratings, the applicable margin for LIBOR loans is 2.00% and for ABR loans is 1.00%.

Interest is payable on the last day of the interest period, but not less than quarterly, in the case of any LIBOR loan and on the last day of March, June, September and December of each year in the case of any ABR loan.

An unused commitment fee is payable quarterly to the lenders on the unused portion of the commitments in respect of the revolving credit facility equal to .15% to .50% per annum, depending upon our debt ratings.

Prepayments

We may voluntarily prepay outstanding loans under the senior credit facility at any time, in whole or in part, plus accrued and unpaid interest and certain breakage costs, subject to prior notice. Through September 30, 2008, we made combined mandatory and optional repayments toward the principal totaling $295 million. These amounts may not be reborrowed.

Maturity and Amortization

We are required to pay annual amortization (payable in equal quarterly installments) on the aggregate principal amount of the term loan A facility equal to: (i) 10% per year for installments due in the first and second years following the initial date of funding, (ii) 15% per year for installments due in the third and fourth years following the initial date of funding, and (iii) 50% for installments due in the fifth year following the initial date of funding.

Principal amounts outstanding under the revolving credit facility are due and payable in full at maturity.

Guarantees

All obligations under the senior credit facility will be guaranteed by each of our existing and future direct and indirect domestic material subsidiaries, subject to certain exceptions.

Certain Covenants and Events of Default

The senior credit facility contains customary negative covenants that, among other things, restrict our ability to:

•	incur debt at subsidiaries that are not guarantors;

•	incur liens;

•	merge or sell, transfer, lease or otherwise dispose of all or substantially all assets;

•	make investments, loans, advances, guarantees and acquisitions;

•	enter into transactions with affiliates; and

•	enter into agreements restricting our ability to incur liens or the ability of subsidiaries to make distributions.

These covenants are subject to certain exceptions described in the senior credit agreement.

In addition, the senior credit facility requires us to comply with the following financial covenants:

•	a maximum total leverage ratio covenant; and

•	a minimum interest coverage ratio covenant.

The senior credit facility also contains certain usual and customary representations and warranties, affirmative covenants and events of default.

THE EXCHANGE OFFER

Purpose and Effect of Exchange Offer; Registration Rights

We sold the unregistered notes to Banc of America Securities LLC, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, UBS Securities LLC, BNP Paribas Securities Corp., Mitsubishi UFJ Securities International plc, Scotia Capital (USA) Inc., SunTrust Robinson Humphrey, Inc., Wachovia Capital Markets, LLC and TD Securities (USA) LLC, as the initial purchasers, pursuant to a purchase agreement dated April 25, 2008. The initial purchasers resold the unregistered notes in reliance on Rule 144A under the Securities Act. In connection with the sale of the unregistered notes, we entered into a registration rights agreement with the initial purchasers. Under the registration rights agreement, we agreed to:

•	to the extent not prohibited by any applicable law or applicable interpretations of the staff of the SEC, file with the SEC a registration statement relating to the exchange offer under the Securities Act on or prior to 360 days after the date that the unregistered notes were issued;

•	commence the exchange offer promptly upon the effectiveness of the exchange offer registration statement and to keep the exchange offer open for not less than 20 business days after the date a notice of the exchange offer has been mailed to the holders of the unregistered notes; and

•	use our commercially reasonable efforts to cause the exchange offer to be consummated on or prior to 390 days after the date that the unregistered notes were issued, or longer if required by the federal securities laws.

If you participate in the exchange offer, you will, with limited exceptions, receive exchange notes that are freely tradable and not subject to restrictions on transfer. You should read the information in this prospectus under the heading “— Resale of Exchange Notes” for more information relating to your ability to transfer exchange notes.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of unregistered notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities laws or blue sky laws of such jurisdiction.

If you are eligible to participate in this exchange offer and you do not tender your unregistered notes as described in this prospectus, you will not have any further registration rights. In that case, your unregistered notes may continue to be subject to restrictions on transfer under the Securities Act.

Shelf Registration

In the registration rights agreement, we agreed to file a shelf registration statement in certain circumstances, including if:

•	we determine upon advice of counsel that we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy;

•	the exchange offer is not consummated for any reason by May 25, 2009; or

•	prior to the 20th business day following consummation of the exchange offer:

•	any initial purchaser so requests with respect to unregistered notes that are not eligible to be exchanged for exchange notes in the exchange offer;

•	any holder (other than an initial purchaser) is not eligible to participate in the exchange offer; or

•	in the case of any initial purchaser that participates in the exchange offer or acquires exchange notes, such initial purchaser does not receive freely tradable exchange notes in exchange for unregistered notes constituting any portion of an unsold allotment.

If a shelf registration statement is required, we will use our commercially reasonable best efforts to:

•	file the shelf registration statement with the SEC on or prior to 90 days after such filing obligation arises;

•	cause the shelf registration statement to be declared effective by the SEC on or prior to 90 days after the filing of such shelf registration statement; and

•	keep the shelf registration statement effective until the earliest of (1) such time as all of the applicable unregistered notes have been sold under the shelf registration statement, (2) the date that is two years after the later of the date that the unregistered notes were issued or the date of issuance of any notes of the same series as any of the unregistered notes, provided that we will be required to continue to keep effective the shelf registration statement for any unregistered note that is not eligible to be sold by the holder thereof on such date under Rule 144 (or any similar provision then in force, but not Rule 144A) under the Securities Act without being subject to any restrictions under such rule until such time as it so eligible to be sold or (3) such notes cease to be outstanding.

The shelf registration statement will permit only certain holders to resell their unregistered notes from time to time. In particular, we may require, as a condition to including a holder’s unregistered notes in the shelf registration statement, such holder to furnish to us information regarding itself and the proposed disposition by it of its notes as we may from time to time reasonably request in writing.

If we are required to file a shelf registration statement, we will provide to each holder of unregistered notes that are covered by the shelf registration statement copies of the prospectus that is a part of the shelf registration statement and notify each such holder when the shelf registration statement becomes effective. A holder who sells unregistered notes pursuant to the shelf registration statement will be required to be named as a selling securityholder in the prospectus and to deliver a copy of the prospectus to purchasers. Such holder will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales, and will be bound by the provisions of the registration rights agreement which are applicable to such a holder (including the applicable indemnification obligations).

Additional Interest

If a registration default (as defined below) occurs, we will be required to pay additional interest to each holder of unregistered notes. During the first 90-day period immediately after the first registration default occurs, we will pay additional interest equal to 0.25% per annum, which will increase by an additional 0.25% per annum during each subsequent 90-day period until all registration defaults are cured, up to a maximum of 1.00% per annum. Such additional interest will accrue only for those days that a registration default occurs and is continuing. Following the cure of all registration defaults, no more additional interest will accrue and the interest rate will revert to the rate otherwise payable under the terms of the notes.

A “registration default” includes any of the following:

•	we fail to file any registration statement on or before the date specified for such filing pursuant to the registration rights agreement;

•	any shelf registration statement required to be filed is not declared effective by the SEC on or prior to the date specified for such effectiveness; or

•	we fail to consummate the exchange offer by May 25, 2009.

The exchange offer is intended to satisfy our exchange offer obligations under the registration rights agreement. The exchange notes will not have rights to additional interest as set forth above, upon the consummation of the exchange offer. The above summary of the registration rights agreement is not complete and is subject to, and qualified by reference to, all the provisions of the registration rights agreement. A copy of the registration rights agreement is an exhibit to the registration statement that includes this prospectus.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we are offering to exchange $1,000 principal amount of exchange notes for each $1,000 principal amount of unregistered notes. You may tender some or all of your unregistered notes only in minimum denominations of $2,000 and larger integral multiples of $1,000. As of the date of this prospectus, $1,700,000,000 aggregate principal amount of the unregistered notes are outstanding.

The terms of the exchange notes to be issued are substantially similar to the unregistered notes, except that the offering of the exchange notes will have been registered under the Securities Act and, therefore, the certificates for the exchange notes will not bear legends restricting their transfer. In addition, the exchange notes will not have registration rights and will not have rights to additional interest. The exchange notes will not be subject to the special mandatory redemption feature of the unregistered notes, because we consummated our separation from Cadbury on May 7, 2008. The exchange notes will be issued under and be entitled to the benefits of the indenture pursuant to which the unregistered notes were issued.

In connection with the issuance of the unregistered notes, we arranged for the unregistered notes to be issued and transferable in book-entry form through the facilities of DTC. The exchange notes will also be issuable and transferable in book-entry form through DTC.

There will be no fixed record date for determining the eligible holders of the unregistered notes that are entitled to participate in the exchange offer. We will be deemed to have accepted for exchange validly tendered unregistered notes when and if we have given oral (promptly confirmed in writing) or written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of unregistered notes for the purpose of receiving exchange notes from us and delivering them to such holders.

If any tendered unregistered notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events described herein, certificates for any such unaccepted unregistered notes will be returned, without expenses, to the tendering holder thereof as promptly as practicable after the expiration of the exchange offer.

Holders of unregistered notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of unregistered notes for exchange notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. It is important that you read the section “Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Any unregistered notes which holders do not tender or which we do not accept in the exchange offer will remain outstanding and continue to accrue interest and may be subject to restrictions on transfer under the Securities Act. We will not have any obligation to register the offer or sale of such unregistered notes under the Securities Act. Holders wishing to transfer unregistered notes would have to rely on exemptions from the registration requirements of the Securities Act.

Conditions of the Exchange Offer

You must tender your unregistered notes in accordance with the requirements of this prospectus and the letter of transmittal in order to participate in the exchange offer. Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange any unregistered notes, and may amend or terminate the exchange offer if:

•	the exchange offer, or the making of any exchange by a holder of unregistered notes, violates applicable law or any applicable interpretation of the staff of the SEC;

•	any action or proceeding shall have been instituted or threatened with respect to the exchange offer which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; and

•	any law, rule or regulation or applicable interpretations of the staff of the SEC have been issued or promulgated, which, in our good faith determination, does not permit us to effect the exchange offer.

Expiration Date; Extensions; Amendment; Termination

The exchange offer will expire 5:00 p.m., New York City time, on          , 2008, unless we, in our sole discretion, extend it. In the case of any extension, we will notify the exchange agent orally (promptly confirmed in writing) or in writing of any extension. We will also notify the registered holders of unregistered notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer.

To the extent we are legally permitted to do so, we expressly reserve the right, in our sole discretion, to:

•	delay accepting any unregistered senior note;

•	waive any condition of the exchange offer; and

•	amend the terms of the exchange offer in any manner.

We will give oral or written notice of any non-acceptance or amendment to the registered holders of the unregistered notes as promptly as practicable. If we consider an amendment to the exchange offer to be material, we will promptly inform the registered holders of unregistered notes of such amendment in a reasonable manner.

If we determine, in our sole discretion, that any of the events or conditions described in “— Conditions of the Exchange Offer” has occurred, we may terminate the exchange offer. We may:

•	refuse to accept any unregistered notes and return to the holders any unregistered notes that have been tendered;

•	extend the exchange offer and retain all unregistered notes tendered prior to the expiration of the exchange offer, subject to the rights of the holders to withdraw their tendered unregistered notes; or

•	waive the condition with respect to the exchange offer and accept all properly tendered unregistered notes that have not been withdrawn.

If any such waiver constitutes a material change in the exchange offer, we will disclose the change by means of a supplement to this prospectus that will be distributed to each registered holder of unregistered notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the unregistered notes, if the exchange offer would otherwise expire during that period.

Any determination by us concerning the events described above will be final and binding upon the parties. Without limiting the manner by which we may choose to make public announcements of any extension, delay in acceptance, amendment or termination of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Interest on the Exchange Notes

The unregistered notes accrue interest from and including April 30, 2008. The first interest payment on the unregistered notes was made on November 1, 2008. The exchange notes will accrue interest from and including November 1, 2008. Interest will be paid on the exchange notes semiannually on May 1 and November 1 of each year, commencing on May 1, 2009. Holders of unregistered notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest accrued from the date of the last interest payment date that was made in respect of the unregistered notes until the date of the issuance of the exchange notes. Consequently, holders of exchange notes will receive the same interest payments that they would have received had they not accepted the exchange offer.

Resale of Exchange Notes

Based upon existing interpretations of the staff of the SEC set forth in several no-action letters issued to third parties unrelated to us, we believe that the exchange notes issued pursuant to the exchange offer for the unregistered notes may be offered for resale, resold and otherwise transferred by you without complying with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	any exchange notes to be received by you will be acquired in the ordinary course of your business;

•	you are not engaged in, do not intend to engage in and have no arrangement or understanding with any person to engage in, the distribution of the unregistered notes or exchange notes;

•	you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of ours or, if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are a broker-dealer, you have not entered into any arrangement or understanding with us or any of our “affiliates” to distribute the exchange notes; and

•	you are not acting on behalf of any person or entity that could not truthfully make these representations.

If you wish to participate in the exchange offer, you will be required to make these representations to us in the letter of transmittal. If our belief is inaccurate and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration under the Securities Act, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability.

In addition, if you are a broker-dealer and you will receive exchange notes for your own account in exchange for unregistered notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. The prospectus, as it may be amended or supplemented from time to time, may be used by any broker-dealers in connection with resales of exchange notes received in exchange for unregistered notes. We have agreed to use commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, remain effective until 180 days after          , 2008 for use by the participating broker-dealers. We have also agreed to amend or supplement this prospectus during this 180-day period, if requested by one or more participating broker-dealers, in order to expedite or facilitate such resales.

Upon consummation of the exchange offer, the exchange notes will have different CUSIP and ISIN numbers from the unregistered notes.

Procedures for Tendering

The term “holder” with respect to the exchange offer means any person in whose name unregistered notes are registered on our agent’s books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose unregistered notes are held of record by DTC who desires to deliver such unregistered notes by book-entry transfer at DTC.

Except in limited circumstances, only a DTC participant listed on a DTC notes position listing with respect to the unregistered notes may tender its unregistered notes in the exchange offer. To tender unregistered notes in the exchange offer:

•	holders of unregistered notes that are DTC participants may follow the procedures for book-entry transfer as provided for below under “— Book-Entry Transfer” and in the letter of transmittal.

In addition:

•	the exchange agent must receive any corresponding certificate or certificates representing unregistered notes along with the letter of transmittal;

•	the exchange agent must receive, before expiration of the exchange offer, a timely confirmation of book-entry transfer of unregistered notes into the exchange agent’s account at DTC according to standard operating procedures for electronic tenders described below and a properly transmitted agent’s message described below; or

•	the holder must comply with the guaranteed delivery procedures described below.

The tender by a holder of unregistered notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If less than all the unregistered notes held by a holder of unregistered notes are tendered, a tendering holder should fill in the amount of unregistered notes being tendered in the specified box on the letter of transmittal. The entire amount of unregistered notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of unregistered notes, the letter of transmittal and all other required documents or transmission of an agent’s message, as described under “— Book Entry Transfer,” to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery prior to the expiration of the exchange offer. No letter of transmittal or unregistered notes should be sent to us but must instead be delivered to the exchange agent. Delivery of documents to DTC in accordance with their procedures will not constitute delivery to the exchange agent.

If you are a beneficial owner of unregistered notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your unregistered notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your unregistered notes, either:

•	make appropriate arrangements to register ownership of the unregistered notes in your name; or

•	obtain a properly completed bond power from the registered holder.

The transfer of record ownership may take considerable time and might not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal as described in “— Withdrawal of Tenders” below, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the unregistered notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” in the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any unregistered notes listed therein, the unregistered notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the unregistered notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the unregistered notes. If the letter of transmittal or any unregistered notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

We will determine in our sole discretion all the questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered unregistered notes. Our determinations will be final and binding. We reserve the absolute right to reject any and all unregistered notes not validly tendered or any unregistered notes the acceptance of which would, in the opinion of our counsel, be unlawful. We reserve the absolute right to waive any irregularities or conditions of tender as to particular unregistered notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of unregistered notes must be cured within such time as we will determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of unregistered notes nor shall any of them incur any liability for failure to give such notification. Tenders of unregistered notes will not be deemed to have been made until such irregularities have been cured or waived. Any unregistered notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holder of such unregistered notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.

In addition, we reserve the right in our sole discretion to (1) purchase or make offers for any unregistered notes that remain outstanding subsequent to the expiration date, and (2) to the extent permitted by applicable law, purchase unregistered notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

Book-Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this document to establish an account with respect to the unregistered notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of unregistered notes by causing DTC to transfer such unregistered notes into the exchange agent’s DTC account in accordance with DTC’s Automated Tender Offer Program procedures for such transfer. The exchange for tendered unregistered notes will only be made after a timely confirmation of a book-entry transfer of the unregistered notes into the exchange agent’s account at DTC, and timely receipt by the exchange agent of an agent’s message.

The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant tendering unregistered notes and that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and we may enforce such agreement against the participant. Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the appropriate letter of transmittal and described above are true and correct.

Guaranteed Delivery Procedures

Holders who wish to tender their unregistered notes and (1) whose unregistered notes are not immediately available, or (2) who cannot deliver their unregistered notes, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration date, or if such holder cannot complete DTC’s standard operating procedures for electronic tenders before expiration of the exchange offer, may tender their unregistered notes if:

•	the tender is made through an eligible institution;

•	before expiration of the exchange offer, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message in lieu of notice of guaranteed delivery:

•	setting forth the name and address of the holder and the certificate number or numbers of the unregistered notes tendered and the principal amount of unregistered notes tendered;

•	stating that the tender offer is being made by guaranteed delivery; and

•	guaranteeing that, within three (3) business days after expiration of the exchange offer, the letter of transmittal, or facsimile of the letter of transmittal, together with the unregistered notes tendered and any other documents required by the letter of transmittal or, alternatively, a book-entry confirmation will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal, or facsimile of the letter of transmittal, as well as all tendered unregistered notes in proper form for transfer and all other documents required by the letter of transmittal or, alternatively, a book-entry confirmation, within three (3) business days after expiration of the exchange offer.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their unregistered notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided herein, tenders of unregistered notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on          , 2008, the expiration date of the exchange offer.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal, which may be by facsimile transmission or letter, at the address set forth below under “Exchange Agent”; or

•	for DTC participants, holders must comply with their respective standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC.

Any notice of withdrawal must:

•	specify the name of the person who tendered the unregistered notes to be withdrawn;

•	identify the unregistered notes to be withdrawn, including the certificate number or numbers and principal amount to be withdrawn;

•	be signed by the person who tendered the unregistered notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and

•	specify the name in which the unregistered notes are to be re-registered, if different from that of the withdrawing holder.

If unregistered notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn unregistered notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices, and our determination shall be final and binding on all parties. Any unregistered notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect thereto unless the unregistered notes so withdrawn are validly re-tendered. Properly withdrawn unregistered notes may be re-tendered by following the procedures described above under “Procedures for Tendering” at any time prior to the expiration date.

Consequences of Failure to Exchange

If you do not tender your unregistered notes to be exchanged in this exchange offer, they will remain “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act.

Accordingly, they:

•	may be resold only if (1) registered pursuant to the Securities Act, (2) an exemption from registration is available or (3) neither registration nor an exemption is required by law; and

•	shall continue to bear a legend restricting transfer in the absence of registration or an exemption therefrom.

As a result of the restrictions on transfer of the unregistered notes, as well as the availability of the exchange notes, the unregistered notes are likely to be much less liquid than before the exchange offer.

Exchange Agent

Wells Fargo Bank, N.A. has been appointed as the exchange agent for the exchange of the unregistered notes. Questions and requests for assistance relating to the exchange of the unregistered notes should be directed to the exchange agent addressed as follows:

By Hand, by Mail or by Overnight Carrier:

Wells Fargo Bank, N.A.
Corporate Trust Services
45 Broadway — 14th Floor
New York, New York 10006

By Facsimile (for Eligible Institutions Only):
(212) 515-1589

For Information or Confirmation by Telephone:
(212) 515-5260

Fees and Expenses

We will bear the expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail. Additional solicitations may be made by our officers and regular employees and our affiliates in person or by telephone.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its related reasonable out-of-pocket expenses and accounting and legal fees. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the unregistered notes and in handling or forwarding tenders for exchange.

We will pay all transfer taxes, if any, applicable to the exchange of unregistered notes pursuant to the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing exchange notes or unregistered notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered;

•	tendered notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of unregistered notes under the exchange offer.

If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the unregistered notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. The exchange offer costs will be amortized as part of deferred financing costs over the life of the notes.

DESCRIPTION OF THE EXCHANGE NOTES

General

The exchange notes will be issued under an indenture, dated as of April 30, 2008, as supplemented by a supplemental indenture, dated as of May 7, 2008, among the Company, as issuer, the Subsidiary Guarantors, as guarantors, and Wells Fargo Bank N.A., as trustee (collectively, the “indenture”).

The summary herein of certain provisions of the indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture (filed as an exhibit to the registration statement that includes this prospectus), including definitions therein of certain terms. Certain terms used in this summary are defined under the subheading “Certain Definitions.” In this description, (i) the term “Company” refers to Dr Pepper Snapple Group, Inc., (ii) the terms “we,” “our,” and “us” refer to the Company and any of its successors and their respective subsidiaries and (iii) the term “notes” refer to the exchange notes.

Without the consent of the holders of the notes, at any time and from time to time the Company will have the ability under the indenture to issue further notes having identical terms and conditions as the notes of any series offered hereby (subject to certain exceptions), and may issue additional notes in one or more additional series under the indenture. See “— Further Issuances” below. The Company will issue notes only in fully registered form without coupons, in minimum denominations of $2,000 and larger integral multiples of $1,000.

Brief Description of the Exchange Notes

The notes:

•	are unsecured unsubordinated obligations of the Company; and

•	will be guaranteed on an unsecured unsubordinated basis by any Subsidiary of the Company that guarantees the obligations of the Company under any other Indebtedness on and after the Issue Date.

The 6.12% exchange senior notes due 2013, 6.82% exchange senior notes due 2018 and 7.45% exchange senior notes due 2038 will each be issued as separate series of notes under the indenture.

Maturity, Interest and Principal

The exchange notes due 2013 will mature on May 1, 2013, the exchange notes due 2018 will mature on May 1, 2018, and the exchange notes due 2038 will mature on May 1, 2038. Interest on the exchange notes due 2013 will initially accrue at a rate of 6.12% per annum, interest on the exchange notes due 2018 will initially accrue at a rate of 6.82% per annum and interest on the exchange notes due 2038 will initially accrue at a rate of 7.45% per annum. In each case interest will be payable semi-annually in arrears on May 1 and November 1 of each year and on the maturity date (each, an “interest payment date”), commencing May 1, 2009, to the persons in whose names the notes are registered at the close of business on April 15 and October 15, as the case may be (in each case, whether or not a business day) immediately preceding the related interest payment date; provided, however, that interest payable on the maturity date shall be payable to the person to whom the principal of such notes shall be payable.

Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

Interest payable on any interest payment date or the maturity date shall be the amount of interest accrued from, and including, the next preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the Issue Date, if no interest has been paid or duly provided for with respect to the exchange notes) to, but excluding, such interest payment date or maturity date, as the case may be. If any interest payment date or the maturity date falls on a day that is not a business day, the interest payment and, if the maturity date, the payment of principal will be made on the next succeeding day that is a business day as if it were made on the date such payment was due, and no interest on such payment shall accrue for the period from and after the scheduled interest payment date or maturity date to the next succeeding business day.

By “business day” we mean a weekday which is not a day when banking institutions in the place of payment are authorized or required by law or regulation to be closed.

Principal of, premium, if any, and interest on notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders; provided that all payments of principal, premium, if any, and interest with respect to the notes represented by one or more global notes registered in the name of The Depository Trust Company (“DTC”) or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the holder or holders thereof. Until otherwise designated by the Company, the Company’s office or agency will be the office of the trustee maintained for such purpose.

Interest Rate Adjustment

The interest rate payable on the notes will be subject to adjustments from time to time if either of Moody’s or S&P (or, in either case, any Substitute Rating Agency thereof), downgrades (or subsequently upgrades) the debt rating assigned to the notes, in the manner described below.

If the rating of the notes from Moody’s or any Substitute Rating Agency thereof is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase from the interest rate payable on the notes on the Issue Date by the percentage set forth opposite that rating:

Moody’s Rating*	Percentage

Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency.

If the rating of the notes from S&P or any Substitute Rating Agency thereof is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase from the interest rate payable on the notes on the Issue Date by the percentage set forth opposite that rating:

S&P Rating*	Percentage

BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency.

If at any time the interest rate on the notes has been adjusted upward and either Moody’s or S&P (or, in either case, a Substitute Rating Agency thereof), as the case may be, subsequently increases its rating of the notes to any of the ratings set forth in the tables above, the interest rate on the notes will be decreased such that the interest rate for the notes equals the interest rate payable on the notes on the Issue Date plus the applicable percentages set forth opposite the ratings in the tables above in effect immediately following the increase. If Moody’s or any Substitute Rating Agency thereof subsequently increases its rating of the notes to Baa3 (or its equivalent, in the case of a Substitute Rating Agency) or higher and S&P or any Substitute Rating Agency thereof increases its rating to BBB- (or its equivalent, in the case of a Substitute Rating Agency) or higher, the interest rate on the notes will be decreased to the interest rate payable on the notes on the Issue Date.

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, any Substitute Rating Agency thereof), shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the notes be reduced to below the interest rate payable on the notes on the Issue Date or (2) the total increase in the interest rate on the notes exceed 2.00% above the interest rate payable on the notes on the Issue Date.

No adjustments in the interest rate of the notes shall be made solely as a result of a Rating Agency ceasing to provide a rating. If at any time less than two Rating Agencies provide a rating of the notes for reason beyond the

Company’s control, we will use our commercially reasonable efforts to obtain a rating of the notes from a Substitute Rating Agency, to the extent one exists, and if a Substitute Rating Agency exists, for purposes of determining any increase or decrease in the interest rate on the notes pursuant to the table above (a) such Substitute Rating Agency will be substituted for the last Rating Agency to provide a rating of the notes but which has since ceased to provide such rating, (b) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by us and, for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute Rating Agency, such ratings will be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table and (c) the interest rate on the notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the notes on their Issue Date plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (b) above) (plus any applicable percentage resulting from a decreased rating by the other Rating Agency). For so long as only one Rating Agency provides a rating of the notes, any subsequent increase or decrease in the interest rate of the notes necessitated by a reduction or increase in the rating by the agency providing the rating shall be twice the percentage set forth in the applicable table above. For so long as no Rating Agency provides a rating of the notes, the interest rate on the notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the notes on the Issue Date.

In addition, the interest rates on the notes of each series will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both Rating Agencies) if the notes of that series become rated A3 and A- (or its equivalent, in the case of a Substitute Rating Agency) or higher by Moody’s and S&P (or, in either case, any Substitute Rating Agency thereof) or one of these ratings if the notes are only rated by one Rating Agency.

Any interest rate increase or decrease described above will take effect from the first day of the interest period during which a rating change requires an adjustment in the interest rate. If Moody’s or S&P or any Substitute Rating Agency thereof changes its rating of the notes more than once during any particular interest period, the last change by such agency during such period will control for purposes of any interest rate increase or decrease described above relating to such agency’s action.

Guarantees

Each Subsidiary Guarantor will jointly and severally guarantee the Company’s obligations under the notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Risks Related to the Exchange Notes and the Exchange Offer — Federal and state laws regarding fraudulent conveyance allow courts, under specific circumstances, to void debts, including guarantees, and would require holders of the exchange notes to return payments received from us or the subsidiary guarantors.”

Each Subsidiary Guarantor that makes a payment under its Subsidiary Guarantee will be entitled upon payment in full of all guaranteed obligations under the indenture to contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment.

If a Subsidiary Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guarantee could be reduced to zero.

The Subsidiary Guarantee of a Subsidiary Guarantor will be automatically and unconditionally released and discharged, without the consent of the holders, and no further action by the Company, any Subsidiary Guarantor or the Trustee shall be required for such release (unless we shall notify the Trustee that no release and discharge shall occur as a result thereof) upon:

(1) the sale or other disposition (including by way of consolidation or merger) of such Subsidiary Guarantor to a Person other than the Company or any Subsidiary of the Company as permitted by the indenture;

(2) the concurrent release of such Subsidiary Guarantor from all of its obligations under its guarantee of any other Indebtedness of the Company; or

(3) the exercise by the Company of its legal defeasance option under “Defeasance” or the discharge of the Company’s obligations under the indenture in accordance with the terms of the indenture.

Ranking

The notes and the Subsidiary Guarantees will be senior unsecured obligations of the Company and the Subsidiary Guarantors, respectively, and will rank equally in right of payment with all existing and future unsecured and unsubordinated obligations of the Company and the Subsidiary Guarantors, respectively.

The notes and the Subsidiary Guarantees will effectively rank junior to all existing and future secured indebtedness of the Company and the Subsidiary Guarantors, respectively, to the extent of the value of the assets securing such indebtedness. As of September 30, 2008, the total secured indebtedness of the Company and the Subsidiary Guarantors was approximately $19 million.

In addition, the notes will effectively rank junior to all liabilities of the Company’s Subsidiaries that are not guaranteeing the notes. The Company derives a portion of its operating income and cash flow from its investments in its Subsidiaries that will not become Subsidiary Guarantors. For the nine months ended September 30, 2008, and the years ended December 31, 2007 and 2006, respectively, our non-Subsidiary Guarantors accounted for $463 million, $575 million and $534 million of net sales, and $118 million, $126 million and $125 million of income from operations. Claims of creditors of the Company’s Subsidiaries that are not guaranteeing the notes generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of Company’s creditors, including holders of the notes. Accordingly, the notes will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, of the Company’s Subsidiaries that are not guaranteeing the notes. As of September 30, 2008, and December 31, 2007 and 2006, respectively, the total liabilities of our non-guarantor subsidiaries were approximately $118 million, $153 million and $670 million, and the total assets of such subsidiaries were approximately $564 million, $590 million and $468 million. See “Risk Factors — Risks Related to the Exchange Notes and the Exchange Offer — The exchange notes are effectively subordinated to the indebtedness of our subsidiaries that are not guaranteeing such notes.”

Offer to Repurchase Upon Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem the notes as described below under “— Optional Redemption,” the indenture provides that each holder of notes will have the right to require the Company to purchase all or a portion (equal to $2,000 or an integral multiple or $1,000 in excess thereof) of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company will be required to send, by first class mail, a notice to each holder of notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of notes electing to have notes purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

The senior credit agreement dated as of March 10, 2008, as amended and restated on April 11, 2008, among the Company and the lenders, issuing banks and agents party thereto provides, and future credit agreements or other agreements relating to any indebtedness to which the Company becomes a party may provide, that certain change of control events with respect to the Company would constitute a default thereunder. If we experience a change of control that triggers a default under the senior credit agreement or such other agreements, we could seek a waiver of such default or seek to refinance the senior credit agreement or the indebtedness under such other agreements. In the event we do not obtain such a waiver or refinance the senior credit agreement or the indebtedness under such other agreements, such default could result in amounts outstanding under the senior credit agreement or such other agreements being declared due and payable, which could have a material adverse effect on us.

Our ability to pay cash to the holders of notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The definition of Change of Control under the indenture includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such holder’s notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our and our subsidiaries’ assets taken as a whole to another person or group may be uncertain.

The Company will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all notes properly tendered and not withdrawn under its offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event conditional upon such Change of Control.

The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

Optional Redemption

The Company will have the right to redeem the notes of any series, in whole or in part from time to time, at its option, on at least 30 days’ but no more than 60 days’ prior written notice mailed to the registered holders of such series of notes to be redeemed. Upon redemption of the notes, the Company will pay a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) of the notes to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 45 basis points, in the case of the 6.12% exchange senior notes due 2013, 45 basis points, in the case of the 6.82% exchange senior notes due 2018, or 45 basis points, in the case of the 7.45% exchange senior notes due 2038, in each case plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, for any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity, computed as the second business day immediately preceding that redemption date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all of these quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of Banc of America Securities LLC, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and UBS Securities LLC (or their respective affiliates that are primary U.S. Government securities dealers), and their respective successors, or if at any time any of the above is not a primary U.S. Government securities dealer, one other nationally recognized investment banking firm selected by the Company that is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

The notice of redemption will state any conditions applicable to a redemption and the amount of notes of any series to be redeemed. If less than all the notes of any series are to be redeemed, the notes of such series to be redeemed shall be selected by the trustee by such method as the trustee deems fair and appropriate. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Except as described above, the notes will not be redeemable by us prior to maturity.

No Mandatory Redemption

The Company will not be required to make any mandatory redemption or sinking fund payments with respect to any series of the notes. The Company may at any time and from time to time purchase notes in the open market or otherwise.

Further Issuances

The Company may from time to time, without notice to or the consent of the holders of the notes of any series, create and issue additional notes of any series offered hereby, having the same terms as, and ranking equally and ratably with, the notes of such series in all respects (except with respect to the issue date, registration rights and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes). These additional notes will be guaranteed by the Subsidiary Guarantors on the same basis as the notes offered hereby and will be consolidated into and form a single series with, and will have the same terms as to redemption, waivers, amendments or otherwise as the notes of the series of which they are in addition to, and will vote together as one class on all matters with respect to the notes of such series. The Company may also, without notice to or the consent of the holders of the notes, issue additional notes in one or more series different from the notes offered hereby. Notes of such different series may have different terms than the notes offered hereby and will be treated as separate classes of notes under the indenture for purposes of redemption, waivers, amendments or otherwise.

Certain Covenants

Principal and Interest

The Company covenants to pay the principal of and interest on the notes when due and in the manner provided in the indenture.

Consolidation, Merger or Sale of Assets

The Company will not consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of its assets to any person or persons in a single transaction or through a series of transactions, unless:

•	the Company shall be the successor or continuing person or, if the Company is not the successor or continuing person, the resulting, surviving or transferee person (the “surviving entity”) is a company organized and existing under the laws of the United States, any State thereof or the District of Columbia that expressly assumes all of the Company’s obligations under the notes and the indenture pursuant to a supplemental indenture executed and delivered to the trustee;

•	immediately after giving effect to such transaction or series of transactions, no default has occurred and is continuing; and

•	the Company or the surviving entity will have delivered to the trustee an officers’ certificate and opinion of counsel stating that the transaction or series of transactions and a supplemental indenture, if any, complies with the indenture.

If any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of the Company’s assets occurs in accordance with the indenture, the surviving entity will succeed to, and be substituted for, and may exercise every right and power of the Company under the indenture with the same effect as if such surviving entity had been named as the Company. The Company will (except in the case of a lease) be discharged from all obligations and covenants under the indenture and any debt securities issued thereunder.

Notwithstanding the foregoing, the Company may merge or consolidate into or with any Subsidiary Guarantor.

Limitation on Secured Indebtedness

The Company will not, and will not permit any of its Subsidiaries to, incur, issue, assume or guarantee any Indebtedness secured by a Lien on any Principal Property or on any Capital Stock or Indebtedness of any Subsidiary of the Company owning any Principal Property, whether now owned or hereafter acquired by the Company or any Subsidiary of the Company, without effectively providing that the outstanding notes and the Subsidiary Guarantees (together with, if the Company shall so determine, any other Indebtedness of the Company or such Subsidiary then existing or thereafter created which is not subordinate to the notes or the Subsidiary Guarantees) shall be secured equally and ratably with (or prior to) such secured Indebtedness so long as such secured Indebtedness shall be so secured. The foregoing restrictions do not apply to:

(1) Permitted Encumbrances;

(2) Liens on any asset or property existing at the date of the indenture, provided that

•	such Liens shall not apply to any other property or asset of the Company or any Subsidiary of the Company (other than the proceeds or products of the property or asset originally subject to such Liens), and

•	such Liens shall secure only those obligations which it secures on the date of the indenture and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(3) Liens on any asset or property of any corporation or other Person existing at the time such corporation or other Person becomes a Subsidiary of the Company or is merged with or into or consolidated with the Company or any Subsidiary of the Company, provided that

•	such Liens were in existence prior to such corporation or other Person becoming a Subsidiary of the Company or such merger or consolidation and shall not apply to any other property or asset of the Company or any Subsidiary of the Company (other than the proceeds or products of the property or asset originally subject to such Liens), and

•	such Liens shall secure only those obligations which it secures on the date that such corporation or other Person becomes a Subsidiary of the Company or the date of such merger or consolidation, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(4) Liens securing Indebtedness of

•	a Subsidiary of the Company to the Company or a Subsidiary Guarantor,

•	the Company to a Subsidiary Guarantor, or

•	a Subsidiary Guarantor to the Company or another Subsidiary Guarantor;

(5) Liens on any property or asset to secure the payment of all or any part of the purchase price of such property or asset upon the acquisition of such property or asset by the Company or a Subsidiary of the Company or to secure any Indebtedness incurred prior to, at the time of, or within 270 days after, the later of the date of acquisition of such property or asset and the date such property or assets is placed in service, for the purpose of financing all or any part of the purchase price thereof, or Liens to secure any Indebtedness incurred for the purpose of financing the cost to the Company or a Subsidiary of the Company of construction, alteration or improvement to such acquired property or asset;

(6) Liens securing industrial revenue bonds, pollution control bonds or other similar tax-exempt bonds;

(7) any other Liens incidental to construction or maintenance of real property of the Company or any Subsidiary of the Company which were not incurred in connection with borrowing money or obtaining advances or credits or the acquisition of property or assets and in the aggregate do not materially impair the use of any property or assets or which are being contested in good faith by the Company or such Subsidiary; or

(8) any extension, renewal or replacement (including successive extensions, renewals or replacements), as a whole or in part, of any of the Liens enumerated in clauses (1) through (7) above; provided, however, that

•	such extension, renewal or replacement Liens are limited to all or part of the same property or asset that secured the Liens extended, renewed, or replaced (plus improvements on such property or asset) and

•	the principal amount of Indebtedness secured by such Liens at such time is not increased.

Notwithstanding the restrictions set forth in the preceding paragraph, the Company and its Subsidiaries will be permitted to incur, issue, assume or guarantee Indebtedness secured by a Lien on any Principal Property or on any Capital Stock or Indebtedness of any Subsidiary of the Company owning any Principal Property which would otherwise be subject to the foregoing restrictions without equally and ratably securing the notes and the Subsidiary Guarantees, if as of the time of such incurrence, issuance, assumption or guarantee, after giving effect thereto, the aggregate principal amount of all Indebtedness secured by Liens on any Principal Property or on any Capital Stock or Indebtedness of any Subsidiary of the Company owning any Principal Property (not including Indebtedness secured by Liens permitted under clauses (1) through (8) above), together (without duplication) with the aggregate amount of Attributable Debt outstanding in respect of sale and leaseback transactions entered into pursuant to the second paragraph of the “— Limitation on Sale and Lease-back Transactions” covenant described below, does not at the time exceed 15% of Consolidated Net Tangible Assets of the Company calculated as of the time of such incurrence, issuance, assumption or guarantee of secured Indebtedness.

Limitation on Sale and Leaseback Transactions

The Company will not directly or indirectly, and will not permit any of its Subsidiaries directly or indirectly to, engage in the sale or transfer of any Principal Property to a Person and the taking back by the Company or any of its

Subsidiaries, as the case may be, of a lease of such Principal Property, whether now owned or hereafter acquired, unless:

(1) such transaction was entered into prior to date of the indenture;

(2) such transaction was for the sale and leasing back to the Company by any one of its Subsidiaries;

(3) such transaction involves a lease for not more than three years;

(4) such transaction occurs within six months from the date of acquisition of the subject Principal Property or the date of the completion of construction or commencement of full operations of such Principal Property, whichever is later;

(5) the Company or such Subsidiary would be entitled to incur Indebtedness secured by a Lien with respect to such sale and lease-back transaction without equally and ratably securing the notes pursuant to the provisions described in clauses (1) through (8) of the “— Limitation on Secured Indebtedness” covenant described above; or

(6) the Company or such Subsidiary applies an amount equal to the net proceeds from the sale of such Principal Property to the purchase of other property or assets used or useful in its business or to the retirement of Funded Debt within 270 days before or after the effective date of any such sale and leaseback transaction; provided that, in lieu of applying such amount to the retirement of Funded Debt, the Company or such Subsidiary may deliver notes to the trustee for cancellation, such notes to be credited to the amount of net proceeds from the sale of such property or assets at the cost of acquisition of such notes to the Company or such Subsidiary.

Notwithstanding the restrictions set forth in the preceding paragraph, the Company and its Subsidiaries may enter into any sale and leaseback transaction which would otherwise be prohibited by the foregoing restrictions, if as of the time of entering into such sale and leaseback transaction, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to sale and leaseback transactions (not including Attributable Debt with respect to sale and leaseback transactions permitted under clauses (1) through (5) above), together (without duplication) with the aggregate principal amount of all Indebtedness secured by Liens on any Principal Property or on any Capital Stock or Indebtedness of any Subsidiary of the Company owning any Principal Property outstanding pursuant to the second paragraph of the “— Limitation on Secured Indebtedness” covenant described above, does not at the time exceed 15% of Consolidated Net Tangible Assets of the Company calculated as of the time of entry into of such sale and leaseback transaction.

Reports

The Company will furnish to the trustee, within 15 days after the Company files the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which the Company files with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act.

In addition, the Company will furnish (or cause the trustee to furnish) to holders of notes, and prospective investors upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the notes are not freely transferable under the Securities Act.

Existence

Except as permitted under “— Consolidation, Merger or Sale of Assets,” the indenture requires the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

Future Subsidiary Guarantors

The Company will cause any Subsidiary of the Company that guarantees, directly or indirectly, any Indebtedness of the Company (including any Indebtedness under any Credit Agreement) to at the same time, execute and deliver to the trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the notes on the same terms and conditions as those set forth in the indenture. Thereafter, such Subsidiary shall be a Subsidiary Guarantor for all purposes of the indenture until such Subsidiary Guarantee is released in accordance with the provisions of the indenture.

Events of Default

Each of the following is an “event of default” under the indenture with respect to the notes of any series:

(1) default in paying interest on the notes when it becomes due and the default continues for a period of 30 days or more;

(2) default in paying principal, or premium, if any, on the notes when due;

(3) default in the performance, or breach, of any covenant in the indenture (other than defaults specified in clause (1) or (2) above) and the default or breach continues for a period of 90 days or more after the Company receives written notice from the trustee or the trustee receives notice from the Holders of at least 25% in aggregate principal amount of the outstanding notes (including any additional notes) of such series;

(4) a default on any Indebtedness of the Company or a Subsidiary Guarantor which default results in the acceleration of such Indebtedness in an amount in excess of $100 million without such Indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled for a period of 30 days after written notice thereof to the Company by the trustee or to the Company and the trustee by the holders of not less than 25% in principal amount of the outstanding notes (including any additional notes) of such series;

(5) certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to the Company or any Significant Subsidiary or group of Subsidiaries of the Company constituting a Significant Subsidiary has occurred; and

(6) any Subsidiary Guarantee of a Significant Subsidiary ceases to be, or the Subsidiary Guarantees of any group of Subsidiaries of the Company constituting a Significant Subsidiary cease to be, in full force and effect (other than in accordance with the terms of the indenture) or any Subsidiary Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under its Subsidiary Guarantee; or any group of Subsidiaries that are Subsidiary Guarantors constituting a Significant Subsidiary deny or disaffirm their obligations under their Subsidiary Guarantees.

The occurrence of an event of default may constitute an event of default under our senior credit agreement, and certain of our other indebtedness incurred from time to time.

If an event of default (other than an event of default specified in clause (5) with respect to the Company or any Significant Subsidiary or group of Subsidiaries of the Company constituting a Significant Subsidiary) under the indenture occurs with respect to the notes of any series and is continuing, then the trustee may and, at the direction of the holders of at least 25% in principal amount of the outstanding notes of that series, will (subject to certain exceptions as provided in this paragraph) by written notice, require the Company to repay immediately the entire principal amount of the outstanding notes of that series, together with all accrued and unpaid interest and premium, if any. The indenture will provide that the trustee may withhold from the holders of the notes notice of continuing default, except a default to the payment of principal, premium, if any, or interest, if it determines that withholding of notice is in their interest.

If an event of default with respect to any series of notes under the indenture specified in clause (5) with respect to the Company or any Significant Subsidiary or group of Subsidiaries of the Company constituting a Significant Subsidiary occurs and is continuing, then the entire principal amount of the outstanding notes of such series shall automatically become due immediately and payable without any declaration or other act on the part of the trustee or any holder.

After a declaration of acceleration described above or any automatic acceleration under clause (5) described above, the holders of a majority in principal amount of outstanding notes of any series may rescind this accelerated payment requirement if all existing events of default, except for nonpayment of the principal and interest on the notes of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding notes of any series also have the right to waive past defaults with respect to such series, except a default in paying principal or interest on any outstanding note of such series, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the notes of that series.

Holders of at least 25% in principal amount of the outstanding notes of a series may seek to institute a proceeding only after they have made written request, and offered indemnity as the trustee may reasonably require, to the trustee to institute a proceeding and the trustee has failed to do so within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in principal amount of the outstanding notes of that series. These limitations do not apply, however, to a suit instituted by a holder of a note for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment.

During the existence of an event of default of which a responsible officer of the trustee has actual knowledge or has received written notice from the Company or any holder of the notes, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would under the circumstances in the conduct of that person’s own affairs. If an event of default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee security or indemnity as the trustee may reasonably require. Subject to certain provisions, the holders of a majority in principal amount of the outstanding notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to such series, or exercising any trust, or power conferred on the trustee with respect to such series.

The trustee will, within 60 days after any default occurs, give notice of the default to the holders of the notes of each affected series, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.

The Company is required to furnish to the trustee an annual statement as to compliance with all conditions and covenants under the indenture.

Defeasance

Legal Defeasance.  The indenture provides that the Company may be discharged from any and all obligations in respect of the notes of any series, except for:

(a) the rights of holders of outstanding notes of such series to receive solely from the trust fund created pursuant to the indenture, payments in respect of the principal of, premium, if any, or interest on such notes when such payments are due;

(b) the Company’s obligations with respect to any such notes concerning transfers and exchanges, issuing temporary notes, registration of such notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, powers, trusts, duties and immunities of the trustee under the indenture and the Company’s obligations in connection therewith; and

(d) the legal defeasance provisions of the indenture.

The Company will be so discharged upon the satisfaction of the conditions set forth in the indenture, including the irrevocable deposit with the trustee, in trust, for the benefit of the holders, cash in U.S. dollars, non-callable U.S. government notes or a combination of cash in U.S. dollars and non-callable U.S. government notes, in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants to pay the principal, premium, if any, and interest on the outstanding notes of the applicable series on the dates such installments of principal, premium, if any, and interest are due in accordance with the terms of the indenture and such notes. This legal defeasance may occur only if, among other things, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee, subject to customary assumptions and exceptions, confirming that (a) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling or (b) since the issuance of the notes, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, subject to customary assumptions and exclusions, the holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the legal defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such legal defeasance had not occurred.

If the Company exercises its legal defeasance option with respect to any series of notes, the Subsidiary Guarantees will terminate with respect to the applicable series of notes. The Company may exercise its legal defeasance option notwithstanding a prior exercise of its covenant defeasance option, described below. If the Company exercises its legal defeasance option and complies with all necessary conditions, payment of the notes with respect to such series may not be accelerated because of an event of default with respect thereto. If legal defeasance is exercised and complies with all necessary conditions, holders of notes would have to rely solely on the trust deposit for the payment of the notes and could not demand payment in the event of a short fall from the Company.

Defeasance of Certain Covenants.  The indenture provides that upon compliance with certain conditions:

•	the Company will be released from obligations with respect to any series of notes thereafter (and such Subsidiary Guarantors shall be released from all of their obligations under the Subsidiary Guarantee with respect to such series of notes) with respect to the covenants set forth in the indenture described under the headings “— Offer to Repurchase Upon Change of Control Triggering Event” and “— Certain Covenants” (other than the covenants described under “— Certain Covenants — Principal and Interest” and “— Certain Covenants — Consolidation, Merger or Sale of Assets” (except for the provision requiring no occurrence of a default therein)) and certain other covenants and the events of default relating to the foregoing covenants, and

•	any omission to comply with those covenants will not result in liability in respect of any term, condition or limitation set forth in any such covenant and will not constitute a default or an event of default with respect to the notes of the applicable series, which is referred to as a “covenant defeasance.”

However, the Company and the Subsidiary Guarantors will still have other obligations under the indenture including with respect to their obligation to, for the benefit of the holders, make payments on the notes.

The conditions to covenant defeasance include:

•	irrevocably depositing with the trustee, in trust, for the benefit of the holders, cash in U.S. dollars, noncallable U.S. government notes, or a combination of cash in U.S. dollars and non-callable U.S. government notes, in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal, premium, if any, and interest on the outstanding notes of the applicable series on the dates such installments of principal, premium, if any, and interest are due in accordance with the terms of the indenture and the notes; and

•	delivering to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that, subject to customary assumptions and exceptions, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

Satisfaction and Discharge

The indenture will be discharged and cease to be of further effect with respect to any series of notes, except as to surviving rights of registration of transfer or exchange of such notes, as to all such notes issued thereunder, when:

•	all notes of such series that have been previously authenticated and delivered (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has previously been deposited in trust or segregated and held in trust by the Company and is thereafter repaid to the Company or discharged from the trust) have been delivered to the trustee for cancellation; or

•	(i) all notes of such series that have not been previously delivered to the trustee for cancellation, have become due and payable by reason of the giving of notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption and redeemed within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Company, and the Company or a Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable U.S. government notes, or a combination of cash in U.S. dollars and non-callable U.S. government notes, in such amounts as shall be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes of such series not previously delivered to the trustee for cancellation or redemption for principal, premium, if any, and accrued interest to the date of maturity or redemption; (ii) the Company has paid or caused to be paid all sums payable by it under the indenture with respect to such series of notes; and (iii) the Company has delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the notes of such series at stated maturity or on the redemption date, as the case may be; and in the case of clauses (i), (ii) or (iii) above;

•	no default or event of default with respect to such series of notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound; and

•	the Company shall have delivered to the trustee an officers’ certificate and opinion of counsel stating that all conditions precedent relating to the satisfaction and discharge of the indenture with respect to such series of notes have been satisfied.

Modification and Waiver

The indenture may be amended or modified without the consent of any holder of notes in order to:

•	cure any ambiguity, defect or inconsistency, provided that the interests of the holders are not adversely affected in any material respect;

•	add events of default for the notes of any series;

•	provide for the issuance of notes of additional series, or additional notes of any series;

•	provide for the assumption of the Company’s obligations in the case of a merger or consolidation and the discharge of the Company upon such assumption provided that the provision under the “Consolidation, Merger or Sale of Assets” covenant is complied with;

•	add covenants or make any change that would provide any additional rights or benefits to the holders of the notes of any series;

•	add Subsidiary Guarantors, additional guarantors or additional obligors with respect to the notes of any series;

•	release a Subsidiary Guarantor upon the satisfaction of all conditions for release of such Subsidiary Guarantor as provided under the indenture;

•	secure the notes of any series;

•	add or appoint a successor or separate trustee;

•	make any change that does not adversely affect the interests of any holder of notes; and

•	obtain or maintain the qualification of the indenture under the Trust Indenture Act.

Other amendments and modifications of the indenture or the notes issued may be made with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding notes of each series affected by the amendment or modification (each series voting as a separate class), and the Company’s compliance with any provision of the indenture with respect to any series of notes may be waived by written notice to the trustee by the holders of a majority of the aggregate principal amount of the outstanding notes of such series (voting as a separate class). However, no modification or amendment may, without the consent of the holder of each outstanding note affected:

•	reduce the principal amount, or extend the fixed maturity, of the notes, or alter or waive the redemption provisions of the notes;

•	change the place of payment or currency in which principal, any premium or interest is paid;

•	reduce the percentage in principal amount outstanding of notes of any series which must consent to an amendment, supplement or waiver or consent to take any action;

•	impair the right to institute suit for the enforcement of any payment on the notes; waive a payment default with respect to the notes or any guarantor;

•	reduce the interest rate or extend the time for payment of interest on the notes; or

•	adversely affect the ranking of the notes of any series.

Certain Definitions

As used in this section, the following terms have the meanings set forth below.

“Attributable Debt” in respect of a sale and leaseback transaction means, at any time of determination, the present value at that time of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction. Such present value will be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with generally accepted accounting principles; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Attributable Debt represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Capital Lease Obligation” means, at any time of determination, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of the issuing Person.

“Change of Control” means the occurrence of any one of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its Subsidiaries;

(2) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares;

(3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(4) the first day on which the majority of the members of the board of directors of the Company cease to be Continuing Directors; or

(5) the adoption of a plan relating to the liquidation or dissolution of the Company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Consolidated Net Tangible Assets” means, with respect to any Person, as of any date of determination, the total assets less the sum of goodwill, net, and other intangible assets, net, in each case reflected on the consolidated balance sheet of such Person and its subsidiaries as of the end of the most recently ended fiscal quarter of such Person for which financial statements have been furnished to the holders of notes pursuant to the “— Reports” covenant described above, determined on a consolidated basis in accordance with GAAP.

“Continuing Director” means, as of any date of determination, any member of the board of directors of the Company who:

(1) was a member of such board of directors on the date of the indenture; or

(2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment.

“Credit Agreements” means the Existing Credit Agreements as such agreements may be amended, supplemented or otherwise modified from time to time, and any agreement indenture or other documentation relating to extensions, refinancings, replacements or restructuring of the credit facilities governed by the Existing Credit Agreements, whether the same or any other agent, agents, lenders or group of lenders is or are parties thereto.

“Existing Credit Agreement” means (1) the credit agreement dated as of March 10, 2008 and amended and restated on April 11, 2008 among the Company, the lenders and the issuing banks party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, and Goldman Sachs Credit Partners L.P., Morgan Stanley Senior Funding, Inc. and UBS Securities LLC, as documentation agents and (2) the 364 day bridge credit agreement dated as of March 10, 2008 and amended and restated on April 11, 2008 among the Company, the lenders and issuing banks party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, and Goldman Sachs Credit Partners L.P., Morgan Stanley Senior Funding, Inc. and UBS Securities LLC, as documentation agents.

“Funded Debt” means Indebtedness which by its terms matures at or is extendible or renewable at the option of the obligor to date more than 12 months after the date of the creation or incurrence of such Indebtedness.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Public Company Accounting Oversight Board (United States) and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of determination.

“Indebtedness” means, with respect to any Person, without duplication, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures, or similar instruments or letters of credit (or reimbursement agreements with respect thereto);

(3) in respect of banker’s acceptances, bank guarantees, surety bonds or similar instruments;

(4) representing Capital Lease Obligations; or

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any such balance that constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business; if and to the extent any of the preceding items (other than letters of credit) would appear as a liability upon a balance sheet (excluding the notes thereto) of the specified Person prepared in accordance with GAAP.

In addition, the term “Indebtedness” includes all of the following items, whether or not any such items would appear as a liability on a balance sheet of the specified Person in accordance with GAAP:

(1) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); and

(2) to the extent not otherwise included, any guarantee by the specified Person of Indebtedness of any other Person.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB-or better by S&P (or its equivalent under any successor rating category of S&P).

“Issue Date” means April 30, 2008.

“Lien” means any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction. Notwithstanding the foregoing, an operating lease shall not be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Permitted Encumbrances” means:

(1) Liens imposed by law for taxes, assessments or governmental charges that are not overdue for a period of more than 30 days or that are being contested in good faith;

(2) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days (or if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Liens) or are being contested in good faith;

(3) (i) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any Subsidiary of the Company;

(4) deposits to secure the performance of bids, trade contracts (other than for the repayment of borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business;

(5) judgment liens in respect of judgments that the Company or a Subsidiary of the Company is in good faith prosecuting an appeal or other proceeding for review or Liens incurred by the Company or a Subsidiary of the Company for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which the Company or a Subsidiary of the Company is a party;

(6) easements, restrictions, rights-of-way and similar encumbrances and minor title defects on real property imposed by law or arising in the ordinary course of business that do not secure any payment obligations and do not, in the aggregate, materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary of the Company;

(7) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Company and its Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;

(8) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(9) Liens (i) of a collection bank on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are customary in the banking industry;

(10) any interest or title of a lessor under leases entered into by the Company or any of its Subsidiaries in the ordinary course of business and financing statements with respect to a lessor’s right in and to personal property leased to the Company or any of its Subsidiaries in the ordinary course of the Company’s or any of its Subsidiaries’ business other than through a capital lease;

(11) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any Subsidiaries in the ordinary course of business;

(12) Liens deemed to exist in connection with reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(13) Liens that are contractual rights of set-off: (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any Subsidiary of the Company to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Subsidiary of the Company in the ordinary course of business;

(14) Liens solely on any cash earnest money deposits made by the Company or any Subsidiaries in connection with any letter of intent or purchase agreement;

(15) ground leases in respect of real property on which facilities owned or leased by the Company or any of its Subsidiaries are located;

(16) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(17) any zoning or similar law or right reserved to or vested in any governmental authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Company or any Subsidiary of the Company; and

(18) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means (i) any manufacturing, processing or bottling plant, warehouse or distribution center (including the land upon which it is situated), owned and operated by the Company or any Subsidiary of the Company on the date the separation of the Company from Cadbury Schweppes is completed, other than property which, in the opinion of the Board of Directors of the Company, individually and in the aggregate, is not of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole, and (ii) any manufacturing, processing or bottling plant, warehouse or distribution center (including the land upon which it is situated), purchased or constructed by the Company or any Subsidiary of the Company after the date the separation of the Company from Cadbury Schweppes is completed, provided that the original cost of such purchase or construction is an amount greater than 1% of Consolidated Net Tangible Assets of the Company.

“Rating Agency” means:

(1) each of Moody’s and S&P, and

(2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the Company’s control, a Substitute Rating Agency in lieu thereof.

“Rating Event” means (i) the rating of the notes is lowered by both Rating Agencies during the period (the “Trigger Period”) commencing on the earlier of the first public notice of (a) the occurrence of a Change of Control or (b) the Company’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by either of the Rating Agencies) and (ii) the notes are rated below an Investment Grade Rating by both Rating Agencies on any day during the Trigger Period. If either Rating Agency is not providing a rating of the notes on any day during the Trigger Period for any reason, the rating of such Rating Agency shall be deemed to be below Investment Grade on such day and such Rating Agency will be deemed to have lowered its rating of the notes during the Trigger Period.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“SEC” means the Securities and Exchange Commission.

“Significant Subsidiary” means any Subsidiary, or any group of Subsidiaries considered collectively in the aggregate, that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act of 1933, as amended, as in effect on the Issue Date. more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof.

“Subsidiary Guarantor” means each Subsidiary of the Company that executes the indenture as a guarantor pursuant to the terms of the indenture after the Issue Date.

“Subsidiary Guarantee” means a guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the notes.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company (as certified by a resolution of the board of directors of the Company and reasonably acceptable to the Trustee) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Unclaimed Funds

All funds deposited with the trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the notes of any series that remain unclaimed for two years after the maturity date of the notes of that series will be repaid to the Company upon its request. Thereafter, any right of any holder of notes of that series to such funds shall be enforceable only against the Company, and the trustee and paying agents will have no liability therefor.

Governing Law

The indenture and the notes for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

The trustee, in its individual and any other capacity, may make loans to, accept deposits from, and perform services for the Company or any Subsidiary Guarantor as if it were not the trustee; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The indenture will provide that in case an event of default shall occur and be continuing (which shall not be cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of the notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

An affiliate of the trustee is a lender under our senior credit facility, for which it will receive customary fees and commissions. In addition, the trustee and its affiliates from time to time have provided certain commercial banking and financial advisory services to us and to Cadbury, for which they have received customary fees and commissions, and they may provide these services to us in the future, for which they would receive customary fees and commissions.

Book-Entry Settlement and Clearance

The Global Notes

The exchange notes will be issued in one or more fully registered global notes (the “Global Notes”). Upon issuance, each of the Global Notes will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each Global Note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. Beneficial interests in the Global Notes will be held in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

We expect that under procedures established by DTC:

•	upon deposit of each Global Note with DTC’s custodian, DTC will credit portions of the principal amount of the Global Note to the accounts of the DTC participants designated by the initial purchasers; and

•	ownership of beneficial interests in each Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in any of the Global Notes).

Beneficial interests in the Global Notes may not be exchanged for notes in physical, certificated form (“Certificated Notes”) except in the limited circumstances described below. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct and indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Book-entry procedures for the Global Notes

All interests in the Global Notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a Global Note, that nominee will be considered the sole owner or holder of the notes represented by that Global Note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a Global Note:

•	will not be entitled to have notes represented by the Global Note registered in their names;

•	will not receive or be entitled to receive physical delivery of notes in certificated form; and

•	will not be considered the owners or “holders” of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a Global Note will be made by the trustee to DTC’s nominee as the registered holder of the Global Note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a Global Note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a Global Note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, in accordance with the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC.

Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the Global Notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for a Certificated Note only if:

•	DTC (a) notifies us at any time that it is unwilling or unable to continue as depositary for the Global Notes, and a successor depositary is not appointed within 90 days, or (b) has ceased to be registered as a clearing agency under the Exchange Act, and we fail to appoint a successor depositary within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of Certificated Notes, subject to the procedures of DTC; or

•	certain other events provided in the indenture occur.

Same Day Settlement and Payment

We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and liquidated damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. We will make all payments of principal, interest and premium and liquidated damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no account is specified, by mailing a check to that holder’s registered address.

The notes represented by the Global Notes are expected to trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in the notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, credits of interests in the Global Notes received in Euroclear or Clearstream as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a Global Note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Exchange Offers

The exchange of unregistered notes for exchange notes in the exchange offers will not constitute a taxable event to holders for U.S. federal income tax purposes. Consequently, you will not recognize gain or loss upon receipt of an exchange note. The holding period of the exchange note will include the holding period of the unregistered note exchanged therefor and the basis of the exchange note will be the same as the basis of the unregistered note immediately before the exchange.

In any event, persons considering the exchange of unregistered notes for exchange notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Exchange Notes

The following is a summary of the certain U.S. federal income tax considerations of ownership and disposition of the exchange notes (hereinafter the “notes”). This discussion only applies to notes that are held as capital assets. This discussion does not describe all of the tax considerations that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	persons holding notes as part of a hedge or other integrated transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

•	persons subject to the alternative minimum tax.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may be retroactive and may affect the tax consequences described herein. Persons considering the purchase of notes are urged to consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax considerations arising under the U.S. federal estate or gift tax rules or under the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable tax treaty.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or of the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (i) a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (ii) in the case of a trust that was treated as a domestic trust under the law in effect prior to 1997, a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the U.S. federal income tax consequences of owning and disposing of a note.

Payments of Interest

Subject to the discussion below, stated interest paid on a note will be taxable to a U.S. Holder as ordinary income at the time it accrues or is received in accordance with the holder’s method of accounting for U.S. federal income tax purposes.

We intend to take the position for U.S. federal income tax purposes that any payments of additional interest resulting from adjustments to the ratings assigned to the notes (see “Description of the Exchange Notes — Interest Rate Adjustment”) will be taxable to a U.S. Holder as additional interest income when received or accrued, in accordance with such holder’s method of accounting for U.S. federal income tax purposes. However, the Internal Revenue Service (“IRS”) may take a contrary position from that described above and treat the interest as contingent interest which, as discussed below, could affect the timing and character of income, gain or loss from holding or disposing of the notes. If we are required to pay additional interest on the notes under such circumstances, U.S. Holders should consult their own tax advisors concerning the appropriate tax treatment of the payment of such additional interest.

In certain circumstances (see “Description of the Exchange Notes — Offer to Repurchase Upon Change of Control Triggering Event,” “Description of the Exchange Notes — Optional Redemption” and “The Exchange Offer”), we may be obligated to pay amounts in excess of stated interest or principal on the notes. Although the issue is not free from doubt, we believe that the possibility of the payment of such additional amounts does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury regulations and as a result we do not intend to treat these potential payments as part of the yield to maturity of the notes. Our position is not binding on the IRS. Under this approach, if we ultimately make any additional payments, U.S. Holders should recognize such amounts as ordinary income in accordance with their regular method of accounting for U.S. federal income tax purposes. If the IRS takes a contrary position, a U.S. Holder might be required to accrue income on its notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments. U.S. Holders should consult their own tax advisors about the treatment of additional payments that might be made in respect of the notes.

Market Discount

If a U.S. Holder purchases a note for an amount that is less than its stated redemption price at maturity (generally, the stated principal amount) the amount of the difference will be treated as “market discount” unless such difference is a specified de minimis amount. Market discount is considered to be de minimis if it is less than 1/4 of 1% of the note’s stated redemption price at maturity multiplied by the number of complete years to maturity after the note was acquired. Under the market discount rules of the Code, a U.S. Holder will be required to treat any partial principal payment on, or any gain realized upon the sale, redemption or other taxable disposition of, a note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. In addition, if a U.S. Holder acquired a note with market discount such U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such note until the maturity of the note or its earlier disposition in a taxable transaction. Market discount is considered to accrue ratably during the period from the date of acquisition to the maturity date of a note, unless a U.S. Holder elects to include market discount in income on a current basis. A U.S. Holder may elect to include market discount in income (generally as ordinary income) currently as it accrues, in which case the rules described above regarding the deferral of interest deductions will not apply. Such election will also apply to all debt obligations held or subsequently acquired by the U.S. Holder on or after the first day of the taxable year to which the election applies. The election may not be revoked without the consent of the IRS. U.S. Holders should consult their own tax advisors before making this election.

Amortizable Premium

In general, subject to special rules applicable to debt instruments that provide for early call rights, if a U.S. Holder purchases a note for an amount in excess of the stated principal amount such U.S. Holder will be treated as having purchased such note with premium in the amount of such excess. A U.S. Holder generally may elect to amortize the premium (with a corresponding decrease in adjusted tax basis) over the remaining term of the note on a constant yield method as an offset to interest income when includible in income under such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. If such U.S. Holder does not elect to amortize the premium, that premium will decrease the gain or increase the loss it would otherwise recognize upon a sale or other disposition of the note. An election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by the U.S. Holder on or after the first day of the taxable year to which the election applies. The election may not be revoked without the consent of the IRS. U.S. Holders should consult their own tax advisors before making this election.

The rules governing market discount and amortizable premium are complex, and U.S. Holders should consult their own tax advisors concerning the application of these rules.

Disposition of the Notes

Upon the sale, exchange or retirement or other disposition of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts attributable to accrued interest on the note, which will be treated as ordinary interest income for U.S. federal income tax purposes if not previously included in gross income) and the holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note is generally equal to the cost of the note to such holder.

Gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. The deductibility of capital losses is subject to limitations under the Code.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A U.S. Holder will be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, if any, and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien for U.S. federal income tax purposes;

•	a non-U.S. corporation; or

•	a non-U.S. estate or trust.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the ownership and disposition of a note.

Payments on the Notes

Subject to the discussion below concerning backup withholding, payments of principal and interest on the notes by us or any paying agent to any Non-U.S. Holder that is not engaged in a trade or business in the United States will not be subject to U.S. federal income or withholding tax, provided that, in the case of interest,

•	the holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the certification requirement described below has been fulfilled with respect to the beneficial owner, as discussed below; and

•	the holder is not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code.

Interest will not be exempt from withholding tax unless the beneficial owner of that note certifies on IRS Form W-8BEN (or any successor form), under penalties of perjury, that it is not a U.S. person.

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. Such a Non-U.S. Holder will be required to provide us and any paying agent with a properly executed IRS Form W-8ECI (or any successor form) in order to claim an exemption from withholding tax. These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a 30% branch profits tax.

Disposition of the Notes

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange, retirement or other disposition of notes, unless the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, subject to an applicable income tax treaty providing otherwise.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes and the Non-U.S. Holder may be subject to U.S. backup withholding tax on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for unregistered notes where such unregistered notes were acquired as a result of market-making activities or other trading activities. We have agreed to use commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, remain effective until 180 days after          , 2008 for use by the participating broker-dealers. We have also agreed to amend or supplement this prospectus during this 180-day period, if requested by one or more participating broker-dealers, in order to expedite or facilitate such resales.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers that may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

LEGAL MATTERS

The validity of the exchange notes offered hereby will be passed upon for Dr Pepper Snapple Group, Inc. by Shearman & Sterling LLP.

EXPERTS

The combined financial statements included in this registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion on the combined financial statements and includes explanatory paragraphs referring to the allocation of certain general corporate overhead costs from Cadbury Schweppes plc and the change in method of accounting for stock based employee compensation). Such combined financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4, of which this prospectus forms a part, with respect to the issuance of the exchange notes. This prospectus does not contain all of the information contained in the registration statement and the exhibits to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information about us and the exchange notes, we refer you to the registration statement. You should be aware that the statements made in this prospectus as to the contents of any agreement or other document filed as an exhibit to the registration statement are not complete. Although we believe that we have summarized the material terms of these documents in the prospectus, these statements should be read along with the full and complete text of the related documents.

We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. Any reports or documents we file with the SEC, including the registration statement, may be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of these reports or other documents may be obtained at prescribed rates from the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. For further information about the Public Reference Section, call 1-800-SEC-0330. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

DR PEPPER SNAPPLE GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
As of September 30, 2008 and December 31, 2007

	September 30,	December 31,
	2008	2007
	(Unaudited, in millions except share and per share data)

ASSETS
Current assets:
Cash and cash equivalents	$239	$67
Accounts receivable:
Trade (net of allowances of $16 and $20, respectively)	521	538
Other	68	59
Related party receivable	—	66
Note receivable from related parties	—	1,527
Inventories	330	325
Deferred tax assets	68	81
Prepaid and other current assets	112	76

Total current assets	1,338	2,739
Property, plant and equipment, net	945	868
Investments in unconsolidated subsidiaries	13	13
Goodwill	3,170	3,183
Other intangible assets, net	3,595	3,617
Other non-current assets	572	100
Non-current deferred tax assets	189	8

Total assets	$9,822	$10,528

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$862	$812
Related party payable	—	175
Current portion of senior unsecured debt	35	—
Current portion of long-term debt payable to related parties	—	126
Income taxes payable	6	22

Total current liabilities	903	1,135
Long-term debt payable to third parties	3,587	19
Long-term debt payable to related parties	—	2,893
Deferred tax liabilities	1,276	1,324
Other non-current liabilities	726	136

Total liabilities	6,492	5,507
Commitments and contingencies
Stockholders’ equity:
Cadbury’s net investment	—	5,001
Preferred stock, $.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $.01 par value, 800,000,000 shares authorized, 253,685,733 shares issued and outstanding for 2008 and no shares issued for 2007	3	—
Additional paid-in capital	3,163	—
Retained earnings	191	—
Accumulated other comprehensive (loss) income	(27)	20

Total equity	3,330	5,021

Total liabilities and equity	$9,822	$10,528

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Nine Months Ended September 30, 2008 and 2007

	For the
	Nine Months Ended
	September 30,
	2008	2007
	(Unaudited, in millions, except per share data)

Net sales	$4,369	$4,347
Cost of sales	2,003	1,984

Gross profit	2,366	2,363
Selling, general and administrative expenses	1,586	1,527
Depreciation and amortization	84	69
Restructuring costs	31	36
Gain on disposal of property and intangible assets, net	(3)	—

Income from operations	668	731
Interest expense	199	195
Interest income	(30)	(38)
Other (income) expense	(8)	(2)

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	507	576
Provision for income taxes	199	218

Income before equity in earnings of unconsolidated subsidiaries	308	358
Equity in earnings of unconsolidated subsidiaries	1	1

Net income	$309	$359

Earnings per common share:
Basic	$1.21	$1.42
Diluted	$1.21	$1.42
Weighted average common shares outstanding:
Basic	254.0	253.7
Diluted	254.0	253.7

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2008 and 2007

	For the
	Nine Months Ended
	September 30,
	2008	2007
	(Unaudited, in millions)
		(As Restated)(1)
Operating activities:
Net income	$309	$359
Adjustments to reconcile net income to net cash provided by operations:
Depreciation expense	102	89
Amortization expense	44	38
Employee stock-based expense, net of tax benefit	5	10
Deferred income taxes	58	3
Write-off of deferred loan costs	21	—
Other, net	9	8
Changes in assets and liabilities:
Trade and other accounts receivable	3	(47)
Related party receivable	11	(8)
Inventories	(6)	(41)
Other current assets	(32)	(1)
Other non-current assets	(9)	4
Accounts payable and accrued expenses	30	(48)
Related party payables	(70)	350
Income taxes payable	47	9
Other non-current liabilities	1	(19)

Net cash provided by operating activities	523	706
Investing activities:
Purchases of property, plant and equipment	(203)	(123)
Issuances of related party notes receivables	(165)	(1,829)
Repayment of related party notes receivables	1,540	525
Other, net	3	(23)

Net cash provided by (used in) investing activities	1,175	(1,450)
Financing activities:
Proceeds from issuance of related party long-term debt	1,615	2,803
Proceeds from senior unsecured credit facility	2,200	—
Proceeds from senior unsecured notes	1,700	—
Proceeds from bridge loan facility	1,700	—
Repayment of related party long-term debt	(4,664)	(3,232)
Repayment of senior unsecured credit facility	(295)	—
Repayment of bridge loan facility	(1,700)	—
Deferred financing charges paid	(106)	—
Cash Distributions to Cadbury	(2,065)	(189)
Change in Cadbury’s net investment	94	1,356
Other, net	(2)	4

Net cash (used in) provided by financing activities	(1,523)	742
Cash and cash equivalents — net change from:
Operating, investing and financing activities	175	(2)
Currency translation	(3)	1
Cash and cash equivalents at beginning of period	67	35

Cash and cash equivalents at end of period	$239	$34

Supplemental cash flow disclosures of non-cash investing and financing activities:
Settlement related to separation from Cadbury	$150	$—
Purchase accounting adjustment related to prior year acquisitions	13	—
Transfers of property, plant, and equipment to Cadbury	—	9
Transfers of operating assets and liabilities to Cadbury	—	40
Reduction in long-term debt from Cadbury	—	257
Related entities acquisition payments	—	17
Note payable related to acquisition	—	38
Liabilities expected to be reimbursed by Cadbury	—	12
Reclassifications for tax transactions	—	90
Supplemental cash flow disclosures:
Interest paid	$120	$182
Income taxes paid	105	26

(1)	See Note 19 for further information.
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Nine Months Ended September 30, 2008 and the Year Ended December 31, 2007

						Accumulated
	Common Stock		Additional			Other
	Issued		Paid-In	Retained	Cadbury’s Net	Comprehensive	Total	Comprehensive
	Shares	Amount	Capital	Earnings	Investment	Income (Loss)	Equity	Income
					(Unaudited, in millions)

Balance as of December 31, 2006	—	$—	$—	$—	$3,249	$1	$3,250
Net income	—	—	—	—	497	—	497	$497
Contributions from Cadbury	—	—	—	—	1,484	—	1,484	—
Distributions to Cadbury	—	—	—	—	(213)	—	(213)	—
Adoption of FIN 48	—	—	—	—	(16)	—	(16)	—
Net change in pension liability	—	—	—	—	—	3	3	3
Foreign currency translation adjustment	—	—	—	—	—	16	16	16

Balance as of December 31, 2007	—	—	—	—	5,001	20	5,021	$516

Net income	—	—	—	191	118	—	309	$309
Contributions from Cadbury	—	—	—	—	284	—	284	—
Distributions to Cadbury	—	—	—	—	(2,242)	—	(2,242)	—
Separation from Cadbury on May 7, 2008 and issuance of common stock upon distribution	253.7	3	3,158	—	(3,161)	—	—	—
Stock-based compensation expense, including tax benefit	—	—	5	—	—	—	5	—
Net change in pension liability, net of tax benefit of $26	—	—	—	—	—	(39)	(39)	(39)
Foreign currency translation adjustment	—	—	—	—	—	(8)	(8)	(8)

Balance as of September 30, 2008	253.7	$3	$3,163	$191	$—	$(27)	$3,330	$262

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Formation of the Company and Basis of Presentation

References in this Quarterly Report on Form 10-Q to “we”, “our”, “us”, “DPS” or “the Company” refer to Dr Pepper Snapple Group, Inc. and all entities included in our unaudited condensed consolidated financial statements. Cadbury plc and Cadbury Schweppes plc are hereafter collectively referred to as “Cadbury” unless otherwise indicated.

Prior to ownership of Cadbury’s beverage business in the United States, Canada, Mexico and the Caribbean (“the Americas Beverages business”), the Company did not have any operations. The Company conducts operations in the United States, Canada, Mexico and parts of the Caribbean. The Company’s key brands include Dr Pepper, Snapple, 7UP, Mott’s, Sunkist, Hawaiian Punch, A&W, Canada Dry, Schweppes, Squirt, Clamato, Peñafiel, Mr & Mrs T, and Margaritaville.

This Form 10-Q refers to some of DPS’ owned or licensed trademarks, trade names and service marks, which are referred to as the Company’s brands. All of the product names included in this Form 10-Q are either DPS’ registered trademarks or those of the Company’s licensors.

Formation of the Company and Separation from Cadbury

On May 7, 2008, Cadbury separated the Americas Beverages business from its global confectionery business by contributing the subsidiaries that operated its Americas Beverages business to DPS. In return for the transfer of the Americas Beverages business, DPS distributed its common stock to Cadbury plc shareholders. As of the date of distribution, a total of 800 million shares of common stock, par value $0.01 per share, and 15 million shares of preferred stock, all of which shares of preferred stock are undesignated, were authorized. On the date of distribution, 253.7 million shares of common stock were issued and outstanding and no shares of preferred stock were issued. On May 7, 2008, DPS became an independent publicly-traded company listed on the New York Stock Exchange under the symbol “DPS”. The Company entered into a Separation and Distribution Agreement, Transition Services Agreement, Tax Sharing and Indemnification Agreement (“Tax Indemnity Agreement”) and Employee Matters Agreement with Cadbury, each dated as of May 1, 2008.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete consolidated financial statements. In the opinion of management, all adjustments, consisting principally of normal recurring adjustments, considered necessary for a fair presentation have been included. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from these estimates. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s 2007 combined financial statements and the notes thereto filed with the Company’s Registration Statement on Form 10, as amended.

Upon separation, effective May 7, 2008, DPS became an independent company, which established a new consolidated reporting structure. For the periods prior to May 7, 2008, the condensed combined financial statements have been prepared on a “carve-out” basis from Cadbury’s consolidated financial statements using historical results of operations, assets and liabilities attributable to Cadbury’s Americas Beverages business and including allocations of expenses from Cadbury. The historical Cadbury’s Americas Beverages information is the Company’s predecessor financial information. The Company eliminates from its financial results all intercompany transactions between entities included in the combination and the intercompany transactions with its equity method investees.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The unaudited condensed consolidated financial statements may not be indicative of the Company’s future performance and may not reflect what its consolidated results of operations, financial position and cash flows would have been had the Company operated as an independent company during all of the periods presented. To the extent that an asset, liability, revenue or expense is directly associated with the Company, it is reflected in the accompanying condensed consolidated financial statements.

Cadbury historically provided certain corporate functions to the Company and costs associated with these functions have been allocated to the Company. These functions included corporate communications, regulatory, human resources and benefit management, treasury, investor relations, corporate controller, internal audit, Sarbanes Oxley compliance, information technology, corporate and legal compliance, and community affairs. The costs of such services were allocated to the Company based on the most relevant allocation method to the service provided, primarily based on relative percentage of revenue or headcount. Management believes such allocations were reasonable; however, they may not be indicative of the actual expense that would have been incurred had the Company been operating as an independent company for all of the periods presented. The charges for these functions are included primarily in selling, general, and administrative expenses in the Condensed Consolidated Statements of Operations.

Prior to the May 7, 2008, separation, the Company’s total invested equity represented Cadbury’s interest in the recorded net assets of the Company. The net investment balance represented the cumulative net investment by Cadbury in the Company through May 6, 2008, including any prior net income or loss attributed to the Company. Certain transactions between the Company and other related parties within the Cadbury group, including allocated expenses, were also included in Cadbury’s net investment.

Critical Accounting Policies

The process of preparing DPS’ consolidated financial statements in conformity with U.S. GAAP requires the use of estimates and judgments that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and judgments are based on historical experience, future expectations and other factors and assumptions the Company believes to be reasonable under the circumstances. The most significant estimates and judgments are reviewed on an ongoing basis and revised when necessary. Actual amounts may differ from these estimates and judgments. The Company has identified the following policies as critical accounting policies:

•	revenue recognition;

•	valuations of goodwill and other indefinite lived intangibles;

•	stock-based compensation;

•	pension and postretirement benefits; and

•	income taxes.

These accounting policies are discussed in greater detail in DPS’ Registration Statement on Form 10, as filed with the Securities and Exchange Commission on April 22, 2008, in the audited Notes to the Combined Financial Statements as of December 31, 2007.

New Accounting Standards

In October 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active (“FSP 157-3”). FSP 157-3 clarifies the application of FASB Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”), in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP 157-3 was effective for the Company on September 30, 2008, for all financial assets and liabilities recognized

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

or disclosed at fair value in its condensed consolidated financial statements on a recurring basis. The adoption of this provision did not have a material impact on the Company’s condensed consolidated financial statements.

In September 2008, FASB issued FASB Staff Position No. 133-1 and FIN 45-4, Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161 (“FSP 133-1”). FSP 133-1 amends and enhances disclosure requirements for sellers of credit derivatives and financial guarantees. FSP 133-1 also clarifies the effective date of SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS 161”). The Company is currently evaluating the effect, if any, that the adoption of FSP 133-1 will have on its consolidated financial statements.

In May 2008, FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements for nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. SFAS 162 will be effective 60 days following the SEC’s approval. The Company does not expect that this statement will result in a change in current practice.

In April 2008, the FASB issued FASB Staff Position No. 142-3, Determination of the Useful Life of Intangible Assets (“FSP 142-3”). FSP 142-3 amends the factors that should be considered in developing assumptions about renewal or extension used in estimating the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). This standard is intended to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141(R)”) and other GAAP. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The measurement provisions of this standard will apply only to intangible assets acquired after the effective date.

In March 2008, the FASB issued SFAS 161. SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities, requiring enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“SFAS 133”), and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS 161 is effective for fiscal years beginning after November 15, 2008. The Company will provide the required disclosures for all its filings for periods subsequent to the effective date.

In December 2007, the FASB issued SFAS 141(R). SFAS 141(R) will significantly change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. Some of the changes, such as the accounting for contingent consideration, will introduce more volatility into earnings. SFAS 141(R) is effective for the Company beginning January 1, 2009, and the Company will apply SFAS 141(R) prospectively to all business combinations subsequent to the effective date.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51 (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and the deconsolidation of a subsidiary and also establishes disclosure requirements that clearly identify and distinguish between the controlling and noncontrolling interests and requires the separate disclosure of income attributable to the controlling and noncontrolling interests. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company will apply SFAS 160 prospectively to all applicable transactions subsequent to the effective date.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities Including an amendment to FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

which the fair value of option has been elected will be recognized in earnings at each subsequent reporting date. SFAS 159 was effective for the Company on January 1, 2008. The adoption of SFAS 159 did not have a material impact on the Company’s combined financial statements.

In September 2006, the FASB issued SFAS 157 which defines fair value, establishes a framework for measuring fair value and expands disclosure requirements about fair value measurements. SFAS 157 is effective for the Company January 1, 2008. However, in February 2008, the FASB released FASB Staff Position FAS 157-2, Effective Date of FASB Statement No. 157 (“FSP FAS 157-2”), which delayed the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of SFAS 157 for the Company’s financial assets and liabilities did not have a material impact on its consolidated financial statements. The Company does not believe the adoption of SFAS 157 for its non-financial assets and liabilities, effective January 1, 2009, will have a material impact on its consolidated financial statements.

2.	Accounting for the Separation from Cadbury

Settlement of Related Party Balances

Upon the Company’s separation from Cadbury, the Company settled debt and other balances with Cadbury, eliminated Cadbury’s net investment in the Company and purchased certain assets from Cadbury related to DPS’ business. As of September 30, 2008, the Company had receivable and payable balances with Cadbury pursuant to the Separation and Distribution Agreement, Transition Services Agreement, Tax Indemnity Agreement, and Employee Matters Agreement. See Note 7 for further information. The following debt and other balances were settled with Cadbury upon separation (in millions):

Related party receivable	$11
Notes receivable from related parties	1,375
Related party payable	(70)
Current portion of the long-term debt payable to related parties	(140)
Long-term debt payable to related parties	(2,909)

Net cash settlement of related party balances	$(1,733)

Items Impacting the Statement of Operations

The following transactions related to the Company’s separation from Cadbury were included in the statement of operations for the nine months ended September 30, 2008 (in millions):

For the
Nine Months Ended
September 30, 2008

Transaction costs and other one time separation costs(1)	$29
Costs associated with the bridge loan facility(2)	24
Incremental tax expense related to separation, excluding indemnified taxes	11

(1)	DPS incurred transaction costs and other one time separation costs of $29 million for the nine months ended September 30, 2008. These costs are included in selling, general and administrative expenses in the statement of operations. The Company expects its results of operations for the remainder of 2008 to include transaction costs and other one time separation costs of approximately $6 million.

(2)	The Company incurred $24 million of costs for the nine months ended September 30, 2008, associated with the $1.7 billion bridge loan facility which was entered into to reduce financing risks and facilitate Cadbury’s separation of the Company. Financing fees of $21 million were expensed when the bridge loan facility was terminated on April 30, 2008, and $5 million of interest expense were included as a component of interest expense, partially offset by $2 million in interest income while in escrow.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Items Impacting Income Taxes

The unaudited condensed consolidated financial statements present the taxes of the Company’s stand alone business and contain certain taxes transferred to DPS at separation in accordance with the Tax Indemnity Agreement agreed between Cadbury and DPS. This agreement provides for the transfer to DPS of taxes related to an entity that was part of Cadbury’s confectionery business and therefore not part of DPS’ historical condensed consolidated financial statements. The unaudited condensed consolidated financial statements also reflect that the Tax Indemnity Agreement requires Cadbury to indemnify DPS for these taxes. These taxes and the associated indemnity may change over time as estimates of the amounts change. Changes in estimates will be reflected when facts change and those changes in estimate will be reflected in the Company’s statement of operations at the time of the estimate change. In addition, pursuant to the terms of the Tax Indemnity Agreement, if DPS breaches certain covenants or other obligations or DPS is involved in certain change-in-control transactions, Cadbury may not be required to indemnify the Company for any of these unrecognized tax benefits that are subsequently realized.

See Note 8 for further information regarding the tax impact of the separation.

Items Impacting Equity

In connection with the Company’s separation from Cadbury, the following transactions were recorded as a component of Cadbury’s net investment in DPS (in millions):

	Contributions	Distributions

Legal restructuring to purchase Canada operations from Cadbury	$—	$(894)
Legal restructuring relating to Cadbury confectionery operations, including debt repayment	—	(809)
Legal restructuring relating to Mexico operations	—	(520)
Contributions from parent	318	—
Tax reserve provided under FIN 48 as part of separation, net of indemnity	—	(19)
Other	(34)	—

Total	$284	$(2,242)

Prior to the May 7, 2008, separation date, the Company’s total invested equity represented Cadbury’s interest in the recorded assets of DPS. In connection with the distribution of DPS’ stock to Cadbury plc shareholders on May 7, 2008, Cadbury’s total invested equity was reclassified to reflect the post-separation capital structure of $3 million par value of outstanding common stock and contributed capital of $3,158 million.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Supplemental Cash Flow Information Regarding Non-Cash Investing and Financing Activities

The following table represents the initial non-cash financing and investing activities in connection with the Company’s separation from Cadbury (in millions):

For the
Nine Months Ended
September 30, 2008

Transfer of legal entities to Cadbury for Canada operations	$(165)
Deferred tax asset setup for Canada operations	177
Liability to Cadbury related to Canada operations	(132)
Transfer of legal entities to Cadbury for Mexico operations	(3)
Tax reserve provided under FIN 48 as part of separation	(386)
Tax indemnification by Cadbury	334
Transfers of pension obligation	(71)
Settlement of operating liabilities due to Cadbury, net	75
Other tax liabilities related to separation	28
Settlement of related party note receivable from Cadbury	(7)

Total	$(150)

3.	Inventories

Inventories as of September 30, 2008, and December 31, 2007, consisted of the following (in millions):

	As of	As of
	September 30,	December 31,
	2008	2007

Raw materials	$95	$110
Finished goods	282	245

Inventories at FIFO cost	377	355
Reduction to LIFO cost	(47)	(30)

Inventories	$330	$325

4.	Goodwill and Other Intangible Assets

Changes in the carrying amount of goodwill for the nine months ended September 30, 2008, by reporting unit are as follows (in millions):

	Beverage	Finished	Bottling	Mexico and
	Concentrates	Goods	Group	the Caribbean	Total

Balance as of December 31, 2007	$1,731	$1,220	$195	$37	$3,183
Acquisitions(1)	—	—	(8)	—	(8)
Other changes	—	—	(5)	—	(5)

Balance as of September 30, 2008	$1,731	$1,220	$182	$37	$3,170

(1)	The Company acquired Southeast-Atlantic Beverage Corporation (“SeaBev”) on July 11, 2007. The Company completed its fair value assessment of the assets acquired and liabilities assumed of this acquisition during the first quarter 2008, resulting in a $1 million increase in the Bottling Group’s goodwill. During the second quarter of 2008, the Company made a tax election related to the SeaBev acquisition which resulted in a decrease of $9 million to the Bottling Group’s goodwill.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The net carrying amounts of intangible assets other than goodwill as of September 30, 2008, and December 31, 2007, are as follows (in millions):

	As of September 30, 2008			As of December 31, 2007
	Gross	Accumulated	Net	Gross	Accumulated	Net
	Amount	Amortization	Amount	Amount	Amortization	Amount

Intangible assets with indefinite lives:
Brands(1)	$3,086	$—	$3,086	$3,087	$—	$3,087
Bottler agreements	398	—	398	398	—	398
Distributor rights	25	—	25	25	—	25
Intangible assets with finite lives:
Brands	29	(20)	9	29	(17)	12
Customer relationships	76	(29)	47	76	(20)	56
Bottler agreements	57	(27)	30	57	(19)	38
Distributor rights	2	(2)	—	2	(1)	1

Total	$3,673	$(78)	$3,595	$3,674	$(57)	$3,617

(1)	Intangible brands with indefinite lives decreased between December 31, 2007, and September 30, 2008, due to changes in foreign currency.

As of September 30, 2008, the weighted average useful lives of intangible assets with finite lives were 9 years, 7 years, 8 years and 2 years for brands, customer relationships, bottler agreements and distributor rights, respectively. Amortization expense for intangible assets was $21 million and $20 million for the nine months ended September 30, 2008 and 2007, respectively.

Amortization expense of these intangible assets over the next five years is expected to be the following (in millions):

Aggregate
Amortization
Year	Expense

3 months ending December 31, 2008	$7
2009	24
2010	24
2011	12
2012	6

The Company conducts impairment tests on goodwill and all indefinite lived intangible assets annually, as of December 31, or more frequently if circumstances indicate that the carrying amount of an asset may not be recoverable. The Company uses present value and other valuation techniques to make this assessment. If the carrying amount of goodwill exceeds its implied fair value or the carrying amount of an intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. For purposes of this test DPS assigns the goodwill and indefinite lived intangible assets to its reporting units, which it defines as its business segments.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following as of September 30, 2008, and December 31, 2007 (in millions):

	As of	As of
	September 30,	December 31,
	2008	2007

Trade accounts payable	$296	$257
Customer rebates	204	200
Accrued compensation	80	127
Insurance reserves	52	45
Third party interest accrual	50	—
Other current liabilities	180	183

Accounts payable and accrued expenses	$862	$812

6.	Long-term obligations

The following table summarizes the Company’s long-term debt obligations as of September 30, 2008, and December 31, 2007 (in millions):

	As of	As of
	September 30,	December 31,
	2008	2007

Senior unsecured notes	$1,700	$—
Revolving credit facility	—	—
Senior unsecured term loan A facility	1,905	—
Debt payable to Cadbury(1)	—	3,019
Less — current portion	(35)	(126)

Subtotal	3,570	2,893
Long-term capital lease obligations	17	19

Long-term debt	$3,587	$2,912

(1)	In connection with the Company’s separation from Cadbury on May 7, 2008, all debt payable to Cadbury was repaid.

On March 10, 2008, the Company entered into arrangements with a group of lenders to provide an aggregate of $4.4 billion in senior financing. The arrangements consisted of a term loan A facility, a revolving credit facility and a bridge loan facility.

On April 11, 2008, these arrangements were amended and restated. The amended and restated arrangements consist of a $2.7 billion senior unsecured credit agreement that provided a $2.2 billion term loan A facility and a $500 million revolving credit facility (collectively, the “senior unsecured credit facility”) and a 364-day bridge credit agreement that provided a $1.7 billion bridge loan facility.

The following is a description of the senior unsecured credit facility and the unsecured notes. The summaries of the senior unsecured credit facility and the senior unsecured notes are qualified in their entirety by the specific terms and provisions of the senior unsecured credit agreement and the indenture governing the senior unsecured notes, respectively, copies of which are included as exhibits to Amendment No. 4 to the Company’s Registration Statement on Form 10 and the Company’s Current Report on Form 8-K filed on May 1, 2008.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Senior Unsecured Credit Facility

The Company’s senior unsecured credit agreement provides senior unsecured financing of up to $2.7 billion, consisting of:

•	a senior unsecured term loan A facility in an aggregate principal amount of $2.2 billion with a term of five years; and

•	a revolving credit facility in an aggregate principal amount of $500 million with a term of five years. Up to $75 million of the revolving credit facility is available for the issuance of letters of credit, of which $39 million was utilized as of September 30, 2008.

During 2008, DPS borrowed $2.2 billion under the term loan A facility. The Company made combined mandatory and optional repayments toward the principal totaling $295 million for the nine months ended September 30, 2008.

Borrowings under the senior unsecured credit facility bear interest at a floating rate per annum based upon the London interbank offered rate for dollars (“LIBOR”) or the alternate base rate (“ABR”), in each case plus an applicable margin which varies based upon the Company’s debt ratings, from 1.00% to 2.50%, in the case of LIBOR loans and 0.00% to 1.50% in the case of ABR loans. The alternate base rate means the greater of (a) JPMorgan Chase Bank’s prime rate and (b) the federal funds effective rate plus one half of 1%. Interest is payable on the last day of the interest period, but not less than quarterly, in the case of any LIBOR loan and on the last day of March, June, September and December of each year in the case of any ABR loan. The average interest rate for the nine months ended September 30, 2008, was 4.81%. Interest expense was $58 million for the nine months ended September 30, 2008, respectively, including amortization of deferred financing costs of $7 million.

During the third quarter of 2008, the Company entered into interest rate swaps to convert variable interest rates to fixed rates. The swaps were effective September 30, 2008. The notional amounts of the swaps are $500 million and $1,200 million with durations of six months and 15 months, respectively. See Note 13 for further information regarding derivatives.

An unused commitment fee is payable quarterly to the lenders on the unused portion of the commitments in respect of the revolving credit facility equal to 0.15% to 0.50% per annum, depending upon the Company’s debt ratings. The Company incurred $1 million in unused commitment fees for the nine months ended September 30, 2008.

The Company is required to pay annual amortization in equal quarterly installments on the aggregate principal amount of the term loan A equal to: (i) 10%, or $220 million, per year for installments due in the first and second years following the initial date of funding, (ii) 15%, or $330 million, per year for installments due in the third and fourth years following the initial date of funding, and (iii) 50%, or $1.1 billion, for installments due in the fifth year following the initial date of funding. Principal amounts outstanding under the revolving credit facility are due and payable in full at maturity.

All obligations under the senior unsecured credit facility are guaranteed by substantially all of the Company’s existing and future direct and indirect domestic subsidiaries.

The senior unsecured credit facility contains customary negative covenants that, among other things, restrict the Company’s ability to incur debt at subsidiaries that are not guarantors; incur liens; merge or sell, transfer, lease or otherwise dispose of all or substantially all assets; make investments, loans, advances, guarantees and acquisitions; enter into transactions with affiliates; and enter into agreements restricting its ability to incur liens or the ability of subsidiaries to make distributions. These covenants are subject to certain exceptions described in the senior credit agreement. In addition, the senior unsecured credit facility requires the Company to comply with a maximum total leverage ratio covenant and a minimum interest coverage ratio covenant, as defined in the senior credit agreement. The senior unsecured credit facility also contains certain usual and customary representations and

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

warranties, affirmative covenants and events of default. As of September 30, 2008, the Company was in compliance with all covenant requirements.

Senior Unsecured Notes

During 2008, the Company completed the issuance of $1.7 billion aggregate principal amount of senior unsecured notes consisting of $250 million aggregate principal amount of 6.12% senior notes due 2013, $1.2 billion aggregate principal amount of 6.82% senior notes due 2018, and $250 million aggregate principal amount of 7.45% senior notes due 2038. The weighted average interest cost of the senior notes is 6.8%. Interest on the senior unsecured notes is payable semi-annually on May 1 and November 1 and is subject to adjustment. Interest expense was $49 million for the nine months ended September 30, 2008, including amortization of deferred financing costs of less than $1 million.

The indenture governing the notes, among other things, limits the Company’s ability to incur indebtedness secured by principal properties, to enter into certain sale and lease back transactions and to enter into certain mergers or transfers of substantially all of DPS’ assets. The notes are guaranteed by substantially all of the Company’s existing and future direct and indirect domestic subsidiaries.

On May 7, 2008, upon the Company’s separation from Cadbury, the borrowings under the term loan A facility and the net proceeds of the notes were released to DPS from collateral accounts and escrow accounts. The Company used the funds to settle with Cadbury related party debt and other balances, eliminate Cadbury’s net investment in the Company, purchase certain assets from Cadbury related to DPS’ business and pay fees and expenses related to the Company’s credit facilities.

Bridge Loan Facility

The Company’s bridge credit agreement provided a senior unsecured bridge loan facility in an aggregate principal amount of $1.7 billion with a term of 364 days from the date the bridge loan facility is funded.

On April 11, 2008, DPS borrowed $1.7 billion under the bridge loan facility to reduce financing risks and facilitate Cadbury’s separation of the Company. All of the proceeds from the borrowings were placed into interest-bearing collateral accounts. On April 30, 2008, borrowings under the bridge loan facility were released from the collateral account containing such funds and returned to the lenders and the 364-day bridge loan facility was terminated. For the nine months ended September 30, 2008, the Company incurred $24 million of costs associated with the bridge loan facility. Financing fees of $21 million, which were expensed when the bridge loan facility was terminated, and $5 million of interest expense were included as a component of interest expense. These costs were partially offset as the Company earned $2 million in interest income on the bridge loan while in escrow.

Capital Lease Obligations

Long-term capital lease obligations totaled $17 million and $19 million as of September 30, 2008, and December 31, 2007, respectively. Current obligations related to the Company’s capital leases were $2 million as of September 30, 2008, and December 31, 2007, and were included as a component of accounts payable and accrued expenses.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Other Non-current Assets and Other Non-Current Liabilities

Other non-current assets consisted of the following as of September 30, 2008, and December 31, 2007 (in millions):

	As of	As of
	September 30,	December 31,
	2008	2007

Long-term receivables from Cadbury	$370	$—
Deferred financing costs, net	70	—
Customer incentive programs	80	86
Other(1)	52	14

Other non-current assets	$572	$100

(1)	Included in other non-current assets as of September 30, 2008, was $15 million of assets held for sale related to two facilities that the Company expects to sell.

Other non-current liabilities consisted of the following as of September 30, 2008, and December 31, 2007 (in millions):

	As of	As of
	September 30,	December 31,
	2008	2007

Long-term payables due to Cadbury	$126	$—
Liabilities for unrecognized tax benefits	521	111
Long-term pension liability	70	13
Other	9	12

Other non-current liabilities	$726	$136

8.	Income Taxes

In connection with the Company’s separation from Cadbury, DPS entered into a Tax Indemnity Agreement with Cadbury, dated May 1, 2008. Prior to the separation from Cadbury on May 7, 2008, DPS was included in the consolidated tax return of Cadbury’s Americas operations. The Company’s financial statements reflected a tax provision as if DPS filed its own separate return. Subsequent to the separation, the Company determines its quarterly provision for income taxes using an estimated annual effective tax rate which is based on the Company’s annual income, statutory tax rates, tax planning and the Tax Indemnity Agreement. Subsequent recognition and measurements of tax positions taken in previous periods are separately recognized in the period in which they occur.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a reconciliation of income taxes computed at the U.S. federal statutory tax rate to the income taxes reported in the unaudited condensed consolidated statement of operations (in millions):

	For the Nine
	Months Ended
	September 30,
	2008	2007

Statutory federal income tax of 35%	$177	$202
State income taxes, net	15	19
Impact of non-U.S. operations	(6)	(4)
Other(1)	13	1

Total provision for income taxes	$199	$218

Effective tax rate	39.2%	37.8%

(1)	Included in other items is $7 million of tax expense the Company recorded in the nine months ended September 30, 2008, for which Cadbury is obligated to indemnify DPS under the Tax Indemnity Agreement as well as $11 million of non-indemnified tax expense the Company recorded in the nine months ended September 30, 2008, driven by separation related transactions.

The Company’s net deferred tax liability decreased by $216 million from December 31, 2007, driven principally by separation related transactions. Specifically, in association with the Company’s separation from Cadbury, the carrying amounts of certain of its Canadian assets were stepped up in accordance with current Canadian law for tax purposes. A deferred tax asset of $173 million was established reflecting enacted Canadian tax legislation. The balance of this deferred tax asset was $159 million as of September 30, 2008, due to amortization of the intangible asset and changes in the foreign exchange rate. DPS’ cash tax benefit received from the amortization of the stepped up assets will be remitted to Cadbury or one of its subsidiaries under the Tax Indemnity Agreement. On this basis, a $130 million payable by DPS to Cadbury was established under long term liabilities to reflect the potential liability. The balance of this payable was $124 million as of September 30, 2008, due to changes in the foreign exchange rate. However, anticipated legislation in Canada could result in a future write down of the deferred tax asset which would be partly offset by a write down of the liability due to Cadbury.

In accordance with FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement 109 (“FIN 48”), $521 million of unrecognized tax benefits were included in other non-current liabilities as of September 30, 2008. DPS holds $349 million (gross unrecognized benefit of $374 million, less state income tax offset of $25 million) of unrecognized tax benefits established in connection with its separation from Cadbury. Under the Tax Indemnity Agreement, Cadbury agreed to indemnify DPS for this and other tax liabilities and, accordingly, the Company has recorded a long-term receivable due from Cadbury as a component of other non-current assets. The Tax Indemnity Agreement is more fully described in the Company’s Registration Statement on Form 10 in the section titled “Our Relationship with Cadbury plc After the Distribution — Description of Various Separation and Transition Arrangements — Tax-Sharing and Indemnification Agreement”. These taxes and the associated indemnity may change over time as estimates of the amounts change. Changes in estimates will be reflected when facts change and those changes in estimate will be reflected in the Company’s statement of operations at the time of the estimate change. In addition, pursuant to the terms of the Tax Indemnity Agreement, if DPS breaches certain covenants or other obligations or DPS is involved in certain change-in-control transactions, Cadbury may not be required to indemnify the Company for any of these unrecognized tax benefits that are subsequently realized.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Restructuring Costs

The Company implements restructuring programs from time to time and incurs costs that are designed to improve operating effectiveness and lower costs. When the Company implements these programs, it incurs various charges, including severance and other employment related costs.

Restructuring charges incurred during the nine months ended September 30, 2008 and 2007, were as follows (in millions):

	For the
	Nine Months Ended
	September 30,
	2008	2007

Organizational restructuring	$19	$—
Integration of the Bottling Group	6	15
Integration of technology facilities	3	4
Facility Closure	1	7
Other	2	10

Total restructuring charges	$31	$36

The Company expects to incur approximately $12 million of total additional pre-tax, non-recurring charges during the remainder of 2008 with respect to the restructuring items listed above. Details of the restructuring items follow.

Restructuring liabilities are included in accounts payable and accrued expenses. Restructuring liabilities as of September 30, 2008, and December 31, 2007, along with charges to expense, cash payments and non-cash charges for the nine months ended September 30, 2008, were as follows (in millions):

	Workforce
	Reduction	External	Closure
	Costs	Consulting	Costs	Other	Total

Balance as of December 31, 2007	$29	$1	$—	$—	$30
Charges to expense	11	4	1	15	31
Cash payments	(33)	(4)	(1)	(9)	(47)
Non-cash items	—	—	—	(4)	(4)

Balance as of September 30, 2008	$7	$1	$—	$2	$10

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Organizational Restructuring

The Company initiated a restructuring program in the fourth quarter of 2007 intended to create a more efficient organization which resulted in the reduction of employees in the Company’s corporate, sales and supply chain functions. The table below summarizes the charges for the nine months ended September 30, 2008 and 2007, the cumulative costs to date, and the anticipated future costs by operating segment (in millions):

	Costs for the
	Nine Months Ended		Cumulative	Anticipated
	September 30,		Costs to	Future
	2008	2007	Date	Costs

Beverage Concentrates	$7	$—	$22	$2
Finished Goods	4	—	10	—
Bottling Group	—	—	5	—
Mexico and the Caribbean	1	—	2	—
Corporate	7	—	12	1

Total	$19	$—	$51	$3

Integration of the Bottling Group

In conjunction with the formation of the Bottling Group segment in 2006, the Company began the integration of the Bottling Group business, which included standardization of processes within the Bottling Group as well as integration of the Bottling Group with the other operations of the Company. The table below summarizes the charges for the nine months ended September 30, 2008 and 2007, the cumulative costs to date, and the anticipated future costs by operating segment (in millions):

	Costs for the
	Nine Months Ended		Cumulative	Anticipated
	September 30,		Costs to	Future
	2008	2007	Date	Costs

Bottling Group	$4	$9	$21	$5
Beverage Concentrates	2	6	11	—

Total	$6	$15	$32	$5

Integration of Technology Facilities

In 2007, the Company began a program to integrate its technology facilities. Charges for the integration of technology facilities were $3 million for the nine months ended September 30, 2008, and $4 million for the nine months ended September 30, 2007. The Company has incurred $7 million to date and expects to incur $4 million additional charges related to the integration of technology facilities during the remainder of 2008 related to this program.

Facility Closure

The Company closed a facility related to the Finished Goods segment’s operations in 2007. Charges were $1 million and $7 million for the nine months ended September 30, 2008 and 2007, respectively. The Company does not expect to incur significant additional charges related to facility closures during the remainder of 2008.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Employee Benefit Plans

The following table sets forth the components of pension and other benefits cost for the nine months ended September 30, 2008 and 2007 (in millions):

	For the Nine Months Ended September 30,
	2008	2007	2008	2007
			Postretirement
	Pension Plans		Benefit Plans

Service cost	$9	$11	$1	$1
Interest cost	15	15	1	1
Expected return on assets	(14)	(14)	—	—
Recognition of actuarial gain/(loss)	3	4	—	—
Curtailment	2	—	—	—

Net periodic benefit costs	$15	$16	$2	$2

The estimated prior service cost, transitional obligation and estimated net loss for the U.S. plans that will be amortized from accumulated other comprehensive loss into periodic benefit cost in 2008 is each less than $1 million.

In the third quarter of 2008, DPS’ Compensation Committee approved the suspension of one of the Company’s principal defined benefit pension plans. Effective December 31, 2008, participants in the plan will not earn additional benefits for future services or salary increases. However, current participants will be eligible to participate in DPS’ defined contribution plan effective January 1, 2009. Accordingly, the Company recorded a pension curtailment charge of $2 million in the third quarter of 2008.

Effective January 1, 2008, the Company separated its pension plans which historically contained participants of both the Company and other Cadbury global companies. As a result, the Company re-measured the projected benefit obligation of the separated pension plans and recorded the assumed liabilities and assets based on the number of employees associated with DPS. The re-measurement resulted in an increase of approximately $71 million to other non-current liabilities and a decrease of approximately $66 million to accumulated other comprehensive income (“AOCI”), a component of invested equity.

The Company contributed $17 million to its pension plans during the nine months ended September 30, 2008, and does not expect to contribute additional amounts to these plans during the remainder of 2008.

11.	Stock-Based Compensation and Cash Incentive Plans

Stock-Based Compensation

The components of stock-based compensation expense for the nine months ended September 30, 2008 and 2007 are presented below (in millions):

	For the
	Nine Months Ended
	September 30,
	2008	2007

Plans sponsored by Cadbury	$3	$14
DPS stock options and restricted stock units	4	—

Total stock-based compensation expense	$7	$14

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Prior to the Company’s separation from Cadbury, certain of its employees participated in stock-based compensation plans sponsored by Cadbury. These plans provided employees with stock or options to purchase stock in Cadbury. The expense incurred by Cadbury for stock or stock options granted to DPS’ employees has been reflected in the Company’s Condensed Consolidated Statements of Operations in selling, general, and administrative expenses. The interests of the Company’s employees in certain Cadbury benefit plans were converted into one of three Company plans which were approved by the Company’s sole stockholder on May 5, 2008. As a result of this conversion, the participants in these three plans are fully vested in and will receive shares of common stock of the Company on designated future dates. The aggregate number of shares that is to be distributed under these plans is 512,580 shares of the Company’s common stock. Pursuant to SFAS No. 123R, Share-Based Payment (“SFAS 123R”), this conversion qualified as a modification of an existing award and resulted in the recognition of a one-time incremental stock-based compensation expense of less than $1 million which was recorded during the nine months ended September 30, 2008.

In connection with the separation from Cadbury, on May 5, 2008, Cadbury Schweppes Limited, the Company’s sole stockholder, approved (a) the Company’s Omnibus Stock Incentive Plan of 2008 (the “Stock Plan”) and authorized up to 9 million shares of the Company’s common stock to be issued under the Stock Plan and (b) the Company’s Employee Stock Purchase Plan (“ESPP”) and authorized up to 2,250,000 shares of the Company’s common stock to be issued under the ESPP. Subsequent to May 7, 2008, the Compensation Committee has granted under the Stock Plan (a) options to purchase shares of the Company’s common stock, which vest ratably over three years commencing with the first anniversary date of the option grant, and (b) restricted stock units (“RSUs”), with the substantial portion of such restricted stock units vesting on the third anniversary date of the grant, with each restricted stock unit to be settled for one share of the Company’s common stock on the respective vesting date of the restricted stock unit. The ESPP has not been implemented and no shares have been issued under that plan.

The table below summarizes information about the stock options and RSUs outstanding as of September 30, 2008.

	Restricted Stock Units	Stock Options

Number outstanding	1,023,804	1,177,186
Weighted average exercise price per share	$24.97	$25.30

The Company accounts for stock-based awards under the provisions of SFAS 123R, which requires measurement of compensation cost for stock-based awards at fair value and recognition of compensation cost over the service period, net of estimated forfeitures. The fair value of restricted stock units is determined based on the number of units granted and the grant date fair value of common stock. The fair value of each stock option is estimated on the date of grant using the Black-Scholes-Merton option-pricing model with the weighted average assumptions as detailed in the table below. Because the Company lacks a meaningful set of historical data upon which to develop valuation assumptions, DPS has elected to develop certain valuation assumptions based on information disclosed by similarly-situated companies, including multi-national consumer goods companies of similar market capitalization and large food and beverage industry companies which have experienced an initial public offering since June 2001.

Fair value of options at grant date	$7.37
Risk free interest rate	3.27%
Expected term of options	5.8 years
Dividend yield	—%
Expected volatility	22.26%

The strike price for the options and the value of the restricted stock units granted were based on a share price of $25.36, which was the volume weighted average price at which the Company’s shares traded on May 7, 2008, the first day the Company’s shares were publicly-traded.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash Incentive Plans

On July 22, 2008, DPS’ Compensation Committee approved a change in the Cash Incentive Plan for the six months ended December 31, 2008, so that awards will be based on performance against the measures of gross profit (weighted at 40%) and net income (weighted at 60%). The Compensation Committee determined that these performance measures were a more appropriate measure of the Company’s performance. Cash Incentive Plan performance measures for the six months ending June 30, 2008, remained unchanged, namely, underlying operating profit (weighted to 60%) and net sales (weighted to 40%).

12.	Earnings Per Share

Basic earnings per share (“EPS”) is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the assumed conversion of all dilutive securities. The following table sets forth the computation of basic EPS utilizing the net income for the respective period and the Company’s basic shares outstanding (in millions, except per share data):

	For the Nine
	Months Ended
	September 30,
	2008	2007

Basic EPS:
Net income	$309	$359
Weighted average common shares outstanding(1)	254.0	253.7
Earnings per common share — basic	$1.21	$1.42

The following table presents the computation of diluted EPS (dollars in millions, except per share amounts):

	For the Nine
	Months Ended
	September 30,
	2008	2007

Diluted EPS:
Net income	$309	$359
Weighted average common shares outstanding(1)	254.0	253.7
Effect of dilutive securities:
Stock options and restricted stock units(2)	—	—

Weighted average common shares outstanding and common stock equivalents	254.0	253.7

Earnings per common share — diluted	$1.21	$1.42

(1)	For all periods prior to May 7, 2008, the date DPS distributed the common stock of DPS to Cadbury plc shareholders, the same number of shares is being used for diluted EPS as for basic EPS as no common stock of DPS was previously outstanding and no DPS equity awards were outstanding for the prior periods. Subsequent to May 7, 2008, the number of basic shares includes the 512,580 shares related to former Cadbury benefit plans converted to DPS shares on a daily volume weighted average. See Note 11 for information regarding the Company’s stock-based compensation plans.

(2)	Anti-dilutive weighted average options totaling 0.7 million shares were excluded from the diluted weighted average shares outstanding for the nine months ended September 30, 2008.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	Derivatives

DPS mitigates the exposure to volatility in the floating interest rate on borrowings under its senior unsecured credit facility through the use of interest rate swaps that effectively convert variable interest rates to fixed rates. The intent of entering into the interest rate swaps is to protect the Company’s overall profitability from adverse interest rate changes. During the third quarter of 2008, the Company entered into interest rate swaps. The swaps were effective September 30, 2008. The notional amounts of the swaps are $500 million and $1,200 million with durations of six months and 15 months, respectively.

The Company accounts for qualifying interest rate swaps as cash flow hedges utilizing SFAS 133. Interest rate swaps entered into that meet established accounting criteria are formally designated as cash flow hedges. DPS assesses hedge effectiveness and measures hedge ineffectiveness at least quarterly throughout the designated period. The effective portion of the gain or loss on the interest rate swaps is recorded, net of applicable taxes, in AOCI, a component of Stockholders’ Equity in the Condensed Consolidated Balance Sheets. When net income is affected by the variability of the underlying cash flow, the applicable offsetting amount of the gain or loss from the interest rate swaps that is deferred in AOCI will be released to net income and will be reported as a component of interest expense in the Consolidated Statements of Operations. As of September 30, 2008, less than $1 million was recorded in AOCI related to interest rate swaps. During the nine months ended September 30, 2008, no amounts were reclassified from AOCI to net income. Changes in the fair value of the interest rate swaps that do not effectively offset changes in the fair value of the underlying hedged item throughout the designated hedge period (“ineffectiveness”) are recorded in net income each period. For the nine months ended September 30, 2008, there was no hedge ineffectiveness recognized in net income. As of September 30, 2008, the estimated net amount of the existing gains or losses expected to be reclassified into earnings within the next 12 months was less than $1 million.

Additionally, DPS mitigates the exposure to volatility in the prices of certain commodities the Company uses in its production process through the use of futures contracts and supplier pricing agreements. The intent of contracts and agreements is to protect the Company’s operating margins and overall profitability from adverse price changes. The Company enters into futures contracts that economically hedge certain of its risks, although hedge accounting may not apply. In these cases, there exists a natural hedging relationship in which changes in the fair value of the instruments act as an economic offset to changes in the fair value of the underlying item(s). Changes in the fair value of these instruments are recorded in net income throughout the term of the derivative instrument and are reported in the same line item of the Consolidated Statements of Operations as the hedged transaction.

For more information on the valuation of these derivative instruments, see Note 14.

14.	Fair Value

Effective January 1, 2008, the Company adopted SFAS 157, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 provides a framework for measuring fair value and establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability. The three-level hierarchy for disclosure of fair value measurements is as follows:

Level 1 — Quoted market prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3 — Valuations with one or more unobservable significant inputs that reflect the reporting entity’s own assumptions.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FSP FAS 157-2 delayed the effective date for all nonfinancial assets and liabilities until January 1, 2009, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. The following table presents the fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis as of September 30, 2008 (in millions):

	Level 1	Level 2	Level 3

Commodity futures	$—	$—	$—
Interest rate swaps	—	1	—

Total assets	$—	$1	$—

Interest rate swaps	$—	$1	$—

Total liabilities	$—	$1	$—

15.	Commitments and Contingencies

Legal Matters

The Company is occasionally subject to litigation or other legal proceedings. Set forth below is a description of the Company’s significant pending legal matters. Although the estimated range of loss, if any, for the pending legal matters described below cannot be estimated at this time, the Company does not believe that the outcome of these, or any other, pending legal matters, individually or collectively, will have a material adverse effect on the business or financial condition of the Company although such matters may have a material adverse effect on the Company’s results of operations or cash flows in a particular period.

Snapple Distributor Litigation

In 2004, one of the Company’s subsidiaries, Snapple Beverage Corp., and several affiliated entities of Snapple Beverage Corp., including Snapple Distributors Inc., were sued in United States District Court, Southern District of New York, by 57 area route distributors for alleged price discrimination, breach of contract, retaliation, tortious interference and breach of the implied duty of good faith and fair dealings arising out of their respective area route distributor agreements. Each plaintiff sought damages in excess of $225 million. The plaintiffs initially filed the case as a class action but withdrew their class certification motion. They proceeded as individual plaintiffs but the cases were consolidated for discovery and procedural purposes. On September 14, 2007, the court granted the Company’s motion for summary judgment, dismissing the plaintiffs’ federal claims of price discrimination and dismissing, without prejudice, the plaintiffs’ remaining claims under state law. The plaintiffs filed an appeal of the decision and both parties have filed appellate briefs and are awaiting the court’s decision. Also, the plaintiffs may decide to re-file the state law claims in state court. The Company believes it has meritorious defenses with respect to the appeal and will defend itself vigorously. However, there is no assurance that the outcome of the appeal, or any trial, if claims are refiled, will be in the Company’s favor.

Snapple Litigation — Labeling Claims

Holk and Weiner

In 2007, Snapple Beverage Corp. was sued by Stacy Holk, in New Jersey Superior Court, Monmouth County. The Holk case was filed as a class action. Subsequent to filing, the Holk case was removed to the United States District Court, District of New Jersey. Holk alleges that Snapple’s labeling of certain of its drinks is misleading and/or deceptive and seeks unspecified damages on behalf of the class, including enjoining Snapple from various labeling practices, disgorging profits, reimbursing of monies paid for product and treble damages. Snapple filed a motion to dismiss the Holk case on a variety of grounds. On June 12, 2008, the district court granted Snapple’s Motion to Dismiss and the Holk case was dismissed. The plaintiff has filed an appeal of the order dismissing the case.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In 2007 the attorneys in the Holk case filed a new action in New York on behalf of plaintiff, Evan Weiner, with substantially the same allegations and seeking the same damages as in the Holk case. The Company has filed a motion to dismiss the Weiner case on a variety of grounds. The Weiner case is currently stayed pending the outcome of the Holk case.

The Company believes it has meritorious defenses to the claims asserted in the Holk and Weiner cases and will defend itself vigorously. However, there is no assurance that the outcome of either case will be favorable to the Company.

Ivey

In May 2008, a class action lawsuit was filed in the Superior Court for the State of California, County of Los Angeles, by Ray Ivey against Snapple Beverage Corp. and other affiliates. The plaintiff alleged that Snapple’s labeling of its lemonade juice drink violates California’s Unfair Competition Law and Consumer Legal Remedies Act and constitutes fraud under California statutes. The case has been settled. DPS paid a nominal amount and the plaintiff dismissed his action with prejudice to refiling.

Nicolas Steele v. Seven Up/RC Bottling Company Inc.
Robert Jones v. Seven Up/RC Bottling Company of Southern California, Inc.
California Wage Audit

In 2007, one of the Company’s subsidiaries, Seven Up/RC Bottling Company Inc., was sued by Nicolas Steele, and in a separate action by Robert Jones, in each case in Superior Court in the State of California (Orange County), alleging that its subsidiary failed to provide meal and rest periods and itemized wage statements in accordance with applicable California wage and hour law. The cases have been filed as class actions. The classes, which have not yet been certified, consist of employees who have held a merchandiser or delivery driver position in California in the past three years. The potential class size could be substantially higher due to the number of individuals who have held these positions over the three year period. On behalf of the classes, the plaintiffs claim lost wages, waiting time penalties and other penalties for each violation of the statute. The Company believes it has meritorious defenses to the claims asserted and will defend itself vigorously. However, there is no assurance that the outcome of this matter will be in its favor.

The Company has been requested to conduct an audit of its meal and rest periods for all non-exempt employees in California at the direction of the California Department of Labor. At this time, the Company has declined to conduct such an audit until there is judicial clarification of the intent of the statute. The Company cannot predict the outcome of such an audit.

Environmental, Health and Safety Matters

The Company operates many manufacturing, bottling and distribution facilities. In these and other aspects of the Company’s business, it is subject to a variety of federal, state and local environment, health and safety laws and regulations. The Company maintains environmental, health and safety policies and a quality, environmental, health and safety program designed to ensure compliance with applicable laws and regulations. However, the nature of the Company’s business exposes it to the risk of claims with respect to environmental, health and safety matters, and there can be no assurance that material costs or liabilities will not be incurred in connection with such claims. However, the Company is not currently named as a party in any judicial or administrative proceeding relating to environmental, health and safety matters which would materially affect its operations.

Compliance Matters

The Company is currently undergoing an unclaimed property audit for the years 1981 through 2008 and spanning nine states and seven of the Company’s entities within the Bottling Group. The audit is expected to be

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

completed during 2009 and the audit findings will be delivered upon completion. The Company does not currently have sufficient information from the audit results to estimate liability that will result from this audit.

16.	Segments

Due to the integrated nature of DPS’ business model, the Company manages its business to maximize profitability for the Company as a whole. While the Company was a subsidiary of Cadbury, it historically maintained its books and records, managed its business and reported its results based on International Financial Reporting Standards (“IFRS”). DPS’ segment information has been prepared and presented on the basis which management uses to assess the performance of the Company’s segments, which is principally in accordance with IFRS. In addition, the Company’s current segment reporting structure is largely the result of acquiring and combining various portions of its business over the past several years. As a result, profitability trends in individual segments may not be consistent with the profitability of the company as a whole or comparable to DPS’ competitors.

The Company presents segment information in accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which established reporting and disclosure standards for an enterprise’s operating segments. Operating segments are defined as components of an enterprise that are businesses, for which separate financial information is available, and for which the financial information is regularly reviewed by the Company leadership team.

As of September 30, 2008, the Company’s operating structure consisted of the following four operating segments:

•	The Beverage Concentrates segment reflects sales from the manufacturer of concentrates and syrup of the Company’s brands in the United States and Canada. Most of the brands in this segment are carbonated soft drinks brands.

•	The Finished Goods segment reflects sales from the manufacture and distribution of finished beverages and other products in the United States and Canada. Most of the brands in this segment are non-carbonated beverages brands.

•	The Bottling Group segment reflects sales from the manufacture, bottling and/or distribution of finished beverages, including sales of the Company’s own brands and third party owned brands.

•	The Mexico and the Caribbean segment reflects sales from the manufacture, bottling and/or distribution of both concentrates and finished beverages in those geographies.

The Company has significant intersegment transactions. For example, the Bottling Group segment purchases concentrates at an arm’s length price from the Beverage Concentrates segment. In addition, the Bottling Group segment purchases finished beverages from the Finished Goods segment and the Finished Goods segment purchases finished beverages from the Bottling Group segment. These sales are eliminated in preparing the Company’s consolidated results of operations. Intersegment transactions are included in segments’ net sales results.

The Company incurs selling, general and administrative expenses in each of its segments. In the Company’s segment reporting, the selling, general and administrative expenses of the Bottling Group, and Mexico and the Caribbean segments relate primarily to those segments. However, as a result of the Company’s historical segment reporting policies, certain combined selling activities that support the Beverage Concentrates and Finished Goods segments have not been proportionally allocated between those two segments. The Company also incurs certain centralized functions and corporate costs that support its entire business, which have not been allocated to its respective segments but rather have been allocated to the Beverage Concentrates segment.

Segment results are based on management reports, which are prepared in accordance with International Financial Reporting Standards. Net sales and underlying operating profit (loss) (“UOP”) are the significant financial measures used to measure the operating performance of the Company’s operating segments.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

UOP represents a non-GAAP measure of income from operations and is defined as income from operations before restructuring costs, non-trading items, interest, amortization and impairment of intangibles. To reconcile the segments’ total UOP to the Company’s total income from operations on a U.S. GAAP basis, adjustments are primarily required for: (1) restructuring costs, (2) non-cash compensation charges on stock option awards, (3) amortization and impairment of intangibles and (4) incremental pension costs. Depreciation expense is included in the operating segments. In addition, adjustments are required for unallocated general and administrative expenses and other items. To reconcile UOP to the line item income before provision for income taxes and equity in earnings of unconsolidated subsidiaries as reported on a U.S. GAAP basis, additional adjustments are required, primarily for interest expense, interest income, and other expense (income).

Information about the Company’s operations by operating segment for the nine months ended September 30, 2008 and 2007 is as follows (in millions):

	For the Nine
	Months Ended
	September 30,
	2008	2007(2)

Segment Results — Net Sales
Beverage Concentrates	$1,001	$1,004
Finished Goods	1,254	1,174
Bottling Group	2,360	2,388
Mexico and the Caribbean	324	313
Intersegment eliminations and impact of foreign currency(1)	(570)	(532)

Net sales as reported	$4,369	$4,347

(1)	Total segment net sales include Beverage Concentrates and Finished Goods sales to the Bottling Group segment and Bottling Group segment sales to Beverage Concentrates and Finished Goods. These sales are detailed below. Intersegment sales are eliminated in the unaudited Condensed Consolidated Statement of Operations. The impact of foreign currency totaled $18 million and $2 million for the nine months ended September 30, 2008 and 2007, respectively.

	For the Nine Months Ended September 30,
	2008	2007(2)

Beverage Concentrates	$(294)	$(281)
Finished Goods	(236)	(217)
Bottling Group	(58)	(36)

Total intersegment sales	$(588)	$(534)

(2)	Intersegment revenue eliminations in the Bottling Group and Finished Goods segments have been reclassified from revenues to intersegment elimination and impact of foreign currency.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Nine Months Ended September 30,
	2008	2007

Segment Results — UOP, Adjustments and Interest Expense
Beverage Concentrates UOP	$552	$541
Finished Goods UOP(1)	197	159
Bottling Group UOP(1)	(23)	60
Mexico and the Caribbean UOP	77	75
LIFO inventory adjustment	(17)	(7)
Intersegment eliminations and impact of foreign currency	(10)	(2)
Adjustments(2)	(108)	(95)

Income from operations	668	731
Interest expense, net	(169)	(157)
Other expense	8	2

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries as reported	$507	$576

(1)	UOP for the nine months ended September 30, 2007, for the Bottling Group and Finished Goods segment has been recast to reallocate $43 million of intersegment profit allocations to conform to the change in 2008 management reporting of segment UOP. The allocations for the full year 2007 totaled $54 million.

(2)	Adjustments consist of the following:

	For the Nine Months Ended September 30,
	2008	2007

Restructuring costs	$(31)	$(36)
Transaction costs and other one time separation costs	(29)	—
Unallocated general and administrative expenses	(24)	(30)
Stock-based compensation expense	(7)	(14)
Amortization expense related to intangible assets	(21)	(20)
Incremental pension costs	(4)	(1)
Gain on disposal of property and intangible assets, net	3	—
Other	5	6

Total	$(108)	$(95)

17.	Related Party Transactions

Separation from Cadbury

Upon the Company’s separation from Cadbury, the Company settled outstanding receivable, debt and payable balances with Cadbury except for amounts due under the Separation and Distribution Agreement, Transition Services Agreement, Tax Indemnity Agreement, and Employee Matters Agreement. Post separation, there were no expenses allocated to DPS from Cadbury. See Note 2 for information on the accounting for the separation from Cadbury.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Allocated Expenses

Cadbury allocated certain costs to the Company, including costs for certain corporate functions provided for the Company by Cadbury. These allocations were based on the most relevant allocation method for the services provided. To the extent expenses were paid by Cadbury on behalf of the Company, they were allocated based upon the direct costs incurred. Where specific identification of expenses was not practicable, the costs of such services were allocated based upon the most relevant allocation method to the services provided, primarily either as a percentage of net sales or headcount of the Company. The Company was allocated $6 million and $113 million for the nine months ended September 30, 2008 and 2007, respectively. Beginning January 1, 2008, the Company directly incurred and recognized a significant portion of these costs, thereby reducing the amounts subject to allocation through the methods described above.

Cash Management

The Company’s cash was historically available for use and was regularly swept by Cadbury operations in the United States at its discretion. Cadbury also funded the Company’s operating and investing activities as needed. Transfers of cash, both to and from Cadbury’s cash management system, were reflected as a component of Cadbury’s net investment in the Company’s Consolidated Balance Sheets. Post separation, the Company has funded its liquidity needs from cash flow from operations.

Receivables

The Company held a note receivable balance with wholly-owned subsidiaries of Cadbury with outstanding principal balances of $1,527 million as of December 31, 2007. The Company recorded $19 million and $37 million of interest income for the nine months ended September 30, 2008 and 2007, respectively.

The Company had other related party receivables of $66 million as of December 31, 2007, which primarily related to taxes, accrued interest receivable from the notes with wholly owned subsidiaries of Cadbury and other operating activities.

Debt and Payables

Prior to separation, the Company had a variety of debt agreements with other wholly-owned subsidiaries of Cadbury that were unrelated to the Company’s business. As of December 31, 2007, outstanding debt totaled $3,019 million with $126 million recorded in current portion of long-term debt payable to related parties.

The related party payable balance of $175 million as of December 31, 2007, represented non-interest bearing payable balances with companies owned by Cadbury, related party accrued interest payable associated with interest bearing notes and related party payables for sales of goods and services with companies owned by Cadbury.

The Company recorded interest expense of $67 million and $172 million for the nine months ended September 30, 2008 and 2007, respectively, related to interest bearing related party debt.

18.	Guarantor and Non-Guarantor Financial Information

The Company’s 6.12% senior notes due 2013, 6.82% senior notes due 2018 and 7.45% senior notes due 2038 (the “notes”) are fully and unconditionally guaranteed by substantially all of the Company’s existing and future direct and indirect domestic subsidiaries (except two immaterial subsidiaries associated with the Company’s charitable foundations) (the “guarantors”), as defined in the indenture governing the notes. The guarantors are wholly-owned either directly or indirectly by the Company and jointly and severally guarantee the Company’s obligations under the notes. None of the Company’s subsidiaries organized outside of the United States guarantee the notes.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following schedules present the guarantor and non-guarantor information as of and for the nine months ended September 30, 2008 and 2007. The consolidating schedules are provided in accordance with the reporting requirements for guarantor subsidiaries.

On May 7, 2008, Cadbury plc transferred its Americas Beverages business to Dr Pepper Snapple Group, Inc., which became an independent publicly-traded company. Prior to the transfer, Dr Pepper Snapple Group, Inc. did not have any operations. Accordingly, activity for Dr Pepper Snapple Group, Inc (the “parent”) is reflected in the consolidating statements from May 7, 2008 forward.

	Condensed Consolidating Statement of Operations
	for the Nine Months Ended September 30, 2008
	Parent	Guarantor	Non-Guarantor	Eliminations	Total
			(In millions)

Net sales	$—	$3,918	$463	$(12)	$4,369
Cost of sales	—	1,827	188	(12)	2,003

Gross profit	—	2,091	275	—	2,366
Selling, general and administrative expenses	—	1,436	150	—	1,586
Depreciation and amortization	—	77	7	—	84
Restructuring costs	—	29	2	—	31
Gain on disposal of property and intangible assets, net	—	(1)	(2)	—	(3)

Income from operations	—	550	118	—	668
Interest expense	133	225	—	(159)	199
Interest income	(84)	(98)	(7)	159	(30)
Other (income) expense	—	(10)	2	—	(8)

Income before provision for income taxes and equity in earnings of subsidiaries	(49)	433	123	—	507
Provision for income taxes	(19)	178	40	—	199

Income before equity in earnings of subsidiaries	(30)	255	83	—	308
Equity in earnings of consolidated subsidiaries	221	58	—	(279)	—
Equity in earnings of unconsolidated subsidiaries	—	—	1	—	1

Net Income	$191	$313	$84	$(279)	$309

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Condensed Consolidating Statement of Operations
	for the Nine Months Ended September 30, 2007
	Parent	Guarantor	Non-Guarantor	Eliminations	Total
			(In millions)

Net sales	$—	$3,932	$423	$(8)	$4,347
Cost of sales	—	1,814	178	(8)	1,984

Gross profit	—	2,118	245	—	2,363
Selling, general and administrative expenses	—	1,387	140	—	1,527
Depreciation and amortization	—	64	5	—	69
Restructuring cost	—	27	9	—	36

Income from operations	—	640	91	—	731
Interest expense	—	167	28	—	195
Interest income	—	(29)	(9)	—	(38)
Other (income) expense	—	—	(2)	—	(2)

Income before provision for income taxes and equity in earnings of subsidiaries	—	502	74	—	576
Provision for income taxes	—	196	22	—	218

Income before equity in earnings of subsidiaries	—	306	52	—	358
Equity in earnings of consolidated subsidiaries	—	4	—	(4)	—
Equity in earnings of unconsolidated subsidiaries	—	—	1	—	1

Net income	$—	$310	$53	$(4)	$359

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Condensed Consolidating Balance Sheet
	As of September 30, 2008
	Parent	Guarantor	Non-Guarantor	Eliminations	Total
	(In millions)

Current assets:
Cash and cash equivalents	$—	$140	$99	$—	$239
Accounts receivable:
Trade (net of allowances of $0, $13, $3 and $16, respectively)	—	461	60	—	521
Other	—	66	2	—	68
Related party receivable	30	459	7	(496)	—
Inventories	—	302	28	—	330
Deferred tax assets	—	64	4	—	68
Prepaid and other current assets	19	89	4	—	112

Total current assets	49	1,581	204	(496)	1,338
Property, plant and equipment, net	—	882	63	—	945
Investments in consolidated subsidiaries	3,487	446	—	(3,933)	—
Investments in unconsolidated subsidiaries	—	—	13	—	13
Goodwill	—	3,142	28	—	3,170
Other intangible assets, net	—	3,505	90	—	3,595
Long-term receivable, related parties	3,938	—	—	(3,938)	—
Other non-current assets	70	495	7	—	572
Non-current deferred tax assets	—	30	159	—	189

Total assets	$7,544	$10,081	$564	$(8,367)	$9,822

Current liabilities:
Accounts payable and accrued expenses	$56	$744	$62	$—	$862
Related party payable	436	36	24	(496)	—
Current portion of long-term debt payable to third parties	35	—	—	—	35
Income taxes payable	—	—	6	—	6

Total current liabilities	527	780	92	(496)	903
Long-term debt payable to third parties	3,570	17	—	—	3,587
Long-term debt payable to related parties	—	3,938	—	(3,938)	—
Deferred tax liabilities	—	1,256	20	—	1,276
Other non-current liabilities	117	603	6	—	726

Total liabilities	4,214	6,594	118	(4,434)	6,492
Total equity	3,330	3,487	446	(3,933)	3,330

Total liabilities and equity	$7,544	$10,081	$564	$(8,367)	$9,822

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Condensed Consolidating Balance Sheet
	As of December 31, 2007
	Parent	Guarantor	Non-Guarantor	Eliminations	Total
	(In millions)

Current assets:
Cash and cash equivalents	$—	$28	$39	$—	$67
Accounts receivable:
Trade (net of allowances of $0, $16, $4, $0 and $20, respectively)	—	464	74	—	538
Other	—	58	1	—	59
Related party receivable	—	61	9	(4)	66
Note receivable from related parties	—	1,317	210	—	1,527
Inventories	—	296	29	—	325
Deferred tax assets	—	71	10	—	81
Prepaid and other current assets	—	72	4	—	76

Total current assets	—	2,367	376	(4)	2,739
Property, plant and equipment, net	—	796	72	—	868
Investments in consolidated subsidiaries	—	89	—	(89)	—
Investments in unconsolidated subsidiaries	—	—	13	—	13
Goodwill	—	3,156	27	—	3,183
Other intangible assets, net	—	3,526	91	—	3,617
Other non-current assets	—	98	3	(1)	100
Non-current deferred tax assets	—	—	8	—	8

Total assets	$—	$10,032	$590	$(94)	$10,528

Current liabilities:
Accounts payable and accrued expenses	$—	$748	$64	$—	$812
Related party payable	—	143	36	(4)	175
Current portion of long-term debt payable to related parties	—	126	—	—	126
Income taxes payable	—	15	7	—	22

Total current liabilities	—	1,032	107	(4)	1,135
Long-term debt payable to third parties	—	19	—	—	19
Long-term debt payable to related parties	—	2,893	—	—	2,893
Deferred tax liabilities	—	1,289	35	—	1,324
Other non-current liabilities	—	126	11	(1)	136

Total liabilities	—	5,359	153	(5)	5,507
Total equity	—	4,673	437	(89)	5,021

Total liabilities and equity	$—	$10,032	$590	$(94)	$10,528

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Condensed Consolidated Statement of Cash Flows
	for the Nine Months Ended September 30, 2008
	Parent	Guarantor	Non-Guarantor	Eliminations	Total
			(In millions)

Operating activities:
Net cash provided by operating activities	$(47)	$460	$110	$—	$523
Investing activities:
Purchases of property, plant and equipment	—	(196)	(7)	—	(203)
Issuances of notes receivable, net	(3,888)	(598)	(27)	4,348	(165)
Proceeds from repayments of notes receivable, net	—	1,488	76	(24)	1,540
Other, net	—	(1)	4	—	3

Net cash (used in) provided by investing activities	(3,888)	693	46	4,324	1,175
Financing activities:
Proceeds from issuance of long-term debt related to separation	—	1,615	—	—	1,615
Proceeds from issuance of long-term debt related to guarantor/ non-guarantor	436	3,888	24	(4,348)	—
Proceeds from senior unsecured credit facility	2,200	—	—	—	2,200
Proceeds from senior unsecured notes	1,700	—	—	—	1,700
Proceeds from bridge loan facility	1,700	—	—	—	1,700
Repayment of long-term debt related to separation	—	(4,653)	(11)	—	(4,664)
Repayment of long-term debt related to guarantor/non-guarantor	—	—	(24)	24	—
Repayment of senior unsecured credit facility	(295)	—	—	—	(295)
Repayment of bridge loan facility	(1,700)	—	—	—	(1,700)
Deferred financing charges paid	(106)	—	—	—	(106)
Cash distributions to Cadbury	—	(1,989)	(76)	—	(2,065)
Change in the Cadbury’s net investment	—	100	(6)	—	94
Other, net	—	(2)	—	—	(2)

Net cash provided by (used in) financing activities	3,935	(1,041)	(93)	(4,324)	(1,523)
Cash and cash equivalents — net change from:
Operating, investing and financing activities	—	112	63	—	175
Currency translation	—	—	(3)	—	(3)
Cash and cash equivalents at beginning of period	—	28	39	—	67

Cash and cash equivalents at end of period	$—	$140	$99	$—	$239

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Condensed Consolidated Statement of Cash Flows
	for the Nine Months Ended September 30, 2007
	Parent	Guarantor	Non-Guarantor	Eliminations	Total
	(In millions)

Operating activities:
Net cash provided by operating activities	$—	$593	$113	$—	$706
Investing activities:
Acquisition of subsidiaries, net of cash	—	(20)	—	—	(20)
Purchases of investments and intangibles	—	(4)	—	—	(4)
Proceeds from disposals of investments and other assets	—	—	—	—	—
Purchases of property, plant and equipment	—	(113)	(10)	—	(123)
Proceeds from disposals of property, plant and equipment	—	—	1	—	1
Group transfer of property, plant and equipment	—	—	—	—	—
Issuances of notes receivable, net	—	(1,421)	(408)	—	(1,829)
Proceeds from repayments of notes receivable, net	—	448	77	—	525

Net cash used in investing activities	—	(1,110)	(340)	—	(1,450)
Financing activities:
Proceeds from issuance of long-term debt	—	2,803	—	—	2,803
Repayment long-term debt	—	(2,937)	(295)	—	(3,232)
Excess tax benefit on stock-based compensation	—	4	—	—	4
Change in the parent’s net investment	—	647	520	—	1,167

Net cash provided by financing activities	—	517	225	—	742
Cash and cash equivalents — net change from:
Operating, investing and financing activities	—	—	(2)	—	(2)
Currency translation	—	—	1	—	1
Cash and cash equivalents at beginning of period	—	16	19	—	35

Cash and cash equivalents at end of period	$—	$16	$18	$—	$34

19.	Restatement of Unaudited Condensed Consolidated Statement of Cash Flows for the Nine Months Ended September 30, 2007

Prior to the issuance of the Company’s audited combined financial statements as of and for the year ended December 31, 2007, the Company determined that the unaudited condensed combined statements of cash flows for the nine months ended September 30, 2007, needed to be restated to eliminate previously reported cash flows of non-cash tax reclassifications. As a result, net cash provided by operating activities and net cash used in financing activities decreased by $51 million in the interim period. The Company’s combined financial statements for the year ended December 31, 2007, issued with the Registration Statement on Form 10 (effective April 22, 2008) appropriately reported the non-cash tax reclassifications.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The impact of the cash flow restatement for the nine months ended September 30, 2007 is as follows (in millions):

	As Reported in the
	Form 10 Filed		As
	February 12, 2007	Adjustment	Restated

Operating activities:
Deferred income taxes	$(36)	$39	$3
Other non-current liabilities	$71	$(90)	$(19)
Net cash provided by operating activities	$757	$(51)	$706
Financing activities:
Change in Cadbury’s net investment	$1,305	$51	$1,356
Net cash used in financing activities	$691	$51	$742

20.	Subsequent Events

In a letter dated October 10, 2008, the Company received formal notification from Hansen Natural Corporation (“Hansen”), terminating DPS’ agreements to distribute Monster Energy as well as Hansen’s other beverage brands in certain markets in the United States effective November 10, 2008. For the nine months ended September 30, 2008, DPS generated approximately $170 million and approximately $30 million in revenue and operating profits, respectively, from sales of Hansen brands to third parties in the United States. The Company expects to write off approximately $3 million of intangible assets and is negotiating the settlement with Hansen under the terms of the contract.

On November 12, 2008, the Company amended the Guaranty Agreement dated May 7, 2008, between certain of DPS’ subsidiaries and JPMorgan Chase Bank, N.A., as administrative agent (“Amendment No. 1”). Amendment No. 1 was executed principally for the purpose of conforming the guarantor entities and guaranteed obligations under the Guaranty to those originally contemplated when entering into the Guaranty under the Credit Agreement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Cadbury Schweppes plc and the Board of Directors of Dr Pepper Snapple Group, Inc.:

We have audited the accompanying combined balance sheets of Dr Pepper Snapple Group, Inc., formerly CSAB Inc., (the “Company”) as of December 31, 2007 and 2006, and the related combined statements of operations, cash flows and changes in invested equity for the fiscal years ended December 31, 2007, December 31, 2006 and January 1, 2006. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the fiscal years ended December 31, 2007, December 31, 2006 and January 1, 2006 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the combined financial statements of the Company include allocation of certain general corporate overhead costs from Cadbury Schweppes plc. These costs may not be reflective of the actual level of costs which would have been incurred had the Company operated as a separate entity apart from Cadbury Schweppes plc.

As discussed in Note 2 and Note 9 to the combined financial statements, the Company changed its method of accounting for stock based employee compensation as of January 3, 2005 and changed its method of accounting for uncertainties in income taxes as of January 1, 2007, respectively.

/s/ Deloitte & Touche LLP

Dallas, Texas

March 20, 2008 (April 14, 2008 as to paragraph 2 and 3 in Note 18 and November 24, 2008 as to Note 15 and Note 17)

DR PEPPER SNAPPLE GROUP, INC.

COMBINED BALANCE SHEETS
As of December 31, 2007 and 2006

	December 31,	December 31,
	2007	2006
	(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$67	$35
Accounts receivable:
Trade (net of allowances of $20 and $14, respectively)	538	562
Other	59	18
Related party receivable	66	5
Note receivable from related parties	1,527	579
Inventories	325	300
Deferred tax assets	81	61
Prepaid and other current assets	76	72

Total current assets	2,739	1,632
Property, plant and equipment, net	868	755
Investments in unconsolidated subsidiaries	13	12
Goodwill	3,183	3,180
Other intangible assets, net	3,617	3,651
Other non-current assets	100	107
Non-current deferred tax assets	8	9

Total assets	$10,528	$9,346

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$812	$788
Related party payable	175	183
Current portion of long-term debt payable to related parties	126	708
Income taxes payable	22	12

Total current liabilities	1,135	1,691
Long-term debt payable to third parties	19	543
Long-term debt payable to related parties	2,893	2,541
Deferred tax liabilities	1,324	1,292
Other non-current liabilities	136	29

Total liabilities	5,507	6,096
Commitments and contingencies
Cadbury’s net investment	5,001	3,249
Accumulated other comprehensive (loss) income	20	1

Total equity	5,021	3,250

Total liabilities and equity	$10,528	$9,346

The accompanying notes are an integral part of these combined financial statements.

DR PEPPER SNAPPLE GROUP, INC.

COMBINED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2007, and 2006 and January 1, 2006

	For the Years Ended
	December 31,	December 31,	January 1,
	2007	2006	2006
		(In millions)

Net sales	$5,748	$4,735	$3,205
Cost of sales	2,617	1,994	1,120

Gross profit	3,131	2,741	2,085
Selling, general and administrative expenses	2,018	1,659	1,179
Depreciation and amortization	98	69	26
Impairment of intangible assets	6	—	—
Restructuring costs	76	27	10
Gain on disposal of property and intangible assets, net	(71)	(32)	(36)

Income from operations	1,004	1,018	906
Interest expense	253	257	210
Interest income	(64)	(46)	(40)
Other (income) expense	(2)	2	(51)

Income before provision for income taxes, equity in earnings of unconsolidated subsidiaries and cumulative effect of change in accounting policy	817	805	787
Provision for income taxes	322	298	321

Income before equity in earnings of unconsolidated subsidiaries and cumulative effect of change in accounting policy	495	507	466
Equity in earnings of unconsolidated subsidiaries	2	3	21

Income before cumulative effect of change in accounting policy	497	510	487
Cumulative effect of change in accounting policy, net of tax	—	—	10

Net income	$497	$510	$477

The accompanying notes are an integral part of these combined financial statements.

DR PEPPER SNAPPLE GROUP, INC.

COMBINED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2007, and 2006 and January 1, 2006

	For the Years Ended
	December 31,	December 31,	January 1,
	2007	2006	2006
		(In millions)

Operating activities:
Net income	$497	$510	$477
Adjustments to reconcile net income to net cash provided by operations:
Depreciation expense	120	94	48
Amortization expense	49	45	31
Impairment of assets	6	—	—
Provision for doubtful accounts	11	4	1
Employee stock-based expense	21	17	22
Excess tax benefit on stock based compensation expense	(4)	(1)	(3)
Deferred income taxes	55	14	56
Gain on disposal of property and intangible assets	(71)	(32)	(36)
Equity in earnings of unconsolidated subsidiaries, net of tax	(2)	(3)	(21)
Cumulative effect of change in accounting policy, net of tax	—	—	10
Other, net	—	(6)	8
Changes in assets and liabilities:
Decrease (increase) in trade accounts receivable	32	(42)	8
(Increase) decrease in related party receivable	(57)	(2)	14
(Increase) decrease in other accounts receivable	(38)	46	(40)
(Increase) decrease in inventories	(14)	13	18
(Increase) decrease in prepaid and other current assets	(1)	8	(29)
Increase in other non-current assets	(8)	(3)	(19)
(Decrease) increase in accounts payable and accrued expenses	(5)	(104)	34
Increase in related party payables	12	13	17
Increase in income taxes payable	10	2	1
(Decrease) increase in other non-current liabilities	(10)	8	(14)

Net cash provided by operating activities	603	581	583
Investing activities:
Acquisition of subsidiaries, net of cash	(30)	(435)	—
Purchase of investments and intangible assets	(2)	(53)	(35)
Proceeds from disposals of investments and other assets	98	53	36
Purchases of property, plant and equipment	(230)	(158)	(44)
Proceeds from disposals, of property, plant and equipment	6	16	5
Repayment of related party notes receivables	1,008	166	680
Issuances of related party notes receivables	(1,937)	(91)	(359)

Net cash (used in) provided by investing activities	(1,087)	(502)	283
Financing activities:
Proceeds from issuance of related party long-term debt	2,845	2,086	124
Repayment of related party long-term debt	(3,455)	(2,056)	(279)
Excess tax benefit on stock-based compensation	4	1	3
Cash distributions to Cadbury	(213)	(80)	(381)
Change in Cadbury’s net investment	1,334	(23)	(282)

Net cash provided by (used in) financing activities	515	(72)	(815)
Cash and cash equivalents — net change from:
Operating, investing and financing activities	31	7	51
Currency translation	1	—	(42)
Cash and cash equivalents at beginning of period	35	28	19

Cash and cash equivalents at end of period	$67	$35	$28

Supplemental cash flow disclosures of non-cash investing and financing activities:
Transfers of property, plant, and equipment to Cadbury	$15	$15	$14
Transfers of operating assets and liabilities to Cadbury	22	16	22
Conversion of debt to equity contribution	—	—	300
Reduction in long-term debt from Cadbury net investment	263	383	—
Cadbury or related entities acquisition payments reflected through Cadbury’s net investment	17	23	27
Issuance of note payable related to acquisition	35	—	—
Assumption of debt related to acquisition payments by Cadbury	35	—	—
Transfer of related party receivable to Cadbury	16	—	—
Liabilities expected to be reimbursed by Cadbury	27	—	—
Reclassifications for tax transactions	90	—	—
Supplemental cash flow disclosures:
Interest paid	$257	$204	$165
Income taxes paid	34	14	14

The accompanying notes are an integral part of these combined financial statements.

DR PEPPER SNAPPLE GROUP, INC.

COMBINED STATEMENTS OF CHANGES IN INVESTED EQUITY
For the Years Ended December 31, 2007, and 2006 and January 1, 2006

		Accumulated
		Other
	Cadbury’s Net	Comprehensive		Comprehensive
	Investment	Income (Loss)	Total Equity	Income
	(In millions)

Balance as of January 2, 2005	$2,116	$(9)	$2,107
Net income	477	—	477	$477
Contributions from Cadbury	204	—	204	—
Distributions to Cadbury	(381)	—	(381)	—
Net change in pension liability	—	(1)	(1)	(1)
Foreign currency translation adjustment	—	20	20	20

Balance as of January 1, 2006	2,416	10	2,426	$496

Net income	510	—	510	$510
Contributions from Cadbury	403	—	403	—
Distributions to Cadbury	(80)	—	(80)	—
Adoption of FAS 158	—	(4)	(4)	—
Net change in pension liability	—	3	3	3
Foreign currency translation adjustment	—	(8)	(8)	(8)

Balance as of December 31, 2006	3,249	1	3,250	$505

Net income	497	—	497	497
Contributions from Cadbury	1,484	—	1,484	—
Distributions to Cadbury	(213)	—	(213)	—
Adoption of FIN 48	(16)	—	(16)	—
Net change in pension liability	—	3	3	3
Foreign currency translation adjustment	—	16	16	16

Balance as of December 31, 2007	$5,001	$20	$5,021	$516

The accompanying notes are an integral part of these combined financial statements.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

1.	Background and Basis of Presentation

Background

Dr Pepper Snapple Group, Inc. (formerly known as CSAB, Inc.) (the “Company”) is a wholly-owned subsidiary of Cadbury Schweppes plc (“Cadbury Schweppes”) that was incorporated as a Delaware corporation on October 24, 2007 to own Cadbury Schweppes’ Americas Beverages business. This business will be transferred to the Company in connection with the separation of the Company from Cadbury Schweppes through the distribution of all its outstanding common shares to Cadbury Schweppes shareholders. The initial capitalization was two dollars. Prior to its ownership of Cadbury Schweppes’ Americas Beverages business, the Company did not have any operations. The Company conducts operations in the United States, Canada, Mexico and parts of the Caribbean.

The Company’s key brands include Dr Pepper, Snapple, 7UP, Mott’s, Sunkist, Hawaiian Punch, A&W, Canada Dry, Schweppes, Squirt, Clamato, Peñafiel, Mr & Mrs T, and Margaritaville.

Basis of Presentation

The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The combined financial statements have been prepared on a “carve-out” basis from Cadbury Schweppes’ consolidated financial statements using the historical results of operations, assets and liabilities attributable to Cadbury Schweppes’ Americas Beverages business and include allocations of expenses from Cadbury Schweppes. This historical Cadbury Schweppes Americas Beverage information is our predecessor financial information. The Company eliminates from its financial results all intercompany transactions between entities included in the combination and the intercompany transactions with its equity method investees.

The combined financial statements may not be indicative of the Company’s future performance and do not necessarily reflect what its combined results of operations, financial position and cash flows would have been had the Company operated as an independent company during the periods presented. To the extent that an asset, liability, revenue or expense is directly associated with the Company, it is reflected in the accompanying combined financial statements.

Cadbury Schweppes currently provides certain corporate functions to the Company and costs associated with these functions have been allocated to the Company. These functions include corporate communications, regulatory, human resources and benefit management, treasury, investor relations, corporate controller, internal audit, Sarbanes Oxley compliance, information technology, corporate and legal compliance, and community affairs. The costs of such services have been allocated to the Company based on the most relevant allocation method to the service provided, primarily based on relative percentage of revenue or headcount. Management believes such allocations are reasonable; however, they may not be indicative of the actual expense that would have been incurred had the Company been operating as an independent company for the periods presented. The charges for these functions are included primarily in “selling, general and administrative expenses” in the Combined Statements of Operations.

The total invested equity represents Cadbury Schweppes’ interest in the recorded net assets of the Company. The net investment balance represents the cumulative net investment by Cadbury Schweppes in the Company through that date, including any prior net income or loss or other comprehensive income or loss attributed to the Company. Certain transactions between the Company and other related parties within the Cadbury Schweppes group, including allocated expenses, are also included in Cadbury Schweppes’ net investment.

The fiscal years presented are the year ended December 31, 2007, which is referred to as “2007,” the year ended December 31, 2006, which is referred to as “2006,” and the 52-week period ended January 1, 2006, which is referred to as “2005.” Effective 2006, the Company’s fiscal year ends on December 31 of each year. Prior to 2006, the Company’s fiscal year end date represented the Sunday closest to December 31 of each year.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

2.	Significant Accounting Policies

Use of Estimates

The process of preparing financial statements in conformity with U.S. GAAP requires the use of estimates and judgments that affect the reported amount of assets, liabilities, revenue and expenses. These estimates and judgments are based on historical experience, future expectations and other factors and assumptions the Company believes to be reasonable under the circumstances. These estimates and judgments are reviewed on an ongoing basis and are revised when necessary. Actual amounts may differ from these estimates. The Company’s most significant estimates and judgments include those relating to: revenue recognition, income taxes, pension and postretirement benefit obligations, stock based compensation and valuations of goodwill and other intangibles. Changes in estimates are recorded in the period of change.

Revenue Recognition

The Company recognizes sales revenue when all of the following have occurred: (1) delivery, (2) persuasive evidence of an agreement exists, (3) pricing is fixed or determinable and (4) collection is reasonably assured. Delivery is not considered to have occurred until the title and the risk of loss passes to the customer according to the terms of the contract between the Company and the customer. The timing of revenue recognition is largely dependent on contract terms. For sales to other customers that are designated in the contract as free-on-board destination, revenue is recognized when the product is delivered to and accepted at the customer’s delivery site.

In addition, the Company offers a variety of incentives and discounts to bottlers, customers and consumers through various programs to support the distribution of its products. These incentives and discounts include cash discounts, price allowances, volume based rebates, product placement fees and other financial support for items such as trade promotions, displays, new products, consumer incentives and advertising assistance. These incentives and discounts, collectively referred to as trade spend, are reflected as a reduction of gross sales to arrive at net sales. Trade spend for 2007 and 2006 includes the effect of the Company’s bottling acquisitions (see Note 3) where the amounts of such spend are larger than those related to other parts of its business. The aggregate deductions from gross sales recorded by the Company in relation to these programs were approximately $3,159 million, $2,440 million, and $928 million in 2007, 2006 and 2005, respectively. Net sales are also reported net of sales taxes and other similar taxes.

Transportation and Warehousing Costs

The Company incurred $736 million, $582 million and $292 million of transportation and warehousing costs in 2007, 2006 and 2005, respectively. These amounts, which primarily relate to shipping and handling costs, are included in selling, general and administrative expenses.

Cash and Cash Equivalents

Cash and cash equivalents include cash and investments in short-term, highly liquid securities, with original maturities of three months or less.

Concentration of Credit Risk

Financial instruments which subject the Company to potential credit risk consist of its cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with high credit quality financial institutions. Deposits with these financial institutions may exceed the amount of insurance provided; however, these deposits typically are redeemable upon demand and, therefore, the Company believes the financial risks associated with these financial instruments are minimal.

The Company performs ongoing credit evaluations of its customers, and generally does not require collateral on its accounts receivable. The Company estimates the need for allowances for potential credit losses based on

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

historical collection activity and the facts and circumstances relevant to specific customers and records a provision for uncollectible accounts when collection is uncertain. The Company has not experienced significant credit related losses to date.

No single customer accounted for 10% or more of the Company’s trade accounts receivable for any period presented.

The principal raw materials the Company uses in the business are aluminum cans and ends, glass bottles, PET bottles and caps, paperboard packaging, high fructose corn syrup and other sweeteners, juice, fruit, electricity, fuel and water. Some raw materials the Company uses are available from only a few suppliers. If these suppliers are unable or unwilling to meet requirements, the Company could suffer shortages or substantial cost increases.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Past-due status is based on contractual terms on a customer-by-customer basis. The Company determines the required allowance using information such as its customer credit history, industry and market segment information, economic trends and conditions, credit reports and customer financial condition. The estimates can be affected by changes in the industry, customer credit issues or customer bankruptcies. Account balances are charged off against the allowance when it is determined that the receivable will not be recovered.

Activity in the allowance for doubtful accounts was as follows (in millions):

	2007	2006	2005

Balance, beginning of the year	$14	$10	$12
Net charge to costs and expenses	11	4	1
Acquisition of subsidiaries	—	3	—
Write-offs	(5)	(3)	(3)

Balance, end of the year	$20	$14	$10

Inventories

Inventories are stated at the lower of cost or market value. Cost is determined for U.S. inventories substantially by the last-in, first-out (“LIFO”) valuation method and for non-U.S. inventories by the first-in, first-out (“FIFO”) valuation method. Inventories include raw materials, work-in-process, finished goods, packing materials, advertising materials, spare parts and other supplies. The costs of finished goods inventories include raw materials, direct labor and indirect production and overhead costs. Reserves for excess and obsolete inventories are based on an assessment of slow-moving and obsolete inventories, determined by historical usage and demand. Excess and obsolete inventory reserves were $17 million and $7 million as of December 31, 2007 and 2006, respectively.

Income Taxes

Income taxes are computed and reported on a separate return basis and accounted for using the asset and liability approach under Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes (“SFAS 109”). This method involves determining the temporary differences between combined assets and liabilities recognized for financial reporting and the corresponding combined amounts recognized for tax purposes and computing the tax-related carryforwards at the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The resulting amounts are deferred tax assets or liabilities and the net changes represent the deferred tax expense or benefit for the year. The total of taxes currently payable per the tax return and the deferred tax expense or benefit represents the income tax expense or benefit for the year for financial reporting purposes.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

The Company periodically assesses the likelihood of realizing its deferred tax assets based on the amount of deferred tax assets that the Company believes is more likely than not to be realized. The Company bases its judgment of the recoverability of its deferred tax asset, which includes U.S. federal and, to a lesser degree, state and foreign net operating loss, or NOL, carryforwards, primarily on historical earnings, its estimate of current and expected future earnings, prudent and feasible tax planning strategies, and current and future ownership changes.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation and amortization, plus capitalized interest on borrowings during the actual construction period of major capital projects. Significant improvements which substantially extend the useful lives of assets are capitalized. The costs of major rebuilds and replacements of plant and equipment are capitalized, and expenditures for repairs and maintenance which do not improve or extend the life of the assets are expensed as incurred. When property, plant and equipment is sold or retired, the costs and the related accumulated depreciation are removed from the accounts, and the net gains or losses are recorded in “gain on disposal of property and intangible assets.” Leasehold improvements are amortized over the shorter of the estimated useful life of the assets or the lease term.

For financial reporting purposes, depreciation is computed on the straight-line method over the estimated useful asset lives as follows:

Asset	Useful Life

Buildings and improvements	25 to 40 years
Machinery and equipment	5 to 14 years
Vehicles	5 to 8 years
Vending machines	5 to 7 years
Computer software	3 to 8 years

Goodwill and Other Indefinite Lived Intangible Assets

The majority of the Company’s intangible asset balances are made up of goodwill and brands which the Company has determined to have indefinite useful lives. In arriving at the conclusion that a brand has an indefinite useful life, management reviews factors such as size, diversification and market share of each brand. Management expects to acquire, hold and support brands for an indefinite period through consumer marketing and promotional support. The Company also considers factors such as our ability to continue to protect the legal rights that arise from these brand names indefinitely or the absence of any regulatory, economic or competitive factors that could truncate the life of the brand name. If the criteria are not met to assign an indefinite life, the brand is amortized over its expected useful life.

The Company conducts impairment tests on goodwill and all indefinite lived intangible assets annually, as of December 31, or more frequently if circumstances indicate that the carrying amount of an asset may not be recoverable. The Company uses present value and other valuation techniques to make this assessment. If the carrying amount of an intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

Impairment tests for goodwill include comparing the fair value of the respective reporting units, which are the Company’s segments, with their carrying amount, including goodwill. Goodwill is evaluated using a two-step impairment test at the reporting unit level. The first step compares the carrying amount of a reporting unit, including goodwill, with its fair value. If the carrying amount of a reporting unit exceeds its fair value, a second step is completed to determine the amount of goodwill impairment loss to record. In the second step, an implied fair value of the reporting unit’s goodwill is determined by allocating the fair value of the reporting unit to all of the assets and liabilities other than goodwill. The amount of impairment loss is equal to the excess of the carrying amount of the goodwill over the implied fair value of that goodwill.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Definite Lived Intangible Assets

Definite lived intangible assets are those assets deemed by the Company to have determinable finite useful lives. Identifiable intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives as follows:

Intangible Asset	Useful Life

Brands	5 to 15 years
Bottler agreements and distribution rights	2 to 16 years
Customer relationships and contracts	5 to 10 years

Other Assets

The Company provides support to certain customers to cover various programs and initiatives to increase net sales. Costs of these programs and initiatives are recorded in “prepaid expenses and other current assets” and “other non-current assets.” These costs include contributions to customers or vendors for cold drink equipment used to market and sell the Company’s products.

The long-term portion of the costs for these programs is recorded in other non-current assets and subsequently amortized over the period to be directly benefited. These costs amounted to $86 million and $100 million, net of accumulated amortization, for 2007 and 2006, respectively. The amounts of these incentives are amortized based upon a methodology consistent with the Company’s contractual rights under these arrangements. The amortization charge for the cost of contributions to customers or vendors for cold drink equipment was $9 million, $16 million and $17 million for 2007, 2006 and 2005, respectively, and was recorded in “selling, general and administrative expenses” in the Combined Statements of Operations. The amortization charge for the cost of other programs and incentives was $10 million, $10 million and $11 million for 2007, 2006 and 2005, respectively, and was recorded as a deduction from gross sales.

Research and Development

Research and development costs are expensed when incurred and amounted to $24 million, $24 million and $21 million for 2007, 2006 and 2005, respectively. These expenses are recorded in “selling, general and administrative expenses” in the Combined Statements of Operations.

Advertising Expense

Advertising costs are expensed when incurred and amounted to approximately $387 million, $374 million and $377 million for 2007, 2006 and 2005, respectively. These expenses are recorded in “selling, general and administrative expenses” in the Combined Statements of Operations.

Restructuring Costs

The Company periodically records facility closing and reorganization charges when a facility for closure or other reorganization opportunity has been identified, a closure plan has been developed and the affected employees notified, all in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“SFAS 146”).

Foreign Currency Translation

The functional currency of the Company’s operations outside the U.S. is the local currency of the country where the operations are located. The balance sheets of operations outside the U.S. are translated into U.S. Dollars at the end of year rates. The results of operations for the fiscal year are translated into U.S. Dollars at an annual average rate, calculated using month end exchange rates.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

The following table sets forth exchange rate information for the periods and currencies indicated:

	Year	Yearly
Mexican Peso to U.S. Dollar Exchange Rate	End	Average

2007	10.91	10.91
2006	10.79	10.86
2005	10.64	10.88

	Year	Yearly
Canadian Dollar to U.S. Dollar Exchange Rate	End	Average

2007	1.00	1.07
2006	1.17	1.13
2005	1.17	1.21

Differences on exchange arising from the translation of opening balances sheets of these entities to the rate ruling at the end of the financial year are recognized in “accumulated other comprehensive income.” The exchange differences arising from the translation of foreign results from the average rate to the closing rate are also recognized in “accumulated other comprehensive income.” Such translation differences are recognized as income or expense in the period in which the Company disposes of the operations.

Transactions in foreign currencies are recorded at the approximate rate of exchange at the transaction date. Assets and liabilities resulting from these transactions are translated at the rate of exchange in effect at the balance sheet date. All such differences are recorded in results of operations and amounted to less than $1 million, $5 million and $2 million in 2007, 2006 and 2005, respectively.

Fair Value of Financial Instruments

Pursuant to SFAS No. 107, Disclosure about Fair Value of Financial Instruments (“SFAS 107”), the Company is required to disclose an estimate of the fair value of its financial instruments as of December 31, 2007 and 2006. SFAS 107 defines the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties.

The carrying amounts reflected in the Combined Balance Sheets for cash and cash equivalents, accounts receivable, accounts payable and short-term debt approximate fair value due to the short-term nature of their maturities.

The Company’s long-term debt was subject to variable and fixed interest rates that approximated market rates in 2007, 2006 and 2005. As a result, the Company believes the carrying value of long-term debt approximates fair value for these periods.

The carrying amount of the Company’s outstanding foreign-currency swaps is equivalent to fair value as of the respective dates in the Combined Balance Sheets.

Stock-Based Compensation

On January 3, 2005, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS 123(R)”). SFAS 123(R) requires the recognition of compensation expense in the Combined Statement of Operations related to the fair value of employee share-based awards. The Company selected the modified prospective method of transition; accordingly, prior periods have not been restated. Upon adoption of SFAS 123(R), for awards which are classified as liabilities, the Company was required to reclassify the Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (“APB 25”) historical compensation cost from equity to liability and to recognize the difference between this and the fair value liability through the statement of operations.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Under SFAS 123(R), the Company recognizes the cost of all unvested employee stock options on a straight-line attribution basis over their respective vesting periods, net of estimated forfeitures. In addition, the Company has certain employee share plans that contain inflation indexed earnings growth performance conditions. SFAS 123(R) requires plans with such performance criteria to be accounted for under the liability method. The liability method, as set out in SFAS 123(R), requires a liability be recorded on the balance sheet until awards have vested. Also, in calculating the income statement charge for share awards under the liability method as set out in SFAS 123(R), the fair value of each award must be remeasured at each reporting date until vesting.

The stock-based compensation plans in which the Company’s employees participate are described further in Note 14.

Pension and Postretirement Benefits

The Company has several pension and postretirement plans covering employees who satisfy age and length of service requirements. There are nine stand-alone and five multi-employer pension plans and five stand-alone and one multi-employer postretirement plans. Depending on the plan, pension and postretirement benefits are based on a combination of factors, which may include salary, age and years of service. One of the nine stand-alone plans is an unfunded pension plan that provides supplemental pension benefits to certain senior executives, and is accounted for as a defined contribution plan.

Pension expense has been determined in accordance with the principles of SFAS No. 87, Employers’ Accounting for Pensions which requires use of the “projected unit credit” method for financial reporting. The Company adopted the provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — An amendment of Financial Accounting Standards Board Statements No. 87, 88, 106, and 132(R) (“SFAS 158”) related to recognizing the funded status of a benefit plan and the disclosure requirements on December 31, 2006. The Company has elected to defer the change of measurement date as permitted by SFAS 158 until December 31, 2008. The Company’s policy is to fund pension plans in accordance with the requirements of the Employee Retirement Income Security Act. Employee benefit plan obligations and expenses included in the Combined Financial Statements are determined from actuarial analyses based on plan assumptions, employee demographic data, years of service, compensation, benefits and claims paid and employer contributions.

Cadbury Schweppes sponsors the five multi-employer pension plans in which the Company’s employees participate, and therefore the Company accounts for these as defined contribution plans.

The expense related to the postretirement plans has been determined in accordance with SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions (“SFAS 106”). As stated in SFAS 106, the Company accrues the cost of these benefits during the years that employees render service to us.

New Accounting Standards

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141(R)”), which amends the principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141(R) also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS 141(R) is effective for its Company on January 1, 2009, and the Company will apply SFAS 141(R) prospectively to all business combinations subsequent to the effective date.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51 (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and the deconsolidation of a subsidiary and also establishes disclosure requirements that clearly identify and distinguish between the controlling and noncontrolling interests and requires the separate disclosure of income attributable to controlling and

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

noncontrolling interests. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company will apply SFAS 160 prospectively to all applicable transactions subsequent to the effective date.

In June 2007, the FASB ratified Emerging Issues Task Force (“EITF”) Issue No. 06-11 Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards (“EITF 06-11”), which requires entities to record tax benefits on dividends or dividend equivalents that are charged to retained earnings for certain share-based awards to additional paid-in capital. In a share-based payment arrangement, employees may receive dividends or dividend equivalents on awards of nonvested equity shares, nonvested equity share units during the vesting period, and share options until the exercise date. Generally, the payment of such dividends can be treated as deductible compensation for tax purposes. The amount of tax benefits recognized in additional paid-in capital should be included in the pool of excess tax benefits available to absorb tax deficiencies on share-based payment awards. EITF 06-11 is effective for fiscal years beginning after December 15, 2007, and interim periods within those years. The Company believes the adoption of EITF 06-11 will not have a material impact on its combined financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities including an amendment to FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS 159 is effective for the Company January 1, 2008. The Company does not plan to apply SFAS 159 to any of its existing financial assets or liabilities and believes that the adoption of SFAS 159 would not have a material impact on its financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements about fair value measurements. SFAS 157 is effective for the Company January 1, 2008. A one-year deferral is in effect for nonfinancial assets and nonfinancial liabilities that are measured on a nonrecurring basis. The Company believes that the adoption of SFAS 157 will not have a material impact on its financial statements.

3.	Acquisitions

On May 2, 2006, the Company acquired approximately 55% of the outstanding shares of Dr Pepper/Seven Up Bottling Group, Inc. (“DPSUBG”), which, combined with the Company’s pre-existing 45% ownership, resulted in the Company’s full ownership of DPSUBG. DPSUBG’s principal operations are the bottling and distribution of beverages produced by the Company’s Beverage Concentrates and Finished Goods segments, and certain beverages produced by third parties, all in North America. The Company acquired DPSUBG to strengthen the route-to-market of its North American beverage business.

The purchase price for the approximately 55% of DPSUBG the Company did not previously own was approximately $370 million, which consisted of $347 million cash paid by the Company and $23 million in related expenses paid by Cadbury Schweppes. The full purchase price was funded through related party debt with the subsidiaries of Cadbury Schweppes.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

The acquisition was accounted for as a purchase under SFAS No. 141 Business Combinations. The following table summarizes the allocation of the purchase price to approximately 55% of DPSUBG’s assets and liabilities (in millions):

At May 2,
2006

Current assets	$182
Investments	1
Property, plant and equipment	190
Intangible assets	410

Total assets acquired	783

Current liabilities	184
Long-term debt	358
Deferred tax liabilities	146
Other liabilities	131

Total liabilities assumed	819

Net liabilities assumed	(36)
Cash acquired	10
Goodwill	396

Total purchase price	$370

Included within the allocation of the purchase price in the table above are $410 million of intangible assets which includes indefinite lived Company-related bottler agreements of $282 million, $70 million of customer relationships and contracts and $48 million of non-Company-related bottler agreements being amortized over five to 10 years; and other intangible assets of $10 million being amortized over 10 years.

The results of DPSUBG have been included in the individual line items within the Combined Statement of Operations from May 2, 2006. Prior to this date, the existing investment in DPSUBG was accounted for by the equity method. Refer to Note 7.

The following unaudited pro forma summary presents the results of operations as if the acquisition of DPSUBG had occurred at the beginning of each fiscal year (in millions). The pro forma information may not be indicative of future performance.

	2006	2005

Net sales	$5,443	$5,019
Net income before cumulative effect of change in accounting principle	$500	$457
Net income	$500	$447

The Company also acquired All American Bottling Company (“AABC”) for $58 million on June 9, 2006, Seven Up Bottling Company of San Francisco (“Easley”) for $51 million on August 7, 2006 and Southeast-Atlantic Beverage Corporation (“SeaBev”) for $53 million on July 11, 2007. Goodwill of $20 million and identifiable intangible assets of $63 million were recorded. These acquisitions further strengthen the route-to-market of the Company’s North American beverage business.

The goodwill associated with these transactions has been assigned to the Bottling Group, Beverage Concentrates and Finished Goods segments. The amounts assigned to these segments were $195 million, $322 million and $233 million, respectively. The goodwill represents benefits of the acquisitions that are in addition to the fair

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

value of the net assets acquired and the anticipated increased profitability arising from the future revenue and cost synergies arising from the combination. None of the goodwill is deductible for tax purposes.

Supplemental schedule of noncash investing activities:

In conjunction with the acquisitions of SeaBev, DPSUBG, AABC and Easley, the following liabilities were assumed (in millions):

	2007		2006
	SeaBev		DPSUBG	AABC	Easley

Fair value of assets acquired	$76	(1)	$1,189	$64	$99
Cash consideration paid by the Company	—		(347)	(58)	(51)
Cash expenses paid by Cadbury Schweppes	—		(23)	—	—

Liabilities assumed	$76		$819	$6	$48

(1)	Cash purchase price was paid by Cadbury Schweppes and increased related party debt balance accordingly.

4.	Inventories

Inventories consist of the following as of December 31, 2007 and 2006 (in millions):

	December 31,	December 31,
	2007	2006

Raw materials	$110	$105
Work in process	—	5
Finished goods	245	214

Inventories at FIFO cost	355	324
Reduction to LIFO cost	(30)	(24)

Inventories	$325	$300

Percent of inventory accounted for by:
LIFO	92%	91%
FIFO	8%	9%

5.	Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following as of December 31, 2007 and 2006 (in millions):

	December 31,	December 31,
	2007	2006

Trade accounts payable	$257	$256
Customer rebates	200	184
Accrued compensation	127	96
Other current liabilities	228	252

Accounts payable and accrued expenses	$812	$788

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

6.	Property, Plant and Equipment

Net property, plant and equipment consisted of the following as of December 31, 2007 and 2006 (in millions):

	December 31,	December 31,
	2007	2006

Land	$90	$79
Buildings and improvements	284	265
Machinery and equipment	570	472
Vending machines	282	258
Software	125	105
Construction-in-progress	120	75

Gross property, plant and equipment	1,471	1,254
Less: accumulated depreciation and amortization	(603)	(499)

Net property, plant and equipment	$868	$755

As of December 31, 2007 and 2006, the amount reflected in “building and improvements” and “machinery and equipment” at cost included $23 million and $1 million of assets under capital lease, respectively. As of December 31, 2007 and 2006, the net book value of assets under capital lease was $22 million and $23 million, respectively.

Depreciation expense amounted to $120 million, $94 million and $48 million in 2007, 2006 and 2005, respectively.

Capitalized interest was $6 million, $3 million and $1 million during 2007, 2006 and 2005, respectively.

7.	Investments in Unconsolidated Subsidiaries

The Company has investments in 50% owned Mexican joint ventures accounted for under the equity method of accounting. The carrying value of the investments was $13 million and $12 million as of December 31, 2007 and 2006, respectively.

Dr Pepper/Seven Up Bottling Group

In 2005, Cadbury Schweppes purchased approximately 5% of DPSUBG, increasing its investment to approximately 45%. On May 2, 2006, the Company purchased the remaining 55% of DPSUBG. As a result DPSUBG became a fully-owned subsidiary and its results were combined from that date forward. Refer to Note 3. As of May 1, 2006 and as of January 1, 2006, the Company owned approximately 45% of DPSUBG. As of January 2, 2005, the investment in DPSUBG was approximately 40%. The following schedules summarize DPSUBG’s reported financial information (in millions):

December 31,
2006

Current assets	$418
Noncurrent assets	1,557

Total assets	1,975
Current liabilities	368
Noncurrent liabilities	1,081

Total liabilities	1,449
Shareowner’s equity	526

Total liabilities and shareowner’s equity	$1,975

Company equity investment	$235

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	January 1,	For the Year
	2006 to	Ended
	May 1, 2006	December 31, 2005

Net sales	$708	$2,042
Cost of goods sold	469	1,298

Gross Profit	$239	$744

Operating income	$32	$134

Net income	$2	$45

8.	Goodwill and Other Intangible Assets

Changes in the carrying amount of the goodwill for the fiscal years ended December 31, 2007 and 2006 by reporting unit are as follows (in millions):

	Beverage	Finished	Bottling	Mexico and
	Concentrates	Goods	Group	the Caribbean	Total

Balance as of January 1, 2006	$1,415	$989	$2	$38	$2,444
Acquisitions	322	233	186	—	741
Changes due to currency	(4)	—	—	(1)	(5)

Balance as of December 31, 2006	$1,733	$1,222	$188	$37	$3,180

Acquisitions	—	—	7	—	7
Changes due to currency	(2)	(2)	—	—	(4)

Balance as of December 31, 2007	$1,731	$1,220	$195	$37	$3,183

The gross carrying amount and accumulated amortization of the Company’s intangible assets other than goodwill as of December 31, 2007 and December 31, 2006 are as follows (in millions):

	Weighted
	Average	Beginning	Acquisitions,	Changes	Ending		Net
	Useful Life	Gross	(Disposals) &	Due to	Gross	Accumulated	Carrying
As of December 31, 2007	(Years)	Amount	(Write-offs)	Currency	Amount	Amortization	Amount

Intangible assets with indefinite lives:
Brands		$3,096	$(10)	$1	$3,087	$—	$3,087
Bottler agreements		392	6	—	398	—	398
Distributor rights		24	1	—	25	—	25
Intangible assets with finite lives:
Brands	9	29	—	—	29	(17)	12
Customer relationships	7	73	3	—	76	(20)	56
Bottler agreements	7	64	(7)	—	57	(19)	38
Distributor rights	2	—	2	—	2	(1)	1

Total		$3,678	$(5)	$1	$3,674	$(57)	$3,617

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	Weighted
	Average	Beginning	Acquisitions,	Changes	Ending		Net
	Useful Life	Gross	(Disposals) &	Due to	Gross	Accumulated	Carrying
As of December 31, 2006	(Years)	Amount	(Write-offs)	Currency	Amount	Amortization	Amount

Intangible assets with indefinite lives:
Brands		$2,929	$168	$(1)	$3,096	—	$3,096
Bottler agreements		—	392	—	392	—	392
Distributor rights		7	17	—	24	—	24
Intangible assets with finite lives:
Brands	8	19	10	—	29	(12)	17
Customer relationships	7	—	73	—	73	(8)	65
Bottler agreements	7	—	64	—	64	(7)	57
Distributor rights		—	—	—	—	—	—
Pension assets		2	(2)	—	—	—	—

Total		$2,957	$722	$(1)	$3,678	$(27)	$3,651

Amortization expense on intangible assets was $30 million, $19 million and $3 million in 2007, 2006 and 2005, respectively. No impairment expense was recognized in 2006 and 2005. Amortization expense of these intangible assets over the next five years is expected to be the following:

Aggregate
Amortization
Year	Expense

2008	$28
2009	24
2010	24
2011	12
2012	6

In 2007, the Company recorded impairment charges of approximately $6 million, primarily related to the Accelerade brand. The Accelerade brand is a component of the Company’s Finished Goods operating segment. The fair values were determined using discounted cash flow analyses. Because the fair values were less than the carrying values of the assets, the Company recorded impairment charges to reduce the carrying values of the assets to their respective fair values. These impairment charges were recorded in “impairment of intangible assets” in the Combined Statement of Operations.

In 2007, following the termination of the Company’s distribution agreements for glacéau products, it received a payment of approximately $92 million. The Company recognized a net gain of $71 million after the write-off of associated assets.

In 2006, the Company sold the Slush Puppie business and certain related assets, which included certain brands with net book value of $14 million, to the ICEE Company for $23 million. The Company also sold the Grandma’s Molasses brand and certain related assets, which had a net book value of $0 million to B&G Foods for $30 million.

In 2005, the Company sold the Holland House brand, which had a net book value of $0 million, for $36 million to Mizkan Americas, Inc.

9.	Income Taxes

These financial statements reflect a tax provision as if the Company filed its own separate tax return. The Company, however, is included in the consolidated federal income tax return of Cadbury Schweppes Americas, Inc. and subsidiaries.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Income before income taxes and cumulative effect of change in accounting policy was as follows:

	2007	2006	2005

U.S.	$650	$698	$706
Non-U.S.	169	110	102

Total	$819	$808	$808

The provision for income taxes attributable to continuing operations has the following components:

	2007	2006	2005

Current:
Federal	$199	$220	$176
State	33	40	32
Non-U.S.	41	23	51

Total current provision	273	283	259

Deferred:
Federal	29	10	44
State	4	7	26
Non-U.S.	16	(2)	(8)

Total deferred provision	49	15	62

Total provision for income taxes	$322	$298	$321

In 2007, 2006 and 2005, the reported amount of income tax expense is different from the amount of income tax expense that would result from applying the federal statutory rate due principally to state taxes, tax reserves and the deduction for domestic production activity.

The following is a reconciliation of income taxes computed at the U.S. federal statutory tax rate to the income taxes reported in the Combined Statements of Operations:

	2007	2006	2005

Statutory federal income tax at 35%	$287	$283	$283
State income taxes, net	26	28	30
Impact of non-U.S. operations	(2)	(18)	7
Other	11	5	1

Total provision for income taxes	$322	$298	$321

Effective tax rate	39.3%	36.9%	39.7%

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

The tax effects of temporary differences giving rise to deferred income tax assets and liabilities were:

	December 31,	December 31,
	2007	2006

Deferred income tax assets:
Pension and postretirement benefits	$6	$10
Compensation accruals	25	26
Inventory	19	10
Net operating loss and credit carryforwards	5	9
Accrued liabilities	47	40
Other	69	23

	171	118

Deferred income tax liabilities:
Fixed assets	(124)	(104)
Intangible assets	(1,269)	(1,234)
Other	(13)	(2)

	(1,406)	(1,340)

Net deferred income tax liability	$(1,235)	$(1,222)

The major temporary differences that give rise to the net deferred tax liabilities are intangible assets and fixed asset depreciation. The Company has approximately $56 million of U.S. state and foreign net operating loss carryforwards as of December 31, 2007. Of this total, $52 million are state net operating losses. Net operating losses generated in the U.S. state jurisdictions, if unused, will expire from 2008 to 2027. The non-U.S. net operating loss carryforwards of $4 million will expire from 2008 to 2016. No valuation allowance has been provided on deferred tax assets as management believes it is more likely than not that the deferred income tax assets will be fully recoverable.

The Company files income tax returns in various U.S. federal, state and local jurisdictions. The Company also files income tax returns in various foreign jurisdictions, principally in Canada, Mexico and the United Kingdom. The U.S. and most state and local income tax returns for years prior to 2003 are considered closed to examination by applicable tax authorities. Federal income tax returns for 2004 and 2005 are currently under examination by the Internal Revenue Service. Certain Canadian tax returns remain open for audit from 2001 and forward, while the Mexican returns are open for tax years 2002 and forward.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), which is an interpretation of SFAS 109. The Company has adopted the provisions of FIN 48 effective January 1, 2007, as required. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Under FIN 48, the Company is required to determine whether a tax position is more likely than not to be sustained upon examination by tax authorities assuming that the relevant taxing authorities have full knowledge of all relevant information. The tax benefits related to uncertain tax positions to be recorded in the financial statements should represent the maximum benefit that has a greater than fifty percent likelihood of being realized. Changes in judgment can occur between initial recognition through settlement or ultimate derecognition based upon changes in facts, circumstances and information available at each reporting date.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

The cumulative effect of adopting FIN 48 was a $16 million increase in tax reserves and a corresponding decrease to opening retained earnings at January 1, 2007. Upon adoption, the Company’s amount of gross unrecognized tax benefit at January 1, 2007 was $70 million.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in millions):

Amount

Unrecognized tax benefits:
Amount at adoption of FIN 48	$70
Tax positions taken in prior periods:
Gross increases	11
Gross decreases	(9)
Tax positions taken in current period:
Gross increases	30
Gross decreases	—
Settlements with taxing authorities — cash paid	(4)
Lapse of applicable statute of limitations	—

Amount as of December 31, 2007	$98

The gross balance of unrecognized tax benefits of $98 million excluded $23 million of offsetting tax benefits. The net unrecognized tax benefits of $75 million includes $60 million that, if recognized, would benefit the effective income tax rate. It is reasonably possible that the effective tax rate will be impacted by the resolution of some matters audited by various taxing authorities within the next twelve months, but a reasonable estimate of such impact cannot be made at this time.

The Company accrues interest and penalties on its uncertain tax positions as a component of its provision for income taxes. The amount of interest the Company accrued for uncertain tax positions during 2007 was $3 million. There was also a reduction of interest and penalties of $5 million related to changes in estimates and payments during 2007. At December 31, 2007, the Company had a total of $14 million accrued for interest and penalties for its uncertain tax positions.

10.	Long-term Obligations

Debt Payable to Related Parties

	December 31,	December 31,
	2007	2006

Loans payable to related parties, with various fixed and floating interest rates(a)	$3,019	$3,249
Less — Current portion	(126)	(708)

Long-term debt payable to related parties	$2,893	$2,541

(a)	Debt agreements with related parties are as follows:

Cadbury Ireland Limited (“CIL”)

Total principal owed to CIL was $40 million for both 2007 and 2006, respectively. The debt bears interest at a floating rate based on 3-month LIBOR. Actual rates were 5.31% and 5.36% at December 31, 2007 and 2006, respectively. The outstanding principal balance is payable on demand and is included in “current portion of long-

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

term debt.” The Company recorded $2 million, $2 million and $1 million of interest expense related to the debt for 2007, 2006 and 2005, respectively.

Cadbury Schweppes Finance plc, (“CSFPLC”)

The Company has a variety of debt agreements with CSFPLC with maturity dates ranging from May 2008 to May 2011. These agreements had a combined outstanding principal balance of $511 million and $2,937 million as of December 31, 2007 and 2006, respectively. As of December 31, 2007 and 2006, $511 million and $2,387 million of the debt was based upon a floating rate ranging between LIBOR plus 1.5% to LIBOR plus 2.5%. The remaining principal balance of $550 million as of December 31, 2006 had a stated fixed rate ranging from 5.76% to 5.95%. The Company recorded $65 million, $175 million and $99 million of interest expense related to these notes for 2007, 2006 and 2005, respectively.

Cadbury Schweppes Overseas Limited (“CSOL”)

Total principal owed to CSOL was $0 million and $22 million as of December 31, 2007 and 2006, respectively. The Company settled the note in November 2007. The debt bore interest at a floating rate based on Mexican LIBOR plus 1.5%. The actual interest rate was 9.89% at December 31, 2006. The Company recorded $2 million, $15 million and $40 million of interest expense related to the note for 2007, 2006 and 2005, respectively.

Cadbury Adams Canada, Inc. (“CACI”)

Total principal owed to CACI was $0 million and $15 million as of December 31, 2007 and 2006, respectively and is payable on demand. The debt bore interest at a floating rate based on 1 month Canadian LIBOR. The actual rate was 4.26% at December 31, 2006. The Company recorded $2 million of interest expense related to the debt for 2007 and less than $1 million for both 2006 and 2005.

Cadbury Schweppes Americas Holding BV (“CSAHBV”)

The Company has a variety of debt agreements with CSAHBV with maturity dates ranging from 2009 to 2017. These agreements had a combined outstanding principal balance of $2,468 million as of December 31, 2007 and bear interest at a floating rate ranging between 6-month USD LIBOR plus 0.75% to 6-month USD LIBOR plus 1.75%. The Company recorded $149 million of interest expense related to these notes for 2007.

Cadbury Schweppes Treasury America (“CSTA”)

Total principal owed to CSTA was $0 million and $235 million as of December 31, 2007 and 2006, respectively. The note carried a stated rate of 7.25% per annum. The note was purchased by an entity within the Company on May 23, 2007. The Company recorded $7 million and $11 million of interest expense related to these notes for 2007 and 2006, respectively.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Debt Payable to Third Parties

	December 31,	December 31,
	2007	2006

Note payable to a bank. Interest payments due quarterly (interest at CDOR(1) + .325%, due April 2008, payable in Canadian Dollars)(2)	$—	$114
Note payable to a bank. Interest payments due quarterly (interest at CDOR(1) + .45%, due April 2010, payable in Canadian Dollars)(2)	—	129
Bonds payable, 4.90% fixed interest rate. Interest payments due semiannually. Principal due December 2008. Payable in Canadian Dollars(3)	—	278
Capital leases	21	24

Total	21	545
Less current installments	(2)	(2)

Long-term debt payable to third parties	$19	$543

(1)	CDOR is the average of the annual rates for Canadian Dollar bankers’ acceptances having the specified term and face amount of the banks named in Schedule 1 of the Canadian Bank Act.

(2)	On August 29, 2007, the Company transferred the notes payable to bank obligations of $281 million to a subsidiary of Cadbury Schweppes, with no potential for future recourse against the Company.

(3)	On August 31, 2007, the Company paid off the outstanding balance of bonds payable.

Long-Term Debt Maturities

Long-term debt maturities, excluding capital leases, for the next five years are as follows (in millions):

Year

2008	$126
2009	494
2010	—
2011	425
2012	740
Thereafter	1,234

$3,019

Lines of Credit

As of December 31, 2007, the Company had available credit lines totaling $45 million. The Company had letters of credit totaling $9 million outstanding under its existing credit line facilities. Accordingly, the Company’s maximum borrowing base under these facilities was $36 million. The Company also had additional unused letters of credit totaling $23 million for its Bottling Group operations that were not related to any existing credit facilities.

Lease Commitments

The Company has leases for certain facilities and equipment which expire at various dates through 2020. Operating lease expense was $46 million, $39 million and $21 million in 2007, 2006 and 2005, respectively, and was not offset by any sublease rental income. Future minimum lease payments under capital and operating leases

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

with initial or remaining noncancellable lease terms in excess of one year as of December 31, 2007 are as follows (in millions):

	Operating	Capital
Year	Leases	Leases

2008	$72	$5
2009	53	5
2010	45	5
2011	36	4
2012	29	4
Thereafter	46	7

	$281	30

Less imputed interest at rates ranging from 6.5% to 12.6%		(9)

Present value of minimum lease payments		$21

The future minimum lease commitments for leases that have been expensed as part of restructuring provisions in earlier years are not included in the above table. Of the $21 million above, $19 million is included in “long-term capital lease obligations”, and $2 million is included in “accounts payable and accrued expenses.”

11.	Commitments and Contingencies

Legal Matters

The Company is occasionally subject to litigation or other legal proceedings. Set forth below is a description of the Company’s significant pending legal matters and one recently settled legal matter. Although the estimated range of loss, if any, for the pending legal matters described below cannot be estimated at this time, the Company does not believe that the outcome of these, or any other, pending legal matters, individually or collectively, will have a material adverse effect on the business or financial condition of the Company although such matters may have a materially adverse effect on the Company’s results of operations in a particular period.

Snapple Distributor Litigation

In 2004, one of the Company’s subsidiaries, Snapple Beverage Corp., and several affiliated entities of Snapple Beverage Corp., including Snapple Distributors, Inc., were sued in United States District Court, Southern District of New York, by 57 area route distributors for alleged price discrimination, breach of contract, retaliation, tortious interference and breach of the implied duty of good faith and fair dealing arising out of their respective area route distributor agreements. Each plaintiff sought damages in excess of $225 million. The plaintiffs initially filed the case as a class action but withdrew their class certification motion. They are proceeding as individual plaintiffs but the cases have been consolidated for discovery and procedural purposes. On September 14, 2007, the court granted the Company’s motion for summary judgment, dismissing the plaintiff’s federal claims of price discrimination and dismissing, without prejudice, the plaintiff’s remaining claims under state law. The plaintiffs have filed an appeal of the decision and may decide to re-file the state law claims in state court. The Company believes it has meritorious defenses with respect to the appeal and will defend itself vigorously. However, there is no assurance that the outcome of the appeal, or any trial, if claims are refiled, will be in the Company’s favor.

Holk & Weiner Snapple Litigation

In 2007, Snapple Beverage Corp. was sued by Stacy Holk, in New Jersey Superior Court, Monmouth County, and by Hernant Mehta in the U.S. District Court, Southern District of New York. The plaintiffs filed the case as a class action. The plaintiffs allege that Snapple’s labeling of certain of its drinks is misleading and/or deceptive. The

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

plaintiffs seek unspecified damages on behalf of the class, including enjoining Snapple from various labeling practices, disgorging profits, reimbursing of monies paid for product and treble damages. The Mehta case in New York has since been dropped by the plaintiff. However, the attorneys in the Holk, New Jersey case and a new plaintiff, Evan Weiner, have since filed a new action in New York substantially similar to the New Jersey action. In each case, the Company has filed motions to dismiss the plaintiff’s claims on a variety of grounds. The Company believes it has meritorious defenses to the claims asserted and will defend itself vigorously. However, there is no assurance that the outcome of the Company’s motions or at trial will be in its favor.

Nicolas Steele v. Seven Up/RC Bottling Company Inc.
Robert Jones v. Seven Up/RC Bottling Company of Southern California, Inc.
California Wage Audit

In 2007, one of the Company’s subsidiaries, Seven Up/RC Bottling Company Inc., was sued by Nicolas Steele, and in a separate action by Robert Jones, in each case in Superior Court in the State of California (Orange County), alleging that its subsidiary failed to provide meal and rest periods and itemized wage statements in accordance with applicable California wage and hour law. The cases have been filed as class actions. The classes, which have not yet been certified, consist of all employees of one of the Company’s subsidiaries who have held a merchandiser or delivery driver position in southern California in the past three years. The potential class size could be substantially higher, due to the number of individuals who have held these positions over the three year period. On behalf of the classes, the plaintiffs claim lost wages, waiting time penalties and other penalties for each violation of the statute. The Company believes it has meritorious defenses to the claims asserted and will defend itself vigorously. However, there is no assurance that the outcome of this matter will be in its favor.

The Company has been requested to conduct an audit of its meal and rest periods for all non-exempt employees in California at the direction of the California Department of Labor. At this time, the Company has declined to conduct such an audit until there is judicial clarification of the intent of the statute. The Company cannot predict the outcome of such an audit.

Dr Pepper Bottling Company of Texas, Inc. Shareholder Litigation

On June 1, 2007, the Company settled a lawsuit brought in 1999 by certain stockholders of Dr Pepper Bottling Company of Texas, Inc. for $47 million, which included $15 million of interest. The lawsuit was assumed as part of the DPSUBG acquisition (see Note 3) and was fully reserved as of December 31, 2006.

Environmental, Health and Safety Matters

The Company operates many manufacturing, bottling and distribution facilities. In these and other aspects of the Company’s business, it is subject to a variety of federal, state and local environment, health and safety laws and regulations. The Company maintains environmental, health and safety policies and a quality, environmental, health and safety program designed to ensure compliance with applicable laws and regulations. However, the nature of the Company’s business exposes it to the risk of claims with respect to environmental, health and safety matters, and there can be no assurance that material costs or liabilities will not be incurred in connection with such claims. However, the Company is not currently named as a party in any judicial or administrative proceeding relating to environmental, health and safety matters which would materially affect its operations.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

12.	Restructuring Costs

Operating Segment	2007	2006	2005

Beverage Concentrates	$24	$5	$1
Finished Goods	20	3	3
Bottling Group	16	8	—
Mexico and Caribbean	7	3	1
Corporate	9	8	5

Total Restructuring Costs	$76	$27	$10

The Company implements restructuring programs from time to time and incurs costs that are designed to improve operating effectiveness and lower costs. These programs have included closure of manufacturing plants, reductions in force, integration of back office operations and outsourcing of certain transactional activities. When the Company implements these programs, it incurs various charges, including severance and other employment-related costs.

The charges recorded during 2007 are primarily related to the following:

•	Organizational restructuring announced on October 10, 2007. As of December 31, 2007, this restructuring, which was intended to create a more efficient organization, resulted in the reduction of approximately 450 employees in the Company’s corporate, sales and supply chain functions and included approximately 98 employees in Plano, Texas, 131 employees in Rye Brook, New York and 54 employees in Aspers, Pennsylvania, with the balance occurring at a number of sites located in the United States, Canada and Mexico. The restructuring also includes the closure of two manufacturing facilities in Denver, Colorado (closed in December 2007) and Waterloo, New York (due to close in March 2008). The employee reductions and facilities closures are expected to be completed by June 2008. As a result of this restructuring, the Company recognized a charge of $32 million in 2007.

•	Continued integration of the Bottling Group, which was initiated in 2006, resulted in charges of $21 million.

•	Integration of technology facilities initiated in 2007.

•	Closure of the St. Catharines facility initiated in 2007.

The charges recorded during 2006 are primarily related to the following:

•	Integration of the Bottling Group initiated in 2006; and

•	Outsourcing initiatives of the Company’s back office operations service center and a reorganization of the Company’s IT operations initiated in 2006.

The charges recorded during 2005 are primarily related to the following:

•	Implementation of additional phases of the Company’s back office operations service center initiated in 2004; and

•	Closure of the North Brunswick plant initiated in 2004.

The Company expects to incur approximately $42 million of total pre-tax, non-recurring charges in 2008 with respect to the restructuring items discussed above.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Restructuring liabilities along with charges to expense, cash payment and non-cash charges were as follows (in millions):

	Workforce
	Reduction	Asset	External	Closure
	Costs	Write-off	Consulting	Costs	Other	Total

Balance as of December 31, 2005	$5	$—	$—	$—	$2	$7
2005 Charges to expense	2	—	5	1	2	10
2005 Cash payments	(7)	—	(10)	(1)	(3)	(21)
Due to/from Cadbury Schweppes	1	—	5	—	—	6

Balance as of January 1, 2006	1	—	—	—	1	2
Charges to expense	9	3	9	1	5	27
Cash payments	(7)	—	(12)	(1)	(6)	(26)
Non-cash items	(1)	(3)	3	—	—	(1)

Balance as of December 31, 2006	2	—	—	—	—	2
Charges to expense	47	3	10	5	11	76
Cash payments	(22)	—	(13)	(5)	(12)	(52)
Non-cash items	2	(3)	4	—	1	4

Balance as of December 31, 2007	$29	$—	$1	$—	$—	$30

Restructuring liabilities are included in “accounts payable and accrued expenses.”

Restructuring charges recorded by each operating segment were as follows:

Beverage Concentrates

Beverage Concentrates recorded restructuring costs of $24 million, $5 million and $1 million in 2007, 2006 and 2005, respectively. During 2007, the costs primarily related to the organizational restructuring. There were also additional costs related to various other cost reduction and efficiency initiatives. The cost reduction and efficiency initiatives primarily related to the alignment of management information systems, the consolidation of the back office operations from the acquired businesses, the elimination of duplicate employees, and employee relocations. The Beverage Concentrates segment expects to incur additional charges related to these restructuring plans of approximately $15 million over the next year.

During 2006 and 2005, the charges mainly related to the integration of the Bottling Group with existing businesses of American Beverages.

Finished Goods

Finished Goods recorded restructuring costs of $20 million, $3 million and $3 million in 2007, 2006 and 2005, respectively. During 2007, the costs primarily related to the organizational restructuring in a number of sites located in the United States and Canada. The Finished Goods segment expects to incur additional charges related to this restructuring plan of approximately $11 million over the next year.

During 2006, the costs primarily related to the integration of the Bottling Group. During 2005, the charges mainly related to the integration of Finished Goods into the existing business of Americas Beverages. These respective activities were completed in 2007.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Bottling Group

Bottling Group recorded restructuring costs of $16 million and $8 million in 2007 and 2006, respectively, primarily related to the integration of the Bottling Group as discussed above. Bottling Group expects to incur additional costs related to their restructuring plan of approximately $13 million over the next year.

Mexico and the Caribbean

Mexico and the Caribbean recorded restructuring costs of $7 million, $3 million and $1 million in 2007, 2006 and 2005, respectively. The costs primarily related to restructuring actions initiated in 2003 to outsource the activities of Mexico and the Caribbean’s warehousing and distribution processes. During 2007, there were also costs related to the organizational restructuring in a number of sites located in Mexico. The cumulative amount related to the reduction in force incurred to date is $1 million. The Company expects to incur additional costs related to this restructuring plan of approximately $2 million over the next year.

Corporate

The Company recorded corporate restructuring costs of $9 million, $8 million and $5 million in 2007, 2006 and 2005, respectively. During 2007, the costs primarily related to the organizational restructuring. The Company has incurred cumulative costs of $3 million to date and expects to incur additional costs related to this restructuring plan of approximately $1 million over the next year.

During 2006, the costs primarily related to restructuring actions initiated in 2006, and the human resource outsourcing program that was initiated in 2005. No further costs are expected to be incurred by the Company in respect of these programs. During 2005, the charges mainly related to the outsourcing of human resources activities in Latin America and the global outsourcing of shared business services that were both initiated in 2005. The human resource outsourcing program was complete in 2005.

13.	Employee Benefit Plans

Pension and Postretirement Plans

The Company has nine stand-alone non-contributory defined benefit plans each with a measurement date of September 30. To participate in the defined benefit plans, employees must have been employed by the Company for at least one year.

The Company has five stand-alone postretirement health care plans, which provide benefits to a defined group of employees at the discretion of the Company. These postretirement benefits are limited to eligible expenses and are subject to deductibles, co-payment provisions, and lifetime maximum amounts on coverage. Employee benefit plan obligations and expenses included in the combined financial statements are determined from actuarial analyses based on plan assumptions; employee demographic data, including years of service and compensation; benefits and claims paid; and employer contributions. These funds are funded as benefits are paid, and therefore do not have an investment strategy or targeted allocations for plan assets.

Cadbury Schweppes sponsors five defined benefit plans and one postretirement health care plan in which employees of the Company participate. Expenses related to these plans were determined by specifically identifying the costs for the Company’s participants.

SFAS 158 requires that beginning in 2008, assumptions used to measure the Company’s annual pension and postretirement medical expenses be determined as of the balance sheet date and all plan assets and liabilities be reported as of that date. For fiscal years ending December 31, 2007 and prior, the majority of the Company’s pension and other postretirement plans used a September 30 measurement date and all plan assets and obligations were generally reported as of that date.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

U.S. Plans

The following table summarizes the components of net periodic benefit cost for the U.S. defined benefit plans recognized in the Combined Statements of Operations (in millions):

	2007	2006	2005

Service cost	$1	$1	$1
Interest cost	3	2	1
Expected return on assets	(4)	(2)	(1)
Curtailments/settlements	(1)	—	—

Net periodic benefit costs	$(1)	$1	$1

Total net periodic benefit cost for the U.S. postretirement plans was less than $0.5 million for 2007, 2006 and 2005. The estimated prior service cost and estimated net loss for the U.S. plans that will be amortized from accumulated other comprehensive loss into periodic benefit cost in 2008 is each less than $0.5 million.

The following table summarizes the projected benefit obligation for U.S. plans as of December 31, 2007 and 2006 (in millions):

			Post-retirement
	Pension Plans		Benefit Plans
	2007	2006	2007	2006

As of beginning of year	$58	$21	$6	$4
Service cost	1	1	—	—
Interest cost	3	2	—	—
Acquired in business combinations	—	35	—	2
Actuarial gain/(loss)	(4)	—	1	—
Benefits paid	(3)	(1)	(1)	—
Curtailments/settlements	(9)	—	—	—

As of end of year	$46	$58	$6	$6

Accumulated benefit obligations	$46	$57	$5	$5

The principal assumptions related to the U.S. defined benefit plans and postretirement benefit plans are shown below:

				Post-retirement
	Pension Plans			Benefit Plans
	2007	2006	2005	2007	2006	2005

Weighted-average discount rate	5.90%	5.72%	5.50%	5.90%	5.90%	5.50%
Expected long-term rate of return on assets	7.30%	7.53%	7.30%	N/A	N/A	N/A
Rate of increase in compensation levels	N/A	N/A	N/A	N/A	4.00%	4.00%

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

The following table is a reconciliation of the U.S. defined benefit pension plans’ assets (in millions):

	2007	2006

Fair value of plan assets
As of beginning of year	$56	$19
Actual return of plan assets	7	2
Employer contribution	2	2
Acquired in business combinations	—	34
Actuarial gain/loss	—	1
Benefits paid	(3)	(2)
Special termination benefits	(9)	—

As of end of year	$53	$56

Benefits paid from the U.S. post-retirement plans were $1 million in 2007 and less than $0.5 million in 2006. The expected long-term rate of return on U.S. pension fund assets held by the Company’s pension trusts was determined based on several factors, including input from pension investment consultants and projected long-term returns of broad equity and bond indices. The plans’ historical returns were also considered. The expected long-term rate of return on the assets in the plans was based on an asset allocation assumption of about 60% with equity managers, with expected long-term rates of return of approximately 8.5%, and 40% with fixed income managers, with an expected long-term rate of return of about 5.5%. The actual asset allocation is regularly reviewed and periodically rebalanced to the targeted allocation when considered appropriate.

The asset allocation for the U.S. defined benefit pension plans for December 31, 2007 and 2006 are as follows:

	2007	2006

Equity securities	60%	60%
Fixed income	40%	40%

Total	100%	100%

The following table summarizes the Company’s funded status for the U.S. plans as of December 31, 2007 and 2006 (in millions):

			Post-retirement
	Pension Plans		Benefit Plans
	2007	2006	2007	2006

Projected benefit obligation	$(46)	$(58)	$(5)	$(6)
Plan assets at fair value	53	56	—	—

Funded status of plan	$7	$(2)	$(5)	$(6)

Funded status — overfunded	$8	$2	$—	$—
Funded status — underfunded	(1)	(4)	(5)	(6)

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

The following table summarizes amounts recognized in the balance sheets related to the U.S. plans as of December 31, 2007 and 2006 (in millions):

			Post-retirement
	Pension Plans		Benefit Plans
	2007	2006	2007	2006

Other assets	$8	$2	$—	$—
Current liabilities	—	—	(1)	(1)
Non-current liabilities	(1)	(4)	(4)	(5)
Accumulated other comprehensive income	—	6	1	(1)

Net amount recognized	$7	$4	$(4)	$(7)

The following table summarizes amounts included in “accumulated other comprehensive income” for the U.S. plans as of December 31, 2007 and 2006 (in millions):

			Post-retirement
	Pension Plans		Benefit Plans
	2007	2006	2007	2006

Prior service cost	$2	$2	$—	$—
Net (gains) losses	(2)	4	1	(1)

Amounts in accumulated other comprehensive (income) loss	$—	$6	$1	$(1)

The following table summarizes key pension plan information regarding plans whose accumulated benefit obligations exceed the fair value of their respective plan assets (in millions):

			Post-retirement
	Pension Plans		Benefit Plans
	2007	2006	2007	2006

Projected benefit obligation	$10	$22	$5	$6
Accumulated benefit obligation	10	22	—	—
Fair value of plan assets	9	20	—	—

The following table summarizes the expected cash activity for the U.S. defined benefit plans and postretirement benefit plans in the future (in millions):

Year	2007	2006

Company contributions — 2008
Benefit payments	$—	$—
2008	2	1
2009	2	1
2010	2	1
2011	2	1
2012	2	1
2013 — 2017	15	2

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

For measuring the expected postretirement benefit obligation for the U.S. plans, the following health care cost trend rate assumptions were used:

Years	Rate

2007	9%
2008 — 2015	0.5% reduction each year to an ultimate rate of 5% in 2015

The effect of a 1% increase or decrease in health care trend rates on the U.S. postretirement benefit plans would change the benefit obligation at the end of the year and the service cost plus interest cost by less than $0.5 million.

Foreign Plans

The following table summarizes the components of net periodic benefit cost related to foreign defined benefit plans recognized in the Combined Statements of Operations (in millions):

	2007	2006	2005

Service cost	$1	$1	$1
Interest cost	1	1	1
Expected return on assets	(1)	(1)	(1)

Net periodic benefit costs	$1	$1	$1

Total net periodic benefit cost for the foreign postretirement plans was less than $0.5 million for 2007, 2006 and 2005. The estimated prior service cost and estimated net loss for the foreign plans that will be amortized from accumulated other comprehensive loss into net periodic benefit cost in 2008 are each less than $0.5 million.

The following table summarizes the projected benefit obligation for foreign plans as of December 31, 2007 and 2006 (in millions):

			Post-retirement
	Pension Plans		Benefit Plans
	2007	2006	2007	2006

As of beginning of year	$18	$18	$2	$4
Service cost	1	1	—	—
Interest cost	1	1	—	—
Exchange adjustments	2	—	—	—
Actuarial gain/(loss)	(2)	—	1	(2)
Benefits paid	—	(1)	—	—
Curtailments/settlements	—	(1)	—	—

As of end of year	$20	$18	$3	$2

Accumulated benefit obligations	$19	$17	$3	$2

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

The principal assumptions related to the foreign defined benefit plans and postretirement benefit plans are shown below:

				Post-retirement
	Pension Plans			Benefit Plans
	2007	2006	2005	2007	2006	2005

Weighted-average discount rate	6.06%	5.98%	6.09%	5.25%	5.98%	6.09%
Expected long-term rate of return on assets	7.56%	7.61%	7.74%	N/A	N/A	N/A
Rate of increase in compensation levels	3.81%	4.13%	4.27%	3.50%	4.50%	5.00%

The following table is a reconciliation of the foreign defined benefit pension plans’ assets (in millions):

	2007	2006

Fair value of plan assets
As of beginning of year	$16	$14
Actual return of plan assets	—	2
Employer contribution	1	1
Exchange adjustments	1	—
Benefits paid	(1)	(1)

As of end of year	$17	$16

Benefits paid from the foreign postretirement plans were less than $0.5 million for 2007 and 2006.

The expected long-term rate of return on foreign pension fund assets held by the Company’s pension trusts was determined based on several factors, including input from pension investment consultants and projected long-term returns of broad equity and bond indices. The plans’ historical returns were also considered. The expected long-term rate of return on the assets in the plans was based on an asset allocation assumption of about 44% with equity managers, with expected long-term rates of return of approximately 8.5%, and 56% with fixed income managers, with an expected long-term rate of return of about 5.9%. The actual asset allocation is regularly reviewed and periodically rebalanced to the targeted allocation when considered appropriate.

The asset allocation for the foreign defined benefit pension plans as of December 31, 2007 and 2006 are as follows:

	2007	2006

Equity securities	44%	43%
Fixed income	56%	57%

Total	100%	100%

The following table summarizes the Company’s funded status for the foreign plans as of December 31, 2007 and 2006 (in millions):

			Post-retirement
	Pension Plans		Benefit Plans
	2007	2006	2007	2006

Projected benefit obligation	$(20)	$(18)	$(3)	$(2)
Plan assets at fair value	17	16	—	—

Funded status of plan	$(3)	$(2)	$(3)	$(2)

Funded status — overfunded	$2	$2	$—	$—
Funded status — underfunded	(5)	(4)	(3)	(2)

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

The following table summarizes amounts recognized in the Combined Balance Sheets related to the foreign plans as of December 31, 2007 and 2006 (in millions):

			Post-retirement
	Pension Plans		Benefit Plans
	2007	2006	2007	2006

Other assets	$2	$2	$—	$—
Non-current liabilities	(5)	(4)	(3)	(3)
Accumulated other comprehensive (income) loss	5	6	(2)	(2)

Net amount recognized	$2	$4	$(5)	$(5)

The following table summarizes amounts included in accumulated other comprehensive (income) loss for the foreign defined benefit plans as of December 31, 2007 and 2006 (in millions):

			Post-retirement
	Pension Plans		Benefit Plans
	2007	2006	2007	2006

Prior service cost	$—	$—	$(1)	$(1)
Net (gains) losses	5	6	(1)	(1)

Amounts in accumulated other comprehensive (income) loss	$5	$6	$(2)	$(2)

The following table summarizes key pension plan information regarding plans whose accumulated benefit obligations exceed the fair value of their respective plan assets (in millions):

			Post-retirement
	Pension Plans		Benefit Plans
	2007	2006	2007	2006

Projected benefit obligation	$17	$15	$3	$2
Accumulated benefit obligation	17	15	—	—
Fair value of plan assets	13	11	—	—

The following table summarizes the expected cash activity for the foreign defined benefit plans and postretirement benefit plans in the future (in millions):

Year	2007	2006

Company contributions — 2008
Benefit payments	$1	$—
2008	1	—
2009	1	—
2010	1	—
2011	1	—
2012	1	—
2013 — 2017	6	1

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

For measuring the expected postretirement benefit obligation for the foreign plans, the following health care cost trend rate assumptions were used:

Years	Rate

2007	9%
2008 — 2015	0.5% reduction each year to an ultimate rate of 5% in 2015

The effect of a 1% increase or decrease in health care trend rates on the foreign postretirement benefit plans would change the benefit obligation at the end of the year and the service cost plus interest cost by less than $0.5 million.

Multi-employer Plans

The following table summarizes the components of net periodic benefit cost related to the U.S. multi-employer plans recognized in the Combined Statements of Operations (in millions):

				Post-retirement
	Pension Plans			Benefit Plans
	2007	2006	2005	2007	2006	2005

Service cost	$13	$12	$15	$1	$1	$1
Interest cost	17	15	14	1	1	1
Expected return on assets	(13)	(10)	(10)	(1)	—	—
Recognition of actuarial gain	5	5	5	—	—	—
Curtailments/settlements	—	2	—	—	—	—

Net periodic benefit costs	$22	$24	$24	$1	$2	$2

Each individual component and total periodic benefit cost for the foreign multi-employer plans were less than $0.5 million for all periods presented in the Combined Statement of Operations.

The contributions paid into the U.S. and foreign multi-employer plans on the Company’s behalf by Cadbury Schweppes were $30 million, $30 million and $34 million for 2007, 2006 and 2005, respectively.

Savings Incentive Plan

The Company sponsors a 401(k) Retirement Plan that covers substantially all employees who meet certain eligibility requirements. This plan permits both pretax and after-tax contributions, which are subject to limitations imposed by Internal Revenue Service regulations. The Company matches employees’ contributions up to specified levels. The Company’s contributions to this plan were approximately $12 million in 2007 and $6 million in 2006 and 2005. The Company’s contributions for 2008 are estimated to be approximately $14 million.

14.	Stock-Based Compensation Plan

Certain of the Company’s employees participate in stock-based compensation plans sponsored by Cadbury Schweppes. These plans provide employees with stock or options to purchase stock in Cadbury Schweppes. Given that the Company’s employees directly benefit from participation in these plans, the expense incurred by Cadbury Schweppes for options granted to its employees has been reflected in the Company’s Combined Statements of Operations in “selling, general, and administrative expenses.” Stock-based compensation expense was $21 million ($13 million net of tax), $17 million ($10 million net of tax) and $22 million ($13 million net of tax) in 2007, 2006 and 2005, respectively.

Prior to January 2, 2005, the Company applied APB 25 and related interpretations when accounting for its stock-based compensation plan. Under APB 25, compensation expense was determined as the difference between

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

the market price and exercise price of the share-based award. For fixed plans, compensation expense was determined on the date of grant. For variable plans, compensation expense was measured at each balance sheet date until the award became vested. Stock-based compensation expense for 2007, 2006 and 2005 has been determined based on SFAS 123(R), which the Company adopted effective, January 3, 2005. SFAS 123(R) requires the recognition of compensation expense in the Combined Statements of Operations related to the fair value of employee share-based awards. SFAS 123(R) revised SFAS 123 and supersedes APB 25. The Company selected the modified prospective method of transition; accordingly, prior periods have not been restated. Upon adoption of SFAS 123(R), for awards which were classified as liabilities, the Company was required to reclassify the APB 25 historical compensation cost from equity to liability and to recognize the difference between this and the fair value liability through the current year statement of operations. The cumulative effect of the change in accounting policy for 2005 is recognized as a decrease in net income of $10 million net of tax ($16 million gross) in the Company’s Combined Statements of Operations, as a separate line item “cumulative effect of change in accounting policy.”

Since January 2, 2005, the Company has recognized the cost of all unvested employee stock-based compensation plans on a straight-line attribution basis over their respective vesting periods, net of estimated forfeitures. Certain of the Company’s employee share plans contain inflation indexed earnings growth performance conditions. SFAS 123(R) requires plans with such performance criteria to be accounted for under the liability method. The liability method, as set out in SFAS 123(R), requires a liability be recorded on the balance sheet whereas no liability is required for employee share awards accounted for under the equity method. In addition, in calculating the income statement charge for share awards under the liability method, the fair value of each award must be re-measured at each reporting date until vesting whereas the equity method requires the charge be calculated with reference to the grant date fair value. This charge is calculated by estimating the number of awards expected to vest for each plan which is adjusted over the vesting period. This charge includes an allocation of stock-based compensation costs incurred by Cadbury Schweppes but which related to employees of the Company.

The outstanding value of options recognized by the equity method has been reflected in “Cadbury Schweppes’ net investment” in “total invested equity,” while the options utilizing the liability method are reflected in “accounts payable and accrued expenses” for the current portion and “other non-current liabilities” for the non-current portion. The Company did not receive cash in any year, as a result of option exercises under share-based payment arrangements. Actual tax benefits realized for the tax deductions from option exercises were $10 million, $5 million and $7 million for 2007, 2006 and 2005, respectively. As of December 31, 2007, there was $6 million of total unrecognized before-tax compensation cost related to nonvested stock-based compensation arrangements. That cost is expected to be recognized over a weighted-average period of 1.7 years. The total intrinsic value of options exercised during the year was $24 million, $13 million and $17 million for 2007, 2006 and 2005, respectively. An expense is recognized for the fair value at the date of grant of the estimated number of shares that will be awarded to settle the awards over the vesting period of each scheme.

The Company presents the tax benefits of deductions from the exercise of stock options as financing cash inflows in the Combined Statements of Cash Flows.

Awards under the plans are settled by Cadbury Schweppes, through either repurchases of publicly available shares, or awards under the Bonus Share Retention Plan (“BSRP”) and the Long Term Incentive Plan (“LTIP”) will normally be satisfied by the transfer of shares to participants by the trustees of the Cadbury Schweppes Employee Trust (the “Employee Trust”). The Employee Trust is a general discretionary trust whose beneficiaries include employees and former employees of Cadbury Schweppes and their dependents.

The Company has a number of share option plans that are available to certain senior executives, including the LTIP and BSRP, and the Discretionary Share Option Plans (“DSOP”), full details of which are included below.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Long Term Incentive Plan

Approximately 15 senior executives of the Company have been granted a conditional award of shares under the LTIP. This award recognizes the significant contribution they make to shareowner value and is designed to incentivize them to strive for sustainable long-term performance. In 2007, awards for the 2007-2009 performance cycles were made to senior executives. Participants accumulate dividend equivalent payments both on the conditional share awards (which will only be paid to the extent that the performance targets are achieved) and during the deferral period. This part of the award is calculated as follows: number of shares vested multiplied by aggregate of dividends paid in the performance period divided by the share price on the vesting date. The current LTIP has been in place since 1997. In 2004, the Compensation Committee of Cadbury Schweppes (“the Committee”) made a number of changes to the LTIP, and the table below sets forth its key features. As explained below, from 2006, performance ranges for the growth in Underlying Earnings per Share (“UEPS”) are expressed in absolute rather than post-inflation terms.

	Awards Made Prior to 2004	Awards Made for 2004 Forward

Face value of conditional share award made	50%-80% of base salary	50%-120% of base salary (2004 and 2005). 80%-160% of base salary (2006 forward).
Performance conditions	Award is based on Total Stockholder Return (“TSR”) relative to the Comparator Group with a UEPS hurdle.	Half of the award is based on growth in UEPS over the three year performance period. The other half of the award is based on TSR relative to the Comparator Group.
UEPS vesting requirement(1)	For the award to vest at all, UEPS must have grown by at least the rate of inflation as measured by the Retail Price Index plus 2% per annum (over three years).	The extent to which some, all or none of the award vest depends upon annual compound growth in aggregate UEPS over the performance period:
• 30% of this half of the award will vest if the absolute compound annual growth rate achieved is 6% or more.
• 100% of this half of the award will vest if the absolute compound annual growth rate achieved is 10% or more.
• Between 6% and 10%, the award will vest proportionately.
TSR vesting requirement(1)	The extent to which some, all or none of the award vests depends on our TSR relative to the Comparator Group:	The extent to which some, all or none of the award vests depends upon our TSR relative to the Comparator Group:
	• The minimum award of 50% of the shares conditionally granted will vest at the 50th percentile ranking.	• 30% of this half of the award will vest at the 50th percentile ranking from 2006.
	• 100% of the award will vest at the 80th percentile ranking or above.	• 100% of this half of the award will vest at the 80th percentile ranking or above.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	Awards Made Prior to 2004	Awards Made for 2004 Forward

	• Between the 50th and 80th percentiles, the award will vest proportionately.	• Between the 50th and 80th percentiles, the award will vest proportionately.
Re-tests	If the TSR performance criteria is not satisfied in the initial three year performance period, the award will be deferred on an annual basis for up to three years until the performance is achieved over the extended period (i.e., either four, five or six years). If the award does not vest after six years, then it will lapse.	There are no re-tests and the award will lapse if the minimum requirements are not met in the initial three year performance period.
Comparator Group	A weighting of 75% is applied to the UKT companies in the Comparator Group, and 25% to the non-UK based companies.	The Comparator Group has been simplified and amended to include companies more relevant to the Company, and there will be no weighting as between UK and non-UK companies.

(1)	For cycles beginning in 2004 and 2005, threshold vesting was 40% of the award, and performance ranges for the growth in UEPS was expressed in post-inflation terms.

The TSR measure is a widely accepted and understood benchmark of a company’s performance. It is measured according to the return index calculated by Thomson Financial on the basis that a company’s dividends are invested in the shares of that company. The return is the percentage increase in each company’s index over the performance period. UEPS is a key indicator of corporate performance. It is measured on an absolute basis (real prior to 2006 after allowing for inflation). Sustained performance is therefore required over the performance cycle as each year counts in the calculation.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

The following companies were selected as comparator companies (the “Comparator Group”) to reflect the global nature of Cadbury Schweppes business:

	Non-UK-Based	Head Office
UK-Based Companies	Companies	Location

Allied Domecq #	Campbell Soup	US
Associated British Foods	Coca-Cola	US
Diageo	Coca-Cola Enterprises	US
Northern Foods	Colgate-Palmolive	US
Reckitt Benckiser	ConAgra	US
Scottish & Newcastle	CSM	Netherlands
Tate & Lyle	Danone	France
Unilever	General Mills	US
	Heinz	US
	Hershey	US
	Kellogg	US
	Kraft Foods	US
	Lindt & Sprungli	Switzerland
	Nestlé	Switzerland
	Pepsi Bottling Group	US
	PepsiCo	US
	Pernod Ricard	France
	Procter & Gamble	US
	Sara Lee	US
	Wrigley	US

#	indicates a company dropped from the Comparator Group in 2005 due to it no longer being a publicly quoted company

Awards under the LTIP (both before and after 2004) will vest in full following a change in control in Cadbury Schweppes, but only to the extent that performance targets have been met at the time of the change in control unless Cadbury Schweppes decides that the awards would have vested to a greater or lesser extent had the performance targets been measured over the normal period.

The maximum number of shares issued under this plan, to all Cadbury Schweppes employees, was 3 million in each of 2007, 2006 and 2005. Awards made under this plan are classified as either equity, for those with TSR vesting conditions, or liabilities, for those with UEPS vesting conditions. The expense recognized by the Company in respect of these awards was $1 million, $1 million and $2 million in 2007, 2006 and 2005, respectively.

Bonus Share Retention Plan

The BSRP enables participants to invest all or part of their Annual Incentive Plan (“AIP”) award in Cadbury Schweppes shares (“Deferred Shares”) and earn a Cadbury Schweppes match of additional shares after three years. During the three year period, the shares are held in trust. If a participant leaves Cadbury Schweppes during the three-year period, they forfeit some of the additional shares, and in certain cases, it is possible that all of the Deferred Shares and the additional shares may be forfeited.

The number of matching shares that will be provided for grants from 2006 is as follows:

Absolute Compound Annual Growth in
Aggregate Underlying Economic Profit	Percentage of Matching Shares
(UEP) Over the Three Year	Awarded at the End of the
Deferral Period Equivalent to:	Period

Below 4%	40% (Threshold)
4%	40%
8%	70%
12% or more	100% (Maximum)

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

There is a straight line sliding scale between those percentages. UEP is measured on an aggregate absolute growth basis, the levels of growth required to achieve the highest levels of share match being demanding. For awards made before 2006, UEP performance was measured on a real basis, with a stepped vesting scale between the threshold and maximum. Awards under the BSRP will vest in full following a change in control in Cadbury Schweppes but only to the extent that performance targets have been met at the time of the change in control unless Cadbury Schweppes decides that the awards would have vested to a greater or lesser extent had the performance targets been measured over the normal period. The 2005-2007 and 2006-2008 cycles are currently expected to result in around two-thirds of the matching shares available being awarded. Actual vesting will depend upon performance over the full vesting period.

The BSRP is available to a group of senior executives of the Company. The maximum number of shares issued to employees under this plan was 3 million in each of 2007, 2006 and 2005. The fair value of the shares under the plan is based on the market price of the Cadbury Schweppes ordinary shares on the date of the award. Where the awards do not attract dividends during the vesting period, the market price is reduced by the present value of the dividends expected to be paid during the expected life of the awards. Awards under this plan in 2005 are classified as liabilities. Awards made in 2006 are classified as equity due to changes in the nature of the plan. The expense recognized by the Company in respect of these awards was $3 million, $3 million and $2 million in 2007, 2006 and 2005, respectively.

Discretionary Share Option Plans (DSOP)

No option grants were made to Executive Directors in 2007 or 2006 as discretionary share options were removed as part of the Cadbury Schweppes’ remuneration program. No rights to subscribe for shares or debentures of any Cadbury Schweppes company were granted to or exercised by any member of any of the Director’s immediate families during 2007. All existing discretionary share option plans which apply to Executive Directors use the following criteria:

	Annual Grants Made	Annual Grants Made
	Prior to May 21,	After May 21,
	2004	2004

Market value of option grant made to Executive Directors	Customary grant was 300% of base salary and the maximum was 400% of base salary.	Maximum of 200% of base salary. From 2006 onwards, no such grants are made other than in exceptional circumstances.
Performance condition	Exercise is subject to UEPS growth of at least the rate of inflation plus 2% per annum over three years.	Exercise is subject to real compound annual growth in UEPS of 4% for half the award to vest and 6% real growth for the entire award to vest over three years, measured by comparison to the UEPS in the year immediately preceding grant.
Re-tests	If required, re-testing has been on an annual basis on a rolling three-year base for the life of the option.	If the performance condition is not met within the first three years, the option will be retested in year five with actual UEPS growth in year five measured in relation to the original base year.

DSOP resulted in expense recognized by the Company of $8 million, $10 million and $17 million in 2007, 2006 and 2005, respectively. The DSOP consisted of the following three plans:

(i) A Share Option Plan for directors, senior executives and senior managers was approved by stockholders in May 1994. Options were granted prior to July 15, 2004 and are normally exercisable within a period of seven years commencing three years from the date of grant, subject to the satisfaction of certain performance criteria.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(ii) A Share Option Plan for eligible executives (previously called the Cadbury Schweppes Share Option Plan 1994, as amended at the 2004 Annual General Meeting (“AGM”) held on May 21, 2004). Options were granted after July 15, 2004, and are normally exercisable up to the 10th anniversary of grant, subject to the satisfaction of certain performance criteria.

(iii) The Cadbury Schweppes (New Issue) Share Option Plan 2004 was established by the Directors, under the authority given by stockholders in May 2004. Eligible executives are granted options to subscribe for new shares only. Subject to the satisfaction of certain performance criteria, options are normally exercisable up to the 10th anniversary of grant.

There are performance requirements for the exercising of options. The plans are accounted for as liabilities until vested, then as equity until exercised or lapsed.

Other Share Plans

Cadbury Schweppes has an International Share Award Plan (“ISAP”) which is used to reward exceptional performance of employees. Following the decision to cease granting discretionary options other than in exceptional circumstances, the ISAP is now used to grant conditional awards to employees, who previously received discretionary options. Awards under this plan are classified as liabilities until vested.

Share Award Fair Values

The fair value is measured using the valuation technique that is considered to be the most appropriate to value each class of award; these include Binomial models, Black-Scholes calculations, and Monte Carlo simulations. These valuations take into account factors such as nontransferability, exercise restrictions and behavioral considerations. Key assumptions are detailed below:

	2007
	BSRP	LTIP	ISAP

Expected volatility	N/A	15%	N/A
Expected life	3 years	3 years	1-3 years
Risk-free rate	5.5%	N/A	4.9%-5.8%
Expected dividend yield	2.5%	2.5%	2.5%-3.0%
Fair value per award (% of share price at date of grant)	185.5%	92.8% UEPS	91.8%-99.3%
		45.1% TSR
Possibility of ceasing employment before vesting	—	—	—
Expectations of meeting performance criteria	40%	70%	100%

	2006
	BSRP	LTIP	ISAP

Expected volatility	N/A	18%	N/A
Expected life	3 years	3 years	1-3 years
Risk-free rate	4.5%	N/A	4.2%-4.9%
Expected dividend yield	2.5%	2.5%	2.3%-2.5%
Fair value per award (% of share price at date of grant)	185.2%(1)	92.8% UEPS	93.0%-99.3%
		46% TSR
Possibility of ceasing employment before vesting	—	—	—
Expectations of meeting performance criteria	40%	70%	N/A

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	2005
	BSRP	LTIP	DSOP	ISAP

Expected volatility	N/A	22%	22%	N/A
Expected life	3 years	3 years	(2)	1-3 years
Risk-free rate	4.5%	N/A	4.80%	4.3%
Expected dividend yield	2.5%	3.0%	3.0%	2.3%-2.5%
Fair value per award (% of share price at date of grant)	185.3%(1)	91.4% UEPS	23.0%	93.0%-97.8%
		49.6% TSR
Possibility of ceasing employment before vesting	—	—	9%	—
Expectations of meeting performance criteria	40%	50%	100%	N/A

(1)	Fair value of BSRP includes 100% of the matching shares available.

(2)	The fair value calculation of a discretionary share option uses an expected life to the point of expected exercise. This is determined through analysis of historical evidenced exercise patterns of option holders.

Expected volatility was determined by calculating the historical volatility of the Company’s share price over the previous three years. The expected life used in the model has been adjusted, based on management’s best estimate, for the effects of nontransferability, exercise restrictions and behavioral considerations. The risk-free rates used reflect the implied yield on zero coupon bonds issued in the UK, with periods which match the expected term of the awards valued. The expected dividend yield is estimated using the historical dividend yield of Cadbury Schweppes.

A summary of the status of the Company’s non-vested shares, in relation to the BSRP, LTIP and ISAP as of December 31, 2007, and changes during the year ended December 31, 2007, is presented below:

	Number of	Weighted
	Non-vested	Average
	Shares	Grant Date
	(‘000)	Fair Value

Non-vested as of December 31, 2006	2,388	$6.61
Granted	743	4.62
Vested	(828)	6.06
Forfeitures	(417)	5.75

Non-vested as of December 31, 2007	1,886	6.26

The total grant date fair value of shares vested during the year was $5 million in 2007 and $1 million in each of 2006 and 2005. The total vested share units at December 31, 2007 were 237,447 with a weighted average grant date fair value of $6.31.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

A summary of option activity during 2007, in relation to the DSOP, is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Shares	Exercise	Contractual	Intrinsic
	(‘000)	Price	Term	Value

Outstanding at the beginning of the year	22,669	$8.62
Exercised	(6,006)	$8.37
Cancelled	(146)	$9.76
Other	735	$10.52

Outstanding at the end of the year	17,252	$9.00	5.3	$58,632

Exercisable at the end of the year	13,502	$8.58	4.8	$51,588

15.	Segments

The Company presents segment information in accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which established reporting and disclosure standards for an enterprise’s operating segments. Operating segments are defined as components of an enterprise that are businesses, for which separate financial information is available, and for which the financial information is regularly reviewed by the Company leadership team and the chief operating decision maker.

Segment results are based on management reports, which are prepared in accordance with International Financial Reporting Standards. Net sales and underlying operating profit (“UOP”) are the significant financial measures used to measure the operating performance of the Company’s operating segments. UOP is defined as income from operations before restructuring costs, non-trading items, interest, amortization and impairment of intangibles.

As of December 31, 2007, the Company’s operating structure consisted of the following four operating segments:

•	The Beverage Concentrates segment reflects sales from the manufacture of concentrates and syrups in the United States and Canada. Most of the brands in this segment are CSD brands.

•	The Finished Goods segment reflects sales from the manufacture and distribution of finished beverages and other products in the United States and Canada. Most of the brands in this segment are NCB brands.

•	The Bottling Group segment reflects sales from the manufacture, bottling and/or distribution of finished beverages, including sales of the Company’s own brands and third-party owned brands.

•	The Mexico and Caribbean segment reflects sales from the manufacture, bottling and/or distribution of both concentrates and finished beverages in those geographies.

Prior to December 31, 2007, the Company’s operating structure consisted of five operating segments. The five segments include Beverage Concentrates, Finished Goods, Bottling Group, Snapple Distributors, and Mexico and Caribbean. The previously reported Snapple Distributors segments is now reported under the Bottling Group segment. Financial information for all periods presented is reported under the current operating structure consisting of four reportable segments.

The Company’s current segment reporting structure is largely the result of acquiring and combining various portions of our business over the past several years. Although the Company continues to report its segments separately, due to the integrated nature of its business model, it manages its business to maximize profitability for the Company as a whole. As a result, profitability trends in individual segments may not be consistent with the profitability of the Company or comparable to its competitors.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

The Company has significant intersegment transactions. For example, the Bottling Group segment purchases concentrates from the Beverage Concentrates segment. In addition, the Bottling Group segment purchases finished beverages from the Finished Goods segment. These sales are eliminated in preparing the Company’s combined results of operations. Intersegment transactions are included in segments net sales results for all periods presented.

The Company incurs selling, general and administrative expenses in each of its segments. In the Company’s segment reporting, the selling, general and administrative expenses of the Bottling Group, and Mexico and the Caribbean segments relate primarily to those segments. However, as a result of the Company’s historical segment reporting policies, certain combined selling activities that support the Beverage Concentrates and Finished Goods segments have not been proportionally allocated between these two segments. The Company also incurs certain centralized finance and corporate costs that support its entire business, which have not been directly allocated to its respective segments but rather have been allocated primarily to the Beverage Concentrates segment.

Information about the Company’s operations by operating segment for 2007, 2006 and 2005 is as follows (in millions):

	2007	2006	2005

Net Sales*
Beverage Concentrates	$1,342	$1,330	$1,304
Finished Goods	1,562	1,516	1,516
Bottling Group	3,143	2,001	241
Mexico and the Caribbean	418	408	354

Segment total	6,465	5,255	3,415
Adjustments and eliminations	(717)	(520)	(210)

Net Sales as Reported	$5,748	$4,735	$3,205

*	Intersegment revenue eliminations from the Bottling Group and Finished Goods segments were reclassified from revenues to adjustments and eliminations. Prior year balances have been recast to reflect these changes.

	2007	2006	2005

UOP
Beverage Concentrates	$731	$710	$657
Finished Goods(1)	221	228	220
Bottling Group(1)	76	74	(11)
Mexico and the Caribbean	100	102	96

Segment total	1,128	1,114	962
Corporate and other	(36)	(10)	14
Adjustments and eliminations	(275)	(299)	(189)

Income before provision for income taxes, equity in earnings of unconsolidated subsidiaries and cumulative effect of change in accounting policy as reported	$817	$805	$787

(1)	UOP for the Bottling Group and Finished Goods segments have been recast to reallocate intersegment profit allocations to conform to the change in 2008 management reporting of segment UOP. The allocations totaled $54 million, $56 million ands $55 million for 2007, 2006 and 2005, respectively.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	2007	2006	2005

Depreciation
Beverage Concentrates	$12	$11	$12
Finished Goods	23	21	22
Bottling Group	79	51	5
Mexico and the Caribbean	9	11	10

Segment total	123	94	49
Corporate and other	(1)	(1)	(2)
Adjustments and eliminations	(2)	1	1

Depreciation as reported	$120	$94	$48

	December 31,	December 31,
	2007	2006

Fixed Assets
Beverage Concentrates	$84	$81
Finished Goods	135	131
Bottling Group	579	476
Mexico and the Caribbean	61	62

Segment total	859	750
Corporate and other	19	23
Adjustments and eliminations	(10)	(18)

Property, plant and equipment, net as reported	868	755
Current assets as reported	2,739	1,632
All other non-current assets as reported	6,921	6,959

Total assets as reported	$10,528	$9,346

Reconciliation of Segment Information

Total segment net sales include Beverage Concentrates and Finished Goods sales to the Bottling Group segment. These sales amounted to $726 million in 2007 and are eliminated in the Combined Statement of Operations.

UOP represents a measure of income from operations. To reconcile the segments’ total UOP to the Company’s total income from operations on a U.S. GAAP basis, adjustments are primarily required for: (1) restructuring costs, (2) non-cash compensation charges on stock option awards, (3) amortization and impairment of intangibles and (4) incremental pension costs. In addition, adjustments are required for total company corporate costs and other items. To reconcile UOP to the line item “income before provision for income taxes, equity in earnings of unconsolidated subsidiaries and cumulative effect of change in accounting policy” as reported on a U.S. GAAP basis, additional adjustments are required, primarily for interest expense, interest income and other expense (income).

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Geographic Data

The Company utilizes separate legal entities for transactions with customers outside of the United States. Information about the Company’s operations by geographic region for 2007, 2006 and 2005 is below:

	2007	2006	2005

Net sales:
United States	$5,122	$4,151	$2,675
International	626	584	530

Net sales	$5,748	$4,735	$3,205

	December 31,	December 31,
	2007	2006

Property, plant and equipment — net:
United States	$796	$681
International	72	74

Property, plant and equipment — net	$868	$755

Major Customers

In 2007, Wal-Mart Stores, Inc. was the Company’s only customer which accounted for 10% or more of total net sales, with $588 million of net sales for the year. These sales were reported primarily in the Finished Goods and Bottling Group segments, contributing 16% and 10% of the segments’ net sales, respectively. No customers contributed 10% or more of total net sales in 2006 or 2005.

16.	Related Party Transactions

Allocated Expenses

Cadbury Schweppes has allocated certain costs to the Company, including costs in respect of certain corporate functions provided for us by Cadbury Schweppes. These allocations have been based on the most relevant allocation method for the services provided. To the extent expenses have been paid by Cadbury Schweppes on behalf of the Company, they have been allocated based upon the direct costs incurred. Where specific identification of expenses has not been practicable, the costs of such services has been allocated based upon the most relevant allocation method to the services provided, primarily either as a percentage of net sales or headcount of the Company. The Company was allocated $161 million, $142 million and $115 million of costs in 2007, 2006 and 2005, respectively.

Cash Management

Cadbury Schweppes uses a centralized approach to cash management and financing of operations. The Company’s cash is available for use and is regularly swept by Cadbury Schweppes operations in the United States at its discretion. Cadbury Schweppes also funds the Company’s operating and investing activities as needed. Transfers of cash, both to and from Cadbury Schweppes’ cash management system, are reflected as a component of “Cadbury Schweppes’ net investment” in the Company’s Combined Balance Sheets.

Royalties

The Company earns royalties from other Cadbury Schweppes-owned companies for the use of certain brands owned by the Company. Total amounts earned were $1 million, $1 million and $9 million for 2007, 2006 and 2005, respectively.

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Notes Receivable

The Company held a notes receivable balance with wholly owned subsidiaries of Cadbury Schweppes with outstanding principal balances of $1,527 million and $579 million as of December 31, 2007 and 2006, respectively. The Company recorded $57 million, $25 million and $36 million of interest income related to these notes for 2007, 2006 and 2005, respectively.

Debt and Payables

The Company has entered into a variety of debt agreements with other companies owned by Cadbury Schweppes. These agreements (as well as outstanding balances under the agreements) are described in Note 10.

The related party payable balances of $175 million and $183 million as of December 31, 2007 and 2006, respectively, represent non-interest bearing payable balances with companies owned by Cadbury Schweppes, related party accrued interest payable associated with interest bearing notes, and related party payables for sales of goods and services all with companies owned by Cadbury Schweppes. The non-interest bearing payable balance was $75 million and $158 million as of December 31, 2007 and 2006, respectively. The accrued interest payable balance was $11 million and $25 million at December 31, 2007 and 2006, respectively. The intercompany current payable was $89 million as of December 31, 2007.

Transactions with Dr Pepper/Seven Up Bottling Group

Prior to the Company’s acquisition of the remaining shares of DPSUBG on May 2, 2006, the Company and DPSUBG entered into various transactions in the ordinary course of business as outlined below:

Marketing support, co-packing fees and other arrangements

The Company assisted DPSUBG in a variety of marketing programs, local media advertising and other similar arrangements to promote the sale of Company-branded products. DPSUBG charged the Company co-packing fees related to the manufacture of certain Company-branded products. The Company paid DPSUBG marketing support, co-packing fees and other fees totaling $41 million and $125 million during 2006 and 2005, respectively.

Sales of beverage concentrates

DPSUBG bought concentrates from the Company for the manufacture of Company-branded soft drinks. The Company’s concentrates sales to DPSUBG totaled $100 million and $426 million during 2006 and 2005, respectively.

Sales of finished goods

DPSUBG purchased finished product from the Company for sale to retailers. The Company’s finished product sales totaled $16 million and $53 million during 2006 and 2005, respectively.

The Company had recorded receivables from DPSUBG relating to the above transactions totaling $64 million at January 1, 2006.

17.	Guarantor and Non-Guarantor Financial Information

The Company’s 6.12% senior notes due 2013, 6.82% senior notes due 2018 and 7.45% senior notes due 2038 (the “notes”) are fully and unconditionally guaranteed by substantially all of the Company’s existing and future direct and indirect domestic subsidiaries (except two immaterial subsidiaries associated with the Company’s charitable foundations) (the “guarantors”), as defined in the indenture governing the notes. The guarantors are wholly-owned either directly or indirectly by the Company and jointly and severally guarantee the Company’s

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

obligations under the notes. None of the Company’s subsidiaries organized outside of the United States guarantee the notes.

The following schedules present the guarantor and non-guarantor information as of December 31, 2006 and January 1, 2006 and for the three fiscal years 2007, 2006 and 2005. The consolidating schedules are provided in accordance with the reporting requirements for guarantor subsidiaries.

	Condensed Consolidating Statement of Operations
	for the Year Ended December 31, 2007
	Parent	Guarantor	Non-Guarantor	Eliminations	Total
	(In millions)

Net sales	$—	$5,184	$575	$(11)	$5,748
Cost of sales	—	2,389	239	(11)	2,617

Gross profit	—	2,795	336	—	3,131
Selling, general and administrative expenses	—	1,828	190	—	2,018
Depreciation and amortization	—	91	7	—	98
Impairment of intangible assets	—	6	—	—	6
Restructuring costs	—	63	13	—	76
Gain on disposal of property and intangible assets, net	—	(71)	—	—	(71)

Income from operations	—	878	126	—	1,004
Interest expense	—	224	29	—	253
Interest income	—	(48)	(16)	—	(64)
Other (income) expense	—	—	(2)	—	(2)

Income before provision for income taxes and equity in earnings of subsidiaries	—	702	115	—	817
Provision for income taxes	—	280	42	—	322

Income before equity in earnings of subsidiaries	—	422	73	—	495
Equity in earnings of consolidated subsidiaries	—	1	—	(1)	—
Equity in earnings of unconsolidated subsidiaries	—	—	2	—	2

Net income	$—	$423	$75	$(1)	$497

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	Condensed Consolidating Statement of Operations
	for the Year Ended December 31, 2006
	Parent	Guarantor	Non-Guarantor	Eliminations	Total
	(In millions)

Net sales	$—	$4,212	$534	$(11)	$4,735
Cost of sales	—	1,786	219	(11)	1,994

Gross profit	—	2,426	315	—	2,741
Selling, general and administrative expenses	—	1,481	178	—	1,659
Depreciation and amortization	—	60	9	—	69
Impairment of intangible assets	—	—	—	—	—
Restructuring costs	—	24	3	—	27
Gain on disposal of property and intangible assets, net	—	(32)	—	—	(32)

Income from operations	—	893	125	—	1,018
Interest expense	—	205	52	—	257
Interest income	—	(36)	(10)	—	(46)
Other (income) expense	—	1	1	—	2

Income before provision for income taxes and equity in earnings of subsidiaries	—	723	82	—	805
Provision for income taxes	—	284	14	—	298

Income before equity in earnings of subsidiaries	—	439	68	—	507
Equity in earnings of consolidated subsidiaries	—	6	—	(6)	—
Equity in earnings of unconsolidated subsidiaries	—	1	2	—	3

Net income	$—	$446	$70	$(6)	$510

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	Condensed Consolidating Statement of Operations
	for the Year Ended January 1, 2006
	Parent	Guarantor	Non-Guarantor	Eliminations	Total
	(In millions)

Net sales	$—	$2,726	$489	$(10)	$3,205
Cost of sales	—	924	206	(10)	1,120

Gross profit	—	1,802	283	—	2,085
Selling, general and administrative expenses	—	1,016	163	—	1,179
Depreciation and amortization	—	18	8	—	26
Impairment of intangible assets	—	—	—	—	—
Restructuring costs	—	6	4	—	10
Gain on disposal of property and intangible assets, net	—	(36)	—	—	(36)

Income from operations	—	798	108	—	906
Interest expense	—	134	76	—	210
Interest income	—	(38)	(2)	—	(40)
Other (income) expense	—	—	(51)	—	(51)

Income before provision for income taxes, equity in earnings of subsidiaries and cumulative effect of change in accounting policy	—	702	85	—	787
Provision for income taxes	—	283	38	—	321

Income before equity in earnings of subsidiaries and cumulative effect of change in accounting policy	—	419	47	—	466
Equity in earnings of consolidated subsidiaries	—	(6)	—	6	—
Equity in earnings of unconsolidated subsidiaries	—	19	2	—	21

Income before cumulative effect of change in accounting policy	—	432	49	6	487
Cumulative effect of change in accounting policy, net of tax	—	10	—	—	10

Net income	$—	$422	$49	$6	$477

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	Condensed Consolidating Balance Sheet
	As of December 31, 2007
	Parent	Guarantor	Non-Guarantor	Eliminations	Total
	(In millions)

Current assets:
Cash and cash equivalents	$—	$28	$39	$—	$67
Accounts receivable:
Trade (net of allowances of $0, $16, $4, $0 and $20, respectively)	—	464	74	—	538
Other	—	58	1	—	59
Related party receivable	—	61	9	(4)	66
Note receivable from related parties	—	1,317	210	—	1,527
Inventories	—	296	29	—	325
Deferred tax assets	—	71	10	—	81
Prepaid and other current assets	—	72	4	—	76

Total current assets	—	2,367	376	(4)	2,739
Property, plant and equipment, net	—	796	72	—	868
Investments in consolidated subsidiaries	—	89	—	(89)	—
Investments in unconsolidated subsidiaries	—	—	13	—	13
Goodwill	—	3,156	27	—	3,183
Other intangible assets, net	—	3,526	91	—	3,617
Other non-current assets	—	98	3	(1)	100
Non-current deferred tax assets	—	—	8	—	8

Total assets	$—	$10,032	$590	$(94)	$10,528

Current liabilities:
Accounts payable and accrued expenses	$—	$748	$64	$—	$812
Related party payable	—	143	36	(4)	175
Current portion of long-term debt payable to related parties	—	126	—	—	126
Income taxes payable	—	15	7	—	22

Total current liabilities	—	1,032	107	(4)	1,135
Long-term debt payable to third parties	—	19	—	—	19
Long-term debt payable to related parties	—	2,893	—	—	2,893
Deferred tax liabilities	—	1,289	35	—	1,324
Other non-current liabilities	—	126	11	(1)	136

Total liabilities	—	5,359	153	(5)	5,507
Total equity	—	4,673	437	(89)	5,021

Total liabilities and equity	$—	$10,032	$590	$(94)	$10,528

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	Condensed Consolidating Balance Sheet
	As of December 31, 2006
	Parent	Guarantor	Non-Guarantor	Eliminations	Total
	(In millions)

Current assets:
Cash and cash equivalents	$—	$16	$19	$—	$35
Accounts receivable:
Trade (net of allowances of $0, $8, $6, $0 and $14, respectively)	—	501	61	—	562
Other	—	15	3	—	18
Related party receivable	—	21	6	(22)	5
Note receivable from related parties	—	458	121	—	579
Inventories	—	272	28	—	300
Deferred tax assets	—	52	9	—	61
Prepaid and other current assets	—	68	4	—	72

Total current assets	—	1,403	251	(22)	1,632
Property, plant and equipment, net	—	681	74	—	755
Investments in consolidated subsidiaries	—	30	—	(30)	—
Investments in unconsolidated subsidiaries	—	—	12	—	12
Goodwill	—	3,151	29	—	3,180
Other intangible assets, net	—	3,561	90	—	3,651
Other non-current assets	—	104	3	—	107
Non-current deferred tax assets	—	—	9	—	9

Total assets	$—	$8,930	$468	$(52)	$9,346

Current liabilities:
Accounts payable and accrued expenses	$—	$725	$63	$—	$788
Related party payable	—	188	17	(22)	183

Current portion of long-term debt payable to related parties	—	693	15	—	708
Income taxes payable	—	10	2	—	12

Total current liabilities	—	1,616	97	(22)	1,691
Long-term debt payable to third parties	—	22	521	—	543
Long-term debt payable to related parties	—	2,518	23	—	2,541
Deferred tax liabilities	—	1,270	22	—	1,292
Other non-current liabilities	—	22	7	—	29

Total liabilities	—	5,448	670	(22)	6,096
Total equity	—	3,482	(202)	(30)	3,250

Total liabilities and equity	$—	$8,930	$468	$(52)	$9,346

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	Condensed Consolidated Statement of Cash Flows
	for the Year Ended December 31, 2007
	Parent	Guarantor	Non-Guarantor	Eliminations	Total
	(In millions)

Operating activities:
Net cash provided by operating activities	$—	$504	$99	$—	$603
Investing activities:
Acquisition of subsidiaries, net of cash	—	(30)	—	—	(30)
Purchases of investments and intangibles	—	(2)	—	—	(2)
Proceeds from disposals of investments and other assets	—	98	—	—	98
Purchases of property, plant and equipment	—	(218)	(12)	—	(230)
Proceeds from disposals of property, plant and equipment	—	4	2	—	6
Group transfer of property, plant and equipment	—	—	—	—	—
Issuances of notes receivable, net	—	(1,441)	(496)	—	(1,937)
Proceeds from repayments of notes receivable, net	—	604	404	—	1,008

Net cash used in investing activities	—	(985)	(102)	—	(1,087)
Financing activities:
Proceeds from issuance of long-term debt	—	2,845	—	—	2,845
Repayment long-term debt	—	(3,130)	(325)	—	(3,455)
Excess tax benefit on stock-based compensation	—	4	—	—	4
Change in the parent’s net investment	—	773	348	—	1,121

Net cash provided by financing activities	—	492	23	—	515
Cash and cash equivalents — net change from:
Operating, investing and financing activities	—	11	20	—	31
Currency translation	—	2	(1)	—	1
Cash and cash equivalents at beginning of period	—	16	19	—	35

Cash and cash equivalents at end of period	$—	$29	$38	—	$67

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	Condensed Consolidated Statement of Cash Flows
	for the Year Ended December 31, 2006
	Parent	Guarantor	Non-Guarantor	Eliminations	Total
	(In millions)

Operating activities:
Net cash provided by operating activities	$—	$509	$72	$—	$581
Investing activities:
Acquisition of subsidiaries, net of cash	—	(435)	—	—	(435)
Purchases of investments and intangibles	—	(39)	(14)	—	(53)
Proceeds from disposals of investments and other assets	—	53	—	—	53
Purchases of property, plant and equipment	—	(144)	(14)	—	(158)
Proceeds from disposals of property, plant and equipment	—	13	3	—	16
Group transfer of property, plant and equipment	—	—	—	—	—
Issuances of notes receivable, net	—	(18)	(73)	—	(91)
Proceeds from repayments of notes receivable, net	—	166	—	—	166

Net cash used in investing activities	—	(404)	(98)	—	(502)
Financing activities:
Proceeds from issuance of long-term debt	—	2,086	—	—	2,086
Repayment long-term debt	—	(2,056)	—	—	(2,056)
Excess tax benefit on stock-based compensation	—	1	—	—	1
Change in the parent’s net investment	—	(129)	26	—	(103)

Net cash provided by (used in) financing activities	—	(98)	26	—	(72)
Cash and cash equivalents — net change from:
Operating, investing and financing activities	—	7	—	—	7
Currency translation	—	1	(1)	—	—
Cash and cash equivalents at beginning of period	—	8	20	—	28

Cash and cash equivalents at end of period	$—	$16	$19	$—	$35

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	Condensed Consolidated Statement of Cash Flows
	for the Year Ended January 1, 2006
	Parent	Guarantor	Non-Guarantor	Eliminations	Total
	(In millions)

Operating activities:
Net cash provided by operating activities	$—	$525	$58	$—	$583
Investing activities:
Acquisition of subsidiaries, net of cash	—	—	—	—	—
Purchases of investments and intangibles	—	(35)	—	—	(35)
Proceeds from disposals of investments and other assets	—	36	—	—	36
Purchases of property, plant and equipment	—	(28)	(16)	—	(44)
Proceeds from disposals of property, plant and equipment	—	3	2	—	5
Group transfer of property, plant and equipment	—	—	—	—	—
Issuances of notes receivable, net	—	(333)	(26)	—	(359)
Proceeds from repayments of notes receivable, net	—	637	43	—	680

Net cash provided by investing activities	—	280	3	—	283
Financing activities:
Proceeds from issuance of long-term debt	—	—	124	—	124
Repayment long-term debt	—	(99)	(180)	—	(279)
Excess tax benefit on stock-based compensation	—	3	—	—	3
Change in the parent’s net investment	—	(707)	44	—	(663)

Net cash used in financing activities	—	(803)	(12)	—	(815)
Cash and cash equivalents — net change from:
Operating, investing and financing activities	—	2	49	—	51
Currency translation	—	—	(42)	—	(42)
Cash and cash equivalents at beginning of period	—	6	13	—	19

Cash and cash equivalents at end of period	$—	$8	$20	$—	$28

18.	Subsequent Events

In January 2008, the Company began to separate commingled pension plans which contained participants of both the Company and other Cadbury Schweppes global companies. As a result, the Company re-measured the projected benefit obligation of the separated pension plans. The Company expects the re-measurement to result in an increase of approximately $71 million to “other non-current liabilities” and a decrease of approximately $53 million to “accumulated other comprehensive income,” a component of invested equity. The actual pension liability and associated unamortized losses will be finalized at the separation date.

On March 10, 2008, the Company entered into arrangements with a group of lenders to provide it with an aggregate of $4.4 billion of financing. On April 11, 2008, the arrangements were amended and restated. The amended and restated arrangements consist of a $2.7 billion senior credit agreement that provides a $2.2 billion

DR PEPPER SNAPPLE GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

term loan A facility and a $500 million revolving credit facility (collectively, the “senior credit facility”) and a 364-day bridge credit agreement that provides a $1.7 billion bridge loan facility.

On April 11, 2008, the Company borrowed an aggregate of $3.9 billion under the term loan A facility and the bridge loan facility. The proceeds will be held in escrow pending completion of the separation.

Borrowings under the senior credit facility and the bridge loan facility will bear interest at a floating rate per annum based upon LIBOR or the alternate base rate (“ABR”), in each case plus an applicable margin which varies based upon our debt ratings, from 1.00% to 2.50% in the case of LIBOR loans and 0.00% to 1.50% in the case of ABR loans. The alternate base rate means the greater of (a) JPMorgan Chase Bank’s prime rate and (b) the federal funds effective rate plus 1 / 2 of 1%. Based on the Company’s expected debt ratings at the time of the separation, the applicable margin for LIBOR loans would be 2.00% and for ABR loans would be 1.00%. The documentation relating to the senior credit facility and bridge loan facility contains certain provisions that allow the bookrunners to increase the interest rates or yield of the loans, add collateral, reallocate up to $200 million between the term loan A facility and the bridge loan facility (and vice versa) and modify other terms and aspects of the facilities, in each case within a limit agreed upon by the bookrunners and the Company.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Officers and Directors

Limitation on Liability of Directors

Pursuant to authority conferred by Section 102 of the Delaware General Corporation Law (the “DGCL”), Article Seventh of our amended and restated certificate of incorporation (the “Certificate”) eliminates the personal liability of directors to us or our stockholders for monetary damages for breach of fiduciary duty, including, without limitation, directors serving on committees of our board of directors, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

Indemnification and Insurance

In accordance with Section 145 of the DGCL, which provides for the indemnification of directors, officers and employees under certain circumstances, Article Eighth of the Certificate grants our directors and officers a right to indemnification for all expenses, liabilities and losses relating to civil, criminal, administrative or investigative actions, suits or proceedings to which they are a party (other than an action or suit by us or in our right, in which case our directors and officers have a right to indemnification for all expenses, except in respect of any claim, issue or matter as to which such officer or director is adjudged to be liable to us) (1) by reason of the fact that they are or were our directors or officers, (2) by reason of the fact that, while they are or were our directors or officers, they are or were serving at our request as directors or officers of another corporation, partnership, joint venture, trust or entity or (3) by reason of any action alleged to have been taken or omitted in such person’s capacity as our director or officer or in any other capacity while serving at our request as directors or officers of another corporation, partnership, joint venture, trust or entity.

Article Eighth of the Certificate further provides for the mandatory advancement of expenses incurred by officers and directors in defending such proceedings in advance of their final disposition upon delivery to us by the indemnitee of an undertaking to repay all amounts so advanced if it is ultimately determined that such indemnitee is not entitled to be indemnified under Article Eighth. We may not indemnify or make advance payments to any person in connection with proceedings initiated against us by such person without the authorization of our board of directors.

In addition, Article Eighth of the Certificate provides that directors and officers therein described shall be indemnified to the fullest extent permitted by the DGCL, and if the DGCL is subsequently amended to expand further the indemnification or advancements permitted, then the Corporation shall indemnify such directors and officers to the fullest extent permitted by the DGCL, as so amended.

Article Eighth of the Certificate allows the indemnification to continue after an indemnitee has ceased to be our director or officer and to inure to the benefit of the indemnitee’s heirs, executors and administrators.

Article Eighth of the Certificate further provides that the right to indemnification is not exclusive of any other right that any indemnitee may be entitled under any law, any agreement or vote of stockholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors and officers and controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Certificate authorizes us to purchase insurance for our directors and officers and persons who serve at our request as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or entity against any liability incurred in such capacity, whether or not we would have the power to indemnify such persons against such expense or liability under the DGCL. We intend to maintain insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs of our corporate indemnification of directors and officers.

Item 21.	Exhibits and Financial Data Schedules

(a) Exhibits:

See Exhibit Index immediately following the signature pages to this Registration Statement.

(b) Financial Statement Schedules:

Not applicable.

Item 22.	Undertakings

(a) Each of the undersigned registrants hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers and controlling persons of each of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by either of the registrants of expenses incurred or paid by a director, officer or controlling person of either of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each of the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) Each of the undersigned registrants hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(f) Each of the undersigned registrants hereby undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on November 25, 2008.

DR PEPPER SNAPPLE GROUP, INC.

By:	/s/ John O. Stewart

Name: John O. Stewart Title:	Executive Vice President, Chief Financial Officer and Director

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 25, 2008.

Each individual whose signature appears below constitutes and appoints John O. Stewart as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto, including post-effective amendments, and to file other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all the said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Larry D. Young Larry D. Young	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ John O. Stewart John O. Stewart	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)

/s/ Jolene L. Varney Jolene L. Varney	Senior Vice President, Corporate Finance (Principal Accounting Officer)

/s/ Wayne R. Sanders Wayne R. Sanders	Chairman

/s/ John L. Adams John L. Adams	Director

/s/ Terence D. Martin Terence D. Martin	Director

/s/ Pamela H. Patsley Pamela H. Patsley	Director

Signature	Title

/s/ Ronald G. Rogers Ronald G. Rogers	Director

/s/ Jack L. Stahl Jack L. Stahl	Director

/s/ M. Anne Szostak M. Anne Szostak	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on November 25, 2008.

A&W CONCENTRATE COMPANY
AMERICAS BEVERAGES MANAGEMENT GP
AmTRANS, INC.
BERKELEY SQUARE US, INC.
BEVERAGE INVESTMENTS LLC
BEVERAGES DELAWARE, INC.
DP BEVERAGES INC.
DPS AMERICAS BEVERAGES INVESTMENTS, INC.
DPS AMERICAS BEVERAGES, LLC
DPS BEVERAGES, INC.
DPS BUSINESS SERVICES, INC.
DPS FINANCE I, INC.
DPS FINANCE II, INC.
DPS HOLDINGS INC.
DPS HOLDINGS U.S.
DR PEPPER COMPANY
DR PEPPER/SEVEN UP BEVERAGE SALES COMPANY
DR PEPPER/SEVEN UP MANUFACTURING COMPANY
DR PEPPER/SEVEN UP, INC.
HIGH RIDGE INVESTMENTS US, INC.
INTERNATIONAL BEVERAGES INVESTMENTS GP
INTERNATIONAL INVESTMENTS MANAGEMENT LLC
MOTT’S GENERAL PARTNERSHIP
MOTT’S LLP
MSSI LLC
NANTUCKET ALLSERVE, INC.
NUTHATCH TRADING US, INC.
PACIFIC SNAPPLE DISTRIBUTORS, INC.
ROYAL CROWN COMPANY, INC.
SNAPPLE BEVERAGE CORP.
SNAPPLE DISTRIBUTORS, INC.
SOUTHEAST-ATLANTIC BEVERAGE CORPORATION
THE AMERICAN BOTTLING COMPANY

By:	/s/ John O. Stewart
Name: John O. Stewart

Title:	Executive Vice President & Chief Financial Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 25, 2008.

Each individual whose signature appears below constitutes and appoints John O. Stewart as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto, including post-effective amendments, and to file other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all the said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Larry D. Young Larry D. Young	President & Chief Financial Officer and Director (Principal Executive Officer)

/s/ John O. Stewart John O. Stewart	Executive Vice President & Chief Financial Officer and Director (Principal Financial Officer)

/s/ Angela Stephens Angela Stephens	Senior Vice President & Controller (Principal Accounting Officer)

/s/ James L. Baldwin James L. Baldwin	Director

EXHIBIT INDEX

2.1	Separation and Distribution Agreement between Cadbury Schweppes plc and Dr Pepper Snapple Group, Inc. and, solely for certain provisions set forth therein, Cadbury plc, dated as of May 1, 2008 (filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K (filed on May 5, 2008) and incorporated herein by reference).
3.1	Amended and Restated Certificate of Incorporation of Dr Pepper Snapple Group, Inc. (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K (filed on May 12, 2008) and incorporated herein by reference).
3.2	Amended and Restated By-Laws of Dr Pepper Snapple Group, Inc. (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K (filed on May 12, 2008) and incorporated herein by reference).
3.3	Certificate of Incorporation of AWCC Acquisition Corp. (now known as A&W Concentrate Company).
3.4	Certificate of Amendment to the Certificate of Incorporation of AWCC Acquisition Corp. (now known as A&W Concentrate Company).
3.5	Certificate of Ownership and Merger merging A&W Brands, Inc. (now known as A&W Concentrate Company) into AWCC Acquisition Corp.
3.6	Certificate of Amendment to the Certificate of Incorporation of A&W Brands, Inc. (now known as A&W Concentrate Company).
3.7	Certificate of Amendment to the Certificate of Incorporation of A&W Brands, Inc. (now known as A&W Concentrate Company).
3.8	By-Laws of A&W Concentrate Company.
3.9	Articles of Incorporation of Joyce Advertising, Inc. (now known as AmTrans, Inc.).
3.10	Articles of Amendment to the Articles of Incorporation of Joyce Advertising, Inc. (now known as AmTrans, Inc.).
3.11	Articles of Amendment to the Articles of Incorporation of SBI Transportation, Inc. (now known as AmTrans, Inc.).
3.12	By-Laws of AmTrans, Inc.
3.13	Certificate of Incorporation of Berkeley Square US, Inc.
3.14	Bylaws of Berkeley Square US, Inc.
3.15	Certificate of Formation of Beverage Investments LLC.
3.16	Bylaws of Beverage Investments LLC.
3.17	Articles of Incorporation of Brooks Acquisition Corporation (now known as Beverage Management, Inc.).
3.18	Certificate of Merger of Beverage Management, Inc. and Brooks Acquisition Corporation.
3.19	Certificate of Amendment to the Articles of Incorporation of Beverage Management, Inc.
3.20	Certificate of Merger merging Beverage Management, Inc. with and into The American Bottling Company.
3.21	Certificate of Incorporation of Cadbury Adams Financing Corporation (now known as DPS Finance II, Inc.).
3.22	Certificate of Correction of the Certificate of Incorporation of Cadbury Adams Financing Corporation (now known as DPS Finance II, Inc.).
3.23	Certificate of Change of Registered Agent and Registered Office of Cadbury Adams Finance Corporation (now known as DPS Finance, II, Inc.).
3.24	Certificate of Amendment to the Certificate of Incorporation of Cadbury Adams Finance Corporation (now known as DPS Finance II, Inc.).
3.25	Certificate of Amendment to the Certificate of Incorporation of Cadbury Adams Finance Corporation (now known as DPS Finance II, Inc.).
3.26	By-Laws of Cadbury Adams Finance Corporation (now known as DPS Finance II, Inc.).
3.27	Certificate of Incorporation of Cadbury Beverages Delaware Inc. (now known as Beverages Delaware Inc.).
3.28	Certificate of Amendment to the Certificate of Incorporation of Cadbury Beverages Delaware Inc. (now known as Beverages Delaware Inc.).
3.29	Certificate of Amendment to the Certificate of Incorporation of Cadbury Beverages Delaware Inc. (now known as Beverages Delaware Inc.).
3.30	By-Laws of Cadbury Beverages Delaware Inc. (now known as Beverages Delaware Inc.).

3.31	Certificate of Incorporation of A&W Distributing Company (now known as DP Beverages Inc.).
3.32	Certificate of Amendment to the Certificate of Incorporation of A&W Distribution Company (now known as DP Beverages Inc.).
3.33	Certificate of Ownership and Merger merging A&W Concentrates, Inc. into A&W Beverages, Inc. (now known as DP Beverages Inc.).
3.34	Certificate of Amendment to the Certificate of Incorporation of A&W Beverages, Inc. (now known as DP Beverages Inc.).
3.35	Certificate of Amendment to the Certificate of Incorporation of Cadbury Beverages Inc. (now known as DP Beverages Inc.).
3.36	Certificate of Amendment to the Certificate of Incorporation of Cadbury Beverages Inc. (now known as DP Beverages Inc.).
3.37	By-Laws of Cadbury Beverages Inc. (now known as DP Beverages Inc.).
3.38	Certificate of Incorporation of Cadbury Schweppes Americas Beverages, Inc. (now known as DPS Beverages, Inc.).
3.39	Certificate of Amendment to the Certificate of Incorporation of Cadbury Schweppes Americas Beverages, Inc. (now known as DPS Beverages, Inc.).
3.40	By-Laws of Cadbury Schweppes Americas Beverages, Inc. (now known as DPS Beverages, Inc.).
3.41	Certificate of Incorporation of Cadbury Schweppes Americas Investments Inc. (now known as DPS Americas Beverages Investments, Inc.).
3.42	Certificate of Formation of Cadbury Schweppes Americas Investments LLC (now known as DPS Americas Beverages Investments, Inc.).
3.43	Certificate of Conversion to Corporation of Cadbury Schweppes Americas Investments LLC (now known as DPS Americas Beverages Investments, Inc.).
3.44	Certificate of Amendment to the Certificate of Incorporation of Cadbury Schweppes Americas Investments Inc. (now known as DPS Americas Beverages Investments, Inc.).
3.45	By-Laws of Cadbury Schweppes Americas Investments Inc. (now known as DPS Americas Beverages Investments, Inc.).
3.46	Certificate of Formation of Cadbury Schweppes Americas LLC (now known as DPS Americas Beverages, LLC).
3.47	Certificate of Conversion to Corporation of Cadbury Schweppes Americas LLC (now known as DPS Americas Beverages, LLC).
3.48	Certificate of Incorporation of Cadbury Schweppes Americas Inc. (now known as DPS Americas Beverages, LLC).
3.49	Certificate of Amendment to the Certificate of Incorporation of Cadbury Schweppes Americas Inc. (now known as DPS Americas Beverages, LLC).
3.50	Certificate of Conversion to Limited Liability Company of Cadbury Schweppes Americas Inc. (now known as DPS Americas Beverages, LLC).
3.51	Certificate of Formation of Cadbury Schweppes Americas LLC (now known as DPS Americas Beverages, LLC).
3.52	Certificate of Amendment to the Certificate of Formation of Cadbury Schweppes Americas LLC (now DPS Americas Beverages, LLC).
3.53	Limited Liability Company Agreement of DPS Americas Beverages, LLC.
3.54	Bylaws of DPS Americas Beverages, LLC.
3.55	Restated Certificate of Incorporation of Dr Pepper/Seven Up Bottling Group, Inc. (now known as Dr Pepper Snapple Bottling Group, Inc.).
3.56	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Dr Pepper/Seven Up Bottling Group, Inc. (now known as Dr Pepper Snapple Bottling Group, Inc.).
3.57	Certificate of Amendment to the Amended & Restated Certificate of Incorporation of Cadbury Schweppes Bottling Group, Inc. (now known as Dr Pepper Snapple Bottling Group, Inc.).
3.58	Certificate of Ownership and Merger merging Dr Pepper Snapple Bottling Group, Inc. with and into The American Bottling Company.
3.59	Certificate of Incorporation of Cadbury Schweppes Finance, Inc. (now known as DPS Finance I, Inc.).
3.60	Certificate of Amendment to the Certificate of Incorporation of Cadbury Schweppes Finance, Inc. (now known as DPS Finance I, Inc.).

3.61	Certificate of Retirement of Shares of Stock of Cadbury Schweppes Finance, Inc. (now known as DPS Finance I, Inc.).
3.62	Certificate of Amendment to the Amended & Restated Certificate of Incorporation of Cadbury Schweppes Finance, Inc. (now known as DPS Finance I, Inc.).
3.63	By-Laws of Cadbury Schweppes Finance, Inc. (now known as DPS Finance I, Inc.).
3.64	Amended & Restated Agreement of General Partnership of Cadbury Schweppes Holdings (U.S.) (now known as DPS Holdings U.S.).
3.65	Amendment No. 1 to the Amended and Restated Agreement of General Partnership of Cadbury Schweppes Holdings (U.S.) (now known as DPS Holdings U.S.).
3.66	Certificate of Incorporation of Cadbury Beverages International Inc. (now known as DPS Business Services, Inc.).
3.67	Certificate of Amendment to the Certificate of Incorporation of Cadbury Beverages International Inc. (now known as DPS Business Services, Inc.).
3.68	Certificate of Amendment to the Amended & Restated Certificate of Incorporation of Cadbury Schweppes SBS, Inc. (now known as DPS Business Services, Inc.).
3.69	By-Laws of Cadbury Beverages International Inc. (now known as DPS Business Services, Inc.).
3.70	Restated Certificate of Incorporation of Cadbury Schweppes Inc. (now known as DPS Holdings Inc.).
3.71	Certificate of Amendment to the Restated Certificate of Incorporation of Cadbury Schweppes Inc. (now known as DPS Holdings Inc.).
3.72	Certificate of Amendment to the Certificate of Incorporation of Cadbury Beverages Inc. (now known as DPS Holdings Inc.).
3.73	Certificate of Amendment to the Amended & Restated Certificate of Incorporation of CBI Holdings Inc. (now known as DPS Holdings Inc.).
3.74	Amended and Restated By-Laws of CBI Holdings Inc. (now known as DPS Holdings Inc.).
3.75	Restated Certificate of Incorporation of Dr Pepper Bottling Company of Texas.
3.76	Certificate of Amendment to the Restated Certificate of Incorporation of Dr Pepper Bottling Company of Texas.
3.77	Certificate of Merger merging Dr Pepper Bottling Company of Texas with and into The American Bottling Company.
3.78	Restated Articles of Incorporation of Weinstein Beverage Co. of Spokane, Inc. (now known as Dr Pepper Bottling Company of Spokane, Inc.).
3.79	Amendment to the Articles of Incorporation of Weinstein Beverage Co. of Spokane, Inc. (now known as Dr Pepper Bottling Company of Spokane, Inc.).
3.80	Certificate of Ownership and Merger merging Dr Pepper Bottling Company of Spokane, Inc. with and into Dr Pepper Bottling Company of Texas.
3.81	Certificate of Incorporation of Dr Pepper Company.
3.82	Articles of Incorporation of Dr Pepper Beverage Sales Company (now known as Dr Pepper/Seven-Up Beverage Sales Company).
3.83	Articles of Amendment to the Certificate of Incorporation of Dr Pepper Beverage Sales Company (now known as Dr Pepper/Seven-Up Beverage Sales Company).
3.84	Bylaws of Dr Pepper Beverage Sales Company (now known as Dr Pepper/Seven Up Beverage Sales Company).
3.85	Certificate of Incorporation of Waco Manufacturing Company (now known as Dr Pepper/Seven Up Manufacturing Company).
3.86	Certificate of Amendment to the Certificate of Incorporation of Waco Manufacturing Company (now known as Dr Pepper/Seven Up Manufacturing Company).
3.87	Bylaws of Waco Manufacturing Company (now known as Dr Pepper/Seven Up Manufacturing Company).
3.88	Amended & Restated Certificate of Incorporation of Dr Pepper/Seven-Up Companies, Inc. (now known as Dr Pepper/Seven Up, Inc.).
3.89	Certificate of Merger merging Dr Pepper/Seven Up Corporation with and into Dr Pepper/Seven-Up Companies, Inc. under the name of Dr Pepper/Cadbury North America, Inc. (now known as Dr Pepper/Seven Up, Inc.).

3.90	Certificate of Amendment to the Restated Certificate of Incorporation of Dr Pepper/Cadbury North America, Inc. (now known as Dr Pepper/Seven Up, Inc.).
3.91	Certificate of Amendment of the Restated Certificate of Incorporation of Dr Pepper/Seven Up, Inc.
3.92	Certificate of Retirement of Shares of Common Stock of Dr Pepper/Seven Up, Inc.
3.93	Amended and Restated Bylaws of Dr Pepper/Seven Up, Inc.
3.94	Certificate of Incorporation of High Ridge Investments US, Inc.
3.95	Bylaws of High Ridge Investments US, Inc.
3.96	Certificate of Formation of International Investments Management LLC.
3.97	Limited Liability Company Agreement of International Investments Management LLC.
3.98	Bylaws of International Investments Management LLC.
3.99	Amended & Restated General Partnership Agreement of Mott’s General Partnership.
3.100	Certificate of Incorporation of Mott’s Inc. (now Mott’s LLP).
3.101	Certificate of Conversion to General Partnership of Mott’s Inc. (now Mott’s LLP) changing its name to Mott’s Partners.
3.102	Statement of Qualification of Mott’s Partners changing its name from Mott’s Partners to Mott’s LLP.
3.103	Certificate of Partnership Existence of Mott’s Partners.
3.104	Limited Liability Partnership Agreement of Mott’s LLP.
3.105	Amendment No. 1 to the Limited Liability Partnership Agreement of Mott’s LLP.
3.106	Certificate of Formation of MSSI LLC.
3.107	Limited Liability Company Agreement of MSSI LLC.
3.108	Bylaws of MSSI LLC.
3.109	Articles of Organization of Nantucket Allserve, Inc.
3.110	Articles of Amendment to the Articles of Organization of Nantucket Allserve, Inc.
3.111	Articles of Amendment to the Articles of Organization of Nantucket Allserve, Inc.
3.112	Articles of Amendment to the Articles of Organization of Nantucket Allserve, Inc.
3.113	Amended Bylaws of Nantucket Allserve, Inc.
3.114	Certificate of Incorporation of Nuthatch Trading US, Inc.
3.115	Bylaws of Nuthatch Trading US, Inc.
3.116	Articles of Incorporation of Groux Distribution, Inc. (now known as Pacific Snapple Distributors, Inc.).
3.117	Certificate of Amendment to the Articles of Incorporation of Groux Distribution, Inc. (now known as Pacific Snapple Distributors, Inc.).
3.118	Certificate of Amendment to the Articles of Incorporation of Groux Beverage Corporation (now known as Pacific Snapple Distributors, Inc.).
3.119	Certificate of Amendment to the Articles of Incorporation of Snapple Distributors of Orange County, Inc. (now known as Pacific Snapple Distributors, Inc.).
3.120	Bylaws of Groux Distribution, Inc. (now known as Pacific Snapple Distributors, Inc.) and Certificate of Amendment of Bylaws of Pacific Snapple Distributors, Inc.
3.121	Certificate of Incorporation of Royal Crown Cola Co. (now known as Royal Crown Company, Inc.).
3.122	Certificate of Amendment to the Certificate of Incorporation of Royal Crown Cola Co. (now known as Royal Crown Company, Inc.).
3.123	Agreement and Plan of Merger of RC Leasing, Inc. with and into Royal Crown Company, Inc.
3.124	By-Laws of Royal Crown Company, Inc.
3.125	Articles of Incorporation of Seven Up Bottling Company of San Francisco.
3.126	Certificate of Amendment to the Articles of Incorporation of Seven Up Bottling Company of San Francisco.
3.127	Agreement of Merger between Seven Up Bottling Company of San Francisco and Seven Up Bottling Company of Oakland.
3.128	Certificate of Ownership and Merger of Seven Up Bottling Company of San Francisco with and into Dr Pepper Bottling Company of Texas.

3.129	Certificate of Amended and Restated Certificate of Incorporation of Seven-Up/RC Bottling Company of Southern California, Inc. (now know as Seven-Up/RC Bottling Company, Inc.).
3.130	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Seven-Up/RC Bottling Company of Southern California, Inc. (now know as Seven-Up/RC Bottling Company, Inc.).
3.131	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Seven-Up/RC Bottling Company of Southern California, Inc. (now know as Seven-Up/RC Bottling Company, Inc.).
3.132	Certificate of Ownership and Merger merging Seven-Up/RC Bottling Company, Inc. with and into Dr Pepper Bottling Company of Texas.
3.133	Restated Certificate of Incorporation of Snapple Holding Corp. (now known as Snapple Beverage Corp.).
3.134	Certificate of Amendment to the Restated Certificate of Incorporation of Snapple Holding Corp. (now known as Snapple Beverage Corp.).
3.135	Certificate of Ownership and Merger merging Snapple Beverage Corp. into Snapple Holding Corp. under the name of Snapple Beverage Corp.
3.136	Certificate of Amendment of the Restated Certificate of Incorporation of Snapple Beverage Corp.
3.137	Amended and Restated By-Laws of Snapple Beverage Corp.
3.138	Certificate of Incorporation of Snapple Distribution Corp. (now known as Snapple Distributors, Inc.).
3.139	Certificate of Ownership and Merger merging Mr. Natural, Inc. into Snapple Distribution Corp. and changing the name of the Corporation to Mr. Natural, Inc. (now known as Snapple Distributors, Inc.).
3.140	Certificate of Amendment to the Certificate of Incorporation of Mr. Natural, Inc. (now known as Snapple Distributors, Inc.).
3.141	By-Laws of Mr. Natural, Inc. (now known as Snapple Distributors, Inc.).
3.142	Articles of Incorporation of SEA Acquisition Corp. (now known as Southeast-Atlantic Beverage Corporation).
3.143	Articles of Merger merging Southeast-Atlantic Corporation with and into SEA Acquisition Corp. changing its corporate name to Southeast-Atlantic Corporation (now known as Southeast-Atlantic Beverage Corporation).
3.144	Articles of Amendment to the Articles of Incorporation of Southeast-Atlantic Corporation (now known as Southeast-Atlantic Beverage Corporation).
3.145	Bylaws of SEA Acquisition, Inc. (now known as Southeast-Atlantic Beverage Corporation).
3.146	Certificate of Incorporation of The American Bottling Company.
3.147	Certificate of Retirement of Shares of Common Stock of The American Bottling Company.
3.148	Certificate of Ownership and Merger merging Dr Pepper Snapple Bottling Group, Inc. with and into The American Bottling Company.
3.149	Amended and Restated By-Laws of The American Bottling Company.
3.150	Statement of Partnership Existence of International Beverage Investments GP.
3.151	Agreement of General Partnership of International Beverage Investments GP.
3.152	Agreement of General Partnership of Americas Beverages Management GP.
4.1	Indenture, dated April 30, 2008, between Dr Pepper Snapple Group, Inc. and Wells Fargo Bank, N.A. (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (filed on May 1, 2008) and incorporated herein by reference).
4.2	Form of 6.12% Senior Notes due 2013 (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K (filed on May 1, 2008) and incorporated herein by reference).
4.3	Form of 6.82% Senior Notes due 2013 (filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K (filed on May 1, 2008) and incorporated herein by reference).
4.4	Form of 7.45% Senior Notes due 2013 (filed as Exhibit 4.4 to the Company’s Current Report on Form 8-K (filed on May 1, 2008) and incorporated herein by reference).
4.5	Registration Rights Agreement, dated April 30, 2008, between Dr Pepper Snapple Group, Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC, Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, UBS Securities LLC, BNP Paribas Securities Corp., Mitsubishi UFJ Securities International plc, Scotia Capital (USA) Inc., SunTrust Robinson Humphrey, Inc., Wachovia Capital Markets, LLC and TD Securities (USA) LLC (filed as Exhibit 4.5 to the Company’s Current Report on Form 8-K (filed on May 1, 2008) and incorporated herein by reference).

4.6		Supplemental Indenture, dated May 7, 2008, among Dr Pepper Snapple Group, Inc., the subsidiary guarantors named therein and Wells Fargo Bank, N.A., as trustee (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (filed on May 12, 2008) and incorporated herein by reference).
4.7		Registration Rights Agreement Joinder, dated May 7, 2008, by the subsidiary guarantors named therein (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K (filed on May 12, 2008) and incorporated herein by reference).
5.1		Opinion of Shearman & Sterling LLP.
10.1		Transition Services Agreement between Cadbury Schweppes plc and Dr Pepper Snapple Group, Inc., dated as of May 1, 2008 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (filed on May 5, 2008) and incorporated herein by reference).
10.2		Tax Sharing and Indemnification Agreement between Cadbury Schweppes plc and Dr Pepper Snapple Group, Inc. and, solely for the certain provision set forth therein, Cadbury plc, dated as of May 1, 2008 (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K (filed on May 5, 2008) and incorporated herein by reference).
10.3		Employee Matters Agreement between Cadbury Schweppes plc and Dr Pepper Snapple Group, Inc. and, solely for certain provisions set forth therein, Cadbury plc, dated as of May 1, 2008 (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K (filed on May 5, 2008) and incorporated herein by reference).
10	.4†	Agreement, dated June 15, 2004, between Cadbury Schweppes Bottling Group, Inc. (which has merged into The American Bottling Company) and CROWN Cork & Seal USA, Inc. (filed as Exhibit 10.4 to Amendment No. 2 to the Company’s Registration Statement on Form 10 (filed on February 12, 2008) and incorporated herein by reference).
10	.5†	First Amendment to the Agreement between Cadbury Schweppes Bottling Group, Inc. (which has merged into The American Bottling Company) and CROWN Cork & Seal USA, Inc., dated August 25, 2005 (filed as Exhibit 10.5 to Amendment No. 2 to the Company’s Registration Statement on Form 10 (filed on February 12, 2008) and incorporated herein by reference).
10	.6†	Second Amendment to the Agreement between Cadbury Schweppes Bottling Group, Inc. (which has merged into The American Bottling Company) and CROWN Cork & Seal USA, Inc., dated June 21, 2006 (filed as Exhibit 10.6 to Amendment No. 2 to the Company’s Registration Statement on Form 10 (filed on February 12, 2008) and incorporated herein by reference).
10	.7†	Third Amendment to the Agreement between Cadbury Schweppes Bottling Group, Inc. (which has merged into The American Bottling Company) and CROWN Cork & Seal USA, Inc., dated April 4, 2007 (filed as Exhibit 10.7 to Amendment No. 2 to the Company’s Registration Statement on Form 10 (filed on February 12, 2008) and incorporated herein by reference).
10	.8†	Fourth Amendment to the Agreement between Cadbury Schweppes Bottling Group, Inc. (which has merged into The American Bottling Company) and CROWN Cork & Seal USA, Inc., dated September 27, 2007 (filed as Exhibit 10.8 to Amendment No. 2 to the Company’s Registration Statement on Form 10 (filed on February 12, 2008) and incorporated herein by reference).
10.9		Form of Dr Pepper License Agreement for Bottles, Cans and Pre-mix (filed as Exhibit 10.9 to Amendment No. 2 to the Company’s Registration Statement on Form 10 (filed on February 12, 2008) and incorporated herein by reference).
10.10		Form of Dr Pepper Fountain Concentrate Agreement (filed as Exhibit 10.10 to Amendment No. 3 to the Company’s Registration Statement on Form 10 (filed on March 20, 2008) and incorporated herein by reference).
10.11		Executive Employment Agreement, dated as of October 15, 2007, between CBI Holdings Inc. (now known as DPS Holdings Inc.) and Larry D. Young(1) (filed as Exhibit 10.11 to Amendment No. 2 to the Company’s Registration Statement on Form 10 (filed on February 12, 2008) and incorporated herein by reference).
10.12		Executive Employment Agreement, dated as of October 13, 2007, between CBI Holdings Inc. (now known as DPS Holdings Inc.) and John O. Stewart(1) (filed as Exhibit 10.12 to Amendment No. 2 to the Company’s Registration Statement on Form 10 (filed on February 12, 2008) and incorporated herein by reference).
10.13		Executive Employment Agreement, dated as of October 15, 2007, between CBI Holdings Inc. (now known as DPS Holdings Inc.) and Randall E. Gier(1) (filed as Exhibit 10.13 to Amendment No. 2 to the Company’s Registration Statement on Form 10 (filed on February 12, 2008) and incorporated herein by reference).

10.14	Executive Employment Agreement, dated as of October 15, 2007, between CBI Holdings Inc. (now known as DPS Holdings Inc.) and James J. Johnston, Jr.(1) (filed as Exhibit 10.14 to Amendment No. 2 to the Company’s Registration Statement on Form 10 (filed on February 12, 2008) and incorporated herein by reference).
10.15	Executive Employment Agreement, dated as of October 15, 2007, between CBI Holdings Inc. (now known as DPS Holdings Inc.) and Pedro Herrán Gacha(1) (filed as Exhibit 10.15 to Amendment No. 2 to the Company’s Registration Statement on Form 10 (filed on February 12, 2008) and incorporated herein by reference).
10.16	Executive Employment Agreement, dated as of October 1, 2007, between CBI Holdings Inc. (now known as DPS Holdings Inc.) and Gilbert M. Cassagne(1) (filed as Exhibit 10.16 to Amendment No. 2 to the Company’s Registration Statement on Form 10 (filed on February 12, 2008) and incorporated herein by reference).
10.17	Executive Employment Agreement, dated as of October 15, 2007, between CBI Holdings Inc. (now known as DPS Holdings Inc.) and John L. Belsito(1) (filed as Exhibit 10.17 to Amendment No. 2 to the Company’s Registration Statement on Form 10 (filed on February 12, 2008) and incorporated herein by reference).
10.18	Separation Letter, dated October 3, 2007, to Gilbert M. Cassagne (filed as Exhibit 10.18 to Amendment No. 2 to the Company’s Registration Statement on Form 10 (filed on February 12, 2008) and incorporated herein by reference).
10.19	Dr Pepper Snapple Group, Inc. Omnibus Stock Incentive Plan of 2008 (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K (filed on May 12, 2008) and incorporated herein by reference).
10.20	Dr Pepper Snapple Group, Inc. Annual Cash Incentive Plan (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K (filed on May 12, 2008) and incorporated herein by reference).
10.21	Dr Pepper Snapple Group, Inc. Employee Stock Purchase Plan (filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K (filed on May 12, 2008) and incorporated herein by reference).
10.22	Amended and Restated Credit Agreement among Dr Pepper Snapple Group, Inc., various lenders and JPMorgan Chase Bank, N.A., as administrative agent, dated April 11, 2008 (filed as Exhibit 10.22 to Amendment No. 4 to the Company’s Registration Statement on Form 10 (filed on April 16, 2008) and incorporated herein by reference).
10.23	Amended and Restated Bridge Credit Agreement among Dr Pepper Snapple Group, Inc., various lenders and JPMorgan Chase Bank, N.A., as administrative agent, dated April 11, 2008 (filed as Exhibit 10.23 to Amendment No. 4 to the Company’s Registration Statement on Form 10 (filed on April 16, 2008) and incorporated herein by reference).
10.24	Guaranty Agreement, dated May 7, 2008, among the subsidiary guarantors named therein and JPMorgan Chase Bank, N.A., as administrative agent (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (filed on May 12, 2008) and incorporated herein by reference).
10.25	Dr. Pepper Snapple Group, Inc. 2008 Legacy Long Term Incentive Plan (filed as Exhibit 4.4 to the Company’s Registration Statement on Form S-8 (filed on September 16, 2008) and incorporated herein by reference).
10.26	Dr. Pepper Snapple Group, Inc. 2008 Legacy Bonus Share Retention Plan, dated as of May 7, 2008 (filed as Exhibit 4.5 to the Company’s Registration Statement on Form S-8 (filed on September 16, 2008) and incorporated herein by reference).
10.27	Dr. Pepper Snapple Group, Inc. 2008 Legacy International Share Award Plan, dated as of May 7, 2008 (filed as Exhibit 4.6 to the Company’s Registration Statement on Form S-8 (filed on September 16, 2008) and incorporated herein by reference).
10.28	Amendment No. 1 to Guaranty Agreement dated as of November 12, 2008, among Dr Pepper Snapple Group, Inc., the subsidiary guarantors named therein and JPMorgan Chase Bank, N.A., as administrative agent (which amends the Guaranty Agreement, dated May 7, 2008, referred hereto as Exhibit 10.24) (filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q (filed on November 13, 2008) and incorporated herein by reference).
12.1	Computation of Ratio of Earnings to Fixed Charges.
21.1	List of Subsidiaries (as of September 30, 2008).
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Shearman & Sterling LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page).
25.1	Statement of Eligibility on Form T-1 of Wells Fargo Bank, N.A.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Letter to Clients.
99.4	Form of Letter to Registered Holders.
99.5	Form of Letter from Beneficial Owner.

†	Portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission as part of an application for confidential treatment pursuant to the Securities Exchange Act of 1934, as amended.

(1)	CBI Holdings Inc. (now known as DPS Holdings Inc.) is a wholly-owned subsidiary of Dr Pepper Snapple Group, Inc..